Filed Pursuant to Rule 424(b)(5)
Registration No. 333-145251

Prospectus Supplement

To Prospectus dated November 19, 2007

2,239,600 Shares

Hughes Communications, Inc.

Common Stock

We are offering 2,000,000 shares of our common stock. In addition, certain members of our senior management and a member of our board of directors are offering an aggregate of 239,600 shares of our common stock. See “Summary—The Offering.” Our common stock is listed on the NASDAQ Global Select Market under the symbol “HUGH.” The last reported sale price of our common stock on the NASDAQ Global Select Market on May 21, 2008 was $50.99 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-12 of this prospectus supplement before buying our common stock.

	Per share	Total
Public offering price	$50.00	$111,980,000
Underwriting discounts and commissions	$2.75	$6,158,900
Proceeds to us, before expenses	$47.25	$94,500,000
Proceeds to selling stockholders, before expenses	$47.25	$11,321,100

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional 335,940 shares of our common stock on the same terms and conditions as set forth above if the underwriters sell more than 2,239,600 shares of common stock in the offering.

The underwriters expect to deliver the common stock to investors on or about May 28, 2008

Joint Book-Running Managers

Goldman, Sachs & Co.	Lehman Brothers

Banc of America Securities LLC	Cowen and Company	Morgan Stanley	UBS Investment Bank	Wachovia Securities

The date of this prospectus supplement is May 21, 2008.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or any information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of their respective dates or the dates that are specified in those documents, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or of any sale of our common shares.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock offered by us and the selling stockholders and also changes, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we or the selling stockholders may offer from time to time, including securities other than those offered by this prospectus supplement. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent information contained in this prospectus supplement is inconsistent with information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Unless we state otherwise or the context indicates otherwise, (i) all references in this prospectus supplement to “Company,” “we,” “us,” and “our” or other similar terms refer collectively to Hughes Communications, Inc., a Delaware corporation, and its consolidated subsidiaries; (ii) all references to “HCI” refer to Hughes Communications, Inc. only and not to any of its subsidiaries; and (iii) all references to “HNS” refer to Hughes Network Systems, LLC, a Delaware limited liability company and a wholly-owned subsidiary of HCI. The term “you” refers to a prospective investor. Our fiscal year ends on December 31 of each year.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional securities.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. The following documents filed with the SEC (in each case, Commission File No. 001-33040) are incorporated by reference in this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 10, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 7, 2008; and

•	Definitive Proxy Statement and Additional Definitive Materials dated April 18, 2008 filed with the SEC on April 18, 2008 in connection with our 2008 Annual Meeting of Stockholders.

We also are incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

You may request a copy of these filings at no cost, by writing or calling us at Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876, telephone number (301) 428-7010, Attention: Investor Relations Officer.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus supplement includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, including Yankee Group Research, Inc., Northern Sky Research, Frost & Sullivan and IDC, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words.

You should not place undue reliance on forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based upon our current expectations and various assumptions as of the date on the cover of this prospectus supplement, or, in the case of forward looking statements incorporated by reference, as of the date of the filing that includes the statement. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we can give no assurance that management’s expectations, beliefs and projections will be achieved. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement and the accompanying prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K including, without limitation, under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.

SUMMARY

This summary highlights selected information from this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the common stock. For a more complete understanding of the Company and this offering, we encourage you to read the entire prospectus, including “Risk Factors” beginning on page S-12, the consolidated financial statements and related notes and other financial data included or incorporated by reference into this prospectus supplement and the documents to which we have referred.

We operate our business primarily through our wholly-owned subsidiary, HNS, a telecommunications company. Prior to January 1, 2006, the date on which HCI consummated the purchase of the remaining 50% of HNS’ Class A membership interests from DTV Network Systems, Inc. (“DTV Networks”), our results of operations do not reflect HNS’ results of operations on a consolidated basis. Since we believe the disclosures about HNS’ operations prior to January 1, 2006 are meaningful, in some cases, we present in this prospectus supplement the consolidated financial data of HNS in addition to the consolidated financial data of HCI.

Our Company

We are the largest satellite Internet access provider to North American consumers. We are also the world’s leading provider of broadband satellite network services and systems to the enterprise market. The revenue from our consumer business, which provides satellite Internet access to North American customers, has grown at a compound annual growth rate (“CAGR”) of approximately 19.1% since 2003, and at March 31, 2008, our consumer business served approximately 401,000 subscribers across the 50 states, Puerto Rico and parts of Canada. Our enterprise business offers reliable end-to-end services and systems to a diversified base of large enterprise customers in the United States and internationally. In addition to our consumer and enterprise businesses, we also have a telecom systems business that provides turnkey satellite ground systems to mobile systems operators. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to capitalize on our expertise and resources within our various operating units to yield significant cost efficiencies.

Our fast-growing consumer business focuses on the significant portion of the market that is underserved by terrestrial broadband technology. According to a Yankee Group Research, Inc. report dated November 2007, approximately 17% of primary U.S. residences lack access to wireline broadband service. For this segment of the market, satellite Internet provides an excellent alternative to dial-up by delivering the broadband communications that are increasingly demanded by consumers. Our consumer business has grown from approximately 224,400 subscribers at the end of 2004, to approximately 401,000 as of March 31, 2008, while average revenue per unit (“ARPU”) has increased from $56 to $65 during the same period.

To large enterprise customers, we offer complete turnkey solutions, including program management, installation, training and support services. We also provide managed services that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to specific customer requirements. We currently serve more than 200 large enterprises, including Fortune 1000 companies, governments and leaders in the retail, energy, financial, hospitality, automotive and service industries (e.g., Shell International, Exxon Mobil Corporation, BP and Chevron Corporation, Wal-Mart, Lowe’s Companies and Sears), some of whom have been our customers for over 20 years. With our managed service offerings, we provide end-to-end communications services to our enterprise customers in North America, Europe, India and Brazil. In the rest of the world, we provide very small aperture terminal, or VSAT, equipment to other service providers, extending our reach into over 100 countries. With our enterprise customers, we typically enter into long-term contracts of two to five years and experience a high rate of renewals.

To fuel the growth of our consumer and enterprise groups in North America, we launched our next-generation Ka-band satellite, SPACEWAY 3, in August 2007, which entered into commercial service on April 3, 2008. Our SPACEWAY 3 satellite enables us to offer our North American enterprise and consumer customers faster communication rates and is expected to substantially reduce our operating costs and significantly improve our margins in the future through the reduction of third-party transponder capacity expenses. In addition, we anticipate that SPACEWAY 3 will enable us to expand our business by increasing our addressable market in the North American enterprise market.

Our telecom systems business is comprised primarily of our mobile satellite systems group, which provides turnkey satellite ground systems and user terminal equipment to mobile system operators, including Thuraya, Mobile Satellite Ventures, Inmarsat, ICO and TerreStar. More recently, we have expanded our reach into the telematics market, which we believe offers us the potential for growth.

We generated revenues of $237.2 million for the three months ended March 31, 2008, compared to revenues of $222.9 million for the same period in 2007, and $970.6 million for the year ended 2007, as compared to revenues of $858.7 million for the year ended 2006. Net income for the three months ended March 31, 2008 was $0.7 million compared to $2.9 million for the same period in 2007, and $43.5 million for the year ended 2007, as compared to net loss of $39.1 million for the year ended 2006. We generated EBITDA (as defined on page S-10) of $20.9 million for the three months ended March 31, 2008, as compared to $24.4 million for the same period in 2007, and EBITDA of $133.2 million for the year ended 2007, as compared to $105.3 million for the year ended 2006. Net income and EBITDA for the three months ended March 31, 2008 were negatively impacted by an $8.5 million accrual related to the estimated cash payout in April 2009 for a one-time employee retention plan established in connection with the 2005 purchase of HNS from The DIRECTV Group, Inc. Our revenue backlog, which we define as our expected future revenue from signed contracts (other than future revenue under consumer contracts) that are non-cancelable, was $803.7 million as of March 31, 2008, and was $751.8 million as of December 31, 2007 compared to $604.8 million as of December 31, 2006.

Market Opportunity

Satellite based broadband networks have many advantages, including wide accessibility, particularly in areas not serviced by terrestrial networks, high levels of network security and service reliability and the ability to interoperate with terrestrial networks. Satellites are capable of offering network throughput at comparable speeds to Digital Subscriber Line (“DSL”) based terrestrial networks. Satellite-based solutions also can be deployed easily, lowering network costs and making these networks an attractive and flexible connectivity solution.

According to Northern Sky Research (“NSR”), in 2006, total revenue for the broadband satellite products and services market was approximately $2.4 billion, which was comprised primarily of the sale of VSAT network equipment and the provision of applications and services such as voice and broadband internet and data transfer over the resulting networks. According to a NSR report dated May 2007, the overall broadband satellite products and services market is expected to grow to approximately $4.0 billion by 2011.

The broadband satellite market can be divided into the following categories:

Consumer. Improved technology, higher capacity satellites and more versatile and affordable hardware have greatly expanded the availability of satellite based technologies for individual consumers, particularly in rural areas. In many rural regions, these networks represent the only cost-effective solution for broadband access or connectivity. Yankee Group estimates that as of November 2007, approximately 17% of primary U.S. residences lack access to wireline broadband service. For this underserved segment of the market, satellite Internet provides a significant opportunity for future growth by delivering the broadband communications that are increasingly demanded by consumers.

Enterprises. For enterprises, satellite broadband access represents an attractive solution by providing a network that is constantly available, highly reliable, cost-efficient and simple to access. According to IDC, in 2007, 82.5% of the estimated 8.3 million U.S. small and medium-sized businesses (defined as firms with under 1,000 employees) (“SMBs”) had high speed connections, with 4.1% accessing the internet via satellite broadband.* On a global basis, NSR forecasts two-way IP VSAT sites for small and medium enterprises to increase at an average annual rate of 19.6% and revenues to grow at a compound annual growth rate (“CAGR”) of 18% from 2006 to more than $329 million in 2011.

As enterprises continue to expand their geographic reach, they are increasingly seeking consistent, high-quality network connectivity, high quality network equipment and managed network services to support secure private networks for critical applications, such as data-transfer, inventory management and credit-card verification. According to Frost & Sullivan, the managed network services market grew to approximately $10.4 billion in 2006, and is projected to grow at a CAGR of 7.3% through 2012. Satellite-based networks have proven cost effective and efficient for large geographically dispersed enterprises, as reliable highly redundant and secured broadband interconnection among sites can be deployed quickly and without a significant terrestrial network.

Competitive Strengths

Our competitive strengths include the following:

Leading Satellite Internet Access Provider to Underserved Rural Consumer Markets in North America—We focus our marketing and sales efforts on underserved markets that are less likely to receive terrestrial broadband service. We believe that the existing or contemplated terrestrial broadband solutions are not likely to provide access to these customers in the foreseeable future given the high costs associated with developing a terrestrial network and the lack of population density in some of these markets. Since we are one of the few satellite broadband service providers to this market, it represents a significant growth opportunity for us. In the consumer market, we have grown our subscriber base from approximately 224,400 at the end of 2004 to approximately 401,000 at March 31, 2008, by providing high capacity, reliable and cost-effective broadband access.

Leading Provider of Broadband Satellite Network Services and Systems to the Enterprise Market—Over the last 21 years, we have shipped more than 1.5 million VSAT terminals to customers in more than 100 countries. According to an NSR estimate as of May 2007, the overall broadband satellite products and services market is expected to grow to approximately $4.0 billion by 2011. We have maintained our leadership position in this market, which has allowed us to leverage our scale and expertise to offer a broader suite of enhanced managed services to our customers. As a result of our long history of providing reliable and cost-effective services, we have been able to effectively cross-sell our managed services offerings, which generate higher margins. Our customers include blue chip companies and leaders in the retail, energy, financial, hospitality, automotive and services industries. Our customers typically have widely dispersed branches spread over a large geographic area, such as gas service stations (Shell International, ExxonMobil Corporation, BP and Chevron Corporation) and retailers (Wal-Mart, Lowe’s Companies and Sears).

SPACEWAY 3 Provides Significant Additional Capacity and Operating Leverage—Our SPACEWAY 3 satellite, which entered into commercial service on April 3, 2008, is one of the most technologically advanced satellite broadband services platforms in our industry, optimized for data and designed to provide 10 gigabits per second of capacity and subscriber speeds comparable to DSL. SPACEWAY 3 will enable us to more effectively offer bandwidth on demand through its dynamic capacity allocation and on board routing capabilities. In addition, we expect SPACEWAY 3 will provide us with substantial cost savings by decreasing transponder leasing expenses.

*	Source: IDC, SMBs on the Internet: Vertical Market Profile, 2007, Doc #207574, July 2007

Market Leader in Technology and Innovation—We have been a leader in pioneering major advances in satellite data communication technology since we developed the first Ku band VSAT network more than 20 years ago. Through our focused research and development efforts, we have developed industry-leading hardware and software technology that has proven critical to the development of VSAT industry standards. We have designed a common platform for all of our existing VSAT products which reduces costs for research and development, manufacturing, maintenance, customer support and network operations. The common platform also allows us to develop solutions for new and different end markets.

Diversified Revenue Stream—We benefit from a geographically diverse revenue stream that consists of a mix of services and hardware sales. In 2007, we derived approximately 55% of our global revenues from providing services and 45% from hardware sales and leases, and 74% of our global revenues were generated by our U.S. operations. We expect service revenues to continue to exceed hardware revenues in the foreseeable future. Within the North America and international VSAT businesses, our revenues are well diversified across our customer base and not concentrated in a few large customers. Service contracts with these customers generally range from two to five years in duration and historically we have experienced a high rate of renewals. We also have many long term relationships with our customers, some of which exceed 20 years, which have contributed to a significant revenue backlog. For the three months ended March 31, 2008, our network equipment and services business revenues for our North America VSAT and international VSAT businesses accounted for approximately 85% of our total revenues.

Experienced Senior Management Team and Strong Controlling Private Equity Stockholder—Our senior management team has extensive experience in the satellite communications industry, with an average industry experience of approximately 29 years. We are led by Pradman Kaul, our CEO and President, who has nearly 40 years of experience in the industry. We are majority-owned by various investment vehicles that are affiliated with Apollo Management, L.P. (together with its affiliates, “Apollo”). Apollo is a leading private equity investment firm with significant expertise in the satellite sector.

Our Business Strategy

Our business strategy is to continue growing our revenue and cash flow generation capability by capitalizing on the increasing demand for consumer and enterprise satellite broadband solutions, while lowering our costs and utilizing our industry expertise and technology leadership. Our strategy includes the following initiatives:

•	Continue to increase our growth rate through our consumer business in our North America VSAT business and our three service companies in our International VSAT business;

•	Continue to provide high levels of reliable and quality services to the enterprise market characterized by long-term contracts and high renewal rates that provide a stable platform for growth;

•	Lower our transponder leasing costs substantially and thus significantly improve our margins through utilizing SPACEWAY 3 which will also allow us to address a larger enterprise market;

•	Continue our focus on being the technology leader and the low cost provider; and

•	Use our technology strength for growth in the Telecom System segment in both the mobile satellite and telematics areas.

Consistent with our strategy to grow and improve our financial position, we also review our competitive position on an ongoing basis and, from time to time, consider various acquisitions, strategic alliances and divestitures, which we believe would be beneficial to our business.

Risk Factors

Despite our competitive strengths summarized above and discussed elsewhere in this prospectus supplement, participating in this offering involves substantial risk. In addition, our ability to execute our business strategy is subject to certain risks. Before you participate in this offer, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors” beginning on page S-12.

Principal Stockholder

We are controlled by funds affiliated with Apollo Management, L.P. Apollo, founded in 1990, is a leader in private equity, debt and capital markets investing. Since its inception, Apollo has invested over $16 billion in companies representing a wide variety of industries, both in the United States and internationally. Apollo has significant expertise in the satellite sector. Companies owned or controlled by Apollo Management, L.P. and its affiliates or in which Apollo Management L.P. and its affiliates have a significant equity investment include, among others, Affinion Group, Inc., Berry Plastics Group, CEVA Group plc, Hexion Specialty Chemicals, Inc., Metals USA, Inc., Momentive Performance Materials, Noranda Aluminum, Realogy Corporation, Rexnord Holdings, Inc., Verso Paper Inc. and Harrah’s Entertainment, Inc.

Our principal executive offices are located at 11717 Exploration Lane, Germantown, Maryland 20876 and our telephone number at that address is (301) 428-5500. Our website is located at www.hughes.com. The information on our website is not a part of this prospectus supplement.

The Offering

Common Stock offered by us	2,000,000 shares; 2,335,940 shares if the underwriters exercise their option to purchase additional shares.

Common Stock offered by the selling stockholders	239,600 shares.

Common Stock to be outstanding after this offering before underwriters’ option to purchase additional shares is exercised(1)	21,359,211 shares.

Common Stock to be outstanding after this offering if the underwriters’ option to purchase additional shares is exercised in full(1)	21,695,151 shares.

Use of proceeds	We intend to use the net proceeds from the sale of common stock by us for the acquisition of a satellite or general corporate purposes. We will not receive any proceeds from sales of the common stock by certain members of our senior management and a member of our board of directors. See “Use of Proceeds” and “Principal and Selling Stockholders.”

Risk Factors	See the “Risk Factors” section on page S-12 and other information contained or incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Select Market symbol	HUGH

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase 335,940 additional shares from us.

(1)	Based on 19,189,128 shares of common stock outstanding on May 9, 2008, after giving effect to the shares to be issued by us in this offering and the issuance of 170,083 shares by us to the selling stockholders prior to the completion of this offering in exchange for their Class B Units of HNS. Excludes approximately 619,900 shares of common stock issuable upon the exercise of outstanding vested and unvested options at a weighted average exercise price of $50.54 per share and shares of common stock issuable upon exchange of 3,256 vested and unvested Class B Units of HNS that will remain outstanding after the completion of this offering.

Summary Consolidated Financial Data for HCI and HNS

The following tables set forth (a) our summary consolidated financial data as of and for the three months ended March 31, 2007 and 2008, and for the years ended the December 31, 2006 and 2007, (b) the summary consolidated financial data of our wholly-owned subsidiary, HNS, as of and for the three months ended March 31, 2007 and 2008, and for the years ended December 31, 2006 and 2007. We operate our business primarily through our wholly-owned subsidiary, HNS. Prior to the January 2006 Transaction (as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) consummated on January 1, 2006, our results of operations do not reflect HNS’ results of operations on a consolidated basis. Beginning January 1, 2006, we include the financial condition and results of operations of HNS in our consolidated financial statements.

The summary consolidated financial information for the three months ended March 31, 2007 and 2008 and as of March 31, 2008 has been derived from, and should be read together with, HCI’s and HNS’ unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period. The summary consolidated financial information of HCI and HNS as of and for the years ended December 31, 2006 and 2007 has been derived from, and should be read together with, HCI’s and HNS’ audited consolidated financial statements and the related notes included elsewhere and incorporated by reference in this prospectus supplement.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements of HCI and HNS and the related notes included elsewhere or incorporated by reference in this prospectus supplement.

	Hughes Communications, Inc.
	Year Ended December 31,		Three Months Ended March 31,
(Dollars in thousands, except share and per share amounts)	2006	2007	2007	2008
Consolidated statements of operations data:
Revenues	$858,699	$970,648	$222,882	$237,160
Cost of revenues	(637,406)	(711,781)	(167,400)	(171,015)

Gross margin	221,293	258,867	55,482	66,145
Selling, general and administrative expenses	139,449	152,051	38,266	49,155
Other operating expenses	29,202	23,180	5,660	7,684

Operating income (loss)	52,642	83,636	11,556	9,306
Other income (expense)	(35,828)	(34,006)	(8,259)	(7,814)
Income tax (expense) benefit	(54,110)	(5,337)	(520)	(640)
Minority interests in net (earnings) losses of subsidiaries	118	(113)	283	(45)
Equity in earnings (losses) of unconsolidated affiliates	(2,132)	(640)	(120)	(151)

Income (loss) from continuing operations	(39,310)	43,540	2,940	656
Income from discontinued operations, net	197	—	—	—

Net income (loss)	(39,113)	43,540	2,940	656
Cumulative dividends and accretion of convertible preferred stock to liquidation value	(1,454)	—	—	—

Net income (loss) attributable to common stockholders	$(40,567)	$43,540	$2,940	$656

Basic net earnings (loss) per common share:
Continuing operations	$(2.44)	$2.31	0.16	0.03
Discontinued operations	0.01	—	—	—

Basic net earnings (loss) per common share	$(2.43)	$2.31	$0.16	$0.03

Diluted net earnings (loss) per common share:
Continuing operations	$(2.44)	$2.26	$0.15	0.03
Discontinued operations	0.01	—	—	—

Diluted net earnings (loss) per common share	$(2.43)	$2.26	$0.15	$0.03

Weighted average common shares outstanding:
Basic	16,668,591	18,860,517	18,843,122	18,867,630

Diluted	16,668,591	19,227,919	19,212,462	19,275,233

	Hughes Communications, Inc.
	March 31, 2008
(Dollars in thousands)	Actual	As Adjusted(1)
Consolidated balance sheet data:
Cash and cash equivalents and marketable securities	$128,786	$221,986
Total assets	$1,114,022	$1,207,222
Long-term obligations	$598,123	$598,123
Total liabilities	$850,354	$850,354
Stockholders’ equity	$258,222	$351,422

	Hughes Communications, Inc.
	Year Ended December 31,		Three Months Ended March 31,
	2006	2007	2007	2008
Consolidated Cash Flows data:
Net cash provided by operating activities	$90,173	$93,515	$2,384	$17,417
Net cash used in investing activities	$(173,328)	$(156,670)	$(51,454)	$(40,176)
Net cash provided by (used in) financing activities	$168,679	$93,324	$106,710	$(2,277)

Other Financial Data:
EBITDA(2)	$105,327	$133,245	$24,380	$20,922

We operate our business primarily through HNS. Prior to January 1, 2006, the date on which HCI consummated the purchase of the remaining 50% of HNS’ Class A membership interests, our results of operations do not reflect HNS’ results of operations on a consolidated basis. Since we believe the disclosures about HNS’ operations prior to January 1, 2006 are meaningful, the following includes summary consolidated financial data of HNS for the years ended December 31, 2005, 2006 and 2007.

	Hughes Network Systems
	Year Ended December 31,		Three Months Ended March 31,
(Dollars in thousands)	2006	2007	2007	2008
Revenues by segment:
North America VSAT:
Consumer	$292,336	$331,129	$80,749	$91,595
Network Equipment and Services	281,531	284,587	70,816	65,195

Total North America VSAT	573,867	615,716	151,565	156,790

International VSAT:
Network Enterprise and Services	193,370	214,833	43,496	44,596

Telecom Systems:
Mobile Satellite Systems	71,383	126,292	25,538	31,764
Terrestrial Microwave & Others	19,605	13,234	2,132	3,870

Total Telecom Systems	90,988	139,526	27,670	35,634

Total revenues	$858,225	$970,075	$222,731	$237,020

Operating income	$57,674	$89,807	$13,000	$10,044
Net income (loss)	$19,102	$49,801	$4,308	$1,458

Other Financial Data:
EBITDA(2)	$108,788	$138,797	$25,415	$21,674
Adjusted EBITDA(2)	$126,092	$140,008	$26,592	$30,194

(1)	As Adjusted gives effect to the sale by us of 2,000,000 shares of common stock in this offering at a public offering price of $50.00 per share, net of estimated offering expenses and underwriting discounts and commissions, and the application of the net proceeds of the offering that we discuss under “Use of Proceeds.”

(2)

EBITDA is defined as earnings (losses) before interest, income taxes, depreciation, amortization and equity incentive plan compensation. Adjusted EBITDA of HNS is defined as EBITDA of HNS further adjusted to exclude certain adjustments. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles in the United States (“GAAP”). EBITDA and Adjusted EBITDA do not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as alternatives to net income as an indicator of operating performance or to cash flows as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow available to management for discretionary use, as such measures do not consider certain cash requirements such as capital expenditures (including expenditures on VSAT operating lease hardware and capitalized software development costs), tax payments, and debt service requirements (including VSAT operating lease hardware). EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures reported by other companies. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA are presented herein because we believe they provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. Internally, we use these measures in our review of the performance of management and in the performance of our business and operations. Management also uses Adjusted EBITDA of HNS for purposes of determining the payments to be made in connection with the long term cash incentive (retention) plan. Externally, we believe that investors may find these non-GAAP measures useful in their assessment of our operating performance. In addition, we believe that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Adjusted EBITDA of HNS is also used in calculating covenant compliance under HNS’ credit agreements and the indenture governing HNS’ 9 1/2 % Senior Notes due 2014 (the “Senior Notes”).

The following table reconciles the differences between the Company’s net income as determined under GAAP and EBITDA of the Company:

(Dollars in thousands)	Hughes Communications, Inc.
	Year Ended December 31,		Three Months Ended March 31,
	2006	2007	2007	2008
Net income (loss)	$(39,113)	$43,540	$2,940	$656
Add:
Interest expense	47,791	43,775	11,438	9,308
Income tax expense	54,110	5,337	520	640
Depreciation and amortization	48,459	45,860	11,543	10,710
Equity incentive plan compensation	3,720	4,260	1,017	1,071
Less:
Interest income	(9,640)	(9,527)	(3,078)	(1,463)

EBITDA(a)	$105,327	$133,245	$24,380	$20,922

(a)	EBITDA for the three months ended March 31, 2008 was negatively impacted by an $8.5 million accrual related to the estimated cash payment in April 2009 for a one-time employee retention plan established in connection with the 2005 purchase of HNS from The DIRECTV Group, Inc. The liability is based on management’s current assessment of the probability of achieving a profitability goal, and continued employment by the participants through April 22, 2009 after giving effect to the vesting period. Management will continue to assess this liability and will accrue the balance as appropriate through the vesting period. Management currently estimates that the payout will be $11.4 million compared to the maximum payout of $14.2 million.

The following table reconciles the differences between HNS’ net income as determined under GAAP and EBITDA and Adjusted EBITDA of HNS:

(Dollars in thousands)	Hughes Network Systems
	Year Ended December 31,		Three Months Ended March 31,
	2006	2007	2007	2008
Net income	$19,102	$49,801	$4,308	$1,458
Add:
Interest expense	46,041	43,772	11,438	9,308
Income tax expense	3,276	5,316	520	629
Depreciation and amortization	48,459	45,860	11,543	10,710
Equity incentive plan compensation	785	3,020	528	925
Less:
Interest income	(8,875)	(8,972)	(2,922)	(1,356)

EBITDA	$108,788	$138,797	$25,415	$21,674
Add (Subtract):
Inventory provision related to shift to Broadband focus(i)	11,879	—	—	—
HughesNet branding costs(ii)	1,454	—	—	—
Restructuring charge(iii)	—	1,211	1,177	—
Long-term cash incentive (retention) plan(iv)	—	—	—	8,520
Benefits/insurance programs sponsored by DIRECTV(v)	2,385	—	—	—
Legal settlement and related fees—pre-April 2005 Transaction(vi)	586	—	—	—
Management fee to Hughes Communications, Inc(vii)	1,000	—	—	—

Adjusted EBITDA	$126,092	$140,008	$26,592	$30,194

(i)	Represents charge associated with our decision to shift our primary focus exclusively to the broadband market.
(ii)	Represents cost associated with the launch of our new brand name HughesNet™ in April 2006.
(iii)	Represents restructuring charges, primarily severance costs, related to HNS’ Chinese and European operations.
(iv)	Represents accrual related to the estimated cash payment in April 2009 for a one-time employee retention plan established in connection with the 2005 purchase of HNS from The DIRECTV Group, Inc. The liability is based on management’s current assessment of the probability of achieving a profitability goal, and continued employment by the participants through April 22, 2009 after giving effect to the vesting period. Management will continue to assess this liability and will accrue the balance as appropriate through the vesting period. Management currently estimates that the payout will be $11.4 million compared to the maximum payout of $14.2 million.
(v)	Represents (a) the elimination of the cost of certain DIRECTV sponsored employee benefit programs that were not continued by us on a stand alone basis and (b) the difference between the corporate allocation of insurance cost from DIRECTV and the actual cost of insurance programs on a stand alone basis.
(vi)	Represents costs and legal fees associated with settling a dispute with a customer in China that arose prior to the April 2005 Transaction.
(vii)	Represents payment from HNS to HCI pursuant to a management and advisory services agreement with HCI entered into in 2006.

RISK FACTORS

This section should be read carefully considering the risks described below as well as other information and data included in this prospectus supplement and the accompanying prospectus. Any of the following risks could materially and adversely affect our businesses, results of operations and financial condition.

Risks Related to the Nature and Operation of Our Business

The network communications industry is highly competitive. We may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers in our Network Equipment and Services businesses.

We operate in a highly competitive network communications industry in the sale and lease of our products and services. Our industry is characterized by competitive pressures to provide enhanced functionality for the same or lower price with each new generation of technology. As the prices of our products decrease, we will need to sell more products and/or reduce the per-unit costs to improve or maintain our results of operations. Our Network Equipment and Services businesses face competition from providers of terrestrial-based networks, such as Digital Subscriber Line (“DSL”), cable modem service, Multiprotocol Label Switching and Internet protocol-based virtual private networks (“IP VPNs”), which may have advantages over satellite networks for certain customer applications. Terrestrial-based networks are offered by telecommunications carriers and other large companies, many of which have substantially greater financial resources and greater name recognition than us.

The costs of a satellite network may exceed those of a terrestrial-based network, especially in areas that have experienced significant DSL and cable internet build-out. It may become more difficult for us to compete with terrestrial providers as the number of these areas increase and the cost of their network and hardware services declines. In addition, government agencies are increasingly considering and implementing subsidies for deployment of broadband access in underserved areas. Depending on how the particular programs are structured, these subsidies may favor, or in some cases be limited to, terrestrial-based services. To increase our competitiveness, in some cases, we pair our satellite offerings with terrestrial solutions, which may result in lower margins. We rely on third-parties to implement the terrestrial component of these paired satellite/terrestrial solutions which means that we cannot control the implementation and rollout of these paired satellite/terrestrial solutions to the same degree as our satellite only solutions. We also compete for enterprise clients with other satellite network providers, satellite providers that are targeting the SMB markets and smaller independent systems integrators on procurement projects. In Asia and Latin America, the build-out of terrestrial networks has adversely impacted demand for VSAT services and regulation and inequitable access remain barriers to new business.

The Consumer network communications market is highly competitive. We may be unsuccessful in competing effectively against DSL and cable service providers and other satellite broadband providers in our Consumer group.

We face competition for our Consumer satellite internet subscribers primarily from satellite, DSL and cable internet service providers. Also, other satellite and wireless broadband companies have launched or are planning the launch of consumer satellite internet access services in competition with us in North America. Some of these competitors offer consumer services and hardware at lower prices than ours. We have experienced and may continue to experience, increased competition with the entrance of these new competitors into our market and the increasing build-out and lowering cost of DSL and cable internet access in North America. In addition, terrestrial alternatives do not require our external dish which may limit customer acceptance of our products.

We also may face competition from HNS’ former parent, The DIRECTV Group, Inc. (“DIRECTV”). For a description of this risk, see “—DIRECTV may compete with us in certain sectors and subject to certain conditions.”

If we are unable to develop, introduce and market new products, applications and services on a cost effective and timely basis, or if we are unable to sell our new products and services to existing and new customers, our business could be adversely affected.

The network communications market is characterized by rapid technological changes, frequent new product introductions and evolving industry standards. If we fail to develop new technology or keep pace with significant industry technological changes, our existing products and technology could be rendered obsolete. Even if we keep up with technological innovation, we may not meet the demands of the network communications market. For example, our large enterprise customers may only choose to renew services with us at substantially lower prices or for a decreased level of service. Many of our large enterprise customers have existing networks available to them and may opt to find alternatives to our VSAT services or may renew with us solely as a backup network. If we are unable to respond to technological advances on a cost effective and timely basis, or if our products or applications are not accepted by the market, then our business, financial condition and results of operations would be adversely affected.

Economic factors may result in reduced demand and pricing pressure on our products and services.

The telecommunications industry has been facing significant challenges resulting from excess capacity, new technologies and intense price competition. An overall trend toward industry consolidation and rationalization among our customers, competitors and suppliers can affect our business. Any future weakness in the economy or the telecommunications industry would affect us through reduced demand for, and pricing pressure on, our products and services, leading to a reduction in revenues and a material adverse effect on our business, financial condition and results of operations.

We face risks associated with our SPACEWAY 3 satellite.

In addition to the competitive risks for the satellite network services mentioned above, if we are unable to successfully implement our SPACEWAY 3 satellite as a result of any of the following risks, we will be unable to realize the anticipated benefits from our SPACEWAY 3 satellite, and our business and financial condition and results of operations could be adversely affected:

•

Business plan—Our SPACEWAY business plan may be unsuccessful, and we may not be able to achieve the cost savings that we expect from the SPACEWAY 3 satellite. A failure to attract a sufficient number of customers would result in our inability to realize the cost savings that we expect to achieve from the anticipated lower costs of bandwidth associated with the capacity of the SPACEWAY 3 satellite. In addition, we will continue to incur start-up losses associated with the launch and operation of SPACEWAY 3 until we acquire a sufficient number of customers.

•

Regulatory license risk—The SPACEWAY 3 satellite is primarily intended to provide services to North America. The SPACEWAY 3 spacecraft operations are subject to compliance with the licensing conditions of the United States Federal Communications Commission (“FCC”) and those of any other government whose ITU filing we may use to operate SPACEWAY 3 in the future. If we are unable to obtain landing rights in any of the countries in which we intend to provide service, we would then be unable to operate in that country and would fail to receive the corresponding revenue.

•

In-orbit risks—The SPACEWAY 3 satellite is subject to similar potential satellite failures or performance degradations as other satellites. In-orbit risks similar to those described below under “—Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations” apply to the SPACEWAY 3 satellite. To the extent there is an anomaly or other in-orbit failure with respect to the SPACEWAY 3 satellite, we do not currently have a replacement satellite or backup transponder capacity and would have to identify and lease alternative transponder capacity that may not be available on economic terms or at all. Additionally, we could be required to reposition the antennas of our customers, which would entail significant cost and could require new or modified licenses from regulatory authorities.

•

Novel design—The SPACEWAY 3 satellite employs a complex and novel design intended for higher-speed data rates and greater bandwidth per network site. If the enhanced features of the satellite design do not function to their specifications, we may not be able to offer the functionality or throughput of transmission service that we expect for SPACEWAY 3.

Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

For most of our customers, we lease satellite transponder capacity from fixed satellite service (“FSS”) providers in order to send and receive data communications to and from our VSAT networks. Beginning on April 3, 2008, we also began providing capacity on our SPACEWAY 3 satellite. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

For risks associated with anomalies affecting our SPACEWAY 3 satellite, see “—We face risks associated with our SPACEWAY 3 satellite.” Any single anomaly or series of anomalies affecting the satellites on which we lease transponder capacity could materially adversely affect our operations and revenues and our relationships with current customers, as well as our ability to attract new customers for our satellite services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup capacity and potentially reduce revenues if service is interrupted on the satellites we utilize. We may not be able to obtain backup capacity at similar prices, or at all. See “—The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.” In the event of a satellite failure, our services may be unavailable for several days to several weeks while backup in-orbit satellites are repositioned and services are moved or while we reposition our customers’ antennas to alternative satellites. From time to time we experience brief outages as a result of short-lived anomalies on the satellites we use. In such cases, service is generally restored on the affected satellite on the same day. In most instances, any relocation to an alternative satellite will require prior regulatory approval, which may not be obtained, or obtained in a timely manner. In addition, the entities from which we lease transponder capacity could be severely affected by anomalies affecting their satellites, which could result in disruption to the services they provide to us. An increased frequency of anomalies could impact market acceptance of our services.

Any failure on our part to perform our VSAT service contracts or provide satellite broadband access as a result of satellite failures could result in: (i) a loss of revenue despite continued obligations under our leasing arrangements; (ii) possible cancellation of our long-term contracts; (iii) inability to continue with our subscription-based customers; (iv) incurring additional expenses to reposition customer antennas to alternative satellites; and (v) damaging our reputation, which could negatively affect our ability to retain existing customers or to gain new business. The cancellation of long-term contracts due to service disruptions is an exception to the generally non-cancelable nature of our contracts, and such cancellation would reduce our revenue backlog described in this prospectus supplement. See “—The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.”

Our networks and those of our third-party service providers may be vulnerable to security risks.

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third-party service providers and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully obtain or use information on the network or cause interruptions, delays or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and results of operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. In addition, our customer contracts, in general, do not contain provisions which would protect us against liability to third-parties with whom our customers conduct business. Although we have implemented and intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower network operations center availability and have a material adverse effect on our business, financial condition and results of operations.

DIRECTV may compete with us in certain sectors and subject to certain conditions.

While HNS has entered into a non-competition agreement with DIRECTV in connection with its separation from DIRECTV in 2005, DIRECTV has retained the right to compete with HNS in selling data services to consumers at all times and may compete with HNS in all areas after the five-year term of the non-competition agreement which commenced on April 22, 2005. In addition, while the non-competition agreement restricts DIRECTV from using the advanced on-board processing capabilities of its two SPACEWAY satellites for data service offerings that would directly compete with HNS, DIRECTV is not limited in such use if the video capability of its SPACEWAY satellites does not remain capable of commercial operations. Moreover, DIRECTV is not restricted from competing with HNS’ business if such data services are incidental to DIRECTV’s provision of a video service to an enterprise customer and are an integral part of such video service or are available as an optional add-on to such video service. In any event, DIRECTV may compete with HNS after the non-competition agreement expires on April 22, 2010.

HNS may not be able to sustain the earnings growth that it has experienced in recent years.

Our success and profitability is largely dependent on HNS and its results of operations. For the years ended December 31, 2007, 2006 and 2005, HNS generated net income of $49.8 million, $19.1 million and $24.0 million, respectively. Although the profitability of HNS has grown in recent years, it may be unable to sustain such growth rates in light of changing market or economic conditions or as a result of increases in depreciation and other costs resulting from placing the SPACEWAY 3 satellite into service. In addition, any inability on HNS’ part to control costs could adversely affect its business, financial condition and results of operations.

We are dependent upon suppliers of components, manufacturing outsourcing, installation and customer service and our results of operations may be materially affected if any of these third-party providers fail to appropriately deliver the contracted goods or services.

We are dependent upon third-party services and products provided to us, including the following:

•

Components—A limited number of suppliers manufacture some of the key components required to build our VSATs. These key components may not be continually available and we may not be able to forecast our component requirements sufficiently in advance, which may have a detrimental effect on supply. If we are required to change suppliers for any reason, we would experience a delay in manufacturing our products if another supplier is not able to meet our requirements on a timely basis. In addition, if we are unable to obtain the necessary volumes of components on favorable terms or prices on a timely basis, we may be unable to produce our products at competitive prices and we may be unable to satisfy demand from our customers. All of our products contain components whose base raw materials have undergone dramatic cost fluctuations in the last 18 months. Increases in pricing of crude oil, gold and other metals such as zinc and aluminum have the ability to affect our product costs. Although we have been successful in offsetting or mitigating our exposure to these raw material cost increases, such increases could have an adverse impact on our product costs.

•

Manufacturing outsourcing—While we develop and manufacture prototypes for our products, we use contract manufacturers to produce a significant portion of our hardware. If these contract manufacturers fail to provide products that meet our specifications in a timely manner, then our customer relationships may be harmed.

•

Installation and customer support service—Each of our North American and international operations utilize a network of third-party installers to deploy our hardware. In addition, a portion of our customer support and management is provided by offshore call centers. Since we provide customized services for our customers that are essential to their operations, a decline in levels of service or attention to the needs of our customers or the occurrence of negligent and careless acts could adversely affect our reputation, renewal rates and ability to win new business.

The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.

We have made substantial contractual commitments for transponder capacity based on our existing customer contracts and backlog, as well as anticipated future business, to the extent our existing customers are not expected to utilize our SPACEWAY 3 satellite. If future demand does not meet our expectations, we will be committed to maintain excess transponder capacity for which we will have no or insufficient revenues to cover our costs, which would have a negative impact on our margins and results of operations. Our transponder leases are generally for two to five years, and different leases cover satellites with coverage of different geographical areas or support different applications and features, so we may not be able to quickly or easily adjust our capacity to changes in demand. If we only purchase transponder capacity based on existing contracts and bookings, capacity for certain types of coverage in the future that cannot be readily served by SPACEWAY 3 may be unavailable to us and we may not be able to satisfy certain needs of our customers, which could result in a loss of possible new business and could negatively impact the margins earned for those services. At present, until the launch and operation of additional satellites, there is limited availability of capacity on the Ku-band frequencies in North America. In addition, the FSS industry has seen consolidation in the past decade, and today, the three main FSS providers in North America and a number of smaller regional providers own and operate the current satellites that are available for our capacity needs. The failure of any of these FSS providers or a downturn in their industry as a whole could reduce or interrupt the Ka-band capacity available to us. If we are not able to renew our capacity leases at economically viable rates, or if capacity is not available due to any problems of the FSS providers, our business and results of operations would be adversely affected, to the extent SPACEWAY is unable to satisfy the associated demand.

If our products contain defects, we could be subject to significant costs to correct such defects and our product and network service contracts could be delayed or cancelled, which could expose us to significant liability and adversely affect our revenues.

The products and the networks we deploy are highly complex, and some may contain defects when first introduced or when new versions or enhancements are released, despite extensive testing and our quality control procedures. In addition, many of our products and network services are designed to interface with our customers’ existing networks, each of which has different specifications and utilize multiple protocol standards. Our products and services must interoperate with the other products and services within our customers’ networks, as well as with future products and services that might be added to these networks, to meet our customers’ requirements. Further, in the consumer market, our products are usually installed in residential and other locations where there might be a higher likelihood of product liability claims relating to improper or unsafe products or installations. The occurrence of any defects, errors or failures in our products or network services could result in: (i) additional costs to correct such defects; (ii) cancellation of orders; (iii) a reduction in revenue backlog; (iv) product returns or recalls; (v) diversion of our resources; (vi) legal actions by our customers or our customers’ end users, including for damages caused by a defective product; and (vii) the issuance of credits to customers and other losses to us, our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services and loss of sales, which would harm our reputation and our business and adversely affect our revenues and profitability. In addition, our insurance would not cover the cost of correcting significant errors, defects, or security problems.

Our failure to develop, obtain or protect our intellectual property rights could adversely affect our future performance and growth.

Our success depends on our ability to develop and protect our proprietary rights to the technologies and inventions used in our services and products, including proprietary VSAT technology and related services and products. We rely on a combination of United States and foreign patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual agreements or restrictions to protect certain aspects of our business. We have registered trademarks and patents and have pending trademark and patent applications in the United States and a number of foreign countries. However, our patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to us. In addition, in some instances, we may not have registered important patent and trademark rights in these and other countries. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. In addition, the laws of some countries do not protect and do not allow us to enforce our proprietary rights to the same extent as do the laws of the United States. As such, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Accordingly, we might not be able to protect our proprietary products and technologies against unauthorized third-party copying or use, which could negatively affect our competitive position. We may fail to recognize opportunities to provide, maintain or enforce intellectual property protection for our business.

Furthermore, our intellectual property may prove inadequate to protect our proprietary rights, may be infringed or misappropriated by others or may diminish in value over time. Our competitors may be able to freely make use of our patented technology after our patents expire or may challenge the validity, enforceability or scope of our patents, trademarks or trade secrets. Competitors also may independently develop products or services that are substantially equivalent or superior to our technology. In addition, it may be possible for third-parties to reverse-engineer, otherwise obtain, copy and use information that we regard as proprietary. If we are unable to protect our services and products through the enforcement of our intellectual property rights, our ability to compete based on our current market advantages may be harmed.

We also rely on unpatented proprietary technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we fail to prevent substantial unauthorized access to our trade secrets, we risk the loss of those intellectual property rights and whatever competitive advantage they provide us.

Claims that our services and products infringe the intellectual property rights of others could increase our costs and reduce our sales, which would adversely affect our revenue.

We have received, and may in the future receive, communications from third-parties claiming that we or our products infringe upon the intellectual property rights of third-parties. We have also been named in the past, and may be named in the future as a defendant in lawsuits claiming that our services or products infringe upon the intellectual property rights of third-parties. Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. Litigation may also be necessary to enforce our intellectual property rights or to defend against claims that our intellectual property rights are invalid or unenforceable. Such litigation, regardless of the outcome, could result in substantial costs and diversion of resources, including time and attention of management and other key personnel, and could have a material adverse effect on our business, financial condition and results of operations. We expect to be increasingly subject to such claims as the number of products and competitors in our industry grows.

Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer in the future. In general, if a court determines that one or more of our services or products infringe on valid and enforceable intellectual property owned by others, we may be liable for money damages and may be required to cease developing or marketing those services and products, unless we obtain licenses from the owners of the intellectual property or redesign those services and products in such a way as to avoid infringing on those intellectual property rights. If a third-party holds intellectual property rights, it may not allow us to use our intellectual property at any price, or on terms acceptable to us, which could materially adversely affect our competitive position.

We may not be aware of all intellectual property rights that our services or products may potentially infringe. Further, without lengthy litigation, it may not be possible to determine definitively whether a claim of infringement is valid. We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third-parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our results of operations. In addition, under some of our agreements with customers, we are not permitted to use all or some of the intellectual property developed for that customer for other customers, and in other cases, we have agreed not to provide similar services to such customers’ competitors. Further, our service agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of third-party intellectual property rights with respect to services and products we provide. Third-parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonably terms, our customers may be forced to stop using our products.

In addition, our patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that our patents, trademarks and other rights afford us. If we lose the use of a product name or brand name, our efforts spent on building that brand may be lost, and we will have to rebuild a brand for that product, which we may or may not be able to do, and which would cause us to incur new costs in connection with building such brand name. If we are involved in a patent infringement suit, even if we prevail, there is no assurance that third-parties will not be able to design around our patents, which could harm our competitive position.

If we are unable to license technology from third parties on satisfactory terms, our developmental costs could increase and we may not be able to deploy our services and products in a timely manner.

We depend, in part, on technology that we license from third parties on a non-exclusive basis and integrate into our products and service offerings. Licenses for third-party technology that we use in our current products may be terminated or not renewed, and we may be unable to license third-party technology necessary for such products in the future. Furthermore, we may be unable to renegotiate acceptable third-party license terms to reflect changes in our pricing models. Changes to or the loss of a third-party license could lead to an increase in the costs of licensing or inoperability of products or network services. In addition, technology licensed from third-parties may have undetected errors that impair the functionality or prevent the successful integration of our products or services. As a result of any such changes or loss, we may need to incur additional development costs to ensure continued performance of our products or suffer delays until replacement technology, if available, can be obtained and integrated.

We are majority-owned by various investment vehicles affiliated with Apollo and Apollo’s interests as an equity holder may conflict with the other equity holders of the Company.

As of May 9, 2008, Apollo owned in the aggregate 12,408,611 shares of our common stock, which will represent approximately 58.1% of our issued and outstanding common stock upon consummation of this offering. Therefore, Apollo has control over our management and policies, such as the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of our assets. The interests of Apollo may not in all cases be aligned with those of the holders of the Senior Notes or those of the other holders of our common stock. In addition, the level of Apollo’s ownership of our shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. Furthermore, Apollo may in the future own businesses that directly or indirectly compete with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Subject to limitations contained in HNS’ limited liability company agreement, the indenture governing HNS’ 9 1/2% senior notes (“Senior Notes”), HNS’ $50.0 million revolving credit facility (the “Revolving Credit Facility”) and HNS’ $115.0 million term loan facility (the “Term Loan Facility”) regarding affiliate transactions, Apollo may cause us to enter into transactions with their affiliates to buy or sell assets.

We are a holding company and the inability of our subsidiaries to pay distributions or dividends or transfer funds or other assets to us would harm our ability to pay future dividends.

We are a holding company and our principal assets are membership interests of HNS and cash. Although we do not currently intend to pay dividends on our shares of common stock for the foreseeable future (See “—Risks Relating to our Common Stock”), in the event that we choose to pay dividends, we would be primarily reliant on distributions or dividends from our subsidiaries to pay such dividends. The ability of HNS to pay us distributions or transfer funds or other assets is subject to the terms of HNS’ debt agreements which contain covenants which, among other things, limit the ability of HNS and certain of its subsidiaries to pay dividends or distributions or redeem or repurchase capital stock. Such limitations could harm our ability to pay future dividends, if any.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of HNS’ and our senior management team to remain competitive in our industry. The loss of one or more members of HNS’ or our senior management team could have an adverse effect on us until qualified replacements are found. We may not be able to quickly replace these individuals with persons of equal experience and capabilities. In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for executive, managerial and skilled personnel in our industry is intense. We expect to face continued increases in compensation costs in order to attract and retain senior executives, managers and skilled employees, especially if the current job economy improves. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract or retain the management and personnel necessary to develop and market our products. We do not maintain key man life insurance on any of these individuals.

Risks Related to the Regulation of Our Business

We may face difficulties in obtaining regulatory approvals for our provision of telecommunications services, and we may face changes in regulation, each of which could adversely affect our operations.

In a number of countries where we operate, the provision of telecommunications services is highly regulated. In such countries, we are required to obtain approvals from national and local authorities in connection with most of the services that we provide. In many jurisdictions, we must maintain such approvals through compliance with license conditions or payment of annual regulatory fees.

While the governmental authorizations for our current business generally have not been difficult to obtain in a timely manner, the need to obtain particular authorizations in the future may delay our provision of current and new services. Moreover, the imposition by a governmental entity of conditions on our authorizations, or the failure to obtain authorizations necessary to launch and operate satellites or provide satellite service, could have a material adverse effect on our ability to generate revenue and conduct our business as currently planned. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

Future changes to the regulations under which we operate could make it difficult for us to obtain or maintain authorizations, increase our costs or make it easier or less expensive for our competitors to compete with us.

We may face difficulties in accurately assessing and collecting contributions towards the Universal Service Fund.

As a provider of telecommunications in the United States, we are presently required to contribute a percentage of our revenues from telecommunications services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this universal service contribution onto our customers.

Because our customer contracts often include both telecommunications services, which create such support obligations, and other goods and services, which do not, it can be difficult to determine which portion of our revenues forms the basis for this contribution and the amount that we can recover from our customers. If the FCC, which oversees the support mechanisms, or a court or other governmental entity were to determine that we computed our contribution obligation incorrectly or passed the wrong amount onto our customers, we could become subject to additional assessments, liabilities, or other financial penalties. In addition, the FCC is considering substantial changes to its universal service contribution rules, and these changes could impact our future contribution obligations and those of third parties that provide communication services to our business. Any such change to the universal service contribution rules could adversely affect our costs of providing service to our customers.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the trade sanctions laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). The export of certain satellite hardware, services and technical data relating to satellites is regulated by the United States Department of State’s Directorate of Defense Trade Controls under ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security under the EAR. We cannot provide services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. In addition, we are subject to the Foreign Corrupt Practices Act (“FCPA”), that, generally, bars bribes or unreasonable gifts to foreign governments or officials.

Following a voluntary disclosure by DIRECTV and DTV Networks in June 2004, DIRECTV and DTV Networks entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR relating to exports by HNS of VSAT technology, primarily to China. Under the consent agreement, which applies to HNS, DIRECTV agreed to pay a $4.0 million fine over a period of three years and HNS was required to establish and maintain an external special compliance official for a period of three years. The external special compliance official was an independent contractor with authority to oversee matters relating to compliance with the ITAR. Under the consent agreement, the three-year term of the special compliance official ended in January 2008. The consent agreement also requires us to establish and maintain a successor internal special compliance official who will have the authority to oversee matters relating to compliance with ITAR for a period of two years from January 2008 to January 2010. HNS has satisfied the requirement in the consent agreement that it spend $1.0 million over a period of three years for certain enhanced remedial compliance measures. As part of the consent agreement, one of HNS’ subsidiaries in China was debarred from conducting certain international business, although HNS may seek reinstatement in the future. The January 2005 consent agreement supplemented another consent agreement of DIRECTV in March 2003, which applies to HNS and arose out of separate violations of ITAR in which HNS was a named party.

Violations of these laws or regulations could result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A future violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.

Our foreign operations expose us to regulatory risks and restrictions not present in our domestic operations.

Our operations outside the United States accounted for approximately 26.0% of our revenues for the year ended December 31, 2007, and we expect our foreign operations to continue to represent a significant portion of our business. We have operations in Brazil, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates and the United Kingdom, among other nations, and over the last 20 years, we have sold products in over 100 countries. Our foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

•

Complications in complying with restrictions on foreign ownership and investment and limitations on repatriation—We may not be permitted to own our operations in some countries and may have to enter into partnership or joint venture relationships. Many foreign legal regimes restrict our repatriation of earnings to the United States from our subsidiaries and joint venture entities. We may also be limited in our ability to distribute or access our assets by the governing documents pertaining to such entities. In such event, we will not have access to the cash flow and assets of our joint ventures.

•

Difficulties in following a variety of foreign laws and regulations, such as those relating to data content retention, privacy and employee welfare—Our international operations are subject to the laws of many different jurisdictions that may differ significantly from United States law. For example, local political or intellectual property law may hold us responsible for the data that is transmitted over our network by our clients. Also, other nations have more stringent employee welfare laws that guarantee perquisites that we must offer. Compliance with these laws may lead to increased operations costs, loss of business opportunities or violations that result in fines or other penalties.

•

We face significant competition in our international markets—Outside North America, we have traditionally competed for VSAT hardware and services sales primarily in Europe, Brazil and India and focused only on hardware sales in other regions. In Europe, we face intense competition which is not expected to abate in the near future.

•

Changes in exchange rates between foreign currencies and the United States dollar—We conduct our business and incur costs in the local currency of a number of the countries in which we operate. Accordingly, our results of operations are reported in the relevant local currency and then translated to United States dollars at the applicable currency exchange rate for inclusion in our financial statements. Because our foreign subsidiaries and joint ventures operate in foreign currencies, fluctuations in currency exchange rates have affected, and may in the future affect, the value of profits earned on international sales. In addition, we sell our products and services and acquire supplies and components from countries that historically have been, and may continue to be, susceptible to recessions or currency devaluation.

•

Greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war—As we conduct operations throughout the world, we could be subject to regional or national economic downturns or instability, labor or political disturbances or conflicts of various sizes. Any of these disruptions could detrimentally affect our sales in the affected region or country or lead to damage to, or expropriation of, its property or danger to our personnel.

•

Competition with large or state-owned enterprises and/or regulations that effectively limit our operations and favor local competitors—Many of the countries in which we conduct business have traditionally had state owned or state granted monopolies on telecommunications services that favor an incumbent service provider. We face competition from these favored and entrenched companies in countries that have not deregulated. The slower pace of deregulation in these countries, particularly in Asia and Latin America, has adversely affected the growth of our business in these regions.

•

Customer credit risks—Customer credit risks are exacerbated in foreign operations because there is often little information available about the credit histories of customers in the foreign countries in which we operate.

Risks Related to HNS’ Indebtedness

HNS’ high level of indebtedness could adversely affect its ability to raise additional capital to fund HNS’ operations and could limit its ability to react to changes in the economy or its industry and prevent HNS from meeting its obligations.

HNS is significantly leveraged. The following table shows HNS’ level of indebtedness as of March 31, 2008 (in thousands):

March 31, 2008
Senior notes	$450,000
Term loans payable to banks	115,999
VSAT hardware financing	20,628
Revolving bank borrowings	3,534

Total debt	$590,161

HNS’ substantial degree of leverage could have important consequences, including the following:

•	it may limit HNS’ ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•

a substantial portion of HNS’ cash flows from operations will be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes, including its operations, capital expenditures, investments in new technologies and future business opportunities;

•

HNS’ Term Loan Facility, its Revolving Credit Facility and certain of its unsecured term loans are at a variable rate of interest, exposing HNS to the risk of increased interest rates, except for instances where HNS has entered into interest rate swap agreements;

•	it may limit HNS’ ability to adjust to changing market conditions and place HNS at a competitive disadvantage compared to its competitors that have less debt or more financial resources; and

•	HNS may be vulnerable in a downturn in general economic condition or in its business, or HNS may be unable to carry out capital spending that is important to its growth.

HNS may not be able to generate cash to meet its debt service needs.

HNS’ ability to make payments on or to refinance its indebtedness will depend on HNS’ ability to generate cash in the future, which is subject in part to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If HNS does not generate sufficient cash flow from operations or future borrowings are not available to HNS, HNS may not be able to service its indebtedness.

If HNS cannot make scheduled payments on its debt, HNS will be in default and, as a result:

•	its debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under its Revolving Credit Facility could terminate their commitments to loan HNS money and foreclose against the assets securing their borrowings; and

•	we could lose our equity investment in HNS, which equity interests have been pledged by us to the lenders under HNS’ Revolving Credit Facility.

Covenants in HNS’ debt agreements restrict our business in many ways.

The indenture governing the Senior Notes and the credit agreement governing the Term Loan Facility contain various covenants that limit HNS’ ability and/or its restricted subsidiaries’ ability to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	incur liens;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	enter into agreements that restrict distributions from its subsidiaries;

•	sell assets and capital stock of its subsidiaries;

•	enter into certain transactions with its affiliates;

•	consolidate or merge with or into, or sell substantially all of its assets to, another person; and

•	enter into new lines of business.

In addition, HNS’ Revolving Credit Facility contains restrictive covenants. A breach of any of the covenants under the indenture, the Revolving Credit Facility or the Term Loan Facility could result in a default under HNS’ Revolving Credit Facility and/or the Senior Notes and/or the Term Loan Facility. Upon an event of default under HNS’ Revolving Credit Facility, the lenders could elect to declare all amounts outstanding under its Revolving Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If HNS is unable to repay those amounts, the lenders under HNS’ Revolving Credit Facility could proceed against the collateral that secures that indebtedness. HNS has pledged a significant portion of its assets as collateral under its Revolving Credit Facility.

Risks Related to the Distribution and Separation from SkyTerra

We may incur significant liability to SkyTerra pursuant to the indemnification provisions of the separation agreement.

We and SkyTerra have entered into a separation agreement (the “Separation Agreement”) that affected the transfer, by way of contribution from SkyTerra to us, of the assets related to our business, and the assumption by us of certain liabilities. The Separation Agreement and certain related agreements govern, among other things, certain of the ongoing relations between us and SkyTerra following the distribution by SkyTerra of all of our common stock to SkyTerra’s common stockholders (the “Distribution”). The Separation Agreement provides that we will indemnify SkyTerra and its affiliates against potential losses based on, arising out of or resulting from:

•

the ownership or the operation of the assets or properties transferred to us under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, us, whether in the past or future;

•	any other activities we engage in;

•	any guaranty or keep well of or by SkyTerra provided to any parties with respect to any of our actual or contingent obligations;

•

certain claims for violations of federal securities laws that could arise out of or relate to the business of SkyTerra, provided that any claims based on this indemnity are initiated prior to one year following a change of control of SkyTerra and that we are not indemnifying SkyTerra in respect of matters in respect of which it has expressly indemnified us or for violations which result from information provided to SkyTerra by Mobile Satellite Ventures LP or TerreStar Networks, Inc.;

•	any breach by us of the Separation Agreement or any other agreement between us and SkyTerra;

•	any failure by us to honor any of the liabilities assumed by us under the Separation Agreement; or

•	other matters described in the Separation Agreement.

We may incur significant liability to SkyTerra pursuant to the provisions of the tax sharing agreement.

The tax sharing agreement governs the allocation between us and SkyTerra of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods. We will generally be responsible for, and indemnify SkyTerra and its subsidiaries against, all tax liabilities imposed on or attributable to:

•	the Company and any of its subsidiaries relating to all taxable periods; and

•	SkyTerra and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of SkyTerra.

Risks Relating to Our Common Stock

There may be a limited public market for our common stock and our stock price may experience volatility.

The stock market has from time to time experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Changes in earnings estimates by analysts, if any, and economic and other external factors may have a significant effect on the market price of our common stock. Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the trading market for our common stock.

Fluctuations in our results of operations could adversely affect the trading price of our common stock.

Our results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control, including:

•	risks and uncertainties affecting the current and proposed business of HNS and the broadband satellite industry;

•	increased competition in the broadband satellite industry;

•	competition in the North America and International VSAT segments and the Telecom Systems segment; and

•	general economic conditions.

As a result of these possible fluctuations, period-to-period comparisons of our financial results may not be reliable indicators of future performance.

This offering and future sales of our shares could depress the market price of our common stock.

This offering could result in substantial dilution and a decrease in the market price of our common stock. In addition, we may, in the future, sell additional shares of our common stock to raise capital, which could result in substantial dilution and a decrease in the market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, 21,359,211 shares of our common stock will be outstanding (based on the number of shares outstanding as of May 9, 2008 and the issuance of 170,083 shares by us to the selling stockholders in exchange for their Class B Units of HNS prior to the completion of this offering). All such shares will be freely tradable without restriction under the Securities Act except for any such shares held at any time by any of our “affiliates,” as such term is defined under Rule 144 promulgated under the Securities Act. In connection with the Distribution, certain holders of stock options to purchase shares of SkyTerra’s common stock received stock options to purchase our common stock under the HCI 2006 Equity and Incentive Plan. The exercise price of such options would be the closing price of our common stock on the date of grant. We filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for issuance under our 2006 Equity and Incentive Plan. Accordingly, shares of common stock registered under any such registration statement and issued upon exercise of such stock options will be available for sale in the open market, unless such shares of common stock are subject to vesting restrictions.

Following this offering, we may have to issue additional shares of our common stock to satisfy the Class B Units of HNS, which may, to the extent vested, be exchanged for our common stock. The number of shares of our common stock to be issued upon such exchange is based upon the fair market value of the vested Class B Units tendered for exchange, divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of such exchange. In addition, we will issue additional shares of our common stock to satisfy the HNS bonus units, which may, to the extent vested, be exchanged for our common stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, are creating uncertainty for companies such as ours. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal control over financial reporting. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from assisting HNS and our other businesses in revenue-generating activities to compliance activities, which could harm our business prospects.

We do not plan to pay dividends on our common stock and consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We do not plan to declare dividends on our common stock for the foreseeable future and do not plan to pay dividends on our common stock. In addition, the agreements governing HNS’ outstanding indebtedness limit our ability to pay dividends on our common stock. Your only opportunity to achieve a positive return on your investment for the foreseeable future may be if the market price of our common stock appreciates.

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party.

Our certificate of incorporation and by-laws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions include, among other things, advance notice for raising business or making nominations at meetings of stockholders and “blank check” preferred stock. Blank check preferred stock enables our board of directors, without stockholder approval, to designate and issue additional series of preferred stock with such special dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, as our board of directors may determine, including rights to dividends and proceeds in a liquidation that are senior to the common stock. In addition, our board may issue additional shares of common stock without any further vote or action by our common stockholders, which would have the effect of diluting common stockholders. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock. In addition, the Delaware General Corporation Law contains provisions that could make it more difficult for a third party to acquire control of us.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 2,000,000 shares of common stock in this offering at a public offering price of $50.00 per share will be $93.2 million (approximately $109.1 million if the underwriters’ option to purchase an additional shares of our common stock is exercised in full), after deducting the discounts and commissions to the underwriters and other estimated expenses of this offering payable by us. We currently intend to use the net proceeds for the acquisition of a satellite or general corporate purposes. Pending expenditure of the net proceeds, we intend to invest the net proceeds of the offering of the securities received by us in investment-grade and interest-bearing securities.

The anticipated use of the net proceeds of this offering represents our current intentions based on our present plans and business condition. The amounts and timing of our actual expenditures will depend upon numerous factors, including cash flows from operations and the anticipated growth of our business. We will retain broad discretion in the allocation and use of our net proceeds.

With respect to sales of common stock offered by selling stockholders pursuant to this prospectus supplement, the selling stockholders will receive all of the net proceeds from such sales. We will not receive any proceeds from sales by the selling stockholders (including members of our senior management) of such common stock. See “Principal and Selling Stockholders.”

MARKET PRICE RANGE AND DIVIDENDS ON OUR COMMON STOCK

Market Price Range

Our common stock began trading on the NASDAQ Global Select Market under the symbol “HUGH” on January 1, 2008. From September 22, 2006 to December 31, 2007, our common stock was traded on the NASDAQ Global Market under the symbol “HUGH”. From February 22, 2006 through September 21, 2006, our common stock was traded on the Over-the-Counter Bulletin Board under the symbol “HGCM.” Prior to February 22, 2006, our common stock was not traded on any public trading market. The following table shows, on a per share basis for the periods indicated, the high and low sale prices for our common stock.

	High	Low
Fiscal Year ended December 31,
2006:
First Quarter (beginning February 26)	$46.00	$21.00
Second Quarter.	$43.00	$31.50
Third Quarter	$45.02	$29.75
Fourth Quarter	$47.49	$35.17
2007:
First Quarter	$49.33	$40.35
Second Quarter	$54.36	$45.99
Third Quarter.	$55.99	$42.83
Fourth Quarter	$61.00	$47.48
2008:
First Quarter	$55.52	$42.00
Second Quarter (through May 21, 2008)	$55.99	$48.24

The closing sale price of our common stock as reported on the NASDAQ Global Select Market on May 21, 2008, was $50.99 per share. At May 9, 2008, there were 19,189,128 shares of our common stock outstanding, held by approximately 862 holders of record.

Dividends

We have not paid any dividends on our common stock, and we do not anticipate or intend to pay cash dividends on our common stock for the foreseeable future. We are a holding company and our principal assets are membership interests of HNS and cash. In the event that we choose to pay dividends, we would be primarily reliant on distributions or dividends from our subsidiaries to pay such dividends. The ability of HNS to pay us distributions or transfer funds or other assets is subject to the terms of HNS’ debt agreements which, among other things, limit the ability of HNS and certain of its subsidiaries to pay dividends or distributions or transfer funds or other assets to us. Our board of directors will determine any changes in our dividend policy based upon its analysis of factors it deems relevant. We expect that these factors will include our financial condition, earnings, cash requirements and legal requirements.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008, on an actual basis and on an as adjusted basis giving effect to the issuance of 170,083 shares by us to the selling stockholders in exchange for their Class B Units of HNS prior to the completion of this offering and the sale by us of 2,000,000 shares of common stock in this offering at a public offering price of $50.00 per share, net of estimated offering expenses and underwriting discounts and commissions, and the use of proceeds therefrom.

You should read this table together with our unaudited consolidated financial statements included elsewhere in this prospectus supplement.

	March 31, 2008
(Dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents and marketable securities	$128,786	$221,986

9 1/2% Senior Notes	450,000	450,000
Term loans payable to banks	115,000	115,000
VSAT hardware financing	12,431	12,431

Total long-term debt	$577,431	$577,431

Common stock, $0.001 par value; 64,000,000 shares authorized; 19,185,794 shares issued and outstanding, actual; 21,355,877 shares issued and outstanding as adjusted	$19	$21
Additional paid-in capital	631,456	724,654
Accumulated deficit	(366,212)	(366,212)
Accumulated other comprehensive income (loss)	(7,041)	(7,041)

Total stockholders’ equity	258,222	351,422

Total capitalization	$835,653	$928,853

SELECTED HISTORICAL FINANCIAL DATA

HCI Consolidated Selected Historical Financial Data

Set forth below is HCI’s selected historical financial data. The selected historical statement of operations data for the years ended December 31, 2006 and 2007 and the selected historical balance sheet data as of December 31, 2006 and 2007 are derived from HCI’s audited financial statements and the notes thereto included elsewhere in this prospectus supplement. The selected historical statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the selected historical balance sheet data as of December 31, 2003, 2004 and 2005, have been derived from SkyTerra’s audited consolidated financial statements and the notes related thereto not included in this prospectus supplement. The selected historical consolidated statement of operations data for the three months ended March 31, 2007 and 2008, and the selected historical balance sheet data as of March 31, 2007 and 2008, are derived from HCI’s unaudited financial statements and the notes thereto included elsewhere in this prospectus supplement and, in the opinion of HCI’s management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. You should read this in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited financial statements of HCI and the notes thereto included elsewhere in this prospectus supplement.

Notwithstanding the legal form of the Distribution (as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Distribution”), the Distribution was accounted for as a “reverse spin-off” in accordance with Emerging Issues Task Force (“EITF”) Issue No. 02-11, “Accounting for Reverse Spin-offs.” Accordingly, HCI was considered the divesting entity and treated as the “accounting successor” to SkyTerra for financial reporting purposes. This accounting is required because, among other things, (i) the businesses transferred to HCI generated all of SkyTerra’s historical consolidated revenues and constitute a majority of the book value of SkyTerra’s assets immediately preceding the Distribution and (ii) the businesses transferred to HCI include SkyTerra’s discontinued operating subsidiaries and all of the assets and liabilities relating to such subsidiaries.

Our historical results through December 31, 2005 are those previously reported by SkyTerra, including the results attributable to the businesses and assets retained by SkyTerra (which includes the results attributable to Mobile Satellite Ventures LP) in accordance with EITF Issue No. 02-11.

	Hughes Communications, Inc.
	Year Ended December 31,					Three Months Ended March 31,
(Dollars in thousands, except share and per share data)	2003	2004	2005	2006	2007	2007	2008
Consolidated statements of operations data:
Revenues	$699	$2,117	$615	$858,699	$970,648	$222,882	$237,160
Income tax expense (benefit)	$—	$—	$(50,334)	$54,110	$5,337	$520	$640
Income (loss) from continuing operations	$(1,929)	$19,126	$59,220	$(39,310)	$43,540	$2,940	$656
Net income (loss) attributable to common stockholders	$(10,405)	$7,248	$49,356	$(40,567)	$43,540	$2,940	$656

Basic net earnings (loss) per common share:
Continuing operations	$(1.52)	$1.22	$5.59	$(2.44)	$2.31	$0.16	$0.03
Discontinued operations	0.16	(0.26)	0.01	0.01	—	—	—

Basic net earnings (loss) per common share	$(1.36)	$0.96	$5.60	$(2.43)	$2.31	$0.16	$0.03

Diluted net earnings (loss) per common share:
Continuing operations	$(1.52)	$1.16	$5.33	$(2.44)	$2.26	$0.15	$0.03
Discontinued operations	0.16	(0.24)	0.01	0.01	—	—	—

Diluted net earnings (loss) per common share	$(1.36)	$0.92	$5.34	$(2.43)	$2.26	$0.15	$0.03

	Hughes Communications, Inc.
	As of December 31,					As of March 31,
(Dollars in thousands)	2003	2004	2005	2006	2007	2007	2008
Consolidated balance sheet data:
Total assets	$98,099	$154,570	$205,337	$931,644	$1,129,837	$1,049,783	$1,114,022
Long-term obligations	$—	$—	$—	$487,269	$584,287	$610,006	$598,123
Series A redeemable convertible preferred stock, net	$80,182	$88,706	$93,100	$—	$—	$—	$—
Stockholder’s equity (deficit)	$(616)	$45,378	$98,385	$215,389	$262,361	$218,970	$258,222
Ratio of earnings to fixed charges	—	507.6x	—	1.3x	1.6x	1.1x	—
Deficiency of earnings to fixed charges	$(399)	—	$(6,986)	—	—	—	$(3,260)

	Hughes Communications, Inc.
	Year Ended December 31,					Three Months Ended March 31,
(Dollars in thousands)	2003	2004	2005	2006	2007	2007	2008
Statement of cash flows data:
Net cash provided by (used in) operating activities	$(6,748)	$16,144	$(6,464)	$90,173	$93,515	$2,384	$17,417
Net cash used in investing activities	$(20,650)	$(19,325)	$(954)	$(173,328)	$(156,670)	$(51,454)	$(40,176)
Net cash provided by (used in) financing activities	$(1,189)	$31,021	$(5,363)	$168,679	$93,324	$106,710	$(2,277)

HNS Selected Historical Financial Data

Set forth below is HNS’ selected historical financial data. The selected historical statement of operations data for the years ended December 31, 2006 and 2007, and the selected historical balance sheet data as of December 31, 2006 and 2007, are derived from HNS’ audited financial statements and the notes thereto not included in this prospectus supplement. The selected historical statement of operations data for the year ended December 31, 2003, 2004 and 2005 and the selected historical balance sheet data as of December 31, 2003, 2004 and 2005, are derived from Hughes Network Systems audited financial statements and the notes thereto not included in this prospectus supplement. The selected historical consolidated statement of operations data for the three months ended March 31, 2007 and 2008, and the selected historical balance sheet data as of March 31, 2007 and 2008, are derived from HNS’ unaudited financial statements not included in this prospectus supplement and, in the opinion of HNS’ management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

In connection with the April 2005 Transaction, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2006, DTV Networks prepared “carved-out” historical financial statements for its VSAT, mobile satellite and terrestrial microwave businesses and SPACEWAY as if they comprised a separate limited liability company. The financial results of the company for the period from January 1, 2005 through April 22, 2005, and for the year ended December 31, 2004 included herein are referred to as “Prior Predecessor” results; the financial results for the period from April 23, 2005 through December 31, 2005, included herein are referred to as “Predecessor” results; and the financial results for the three months ended March 31, 2007 and 2008, and for the years ended December 31, 2006 and 2007 of HNS included herein are referred to as “Successor” results.

	Hughes Network Systems
	Prior Predecessor		Combined Predecessor and Prior Predecessor	Successor
	Year Ended December 31,					Three Months Ended March 31,
(Dollars in thousands)	2003	2004	2005	2006	2007	2007	2008
Consolidated statement of operations data:
Revenues	$751,148	$789,350	$806,909	$858,225	$970,075	$222,731	$237,020
Income tax expense	$2,199	$32	$873	$3,276	$5,316	$520	$629
Net income (loss)	$(157,026)	$(1,433,484)	$24,048	$19,102	$49,801	$4,308	$1,458

Consolidated balance sheet data:
Total assets	$2,316,940	$586,884	$756,524	$912,390	$1,112,008	$1,022,789	$1,098,160
Long-term obligations	$70,479	$43,583	$345,900	$487,269	$584,287	$601,298	$598,123
Total equity	$1,947,056	$261,498	$164,592	$198,303	$247,470	$202,313	$244,013

Consolidated statement of cash flows data:
Net cash provided by (used in) operating activities	$50,572	$87,736	$40,756	$91,733	$95,204	$2,418	$18,835
Net cash used in investing activities	$(216,819)	$(122,819)	$(108,647)	$(182,634)	$(155,276)	$(50,706)	$(37,110)
Net cash provided by financing activities	$135,795	$7,060	$163,506	$77,181	$93,211	$106,710	$2,277

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations are based upon financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should each be read together with our consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this prospectus supplement. This prospectus supplement contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent our expectations or beliefs concerning future events. We urge you to consider statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “strive,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and risk factors, our actual results could differ materially from those anticipated in the forward-looking statements, including those set forth below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Note Regarding Forward-Looking Statements” and elsewhere in this prospectus supplement. All forward-looking statements speak only as of the date of this prospectus supplement. Actual results will most likely differ from those reflected in these forward-looking statements and the differences could be substantial. We disclaim any obligation to update these forward-looking statements or disclose any difference, except as may be required by securities laws, between our actual results and those reflected in these statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

As a result of the January 2006 Transaction, as described below, our business has changed materially. For the periods following the January 2006 Transaction, we include the financial position and operating results of Hughes Network Systems, LLC (“HNS”), our wholly-owned subsidiary, in our consolidated financial statements. For the periods prior to the January 2006 Transaction, the Company’s results are derived from the audited financial statements of SkyTerra Communications, Inc. (“SkyTerra”), including the results of the business and assets retained by SkyTerra through February 21, 2006, the date of the Distribution, as described below. From April 22, 2005 (the date of the April 2005 Transaction, as described below) through December 31, 2005, we recorded our investment in HNS using the equity method of accounting.

Overview

Hughes Communications, Inc. (“HCI,” “the Company,” “we,” “us,” and “our”) operates its business primarily through HNS, its wholly-owned subsidiary, a telecommunications company. We are the largest satellite Internet access provider to North American consumers which we refer to as the Consumer market. We are also the world’s leading provider of broadband satellite network services and systems to the enterprise market. In addition, we provide managed services to large enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to the specific customer requirements.

We operate in four business segments: (i) the North America very small aperture terminals (“VSAT”) segment; (ii) the International VSAT segment; (iii) the Telecom Systems segment; and (iv) the Corporate and Other segment. The North America VSAT segment consists of the Consumer group and the Network Equipment and Services group. The International VSAT segment consists of the Network Equipment and Services group. The Telecom Systems segment consists of the Mobile Satellite Systems group, including development services and equipment provided to a related party, Hughes Telematics, Inc. (“HTI”), and the Terrestrial Microwave group. The Corporate and Other segment consists of various minority investments held by the Company, our corporate offices and assets not specifically related to another business segment. Due to the complementary nature and common architecture of our services and products across our business groups, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

Significant Transactions

Through a series of transactions from 2005 to 2006, we acquired the businesses that we owned as of December 31, 2007. An overview of those transactions is as follows:

•

On April 22, 2005, SkyTerra Communications, Inc. (“SkyTerra”) acquired 50% of HNS’ Class A membership interests (the “April 2005 Transaction”) from DTV Network Inc. (“DTV Networks”), a wholly owned subsidiary of DIRECTV Group, Inc. (“DIRECTV”). The acquisition occurred pursuant to an agreement among SkyTerra, DIRECTV, DTV Networks and HNS, dated December 3, 2004, as amended. On December 31, 2005, pursuant to a separation agreement between us and SkyTerra (the “Separation Agreement”), see discussion under “—Separation Agreement”, SkyTerra contributed to us its 50% ownership of HNS’ membership interest, among other things, and we became HNS’ managing member;

•	On October 12, 2005, we acquired Series A preferred shares of Hughes Systique Corporation for $3.0 million.

•	On December 31, 2005, pursuant to the Separation Agreement, SkyTerra contributed to us the following:

–	its 50% ownership of HNS’ voting, or Class A, membership interests;

–

its interests in Electronic System Products, Inc. (“ESP”), formerly a product development and engineering services firm, now focused on maximizing the license revenues from its existing intellectual property portfolio;

–	its interests in AfriHUB LLC (“AfriHUB”), a discontinued business;

–	its interests in certain minority investments in Navigauge, Inc., Miraxis, LLC, a discontinued business, Mainstream Data, Inc., Edmunds Holdings, Inc. and Data Synapse, Inc.; and

–	cash and short-term investments.

•

On January 1, 2006, we completed our purchase of the remaining 50% of HNS’ Class A membership interests for $100.0 million in cash (the “January 2006 Transaction”) pursuant to a membership interest purchase agreement we entered into with DIRECTV on November 10, 2005. To finance the purchase, we borrowed $100.0 million from certain of SkyTerra’s controlling stockholders, various investment vehicles that are affiliated with Apollo Management, L.P. (together with its affiliates, “Apollo”). The loan was repaid in March 2006 following the completion of the rights offering conducted by us. As a result of the January 2006 Transaction, we own 100% of HNS’ the Class A membership interests, and our consolidated financial statements for periods beginning on or after January 1, 2006 include the results of HNS and its controlled, majority-owned subsidiaries.

•

On February 21, 2006, SkyTerra distributed all of our outstanding common stock to SkyTerra’s common, non-voting common and preferred stockholders and its Series 1-A and 2-A warrant holders (the “Distribution”). As the result, SkyTerra was separated into two publicly traded companies: SkyTerra and HCI. Following the Distribution, SkyTerra no longer owns any of our capital stock; however, SkyTerra’s controlling stockholder at the time of the Distribution, Apollo, became our controlling stockholder. Following the Distribution, SkyTerra retained its interest in its other assets, including cash and investments.

Notwithstanding the legal form of the Distribution, the Distribution was accounted for as a reverse spin-off in accordance with Emerging Issues Task Force (“EITF”) Issue No. 02-11, “Accounting for Reverse Spin-offs”. Accordingly, the Company was considered the divesting entity and was treated as the “accounting successor” to SkyTerra for financial reporting purposes and SkyTerra was treated as if it had been distributed by the Company. This treatment was required because, among other things; (i) the businesses transferred to the Company generated all of SkyTerra’s historical consolidated revenues and constituted a majority of the book value of SkyTerra’s assets immediately preceding the

Distribution and (ii) the businesses transferred to the Company included SkyTerra’s discontinued operating subsidiaries and all of the assets and liabilities relating to such subsidiaries. Accordingly, the Company’s results through December 31, 2005 are those previously reported by SkyTerra, including the results of the business and assets retained by SkyTerra in accordance with EITF 02-11. The Company’s results for periods beginning on or after January 1, 2006, the date on which the Company completed the January 2006 Transaction, included the results of the business and assets retained by SkyTerra through the Distribution data and reflected HNS’ results of operations.

•

On March 27, 2006, we closed our rights offering, pursuant to which we issued 7,843,141 shares of our common stock to our stockholders at a subscription price of $12.75 per share. In connection with the rights offering, we received proceeds of $100.0 million, of which $68.4 million was received from the Apollo stockholders. The proceeds of the rights offering were used to repay the short-term debt financing obtained from the Apollo stockholders.

Distribution

On February 21, 2006, SkyTerra completed the Distribution and separated into two publicly traded companies: (i) Hughes Communications, Inc., which consists of, among other things, the assets, liabilities and operations associated with HNS and ESP and certain minority investments in entities including Mainstream Data, Inc., Edmunds Holdings, Inc., Data Synapse, Inc. and Hughes Systique, along with all of SkyTerra’s cash, cash equivalents and marketable securities, excluding $12.5 million, and certain other liabilities expressly allocated from SkyTerra and (ii) SkyTerra, which consists of the assets and liabilities associated with SkyTerra’s interest in Mobile Satellite Ventures LP (“MSV”) and SkyTerra’s stake in TerreStar Networks, Inc. (“TerreStar Networks”), $12.5 million in cash, cash equivalents and marketable securities and the obligations pursuant to SkyTerra’s Series A Preferred Stock.

To effect the Distribution, SkyTerra distributed to each of its stockholders one-half of one share of our common stock for each share of SkyTerra common stock (or, in the case of holders of SkyTerra preferred stock and Series 1-A and 2-A warrants, in accordance with their terms, one-half of one share of our common stock for each share of SkyTerra common stock issuable upon conversion or exercise of such preferred stock and warrants).

Pursuant to SkyTerra’s 1998 Long Term Incentive Plan, the compensation committee of SkyTerra’s board of directors is required to make an equitable adjustment to the terms of options issued under that plan in the event a special, large and nonrecurring dividend or distribution affects SkyTerra’s common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the participants under such plan. SkyTerra’s compensation committee has discretion to make such an adjustment to any option issued under the plan by adjusting the number and kind of shares that may be issued in respect of outstanding options or the exercise price relating to such options. Pursuant to this provision, SkyTerra’s compensation committee determined that holders of stock options issued under the plan who were current members of SkyTerra’s management and Board of Directors, as well as a consultant and former directors who were involved with the acquisition of HNS, should receive an option to purchase one share of our common stock for each option to purchase two shares of SkyTerra’s common stock that they held as of the date of the Distribution. The issuance of such options to purchase our common stock was in lieu of a larger adjustment to the exercise price of SkyTerra’s options that such holders would have been otherwise entitled had they not received options to purchase our common stock. A reduction in the exercise price (or in some cases, an increase in the number of shares) was the manner in which all of SkyTerra’s other options outstanding under the plan were adjusted. On February 24, 2006, options to purchase 435,836 shares of our common stock were issued to holders of SkyTerra options.

Separation Agreement

We have entered into the Separation Agreement with SkyTerra effective December 31, 2005, which affected the transfer, by way of contribution from SkyTerra to us, of the assets related to our business, and the assumption by us of certain liabilities. The Separation Agreement and certain related agreements govern, among other things, certain of the ongoing relations between us and SkyTerra following the Distribution.

In general, pursuant to the terms of the Separation Agreement, all of SkyTerra’s assets and liabilities, other than those specifically relating to MSV and TerreStar Networks, $12.5 million in cash, cash equivalents and marketable securities and the obligations pursuant to SkyTerra’s Series A Preferred Stock, became our assets and liabilities. The Separation Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the date of the Separation Agreement, financial responsibility for all liabilities arising out of or in connection with our businesses to us and all liabilities arising out of or in connection with SkyTerra’s interest in MSV and TerreStar Networks to SkyTerra. In addition, we will indemnify SkyTerra for liabilities relating to certain litigation in which SkyTerra or SkyTerra’s subsidiaries were involved. Furthermore, the Company has a tax sharing agreement with SkyTerra that governs the allocation of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, between the Company and SkyTerra for all taxable periods ended or on the Distribution date.

Strategic Initiatives and Their Impact on Our Results of Operations

For the years ended December 31, 2007 and 2006, we generated a net income of $49.8 million and $19.1 million, respectively. For the three months ended March 31, 2008 and 2007, we generated a net income of $0.7 million and $2.9 million, respectively. We expect our long-term results of operations to improve over time as we continue to focus our investments in technology, further develop and expand our Consumer group and grow services on the SPACEWAY network.

Consumer Group—We have made significant investments in our Consumer group as we believe there is a large segment of this market that is underserved by terrestrial alternatives such as Digital Subscriber Line (“DSL”) and cable. We continue to review and adjust pricing policies relative to other competitive offerings in the marketplace in connection with our Consumer hardware and service offerings. We have incurred and expect to continue to incur significant costs, including purchases of transponder capacity and subscriber acquisition costs, related to hardware and associated marketing costs.

SPACEWAY—As part of our focus on less costly and more efficient technological solutions, we have acquired and developed the SPACEWAYTM 3 (“SPACEWAY 3”) satellite as well as related network operations center facilities, certain other ground facilities and equipment. The SPACEWAY system was designed and developed as the next generation Ka-band broadband satellite system, with a unique architecture for broadband data communications. Designed for maximum operational flexibility, the system will greatly enhance data communication capabilities and efficiencies for enterprise and consumer customers. In August 2007, we launched our SPACEWAY 3 satellite and introduced service in North America on the SPACEWAY system in April 2008. The launch of service on the SPACEWAY system will enable us to offer our North American enterprise and consumer customers faster communication rates, reduce our operating costs in the future, substantially through the reduction of third party transponder capacity expenses as we utilize the additional capacity of SPACEWAY 3, and expand our business significantly by increasing our addressable market in the enterprise and consumer markets. However, we will incur start-up costs associated with the launch and operation of SPACEWAY 3 until we acquire a sufficient number of customers.

Technology—We have incorporated advances in semiconductor technology to increase the functionality and reliability of our VSATs and reduce manufacturing costs. In addition, through the usage of advanced spectrally efficient modulation and coding methodologies, such as DVB-S2, and proprietary software web acceleration and compression techniques, we continue to improve the efficiency of our transponder capacity and invest in our research and development efforts to maintain our position as a leader in VSAT technology.

Acquisitions, Strategic Alliances and Divestitures—We continue to focus on expanding the identified markets for our products, services and network solutions in our North America VSAT, International VSAT and Telecom Systems segments. Consistent with this strategy to grow and improve our financial position, we also review our competitive position on an ongoing basis and, from time to time, consider various acquisitions, strategic alliances and divestitures which we believe would be beneficial to our business.

On February 4, 2008, we completed the acquisition of Helius, Inc. (“Helius”) as the result of the merger agreement we entered into on December 21, 2007 (the “Merger Agreement”) with Helius, Utah Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”) and The Canopy Group, Inc. and Canopy Ventures I, L.P., the primary shareholders of Helius (the “Canopy Entities”). Pursuant to the Merger Agreement, we paid $10.5 million after certain adjustments at the closing of the acquisition. Immediately after the acquisition, we transferred our ownership of Helius to HNS, along with the remaining contractual obligation for contingent consideration of up to $20.0 million as additional purchase price, if any, to be payable in April 2010 by us or Helius, as the surviving corporation, subject to Helius achieving the post-closing performance goals as set forth in the Merger Agreement. For further discussion of this acquisition, see Note 2 to the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement.

Marketing Brand Name—In connection with the April 2005 Transaction, the rights to the DIRECWAY® brand name and any related trademark rights were retained by DIRECTV. As a result, we launched our new brand name, HughesNet™, in April 2006 and have completed the transition from DIRECWAY® to HughesNet. The total cost of introducing and implementing the new brand name was approximately $1.5 million.

Broadband Market Focus—In 2006, our results of operations were negatively impacted by our decision to shift our primary focus exclusively to the broadband market. Accordingly, we evaluated the narrowband products in our inventory and recorded a charge in the second quarter of 2006 of $11.9 million for excess or obsolete inventories to reduce net book value of the narrowband products to their net realizable value, and substantially all of these products were disposed of during 2006. This charge was included in cost of hardware products sold and primarily related to the North America VSAT segment.

Key Business Metrics

Business Segments—We divide our operations into four distinct segments—the North America VSAT segment, the International VSAT segment, the Telecom Systems segment and the Corporate and Other segment. Within the North America VSAT segment, sales can be attributed to the Consumer group and the Network Equipment and Services group. Within the International VSAT segment, sales can be attributed to the Network Equipment and Services group. Sales from our Telecom Systems segment can be attributed to the Mobile Satellite Systems group, including development services and equipment provided to HTI, and the Terrestrial Microwave group. The Corporate and Other segment consists of various minority investments held by the Company, our corporate offices and assets not specifically related to another business segment. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

Revenues—We generate revenues from the sale and financing of hardware and the provision of services. In our North America and International VSAT segments, we generate revenues from both services and hardware, while in our Telecom Systems segment, we generate revenues primarily from the development and sale of hardware. Some of our large enterprise VSAT customers, who purchase equipment separately, operate their own networks. These customers include large enterprises, incumbent local exchange carriers, governmental agencies and resellers. Contracts for our VSAT services vary in length depending on the customer’s requirements.

Services—Our services revenue is varied in nature and includes total turnkey communications services, terminal relocation, maintenance and changes, transponder capacity and multicast or broadcast services. Our services are offered on a contractual basis, which vary in length based on a particular end market. Typically, our large enterprise customers enter into a service contract with a two- to five-year duration and our consumer customers enter into a 15- to 24-month contract. We bill and recognize service revenues on a monthly per site basis. Beginning in May 2007, we began to offer only 24-month contracts to our consumer customers. For enterprise customers who receive services from our network operation, our services include the following:

Service Type	Description
Broadband connectivity

•     Provide basic transport, intranet connectivity services and internet service provider services

•     Applications include high-speed internet access, IP VPN, multicast file delivery and streaming, point-of-sale credit transaction, enterprise back-office communications, and satellite backup for frame relay service and other terrestrial networks

Managed network services

•     Provide one-stop turnkey suite of bundled services that include terrestrial and satellite networks

•     Includes network design program management, installation management, network and application engineering services, proactive network management, network operations, field maintenance and customer care

ISP services and hosted application

•     Provide internet connectivity and hosted customer-owned and managed applications on our network facilities

•     Provide the customer application services developed by us or in conjunction with our service partners

•     Include internet access, e-mail services, web hosting and online payments

Digital media services	• Digital content management and delivery including video, online learning and digital signage applications

Customized business solutions	• Provide customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry

Our services to enterprise customers are negotiated on a contract-by-contract basis with price varying based on numerous factors, including number of sites, complexity of system and scope of services provided. We have the ability to integrate these service offerings to provide comprehensive solutions for our customers. We also provide managed services to our customers who operate their own dedicated network facilities and charge them a management fee for the operation and support of their networks.

Hardware—We offer our enterprise customers the option to purchase their equipment up front or include the equipment purchased in a service agreement under which payments are made over a fixed term. For our consumer customers, they can either purchase their equipment up front or pay for it under a service contract over a period of 15 to 24 months. Beginning in May 2007, we began to offer only 24-month contracts to our consumer customers. Hardware revenues of the North American and International Network Equipment and Services groups are derived from network operating centers, radio frequency terminals (earth stations), VSAT components including indoor units, outdoor units, antennas, voice, video, serial data appliances and system integration services to integrate all of the above into a system.

We also provide specialized equipment to our Mobile Satellite Systems and Terrestrial Microwave customers. Through large multi-year contracts, we develop and supply turnkey networking and terminal systems for various operators who offer mobile satellite-based or telematics voice and data services. We also supply microwave-based networking equipment to mobile operators for back-hauling their data from cellular telephone sites to their switching centers. In addition, local exchange carriers use our equipment for broadband access traffic from corporations bypassing local phone companies. The size and scope of these projects vary from year to year and do not follow a pattern that can be reasonably predicted.

Market trends impacting our revenues—We operate our business primarily through HNS. For the year ended December 31, 2005, our results are derived from SkyTerra’s audited financial statements. We believe it is meaningful that the market trends impacting our revenues include only information for the three months ended March 31, 2008 and 2007, and for the years ended December 31, 2007 and 2006 as our results of operations did not reflected HNS’ results on a consolidated basis prior to the January 2006 Transaction.

The following table presents our revenues by segment for the three months ended March 31, 2008 and 2007, and for the years ended December 31, 2007 and 2006 (in thousands):

	Three Months Ended March 31,		Variance		Year Ended December 31,		Variance
	2008	2007	Amount	%	2007	2006	Amount	%
Revenues:
Services	$148,897	$119,774	$29,123	24.3%	$537,688	$440,450	$97,238	22.1%
Hardware sales	88,263	103,108	(14,845)	(14.4)%	432,960	418,249	14,711	3.5%

Total revenues	$237,160	$222,882	$14,278	6.4%	$970,648	$858,699	$111,949	13.0%

Revenues by segments:
North America VSAT:
Consumer	$91,595	$80,749	$10,846	13.4%	$331,129	$292,336	$38,793	13.3%
Network Equipment and Services	65,195	70,816	(5,621)	(7.9)%	284,587	281,531	3,056	1.1%

Total North America VSAT	156,790	151,565	5,225	3.4%	615,716	573,867	41,849	7.3%

International VSAT:
Network Equipment and Services	44,596	43,496	1,100	2.5%	214,833	193,370	21,463	11.1%

Telecom Systems:
Mobile Satellite Systems	31,764	25,538	6,226	24.4%	126,292	71,383	54,909	76.9%
Terrestrial Microwave	3,870	2,132	1,738	81.5%	13,234	19,605	(6,371)	(32.5)%

Total Telecom Systems	35,634	27,670	7,964	28.8%	139,526	90,988	48,538	53.3%

Corporate and Other	140	151	(11)	(7.3)%	573	474	99	20.9%

Total revenues	$237,160	$222,882	$14,278	6.4%	$970,648	$858,699	$111,949	13.0%

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Revenue from our Consumer group increased by 13.4% for the three months ended March 31, 2008 compared to the same period in 2007. At March 31, 2008, our Consumer subscriber base grew by 55,000 subscribers to 401,000 subscribers compared to March 31, 2007. During the three months ended March 31, 2008, we averaged approximately 15,600 gross customer additions per month and experienced an average “churn” rate (the rate of customer cancellations/non-renewals as a percentage of total number of subscribers) of 2.17%. The average revenue per unit (“ARPU”) for the three months ended March 31, 2008 increased by 8.3% to $65 compared to the same period in 2007. The growth in our Consumer group has been driven primarily by three factors: (i) our focus on new market distribution channels for geographic areas that have historically been underserved by DSL and cable; (ii) targeted service plans, with higher prices coincident with higher broadband capacity to meet the consumer customers’ broadband access requirements; and (iii) enhancement in the performance capabilities of our service offerings.

Revenue from our North American Network Equipment and Services group for the three months ended March 31, 2008 decreased by 7.9% to $65.2 million compared to same period in 2007, primarily due to delays in receiving new enterprise contracts. Enterprise hardware revenue can be impacted by the timing of renewals and upgrades of existing contracts, as well as closure and delivery of new contracts. Enterprise service revenue by its nature of a longer term contracts is less impacted by the timing of renewals and new contracts.

Revenue from our International Network Equipment and Services group for the three months ended March 31, 2008 increased by 2.5% to $44.6 million compared to the same period in 2007, primarily due to the growth of our Brazil and Europe operations as we continue to offer an ever-expanding array of solutions and services to enterprises and government organizations across emerging markets. Additionally, as in North America, we continue to offer both terrestrial and satellite access in our managed network service offerings.

Revenue from our Mobile Satellite Systems group for the three months ended March 31, 2008 grew by 24.4% to $31.8 million compared to the same period in 2007. Contributing to this growth was increased engineering efforts on new projects involving automotive telematics solutions and the development of gateway infrastructure technology such as satellite base station subsystems and ground base beam forming, expansion projects for our legacy customers and provision of user terminals. We continue to actively pursue a number of opportunities in the area of hybrid satellite/terrestrial mobile networks and automotive telematics solutions. Revenue from our Terrestrial Microwave group for the three months ended March 31, 2008 increased by 81.5% to $3.9 million compared to the same period in 2007, due to orders from new customers in Europe and Africa. In this segment, we pursue revenue opportunities through sales of point-to-multipoint equipment to international mobile and fixed wireless operators for backhauling their base station traffic to their switching centers.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenue from our Consumer group increased by 13.3% for the year ended December 31, 2007 compared to the same period in 2006. At December 31, 2007, our Consumer subscriber base grew by approximately 52,400 subscribers to approximately 379,900 subscribers compared to approximately 327,500 subscribers for the fiscal year ended December 31, 2006. During the fiscal year ended December 31, 2007, we averaged approximately 12,000 gross customer additions per month and experienced an average “churn” rate (the rate of customer cancellations/non-renewals as a percentage of total number of subscribers) of 2.26%. The average revenue per unit (“ARPU”) for the year ended December 31, 2007 increased by 3.3% to $62 compared to the same period in 2006. The growth in our Consumer group has been driven primarily by three factors: (i) our focus on new market distribution channels for geographic areas that have historically been underserved by DSL and cable; (ii) targeted service plans aimed at Consumer customers’ broadband access needs; and (iii) enhancement in the performance capabilities of our service offerings. The Consumer market is very competitive, and we expect to continue to experience pricing pressure on our hardware offerings.

Revenue from our North American Network Equipment and Services group for the year ended December 31, 2007 increased by 1.1% to $284.6 million compared to the same period in 2006. We expect future revenue growth will be driven by an increase in sales of equipment and services when our SPACEWAY 3 satellite is placed in service.

Revenue from our international Network Equipment and Services group for the year ended December 31, 2007 increased by 11.1% to $214.8 million compared to the same period in 2006, primarily as a result of growth in business at our foreign subsidiaries. Additionally, in response to increasingly complex customer requirements, we have begun to include both terrestrial solutions, such as DSL, as well as traditional satellite solutions in our managed network service offerings.

Revenue from our Mobile Satellite Systems group for the year ended December 31, 2007 grew by 76.9% to $126.3 million compared to the same period in 2006. Contributing to this growth was increased engineering efforts on new projects involving automotive telematics solutions and the development of ground based beam forming technology which allows sharing of bandwidth between terrestrial and satellite applications as well as expansion projects for our legacy customers. We expect that our Mobile Satellite Systems group revenues will continue to fluctuate quarterly due to the nature of these projects. We continue to actively pursue a number of opportunities in the area of hybrid satellite/terrestrial mobile networks and automotive telematics solutions. We believe this is the growth area of the mobile satellite industry that provides the Company with opportunities to expand our Mobile Satellite Systems group. Revenue from our Terrestrial Microwave group for the year ended December 31, 2007 decreased by 32.5% to $13.2 million compared to the same period in 2006, due to the completion of major mobility and maintenance projects in 2006 and delays in the rollout of new systems in 2007. We anticipate that revenues of this business will fluctuate quarterly as we pursue revenue opportunities through sales of point-to-multipoint equipment to international mobile and fixed operators for backhauling their cellular telephone sites and ethernet networks to their switching centers.

Revenue Backlog—At December 31, 2007 and 2006, our total revenue backlog, which we define as our expected future revenue under customer contracts that are non-cancelable and excluding Consumer customers, was $751.8 million and $604.8 million, respectively. We expect to realize our revenue backlog as follows: $383.2 million in 2008, $173.9 million in 2009, $90.5 million in 2010, $22.7 million in 2011 and $81.5 million thereafter. See “Risk Factors” and “Note Regarding Forward-Looking Statements” for a discussion of the potential risks to our revenue and backlog. Although we have historically signed contracts with our Consumer customers for 15 to 24 months, we do not include these contractual commitments in our backlog. Beginning in May 2007, we began to offer only 24 months contracts to our Consumer customers.

Cost of Services—Our cost of services relate to the costs associated with the provision of managed network services, which primarily consist of transponder capacity leases, hub infrastructure, customer care, terrestrial capacity, depreciation expense related to network infrastructure, and the salaries and related employment costs for those employees who manage our network operations and other project areas. These costs, except for transponder capacity leases and customer care costs which are dependent on the number of customers served, have remained relatively constant during 2007 and 2006 despite the increasing traffic on our network, because we were able to consolidate certain components of our network to contain costs. In addition, the migration to a single upgraded platform for our North America VSAT segment has enabled us to leverage our satellite bandwidth and network operation facilities to achieve further cost efficiencies.

In recent years, transponder capacity has not been a limiting factor in growing the VSAT service business. Transponder capacity is typically sold under long-term contracts by fixed satellite service (FSS) providers, and we are continually evaluating the need to secure additional capacity with sufficient lead time to permit us to provide reliable service to our customers.

Cost of Hardware Products Sold—We outsource a significant portion of the manufacturing of our hardware for our North America and International VSAT and Telecom Systems segments to third party contract manufacturers. Our cost of hardware relates primarily to direct materials and subsystems (e.g., antennas), salaries and related employment costs for those employees who are directly associated with the procurement and manufacture of our products and other items of indirect overhead incurred in the procurement and production process. Cost of hardware products sold also includes certain engineering and hardware costs related to the design of a particular product for specific customer programs. In addition, certain software development costs are capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86 and amortized to cost of hardware products sold over their estimated useful lives, not to exceed five years. With respect to the VSAT operating leases assigned to financial institutions in which we retain a continuing obligation, cost of hardware products sold includes depreciation of the installed equipment under the VSAT operating leases over the life of the lease. Under the terms of new operating lease arrangements in which we do not have a continuing obligation to perform, the cost of hardware products sold per unit of equipment sold will initially be higher compared to the operating lease arrangement in which we do have a continuing obligation to perform because we recognize the entire cost of products sold upon the transfer of title instead of depreciating the cost over the term of the contract. As we have developed new product offerings, we have reduced product costs due to higher levels of component integration, design improvements and volume increases.

Subscriber acquisition costs (“SAC”) are associated with our Consumer group and are comprised of three elements: (i) the subsidy for the cost of hardware and related installation; (ii) sales and marketing expense; and (iii) dealer and customer service representative commissions on new installations/activations. The subsidy for cost of hardware and related cost of installation is deferred and amortized over the initial contract period as a component of cost of hardware products sold. The portion of SAC related to sales and marketing is expensed as incurred. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense.

Customer Equipment Financing Arrangements—In connection with the sale of VSAT hardware to certain North American Network Equipment and Services customers who do not purchase their equipment outright, we enter into long term operating leases, generally for two to five years, with the customer for use of the VSAT hardware installed at the customer’s facilities. Prior to the fourth quarter of 2005, HNS had an arrangement with a third party financial institution to borrow against the future operating lease revenues at the inception of the lease. When amounts were borrowed under these arrangements, the financial institution assumed the credit risk associated with non-payment by the customer for the duration of the operating lease; however, HNS retained a continuing obligation to indemnify the financing institution from losses it may incur (up to the original value of the hardware) from non-performance of its system (a “Non-Performance Event”). As a result, HNS did not recognize a sale of the equipment at the time of such transactions since HNS retained a continuing obligation to perform under those leases. In connection with these transactions, the financial institution receives title to the equipment at the inception of the lease and obtains the residual rights to the equipment after the operating lease with the customer has expired. Since the inception of the borrowing program in 1997, HNS has received nominal claims from customers for Non-Performance Events and has not been required to make any indemnification payments for a Non-Performance Event. HNS does not maintain a reserve for Non-Performance Events as it believes the possibility of the occurrence of a Non-Performance Event due to a service outage is remote given its ability to quickly re-establish customer service at a relatively nominal cost.

Upon entering into these leases for which HNS had a continuing obligation to perform, HNS received cash from the financial institution for a substantial portion of the aggregate future lease rental payments to be received from the customers for the installed equipment used to provide services to the customers. At such time, HNS recognized a liability to the financial institution, which HNS refers to as VSAT hardware financing reflected in its financial statements as debt. The amount of the debt recorded initially is the proceeds received from the financial institution, which is equivalent to the selling price of the installed equipment used to provide services to the customer. HNS records interest expense on a month-to-month basis relating to the VSAT hardware financing and structures these lease arrangements such that amounts HNS receives from its customers under their customer service agreements provide HNS with the necessary funds to pay principal and interest obligations owed under the VSAT hardware financing liability. Accordingly, as HNS recognizes revenue from its customers under their contracts, it also records interest expense and a reduction of the VSAT hardware financing liability as payments are made to the financing institution. Revenues from the associated customer service contracts are recorded as they are earned on a month-to-month basis over the life of the contract, not at inception of the lease. Upon entering into these leases for which HNS have had a continuing performance obligation, HNS capitalized the book value of the installed equipment used to provide services to the customers as VSAT operating lease hardware and depreciate these costs over the term of the customer service agreement. This depreciation of the VSAT operating lease hardware is reflected in cost of hardware products sold and is recorded over the period of the lease (generally the same as the life of the customer service contract).

In September 2005, HNS entered into a new lease financing arrangement, under which it does not have a continuing obligation subject to a Non-Performance Event, with the third party financial institution. Under the new arrangement, HNS receives cash from the financial institution and record a sale and cost of hardware products sold upon transfer of title to the financial institution. Accordingly, since there is no continuing involvement, HNS records revenue upon the transfer of title instead of on a monthly basis over the term of the operating lease and expenses the cost of the hardware as an element of cost of hardware products sold, rather than capitalize it.

Under the terms of the new arrangement, we recognized $22.5 million and $10.2 million of hardware sales, respectively, during 2007 and 2006. In situations where HNS leases its VSAT hardware to the customer instead of selling to the customer outright, HNS expects to primarily offer leases without a continuing obligation to the financial institution. However, results of future periods will also be impacted by the accounting treatment for leases in which HNS has a continuing obligation to perform until those contracts expire. As noted above, the accounting treatment for these transactions will be different for our customer equipment sales depending on whether it does or does not have a continuing performance obligation under the associated equipment financing lease.

Selling, General and Administrative—Selling expenses primarily consist of the salaries, commissions, related benefit costs of our direct sales force and marketing staff, advertising, travel, allocation of facilities, and other directly related overhead costs for our domestic and international businesses. General and administrative expenses include bad debt expense and salaries and related employee benefits for employees associated with common supporting functions, such as accounting and finance, risk management, legal, information technology, administration, human resources, and senior management. Selling, general, and administrative costs also include facilities costs, third party service providers’ costs (such as outside tax and legal counsel, and insurance providers) and depreciation of fixed assets.

Research and Development (“R&D”)—R&D expenses primarily consist of the salaries of certain members of our engineering staff plus an applied overhead charge. R&D expenses also include engineering support for existing platforms and development efforts to build new products and software applications, subcontractors, material purchases and other direct costs in support of product development.

Selected Segment Data

Our operations are comprised of four segments: (i) the North America VSAT segment, which consists of the Consumer group and the Network Equipment and Services group; (ii) the International VSAT segment, which consists of the Network Equipment and Services group; (iii) the Telecom Systems segment, which consists of the Mobile Satellite Systems group and the Terrestrial Microwave group; and (iv) the Corporate and Other segment which consists of ESP’s business, various minority investments held by the Company as well as our corporate offices and assets not specifically related to another business segment. The following tables set forth our revenues and operating income (loss) for our primary segments for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year Ended December 31,			2007 vs. 2006		2006 vs. 2005
	2007	2006	2005	Amount	%	Amount	%
Revenues by segments:
North America VSAT	$615,716	$573,867	$—	$41,849	7.3%	$573,867	*
International VSAT	214,833	193,370	—	21,463	11.1%	193,370	*
Telecom Systems	139,526	90,988	—	48,538	53.3%	90,988	*
Corporate and Other	573	474	615	99	20.9%	(141)	(22.9)%

Total revenues	$970,648	$858,699	$615	$111,949	13.0%	$858,084	*

Operating income (loss) by segments:
North America VSAT	$44,259	$35,625	$—	$8,634	24.2%	$35,625	*
International VSAT	19,637	3,178	—	16,459	517.9%	3,178	*
Telecom Systems	25,911	18,871	—	7,040	37.3%	18,871	*
Corporate and Other	(6,171)	(5,032)	(9,299)	(1,139)	(22.6)%	4,267	45.9%

Total operating income (loss)	$83,636	$52,642	$(9,299)	$30,994	58.9%	$61,941	*

*	Percentage not meaningful

Results of Operations

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Revenues

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Revenues:
Services	$148,897	$119,774	$29,123	24.3%
Hardware sales	88,263	103,108	(14,845)	(14.4)%

Total revenues	$237,160	$222,882	$14,278	6.4%

% of revenue to total revenues:
Services	62.8%	53.7%
Hardware sales	37.2%	46.3%

Services Revenues

The growth in services revenues was attributable to a revenue increase in the Consumer group of $15.3 million to $76.5 million for the three months ended March 31, 2008 compared to $61.2 million for the same period in 2007. The increase was primarily due to an increase in the subscriber base of approximately 55,000 subscribers to approximately 401,000 subscribers at March 31, 2008 from approximately 346,000 subscribers at March, 2007. ARPU increased by 8.3% to $65 for the three months ended March 31, 2008 from $60 for the three months ended March 31, 2007. In addition, services revenue from our International VSAT segment increased by $8.8 million to $29.3 million for the three months ended March 31, 2008 from $20.5 million for the same period in 2007, mainly resulting from higher revenues of: (i) $1.5 million from our Brazil operations as the number of sites under service increased to approximately 7,400 as of March 31, 2008, from approximately 5,400 as of March 31, 2007; (ii) $2.3 million from enterprise customers in India; (iii) $3.9 million from our European operations as a result of the launch of HUGHESNET® managed network services in late 2006 and the commencement of services on a new, multi-year contract for a large lottery operator in the United Kingdom; and (iv) $1.2 million in U.S. source services provided directly to our international customers. The increase in services revenue was also driven by an increase in revenue from our Telecom Systems segment of $2.9 million to $6.8 million for the three months ended March 31, 2008 compared to $3.9 million for the same period in 2007, which primarily resulted from an increase in design and development engineering services provided by our Mobile Satellite Systems group to HTI. North America Equipment and Services revenues increased by $2.1 million for the three months ended March 31, 2008 compared to the same period in 2007, mainly due to new contacts awarded in 2007 that provided incremental service revenue in the first quarter of 2008.

Hardware Sales

Hardware sales decreased as a result of a reduction in revenue from our North America VSAT segment of $12.1 million to $44.2 million for three months ended March 31, 2008 compared to $56.3 million for the same period in 2007. The decrease was primarily due to a revenues reduction of $7.7 million in our North America Network Equipment and Services group relating to a customer. Hardware sales can be impacted by the timing of renewals and upgrades of existing contracts, as well as closure and delivery of new contracts. Despite the growth in the subscriber base, hardware sales in the Consumer group decreased by $4.4 million to $15.1 million for three months ended March 31, 2008 compared to $19.5 million for the same period in 2007 as a result of changes in pricing plans in response to competitive pressures.

Further contributing to the decline was a decrease in hardware sales from our International VSAT segment of $7.7 million to $15.3 million for three months ended March 31, 2008 compared to $23.0 million for the same period in 2007. The decrease was primarily due to delays in receiving new orders of $5.0 million for deliveries of terminals to the Russia/CIS region, and $2.6 million associated with delays in the rollout of customer programs and receipt of new orders from enterprise customers and customers related to franchise managed information kiosks in India.

Offsetting the decrease in hardware sales was an increase in hardware sales from our Telecom Systems segment of $5.0 million to $28.8 million compared to $23.8 million for the same period in 2007. The increase primarily resulted from higher hardware sales in the Mobile Satellite System group of $3.3 million in connection with contracts for the design, development and supply of user terminals and chipset related development and $1.7 million in sales for point to multi-point products from the Terrestrial Microwave group due to orders from new customers in Europe and Africa.

Cost of Revenues

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Cost of services	$94,217	$80,234	$13,983	17.4%
Cost of hardware products sold	76,798	87,166	(10,368)	(11.9)%

Total cost of revenues	$171,015	$167,400	$3,615	2.2%

Services cost as a % of services revenues	63.3%	67.0%
Hardware cost as a % of hardware revenues	87.0%	84.5%

Cost of Services

The increase in cost of services resulted from higher costs associated with the growth of the subscriber base in the Consumer group and an increase in bandwidth usage per customer which increased transponder capacity lease expense by $2.7 million for the three months ended March 31, 2008 compared to the same period in 2007. Other support costs for customer service, network operations, field services and backhaul costs and depreciation expense increased by $2.7 million.

In addition, our costs of services increased by $6.4 million across our international service businesses primarily in Europe, India and Brazil due to an increase in the number of sites under service and $1.9 million in engineering service costs to support development activities provided to HTI.

Cost of Hardware Products Sold

Cost of hardware products sold decreased related to the reduction in hardware sales. The decrease was attributable mainly to a reduction in costs of hardware products sold from our North America and International VSAT segments of $13.6 million, which was partially offset by an increase in cost of hardware products sold of $3.2 million in our Telecom Systems segment, related to higher engineering and production costs to correspond with the increase in sales. Hardware costs as a percentage of hardware revenues increased due to changes in the consumer price plans implemented in May 2007. There was a price reduction of $100 on the upfront plan and a change in term and price of the promotional plan.

Selling, General and Administrative Expense

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Selling, general and administrative expense	$49,155	$38,266	$10,889	28.5%
% of revenue	20.7%	17.2%

Selling, general and administrative expense increased primarily due to an accrual of $8.5 million related to a one-time retention program in connection with the April 22, 2005 transaction between DIRECTV Group, Inc. (“DIRECTV”) and SkyTerra Communications, Inc. (“SkyTerra”) and higher costs of $3.1 million primarily related to advertising costs. For further discussion of the retention program, see Note 13 to the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement.

Research and Development

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Research and development	$6,076	$4,124	$1,952	47.3%
% of revenue	2.6%	1.9%

The increase in research and development was primarily due to additional activities in our North America Network Equipment and Services group on HughesNet and SPACEWAY projects and from our Helius subsidiary that we acquired in February 2008.

Amortization of Intangibles

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Amortization of intangibles	$1,608	$1,536	$72	4.7%
% of revenue	0.7%	0.7%

The slight increase in amortization of intangible assets was due to additional amortization related to the acquisition of Helius completed in February 2008.

Operating Income

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Operating Income	$9,306	$11,556	$(2,250)	(19.5)%
% of revenue	3.9%	5.2%

Operating income decreased as a result of higher operating costs of $16.5 million in the first quarter of 2008, primarily due to a one-time retention program (see Note 13 to the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement) and higher costs of services to correspond with the increase in services revenue. The increase in operating costs was offset by an increase of $14.3 million in revenues, with gains mainly in the Consumer group and the Mobile Satellite Systems group.

Interest Expense

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Interest expense	$9,308	$11,438	$(2,130)	(18.6)%

Interest expense primarily relates to interests paid on the $450 million unsecured senior notes (“Senior Notes”) and the $115 million borrowing under the term loan facility (“Term Loan Facility”) less the interest capitalized associated with SPACEWAY program. The decrease in interest expense was attributable to higher capitalization of interest related to the construction in process associated with the SPACEWAY program. The decrease in interest expense was offset by higher interest expense associated with the Term Loan Facility as we incurred interest expense for the entire first quarter of 2008 compared to a partial quarter in 2007.

Interest and Other Income, Net

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Interest income	$1,463	$3,078	$(1,615)	(52.5)%
Other income, net	31	101	(70)	(69.3)%

Total interest and other income, net	$1,494	$3,179	$(1,685)	(53.0)%

The decrease in total interest and other income, net was primarily due to a reduction in interest income earned due to lower cash balances in our corporate accounts and lower rates of return during the first quarter of 2008 compared to the same period in 2007.

Income Tax Expense

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Income tax expense	$640	$520	$120	23.1%

The increase in income tax expense was primarily attributable to increases in income earned from our foreign subsidiaries.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Services	$537,688	$440,450	$97,238	22.1%
Hardware sales	432,960	418,249	14,711	3.5%

Total revenues	$970,648	$858,699	$111,949	13.0%

% of revenue to total revenues:
Services	55.4%	51.3%
Hardware sales	44.6%	48.7%

Services Revenues

Our services revenues are primarily generated by our North America VSAT segment. The growth in services revenues was attributable to a revenue increase in the Consumer group of $48.8 million to $267.1 million in 2007 compared to $218.3 million in 2006, primarily as a result of increases in the subscriber base. At December 31, 2007, the total subscriber base increased by approximately 52,400 subscribers to approximately 379,900 subscribers compared to 327,500 at December 31, 2006. ARPU increased by 3.3% to $62 for the year ended December 31, 2007 from $60 for the year ended December 31, 2006. In addition, services revenue from our International VSAT segment increased by $28.7 million to $109.8 million in 2007 from $81.1 million in 2006, mainly resulting from higher revenues of: (i) $7.9 million from our Brazil operations as the number of sites under service increased to approximately 7,000 as of December 31, 2007 from approximately 4,700 as of December 31, 2006; (ii) $5.3 million from enterprise customers in India; and (iii) $17.3 million from our European operations as a result of the launch of HUGHESNET® Managed Network Services in late 2006 and the commencement of services on a new, multi-year contract for a large lottery operator in the United Kingdom. Partially offsetting the increase in services revenue from our International VSAT segment was a $1.5 million reduction in U.S. source services provided directly to our international customers. The increase in services revenue was also driven by an increase in revenue from our Telecom Systems segment of $20.7 million to $23.0 million in 2007 compared to $2.3 million in 2006, which primarily resulted from an increase in design and development engineering services provided by our Mobile Satellite Systems group to HTI.

Hardware Sales

The increase in hardware sales was mainly driven by an increase in hardware sales from our Telecom Systems segment of $27.8 million to $116.5 million in 2007 compared to $88.7 million in 2006. The increase resulted from higher hardware sales in the Mobile Satellite System group of: (i) $16.2 million in engineering activities related to the design and development of a secondary gateway and high-speed packet data network for a large mobile satellite operator in the United Arab Emirates; (ii) $12.8 million in connection with contracts for the design, development and supply of satellite base stations and the integration of ground based beam forming projects; and (iii) $5.2 million in engineering activities related to a new contract with a mobile satellite operator for the design of a terrestrial baseband chipset. Offsetting the increase in hardware sales was a reduction of $6.4 million from the Terrestrial Microwave group, primarily due to the completion of a development contract for a major telecommunications company in 2006.

Offsetting the increase in hardware sales was a reduction in revenue from our North America VSAT segment of $5.8 million to $211.4 million in 2007 compared to $217.2 million in 2006. Despite the growth in the subscriber base, hardware sales in the Consumer group decreased by $10.0 million to $64.0 million in 2007 compared to $74.0 million in 2006, resulting from changes in pricing plans in response to competitive pressures. The decrease in hardware sales was offset by a revenue increase of $4.2 million related to enterprise and government contracts from our North American Network Equipment and Services group as a result of successful efforts to develop this market.

Further offsetting the increase was a decrease in hardware sales from our International VSAT segment of $7.3 million to $105.0 million in 2007 compared to $112.3 million in 2006. The decrease was primarily due to a reduction of $12.4 million in sales to the Latin America region as a result of the completion of terminal deliveries on a large, e-education program in Mexico, offset by a $5.1 million increase in shipments to enterprise and HughesNet Fusion customers in India.

Costs of Revenues

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Cost of services	$356,306	$309,698	$46,608	15.0%
Cost of hardware products sold	355,475	327,708	27,767	8.5%

Total cost of revenues	$711,781	$637,406	$74,375	11.7%

Services cost as a % of services revenues	66.3%	70.3%
Hardware cost as a % of hardware revenues	82.1%	78.4%

Cost of Services

The increase in cost of services resulted from higher costs associated with the growth of the subscriber base in the Consumer group and an increase in bandwidth usage per customer which increased transponder capacity lease expense by $23.8 million in 2007 compared to 2006. In addition, our costs of services increased by: (i) $11.5 million across our international service businesses in Europe, India, and Brazil due to an increase in the number of sites under service; (ii) $12.6 million in engineering service costs to support development activities provided to HTI; and (iii) $2.1 million in higher depreciation and amortization expense. Offsetting the increase in cost of services was a reduction of $4.0 million associated with the wind-down and completion of the SPACEWAY services agreement with DIRECTV.

Cost of Hardware Products Sold

The increase in cost of hardware products sold was mainly due to an increase in costs incurred from our Telecom Systems segment of $28.1 million to $87.7 million in 2007 compared to $59.6 million in 2006, corresponding with the increase in hardware products sold in 2007. The increase was primarily due to higher engineering and production costs of $30.8 million related to contracts in the Mobile Satellite Systems group, which was offset by a decrease in cost of hardware products sold of $1.9 million in our Terrestrial Microwave group.

Offsetting the increase in cost of hardware products sold was a small net reduction of $0.3 million in 2007 from our North America and International VSAT segments to $267.8 million in 2007 compared to $268.1 million in 2006. Total terminals shipped at December 31, 2007 increased by approximately 12,000 terminals to approximately 295,000 compared to approximately 283,000 terminals at December 31, 2006, resulting in higher cost of sales for hardware and higher installation activity and installation support of $3.1 million. Shipments of our broadband satellite systems in 2007 also increased as the launch of the HUGHES® HX System in late 2006 resulted in an increase of 25 Network Operations Centers shipped to small-to-medium-size enterprises in our International Network Equipment and Services group. In addition, SFAS No. 86 software amortization costs increased by $1.4 million due to additional amortization for software projects previously completed. The increase in cost of hardware products sold were offset by a charge of $10.5 million recorded in June 2006 to reduce the net book value of our narrowband products to their net realizable value in connection with our decision to shift our primary focus exclusively to the broadband market and a decrease in hardware revenue.

Selling, General and Administrative Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Selling, general and administrative expense	$152,051	$139,449	$12,602	9.0%
% of revenue	15.7%	16.2%

Selling, general and administrative expense increased primarily due to higher costs of $3.8 million related to marketing expense and $3.5 million related to our international subsidiaries. In addition, the increase was also attributable to a $2.8 million cost reduction related to the settlement of a purchase commitment for external software services in 2006.

Research and Development

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Research and development	$17,036	$23,058	$(6,022)	(26.1)%
% of revenue	1.8%	2.7%

The decrease in research and development (“R&D”) was due to the assignment of engineers to non-R&D activities such as customer funded programs and to other software projects, which costs are capitalized under SFAS No. 86 or as internally developed software.

Operating Income

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Operating income	$83,636	$52,642	$30,994	58.9%
% of revenue	8.6%	6.1%

Operating income improved as a result of an increase in 2007 revenues of $111.9 million, with gains primarily in the Consumer group and the Mobile Satellite Systems group. The increase in revenues was partially offset by higher operating costs of $81.0 million in 2007, primarily attributable to an increase in costs of sales to correspond with increase in revenues.

Interest Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Interest expense	$43,775	$47,791	$(4,016)	(8.4)%

Interest expense primarily relates to the $450 million unsecured senior notes (“Senior Notes”), VSAT hardware financing and various borrowings by our foreign subsidiaries. The decrease in interest expense was attributable to increased capitalization of interest related to the increased construction in process associated with the SPACEWAY program in 2007, a prepayment penalty associated with the April 2006 refinancing, lower lease interest expense associated with our North American Equipment and Services group in 2007 and a loan from Apollo in 2006. Partially offsetting the decrease in interest expense was higher interest expense due to the incurrence of a full year of interest on the Senior Notes in 2007, the interest on the Term Loan Facility and higher interest costs associated with our foreign subsidiaries in 2007 compared to the same period in 2006.

Interest and Other Income, Net

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Interest income	$9,527	$9,640	$(113)	(1.2)%
Other income, net	242	2,323	(2,081)	(89.6)%

Total interest and other income, net	$9,769	$11,963	$(2,194)	(18.3)%

The decrease in total interest and other income, net was primarily due to a reduction in other income, net of $2.1 million, primarily related to a gain in connection with a non-operating settlement of an exchange of equity related to an Indian subsidiary in 2006.

Income Tax Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Income tax expense	$5,337	$54,110	$(48,773)	(90.1)%

Income tax expense decreased primarily due to the gain on the Distribution and the utilization of the deferred tax asset recorded as of December 31, 2005. In 2007, our income tax expense was primarily related to income earned by our international subsidiaries in Brazil, India and Europe and the estimated domestic state income taxes.

For the year ended December 31, 2006, income tax expense increased primarily due to the gain on the Distribution and included the utilization of the deferred tax asset recorded as of December 31, 2005. In addition, income tax expense included taxes on income earned by our subsidiaries in India and Brazil and estimated domestic state income taxes. For the year ended December 31, 2005, the Company recognized a $50.3 million income tax benefit, and associated deferred tax asset, related to the reversal of the valuation allowance associated with the loss carryforwards which were expected to be utilized to offset the Federal taxable income on the Distribution.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Services	$440,450	$615	$439,835	*
Hardware sales	418,249	—	418,249	*

Total revenues	$858,699	$615	$858,084	*

% of revenue to total revenues:
Services	51.3%	100.0%
Hardware sales	48.7%	0.0%

*	Percentage not meaningful

Services Revenues

The increase in services revenues was due to the consolidation of HNS into our results of operations in connection with the January 2006 Transaction. HNS’ services revenues in 2006 were $440.0 million. See “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Form 10-K filed by HNS with the SEC for the year ended December 31, 2007 that was filed as Exhibit 99.1 to HCI’s 2007 Form 10-K, which is incorporated by reference herein, for a comparison of HNS’ results of operations for the years ended December 31, 2006 and 2005.

Hardware Sales

We did not sell hardware products prior to our acquisition of HNS. See “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Form 10-K filed by HNS with the SEC related to the year ended December 31, 2006 that was filed as Exhibit 99.1 to HCI’s 2007 Form 10-K, which is incorporated by reference herein, for a comparison of HNS’ results of operations for the years ended December 31, 2006 and 2005.

Costs of Revenues

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Cost of services	$309,698	$326	$309,372	*
Cost of hardware products sold	327,708	—	327,708	*

Total cost of revenues	$637,406	$326	$637,080	*

Services cost as a % of services revenues	70.3%	53.0%
Hardware cost as a % of hardware revenues	78.4%	0.0%

*	Percentage not meaningful

Cost of Services

The increase in cost of services was due to the consolidation of HNS into our results of operations in connection with the January 2006 Transaction. HNS’ cost of services in 2006 was $309.7 million. See “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Form 10-K filed by HNS with the SEC related to the year ended December 31, 2006 that was filed as Exhibit 99.1 to HCI’s 2007 Form 10-K, which is incorporated by reference herein, for a comparison of HNS’ results of operations for the years ended December 31, 2006 and 2005.

Cost of Hardware Products Sold

There was no cost of hardware products for the year ended December 31, 2005 as we did not sell hardware products prior to our acquisition of HNS. See “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Form 10-K filed by HNS with the SEC related to the year ended December 31, 2006 that was filed as Exhibit 99.1 to HCI’s 2007 Form 10-K, which is incorporated by reference herein, for a comparison of HNS’ results of operations for the year ended December 31, 2006 and 2005.

Selling, General and Administrative Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Selling, general and administrative expense	$139,449	$9,588	$129,861	*
% of revenue	16.2%	*

*	Percentage not meaningful

The increase in selling, general and administrative expense was primarily due to the consolidation of HNS into our results of operations in connection with the January 2006 Transaction. HNS’ sales, general and administrative expense was $134.1 million for the year ended December 31, 2006. See “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Form 10-K filed by HNS with the SEC related to the year ended December 31, 2006 that was filed as Exhibit 99.1 to HCI’s 2007 Form 10-K, which is incorporated by reference herein, for a comparison of HNS’ results of operations for the years ended December 31, 2006 and 2005.

Research and Development

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Research and development	$23,058	$—	$23,058	*
% of revenue	2.7%	*

*	Percentage not meaningful

There were no research and development expense prior to the January 1, 2006 acquisition of HNS. See “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Form 10-K filed by HNS with the SEC related to the year ended December 31, 2006 that was filed as Exhibit 99.1 to HCI’s 2007 Form 10-K, which is incorporated by reference herein, for a comparison of HNS’ results of operations for the years ended December 31, 2006 and 2005.

Amortization of Intangibles

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Amortization of intangibles	$6,144	$—	$6,144	*
% of revenue	0.7%	*

*	Percentage not meaningful

The Company had no intangible assets prior to January 1, 2006 acquisition of HNS. As a result of the January 2006 Transaction, we have recorded intangible assets as of January 1, 2006 relating to customer relationships, technology patents, trademarks and backlog in accordance with SFAS No. 141.

Operating Income (Loss)

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Operating income (loss)	$52,642	$(9,299)	$61,941	*
% of revenue	6.1%	*

*	Percentage not meaningful

The increase in operation income (loss) was primarily due to the consolidation of HNS into our results of operations in connection with the January 2006 Transaction. HNS’ operating income for the year ended December 31, 2006 was $57.7 million. See “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Form 10-K filed by HNS with the SEC related to the year ended December 31, 2006 that was filed as Exhibit 99.1 to HCI’s 2007 Form 10-K, which is incorporated by reference herein, for a comparison of HNS’ results of operations for the years ended December 31, 2006 and 2005.

Equity in Earnings of Hughes Network Systems, LLC

We recorded no income or loss under the equity method of accounting for HNS in 2006 as we consolidated HNS’ results subsequent to the January 2006 Transaction. In 2005, we recorded income of $24.1 million relating to our 50% ownership of HNS for the period from April 22, 2005 through December 31, 2005.

Equity in Loss of Mobile Satellite Ventures LP

In 2006 and 2005, we recorded expense of $1.5 million and $9.5 million, respectively, relating to our proportionate share of MSV’s net loss. Our share of the loss in 2006 is our proportionate share through the date of the Distribution, as we distributed our interest in MSV to SkyTerra on that date.

Interest Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Interest expense	$47,791	$ —	$47,791	*

*	Percentage not meaningful

Interest expense in 2006 primarily consisted of $46.0 million of interest on debt incurred by HNS and $1.7 million of interest paid to Apollo in connection with the $100.0 million loan from Apollo to finance the January 2006 Transaction. Of the $46.0 million of interest expense incurred by HNS, $43.6 million is primarily attributable to interest expenses associated with the Senior Notes, the first and second lien term bank debt, VSAT lease financing, prepayment penalty on the second lien term bank debt and net of capitalized interest. The Company had no interest expense in 2005.

Interest and Other Income

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Interest income	$9,640	$1,436	$8,204	*
Other income, net	2,323	877	1,446	*

Total interest and other income, net	$11,963	$2,313	$9,650	*

*	Percentage not meaningful

The increase in total interest and other income for the year ended December 31, 2006 was primarily attributable to an increase in interest income earned on the cash acquired in the January 2006 Transaction and $1.8 million in gain on receipt of equity from an unconsolidated affiliate.

Income Tax Expense

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Income tax expense (benefit)	$54,110	$(50,334)	$104,444	*

*	Percentage not meaningful

For the year ended December 31, 2006, income tax expense increase related primarily to the gain on the Distribution and included the utilization of the deferred tax asset recorded as of December 31, 2005. In addition, income tax expense included taxes on income earned by our subsidiaries in India and Brazil and estimated domestic state income taxes. For the year ended December 31, 2005, the Company recognized a $50.3 million income tax benefit, and associated deferred tax asset, related to the reversal of the valuation allowance associated with the loss carryforwards which were expected to be utilized to offset the Federal taxable income on the Distribution.

Pursuant to a private letter ruling issued by the Internal Revenue Service (“IRS”) and a closing agreement entered into by the IRS and SkyTerra with respect to whether an “ownership change” as defined by Section 382 of the Internal Revenue Code occurred during the period from June 5, 1999 through December 31, 2004, we expect that SkyTerra’s net operating loss carryforwards (a portion of which became our net operating loss carryforwards following the Distribution) will not be subject to limitation and, therefore, will be available to offset future taxable income if such taxable income is generated in a period prior to the expiration of or other limitation on such net operating loss carryforwards. As the Distribution did not qualify as a tax-free spin-off, SkyTerra generated significant taxable income in 2006 for Federal and state income tax purposes.

Discontinued Operations

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Loss from discontinued operations	$(43)	$(956)	$913	95.5%
Gain on sale of discontinued operations	240	1,061	(821)	(77.4)%

Total discontinued operations	$197	$105	$92	87.6%

For the year ended December 31, 2006, net gain on discontinued operations primarily resulted from the sale of our interest in AfriHUB on February 20, 2006. In 2005, the net gain was primarily attributable to the gain of $1.1 million from the settlement of Rare Medium, Inc. liabilities for a lesser amount, partially offset by a $1.0 million loss from operations of AfriHUB.

Cumulative Dividends and Accretion of Convertible Preferred Stock to Liquidation Value

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Cumulative dividends and accretion of convertible preferred stock	$1,454	$9,969	$(8,515)	(85.4)%

In 2006 and 2005, we recorded dividends and accretion of $1.5 million and $10.0 million, respectively, related to amounts payable quarterly on SkyTerra’s Series A Preferred Stock and to accretion of the carrying amount of the Series A Preferred Stock to its $100 per share face value redemption amount over 13 years. The amount recorded in 2006 represents the amount recognized through the date of the Distribution when the Preferred Stock was distributed to SkyTerra.

Liquidity and Capital Resources

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

	Three Months Ended March 31,		Variance
(Dollars in thousands)	2008	2007	Amount	%
Net cash provided by (used in):
Operating activities	$17,417	$2,384	$15,033	630.6%
Investing activities	(40,176)	(51,454)	(11,278)	(21.9)%
Financing activities	(2,277)	106,710	(108,987)	(102.1)%

Net Cash Flows from Operating Activities

The increase in net cash provided by operating activities was primarily due to a favorable decrease of $17.1 million resulting from changes in operating assets and liabilities. The increase was offset by a lower net income of $2.3 million for the three months ended March 31, 2008 compared to the same period in 2007.

Net Cash Flows from Investing Activities

The decrease in net cash used in investing activities was primarily due to a reduction in capital expenditures, as set forth in the table below. The decrease in capital expenditures was offset by cash used in the acquisition of Helius in February 2008 and a decrease in net sales of marketable securities and additional equity investment in Hughes Systique during the first quarter of 2008.

Capital expenditures for the three months ended March 31, 2008 and 2007 are shown as follows (in thousands):

	Three Months Ended March 31,		Variance
	2008	2007
Capital expenditures:
SPACEWAY program	$13,748	$50,415	$(36,667)
Other capital expenditures—VSAT	5,413	6,078	(665)
Capitalized software	3,382	3,288	94
Capital expenditures—other	2,448	5,752	(3,304)
VSAT operating lease hardware	1,339	—	1,339

Total capital expenditures	$26,330	$65,533	$(39,203)

Net Cash Flows from Financing Activities

The decrease in net cash provided by financing activities was due to a reduction in the level of borrowing activities, mainly related to the borrowing of $115 million under the Term Loan Facility in February 2007. The decrease was offset by lower debt repayments of $2.3 million for the three months ended March 31, 2008 compared to the same period in 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

	Year Ended December 31,		Variance
(Dollars in thousands)	2007	2006	Amount	%
Net cash provided by (used in):
Operating activities	$93,515	$90,173	$3,342	3.7%
Investing activities	$(156,670)	$(173,328)	$(16,658)	(9.6)%
Financing activities	$93,324	$168,679	$(75,355)	(44.7)%

Net Cash Flows from Operating Activities

The increase in net cash provided by operating activities for the year ended December 31, 2007 was primarily due to the increase in net income of $82.7 million for 2007 compared to 2006. The improvement in net cash provided by operating activities was offset by a $2.7 million reduction in depreciation and amortization, a $1.5 million reduction in equity losses from unconsolidated affiliates and a decrease of $78.2 million resulting from changes in operating assets and liabilities and deferred income taxes. Additionally, there was a $1.8 million increase due to a gain on receipt of investment by a subsidiary in 2006.

Net Cash Flows from Investing Activities

The decrease in net cash used in investing activities for the year ended December 31, 2007 was primarily due to an increase in net sales of marketable securities of $179.9 million, offset by increases in capital expenditures, as set forth in the table below, and $12.8 million of cash received, primarily in connection with the January 2006 Transaction.

Capital expenditures for the years ended December 31, 2007 and 2006 are shown as follows (in thousands):

	Year Ended December 31,		Variance
	2007	2006
Capital expenditures:
SPACEWAY program	$190,056	$46,773	$143,283
Other capital expenditures—VSAT	30,330	22,932	7,398
Capitalized software	14,228	16,416	(2,188)
Capital expenditures—other	13,566	7,486	6,080

Total capital expenditures	$248,180	$93,607	$154,573

Net Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2007 decreased by $75.4 million primarily due to a decrease in the level of borrowing activities. For the year ended December 31, 2007, cash provided from financing activities of $93.3 million was comprised primarily of $115 million under the Term Loan Facility in February 2007 partially offset by debt repayments of $24.8 million. For the year ended December 31, 2006 the cash provided from financing activities of $168.7 million was primarily comprised of the proceeds from the issuance of the $450 million Senior Notes and $100 million from the rights offering. The proceeds were partially offset by debt repayments of $364.9 million primarily related to the repayment of debt on the $325 million first and second lien loans and payments related to the VSAT hardware financing.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

	Year Ended December 31,		Variance
(Dollars in thousands)	2006	2005	Amount	%
Net cash provided by (used in):
Operating activities	$90,173	$(6,464)	$96,637	*
Investing activities	$(173,328)	$(954)	$172,374	*
Financing activities	$168,679	$(5,363)	$174,042	*

*	Percentage not meaningful

Net Cash Flows from Operating Activities

We had $214.3 million in cash, cash equivalents and short-term investments as of December 31, 2006, an increase of $186.3 million compared $28.0 million at December 31, 2005.

Net cash provided by operating activities for the year ended December 31, 2006 improved to $90.2 million from a $6.5 million use of cash for the year ended December 31, 2005, an improvement of $96.7 million. As a result of the January 2006 Transaction, we consolidate HNS’ operations beginning January 1, 2006. During the year ended December 31, 2006, we generated a net loss of $39.1 million compared to net income of $59.3 million for the year ended December 31, 2005. During 2005, the Company recorded a $50.3 million income tax benefit as a result of the reversal of the valuation allowance related to the Company’s net operating losses based upon the estimated gain on the Distribution, which was completed in February 2006. In 2006, the Company recorded income tax expense of $54.1 million primarily related to the taxable gain on the Distribution. The decrease in net income (loss) was offset by the change in deferred taxes and the elimination of the equity in earnings of $24.1 million related to HNS, as a result of the January 2006 Transaction. Further, depreciation and amortization increased $48.4 million as a result of including HNS in our operations. Following the completion of the acquisition, working capital decreased primarily as a result of the $24.6 million reduction in receivables and an inventory write-off of $11.9 million as a result of our discontinuation of narrowband products, which contributed to the improvement in cash flows from operating activities. The improvements in accounts receivable were primarily due to management’s increased focus and monitoring as well as expanding collection efforts. As a result, the days sales outstanding in accounts receivable at HNS decreased by approximately 12 days from 78 days at December 31, 2005 to 66 days at December 31, 2006. Further, the inventory turnover ratio at HNS improved to 11.2 turns from 8.8 turns for the respective periods.

Net Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2006 increased by $172.4 million to $173.3 million compared to the same period in 2005. The increase resulted primarily from the $77.2 million used for capital expenditures, $16.4 million expenditure for capitalized software and $90.1 million used to purchase short-term investments in 2006 compared to a $53.7 million net source of cash in 2005 resulting from the sale of short-term investments and $1.6 million net reduction in amounts invested in affiliates. Partially offsetting these uses in 2006 was the $50.0 million in cash used in 2005 to purchase the first 50% of the Class A membership interests in HNS. The total cash purchase price for the remaining 50% was $100.5 million. At the date of purchase, HNS had cash of $113.3 million.

Capital expenditures for the years ended December 31, 2006 and 2005 are as follows (in thousands):

	Year Ended December 31,		Variance
	2006	2005
Capital expenditures:
SPACEWAY program	$46,773	$—	$46,773
Other capital expenditures—VSAT	22,932	—	22,932
Capitalized software	16,416	—	16,416
Capital expenditures—other	7,486	3	7,483

Total capital expenditures	$93,607	$3	$93,604

Net Cash Flows from Financing Activities

Net cash provided by financing activities increased by $174.1 million to a source of $168.7 million for the year ended December 31, 2006 from a use of $5.4 million for the same period in 2005. Cash provided by financing activities in 2006 consisted primarily of $100 million of cash borrowed from Apollo in connection with the acquisition of HNS; the net proceeds of $113.3 million from HNS’ $450 million Senior Notes offering after repayment of $325 million in outstanding term indebtedness, which was further reduced by debt issuance cost of $11.7 million. The loan from Apollo was repaid with the proceeds of the $100 million rights offering completed in 2006. These items were offset by the payments of preferred stock dividends of $1.4 million, a final distribution to SkyTerra of $9.3 million and repayments of VSAT related debt and other revolver and term debt at HNS’ foreign subsidiaries of $39.9 million.

Future Liquidity

As of March 31, 2008, our cash and cash equivalents and marketable securities totaled $128.8 million and our total debt was $590.2 million. We are significantly leveraged as a result of debt incurred by HNS and its subsidiaries.

HNS’ $450 million of 9 1/2% senior notes maturing on April 15, 2014 (the “Senior Notes”) are guaranteed on a senior unsecured basis by each of HNS’ current and future domestic subsidiaries that guarantee any of HNS’ indebtedness or indebtedness of HNS’ other subsidiary guarantors, including the indebtedness under HNS’ secured $50 million revolving credit facility (the “Revolving Credit Facility”). Interest on the Senior Notes is paid semi-annually in arrears on April 15 and October 15. At March 31, 2008 and 2007, interest accrued on the Senior Notes was $19.7 million.

HNS has a secured $50 million revolving credit facility (“Revolving Credit Facility”), which mature on April 22, 2011. The interest rate with respect to the Revolving Credit Facility, if any, is based on, at the Company’s option, the ABR rate (as defined in the Revolving Credit Facility) plus 1.50% or LIBOR plus 2.50%. The Revolving Credit Facility is guaranteed by, subject to certain exceptions, HNS’ direct and indirect wholly-owned domestic subsidiaries and is secured by substantially all of its domestic tangible and intangible assets. For outstanding letters of credit issued under the Revolving Credit Facility, we pay a participation fee of 2.50% per annum and an issuance fee of 0.25% per annum. In addition, the Company is charged a commitment fee of 0.50% per annum for any unused portion of the Revolving Credit Facility. As of March 31, 2008, the total outstanding letters of credit under the Revolving Credit Facility was $11.5 million. As a result, the available borrowing capacity under the Revolving Credit Facility as of March 31, 2008 was $38.5 million.

In February 2007, HNS borrowed $115 million from a syndicate of banks pursuant to a senior unsecured credit agreement (the “Term Loan Facility”). The Term Loan Facility is guaranteed, on a senior unsecured basis, by all of HNS’ existing and future subsidiaries that guarantee its existing Senior Notes and the Revolving Credit Facility. The interest on the Term Loan Facility is paid quarterly at Adjusted LIBOR (as defined in the Term

Loan Facility and the existing Revolving Credit Facility) plus 2.50%. To mitigate the variable interest rate risk associated with the Term Loan Facility, HNS entered into an agreement to swap the Term Loan Facility for a fixed rate of 5.12% per annum (the “Swap Agreement”). The Term Loan Facility is subject to certain mandatory and optional prepayment provisions and contains negative covenants and events of default, in each case, substantially similar to those provisions contained in the indenture governing the Senior Notes. The maturity date of the Term Loan Facility is April 15, 2014. The net interest payments based on the Swap Agreement and the Term Loan Facility are estimated to be approximately $8.8 million for each of the years ended December 31, 2008 through 2013 and $3.3 million for the year ended December 31, 2014.

The indenture governing the Senior Notes, the agreement governing the amended Revolving Credit Facility and the agreement governing the Term Loan Facility require HNS to comply with certain covenants: (i) in the case of the indenture, for so long as any Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended Revolving Credit Facility is in effect, and (iii) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on the ability of HNS and/or certain of its subsidiaries to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from HNS’ subsidiaries; sell assets and capital stock of our subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of our assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indenture governing the Senior Notes and/or the agreement governing the Term Loan Facility contain affirmative covenants that require us to: (i) preserve our businesses and properties; (ii) maintain insurance over our assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. HNS and its subsidiaries comprise a substantial portion of the Company’s net assets and results of operations since January 1, 2006. Because of the negative covenants above, there are certain restrictions on the net assets of HNS, the consolidated net assets of HNS at March 31, 2008 and December 31, 2007 were $244.0 million and $247.5 million, respectively. HNS was in compliance with all of its debt covenants at March 31, 2008.

HNS’ subsidiaries primarily meet their working capital requirements through their respective operations or local credit facilities. Occasionally, the subsidiaries utilize temporary advances to/from HNS to meet temporary cash requirements. HNS’ Indian subsidiary, HCIL, maintains various revolving and term loans funded by local banks in Indian Rupees. The balances outstanding at March 31, 2008 and December 31, 2007 were $4.5 million and $4.2 million, respectively. HCIL may be restricted from paying dividends to HNS under the terms of these loans.

The Company and its subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that are or will be guarantors of the Senior Notes, the Term Loan Facility and the Revolving Credit Facility, they will have no obligation, contingent or otherwise, to pay amounts due under the Senior Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

On February 4, 2008, the Company completed the acquisition of Helius, Inc. (“Helius”) as a result of the merger agreement that HCI entered into on December 21, 2007 (the “Merger Agreement”) with Helius, Utah Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”) and The Canopy Group, Inc. and Canopy Ventures I, L.P., the primary shareholders of Helius (the “Canopy Entities”). Pursuant to the Merger Agreement, the Company paid $10.5 million, after certain adjustment, at the closing of the acquisition. Immediately after the acquisition of Helius, the Company transferred its ownership of Helius to HNS, along with the remaining contractual obligation for contingent consideration of up to $20.0 million as additional purchase price, if any, to be payable in April 2010 by the Company or Helius, as the surviving corporation, subject to Helius achieving the post-closing performance goals.

On January 9, 2008, we invested an additional $1.5 million in the common equity of Hughes Systique. As a result, at March 31, 2008, we own approximately 32% of the outstanding shares of Hughes Systique on an undiluted basis. On February 8, 2008, the Company and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility, Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by the Company and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million, and we funded $0.5 million for our share of the initial draw.

Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under our Revolving Credit Facility will enable us to meet our requirements for working capital, capital expenditures, debt service, research and development, remaining ground infrastructure expenditures for SPACEWAY3, new acquisitions, and initial milestone payments for development of a potential new satellite and, to a lesser extent, other on-going capital and operating expenditures. However, our ability to fund these needs and to comply with the financial covenants under our debt agreements depends on our future operating performance and cash flow, which are subject to prevailing economic conditions, the level of spending by our customers and other factors, many of which are beyond our control. Any future acquisitions, joint ventures, acquisition of a satellite, or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2007 and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

	Due in						Total
	2008	2009	2010	2011	2012	Thereafter
Senior notes	$—	$—	$—	$—	$—	$450,000	$450,000
VSAT hardware financing obligations(1)	10,883	5,603	3,003	2,267	1,634	—	23,390
Term loans	1,015	254	—	—	—	115,000	116,269
Revolving loans	2,897	—	—	—	—	—	2,897
Estimated interest payments(2)	53,563	52,464	51,962	51,758	51,579	76,198	337,524
Orbital slot commitment(3)	750	750	750	1,000	1,000	4,000	8,250
Transponder lease obligations	162,785	94,442	49,335	21,819	6,560	4,594	339,535
Leases and other commitment	8,311	4,950	2,436	1,875	1,367	2,458	21,397
Due to affiliates	12,621	—	—	—	—	—	12,621
Due to DIRECTV	20,230	—	—	—	—	—	20,230

Total	$273,055	$158,463	$107,486	$78,719	$62,140	$652,250	$1,332,113

(1)	Principal obligations related to our VSAT hardware financing obligations are funded by payments received from customers under the service agreements with those customers.
(2)

Estimated interest payments were calculated as follows : (i) interest on the Senior Notes was calculated based on the 9 1/2% fixed rate of the Senior Notes (ii) interest on the VSAT hardware financing obligations and term loans debt were calculated based on the applicable rates and payment dates as contained in the debt instruments.

(3)	Amount represents a commitment to a related party for certain rights in connection with a satellite orbital slot for SPACEWAY 3.

In August 2007, the Company launched its SPACEWAY 3 satellite and initiated service using the SPACEWAY system in April 2008. At March 31, 2008, the remaining purchase commitments relating to the satellite was approximately $10.3 million, see detail described in Note 17 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement.

In connection with the April 22, 2005 transaction between DIRECTV and SkyTerra, HNS established the Long-Term Cash Incentive Plan (the “Retention Plan”), a one-time employee retention program, which was designed to retain a select group of employees chosen by the HNS’ senior management. The Retention Plan provides that participants will receive a cash payout equal to each participant’s individual target bonus amount if (i) the individual remains employed by HNS on the vesting date of April 22, 2009 and (ii) HNS successfully attains its earnings goal for 2008. As of March 31, 2008, HNS’ estimated contractual obligation was $11.4 million, which is expected to be paid in 2009.

Commitments and Contingencies

For a discussion of commitments and contingencies, see Note 22 and Note 23 to the Company’s audited consolidated financial statements and Note 17 to the Company’s unaudited consolidated financial statements included elsewhere in this prospectus supplement.

Off-Balance Sheet Arrangements

The Company is required to issue standby letters of credit and bonds primarily to support certain sales of its equipment to international government customers. These letters of credit are either bid bonds to support contract bids, or to support advance payments made by customers upon contract execution and prior to equipment being shipped, or guarantees of performance issued in support of its warranty obligations. Bid bonds typically expire upon the issue of the award by the customer. Advance payment bonds expire upon receipt by the customer of equipment, and performance bonds typically expire when the warranty expires, generally one year after the installation of the equipment.

As of March 31, 2008, we had $31.6 million of contractual obligations to customers and other statutory/governmental agencies, which were secured by letters of credit issued through us and our subsidiaries’ credit facilities. Of this amount, $11.5 million were issued under the Revolving Credit Facility; $4.3 million was secured by restricted cash; $0.2 million related to an insurance bond; and $15.6 million were secured by letters of credit issued under credit arrangements available to our Indian and Brazilian subsidiaries. Certain of the letters of credit issued by our Indian subsidiaries are secured by those entities’ assets.

Seasonality

Like many communications infrastructure equipment vendors, a significant amount of our hardware sales occur in the second half of the year due to our customers’ annual procurement and budget cycles. Large enterprises and operators usually allocate their capital expenditure budgets at the beginning of their fiscal year (which often coincides with the calendar year). The typical sales cycle for large complex system procurements is 6 to 12 months, which often results in the customer expenditure occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a result, interim results are not indicative of the results to be expected for the full year.

Inflation

Historically, inflation has not had a material effect on our results of operations.

Certain Relationships and Related Transactions

For a discussion of related-party transactions, see “Certain Relationships and Related Party Transactions” included in this prospectus supplement.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. We evaluate these estimates and assumptions on an ongoing basis. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions and conditions.

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues described below, are recognized when services are rendered or products are installed or shipped to third party installers and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. The Company offers a rebate to qualifying new consumer subscribers and records a reduction in revenue in the same period the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

Prior to the third quarter of 2005, HNS leased certain VSAT hardware under operating leases to customers which were funded by third party financial institutions. Under the terms of the arrangement, HNS retained a financial obligation to the financial institution (such leases, “VSAT leases”). Under the VSAT leases, HNS received cash from the financial institution for a substantial portion of the aggregate lease rentals at the inception of the operating lease, and HNS recognized a corresponding liability to the financial institution for those transactions. HNS capitalized the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and depreciated those costs over the term of the customer lease agreement. Hardware lease revenues for VSAT leases were recognized over the term of the operating lease. Subsequent to the third quarter of 2005, HNS amended its arrangements with the financial institutions financing the VSAT leases, and HNS ceased to retain a continuing obligation to the financial institutions for any new transactions. For such leases, hardware revenues are recognized at the inception of the transaction since there is no on going performance obligation.

In addition to providing standard product and service offerings, the Company also enters into contracts to design, develop and deliver telecommunication networks to customers. These contracts for telecommunication networks require significant effort to develop and construct the network, over an extended time period. Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Business Combinations and Intangible Assets

The Company has participated in several significant transactions since April 2005 which have impacted the Company’s financial statements. The Company accounts for business combinations in accordance SFAS No. 141, “Business Combinations.” The acquisition of businesses is an element of the Company’s strategy. Under the purchase method, the Company is required to record the net assets acquired at the estimated fair value at the date of acquisition. The determination of the fair value of the assets acquired and liabilities assumed requires the Company to make estimates and assumptions that affect the Company’s financial statements. Intangible assets acquired in connection with business combinations which have definite lives are amortized over their estimated useful lives. The estimated useful lives are based on estimates of the period during which the assets are expected to generate revenue. Intangible assets with definite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may no longer be recoverable.

Income Taxes

We must make certain estimates and judgments in determining provisions for income taxes. These estimates and judgments occur in the calculation of tax credits, tax benefits and deductions, and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

We assess the recoverability of deferred tax assets at each reporting date and where applicable, record a valuation allowance to reduce the total deferred tax assets to amounts that will, more-likely-than-not, be realized in the future. Our assessment includes an analysis of whether deferred tax assets will be realized in the ordinary course of operations based on the available positive and negative evidence, including the scheduling of deferred tax liabilities and forecasted taxable income from operating activities. The underlying assumptions we use in forecasting future taxable income require significant judgment. In the event that actual taxable income from operating activities differs from forecasted amounts, or if we change our estimates of forecasted taxable income from operating activities, we could record additional charges in order to adjust the carrying value of deferred tax assets to their realizable amounts. Such charges could be material to our consolidated results of operations and financial position.

We also review our positions taken or that will be taken on the income tax returns for unrecognized tax benefits, assess whether such unrecognized tax benefits meet the more-likely-than-not threshold, and determine the need to record a FIN 48 liability along with any penalty and interest.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations, domestically and internationally. We recognize liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our determination of whether, and the extent to which, additional tax assessments are probable and estimable. If we ultimately determine that payment of these amounts is less than we originally expected, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary.

Subscriber Acquisition Costs (“SAC”)

The Company’s Consumer group, included in the North America VSAT segment, offers internet and data networking services to consumers and small-medium businesses in North America. The products and services are sold to customers using a variety of competitive service packages, through an extensive independent nationwide network of distributors, dealers, sales agents and retail companies. SAC is an important component of our cost to acquire new consumer subscribers. SAC consists of dealer and customer service representative commissions on new installations and, in certain cases, the cost of hardware and installation provided to customers at the inception of service. SAC is deferred when a customer commits to a service agreement, and the deferred SAC is amortized over the commitment period as the related service revenue is earned. Prior to 2007, service agreements were 12 to 15 months in duration. Beginning in May 2007, the Company began to offer only 24 months service agreements. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, and/or the ability to charge an early termination fee.

Accounting for the Distribution

The Distribution by SkyTerra was accounted for as a reverse spin-off in accordance with EITF No. 02-11, “Accounting for Reverse Spin-offs” which provides guidance in situations in which a transferred business generated substantially all of the transferor’s historical consolidated revenues and constituted a majority of the book value of the transferor’s assets immediately prior to the spin-off. Further, we accounted for the Distribution as a non-monetary transaction in accordance with APB No. 29, “Accounting for Non-Monetary Transactions” resulting in transfer of the net assets at their historical basis as of the date of the transfer.

New Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133.” The objective of this Statement is to enhance disclosure requirements in the current disclosure framework of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of: (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. As of March 31, 2008, the Company has not determined the impact of SFAS No. 161 on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51.” The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. This Statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective as of the beginning of an entity’s first fiscal year that starts after December 15, 2008 and prohibits early adoption.

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations, a revision of SFAS No. 141”. SFAS No. 141 (R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141 (R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing GAAP until January 1, 2009. We expect SFAS No. 141 (R) will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. However, for business combinations completed prior to the effective date, we will apply the requirements of SFAS No. 109, as amended by this statement which may result in an adjustment to tax expense in lieu of recording an adjustment for valuation allowance to intangible assets recognized in connection with earlier business combinations. We are still assessing the full impact of this standard on our future consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits, but does not require, companies to report at fair value the majority of recognized financial assets, financial liabilities, and firm commitments. Under this standard, unrealized gains and losses on items for which the fair value option is elected are reported in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that starts after November 15, 2007. The Company has evaluated SFAS No. 159 relative to financial statements and determined that the utilization of fair value reporting is not appropriate for the Company’s current financial instruments.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring fair value in accordance with GAAP, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; however, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective as of the beginning of an entity’s first fiscal year that starts after November 15, 2007. SFAS 157 has minimal impact on the Company’s financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, you should not consider the forward-looking statements as projections by us of future events or losses.

General

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of its equity investments. The Company manages its exposure to those market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. The Company enters into derivative instruments only to the extent considered necessary to meet its risk management objectives and does not enter into derivative contracts for speculative purposes.

Foreign Currency Risk

The Company generally conducts its business in United States dollars. However, as its international business is conducted in a variety of foreign currencies, it is exposed to fluctuations in foreign currency exchange rates. The Company’s objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we may enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. At March 31, 2008, the Company had a total of $3.3 million in foreign exchange contracts of which, our Indian subsidiaries had $1.0 million of foreign exchange contracts remaining to be utilized to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at March 31, 2008. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures. The impact of a hypothetical 10% adverse change in exchange rates on the fair value of foreign currency denominated assets and liabilities would be an estimated loss of $6.2 million as of March 31, 2008.

Marketable Securities Risk

The Company has a significant amount of cash that is invested in marketable investments which are subject to market risk due to changes in interest rates. We have established an investment policy which governs our investment strategy and stipulates that we diversify investments among United States Treasury securities and other high credit quality debt instruments that we believe to be low risk. The Company is averse to principal loss and seeks to preserve its invested funds by limiting default risk and market risk.

Interest Rate Risk

The Senior Notes issued on April 13, 2006 and outstanding borrowings related to VSAT hardware financing are not subject to interest rate fluctuations because the interest rate is fixed for the term of the instrument. The Company is subject to variable interest rates on certain other debt including the Revolving Credit Facility. To the extent that the Company draws against the credit facility, increases in interest rates would have an adverse impact on the Company’s results of operations. Additionally, the Company is subject to variable interest rates on the Term Loan Facility, which closed in February 2007.

To mitigate the variable interest rate risk associated with the Term Loan Facility, the Company entered into the Swap Agreement to swap the variable LIBOR based interest on the Term Loan Facility for a fixed interest rate of 5.12% per annum. The net interest payments based on the Swap Agreement and the Term Loan Facility are paid quarterly and estimated to be approximately $8.8 million for each of the years ended December 31, 2008 through 2013 and $3.3 million for the year ended December 31, 2014. The security for our interest obligation under the Swap Agreement is the same as the security for the Revolving Credit Facility described in Note 8 to the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement.

Market Concentration and Credit Risk

The Company provides services and extends credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. The Company monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses. Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and marketable investments. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Commodity Price Risk

All of the Company’s products contain components whose base raw materials have undergone dramatic cost fluctuations in the last eighteen months. Increases in pricing of crude oil, gold and other metals such as zinc and aluminum have the ability to affect product costs. The Company has been successful in offsetting or mitigating its exposure to these raw material cost increases through March 31, 2008. However, if the Company is unable to mitigate future increases, increases in raw material pricing could have an adverse impact on its product costs. The Company is unable to predict the possible impact of changes in commodity prices.

BUSINESS

Our Company

We are the largest satellite Internet access provider to North American consumers. We are also the world’s leading provider of broadband satellite network services and systems to the enterprise market. The revenue from our consumer business, which provides satellite Internet access to North American customers, has grown at a compound annual growth rate (“CAGR”) of approximately 19.1% since 2003, and at March 31, 2008, our consumer business served approximately 401,000 subscribers across the 50 states, Puerto Rico and parts of Canada. Our enterprise business offers reliable end-to-end services and systems to a diversified base of large enterprise customers in the United States and internationally. In addition to our consumer and enterprise businesses, we also have a telecom systems business that provides turnkey satellite ground systems to mobile systems operators. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to capitalize on our expertise and resources within our various operating units to yield significant cost efficiencies.

Our fast-growing consumer business focuses on the significant portion of the market that is underserved by terrestrial broadband technology. According to a Yankee Group Research, Inc. report dated November 2007, approximately 17% of primary U.S. residences lack access to wireline broadband service. For this segment of the market, satellite Internet provides an excellent alternative to dial-up by delivering the broadband communications that are increasingly demanded by consumers. Our consumer business has grown from approximately 224,400 subscribers at the end of 2004, to approximately 401,000 as of March 31, 2008, while average revenue per unit (“ARPU”) has increased from $56 to $65 during the same period.

To large enterprise customers, we offer complete turnkey solutions, including program management, installation, training and support services. We also provide managed services that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to specific customer requirements. We currently serve more than 200 large enterprises, including Fortune 1000 companies, governments and leaders in the retail, energy, financial, hospitality, automotive and service industries (e.g., Shell International, Exxon Mobil Corporation, BP and Chevron Corporation, Wal-Mart, Lowe’s Companies and Sears), some of whom have been our customers for over 20 years. With our managed service offerings, we provide end-to-end communications services to our enterprise customers in North America, Europe, India and Brazil. In the rest of the world, we provide very small aperture terminal, or VSAT, equipment to other service providers, extending our reach into over 100 countries. With our enterprise customers, we typically enter into long-term contracts of two to five years and experience a high rate of renewals.

To fuel the growth of our consumer and enterprise groups in North America, we launched our next-generation Ka-band satellite, SPACEWAY 3, in August 2007, which entered into commercial service on April 3, 2008. Our SPACEWAY 3 satellite enables us to offer our North American enterprise and consumer customers faster communication rates and is expected to substantially reduce our operating costs and significantly improve our margins in the future through the reduction of third-party transponder capacity expenses. In addition, we anticipate that SPACEWAY 3 will enable us to expand our business by increasing our addressable market in the North American enterprise market.

Our telecom systems business is comprised primarily of our mobile satellite systems group, which provides turnkey satellite ground systems and user terminal equipment to mobile system operators, including Thuraya, Mobile Satellite Ventures, Inmarsat, ICO and TerreStar. More recently, we have expanded our reach into the telematics market, which we believe offers us the potential for growth.

We generated revenues of $237.2 million for the three months ended March 31, 2008, compared to revenues of $222.9 million for the same period in 2007, and $970.6 million for the year ended 2007, as compared to revenues of $858.7 million for the year ended 2006. Net income for the three months ended March 31, 2008 was $0.7 million compared to $2.9 million for the same period in 2007, and $43.5 million for the year ended 2007, as compared to net loss of $39.1 million for the year ended 2006. We generated EBITDA (as defined on page S-10)

of $20.9 million for the three months ended March 31, 2008, as compared to $24.4 million for the same period in 2007, and EBITDA of $133.2 million for the year ended 2007, as compared to $105.3 million for the year ended 2006. Net income and EBITDA for the three months ended March 31, 2008 were negatively impacted by an $8.5 million accrual related to the estimated cash payout in April 2009 for a one-time employee retention plan established in connection with the 2005 purchase of HNS from The DIRECTV Group, Inc. Our revenue backlog, which we define as our expected future revenue from signed contracts (other than future revenue under consumer contracts) that are non-cancelable, was $803.7 million as of March 31, 2008, and was $751.8 million as of December 31, 2007 compared to $604.8 million as of December 31, 2006.

Market Opportunity

Satellite based broadband networks have many advantages, including wide accessibility, particularly in areas not serviced by terrestrial networks, high levels of network security and service reliability and the ability to interoperate with terrestrial networks. Satellites are capable of offering network throughput at comparable speeds to Digital Subscriber Line (“DSL”) based terrestrial networks. Satellite-based solutions also can be deployed easily, lowering network costs and making these networks an attractive and flexible connectivity solution.

According to Northern Sky Research (“NSR”), in 2006, total revenue for the broadband satellite products and services market was approximately $2.4 billion, which was comprised primarily of the sale of VSAT network equipment and the provision of applications and services such as voice and broadband internet and data transfer over the resulting networks. According to a NSR report dated May 2007, the overall broadband satellite products and services market is expected to grow to approximately $4.0 billion by 2011.

The broadband satellite market can be divided into the following categories:

Consumer. Improved technology, higher capacity satellites and more versatile and affordable hardware have greatly expanded the availability of satellite based technologies for individual consumers, particularly in rural areas. In many rural regions, these networks represent the only cost-effective solution for broadband access or connectivity. Yankee Group estimates that as of November 2007, approximately 17% of primary U.S. residences lack access to wireline broadband service. For this underserved segment of the market, satellite Internet provides a significant opportunity for future growth by delivering the broadband communications that are increasingly demanded by consumers.

Enterprises. For enterprises, satellite broadband access represents an attractive solution by providing a network that is constantly available, highly reliable, cost-efficient and simple to access. According to IDC, in 2007, 82.5% of the estimated 8.3 million U.S. small and medium-sized businesses (defined as firms with under 1,000 employees) (“SMBs”) had high speed connections, with 4.1% accessing the internet via satellite broadband.* On a global basis, NSR forecasts two-way IP VSAT sites for small and medium enterprises to increase at an average annual rate of 19.6% and revenues to grow at a compound annual growth rate (“CAGR”) of 18% from 2006 to more than $329 million in 2011.

As enterprises continue to expand their geographic reach, they are increasingly seeking consistent, high-quality network connectivity, high quality network equipment and managed network services to support secure private networks for critical applications, such as data-transfer, inventory management and credit-card verification. According to Frost & Sullivan, the managed network services market grew to approximately $10.4 billion in 2006, and is projected to grow at a CAGR of 7.3% through 2012. Satellite-based networks have proven cost effective and efficient for large geographically dispersed enterprises, as reliable highly redundant and secured broadband interconnection among sites can be deployed quickly and without a significant terrestrial network.

*	Source: IDC, SMBs on the Internet: Vertical Market Profile, 2007, Doc #207574, July 2007

Competitive Strengths

Our competitive strengths include the following:

Leading Satellite Internet Access Provider to Underserved Rural Consumer Markets in North America—We focus our marketing and sales efforts on underserved markets that are less likely to receive terrestrial broadband service. We believe that the existing or contemplated terrestrial broadband solutions are not likely to provide access to these customers in the foreseeable future given the high costs associated with developing a terrestrial network and the lack of population density in some of these markets. Since we are one of the few satellite broadband service providers to this market, it represents a significant growth opportunity for us. In the consumer market, we have grown our subscriber base from approximately 224,400 at the end of 2004 to approximately 401,000 at March 31, 2008, by providing high capacity, reliable and cost-effective broadband access.

Leading Provider of Broadband Satellite Network Services and Systems to the Enterprise Market—Over the last 21 years, we have shipped more than 1.5 million VSAT terminals to customers in more than 100 countries. According to an NSR estimate as of May 2007, the overall broadband satellite products and services market is expected to grow to approximately $4.0 billion by 2011. We have maintained our leadership position in this market, which has allowed us to leverage our scale and expertise to offer a broader suite of enhanced managed services to our customers. As a result of our long history of providing reliable and cost-effective services, we have been able to effectively cross-sell our managed services offerings, which generate higher margins. Our customers include blue chip companies and leaders in the retail, energy, financial, hospitality, automotive and services industries. Our customers typically have widely dispersed branches spread over a large geographic area, such as gas service stations (Shell International, ExxonMobil Corporation, BP and Chevron Corporation) and retailers (Wal-Mart, Lowe’s Companies and Sears).

SPACEWAY 3 Provides Significant Additional Capacity and Operating Leverage—Our SPACEWAY 3 satellite, which entered into commercial service on April 3, 2008, is one of the most technologically advanced satellite broadband services platforms in our industry, optimized for data and designed to provide 10 gigabits per second of capacity and subscriber speeds comparable to DSL. SPACEWAY 3 will enable us to more effectively offer bandwidth on demand through its dynamic capacity allocation and on board routing capabilities. In addition, we expect SPACEWAY 3 will provide us with substantial cost savings by decreasing transponder leasing expenses.

Market Leader in Technology and Innovation—We have been a leader in pioneering major advances in satellite data communication technology since we developed the first Ku band VSAT network more than 20 years ago. Through our focused research and development efforts, we have developed industry-leading hardware and software technology that has proven critical to the development of VSAT industry standards. We have designed a common platform for all of our existing VSAT products which reduces costs for research and development, manufacturing, maintenance, customer support and network operations. The common platform also allows us to develop solutions for new and different end markets.

Diversified Revenue Stream—We benefit from a geographically diverse revenue stream that consists of a mix of services and hardware sales. In 2007, we derived approximately 55% of our global revenues from providing services and 45% from hardware sales and leases, and 74% of our global revenues were generated by our U.S. operations. We expect service revenues to continue to exceed hardware revenues in the foreseeable future. Within the North America and International VSAT businesses, our revenues are well diversified across our customer base and not concentrated in a few large customers. Service contracts with these customers generally range from two to five years in duration and historically we have experienced a high rate of renewals. We also have many long term relationships with our customers, some of which exceed 20 years, which have contributed to a significant revenue backlog. For the three months ended March 31, 2008, our network equipment and services business revenues for our North America VSAT and International VSAT businesses accounted for approximately 85% of our total revenues.

Experienced Senior Management Team and Strong Controlling Private Equity Stockholder—Our senior management team has extensive experience in the satellite communications industry, with an average industry experience of approximately 29 years. We are led by Pradman Kaul, our CEO and President, who has nearly 40 years of experience in the industry. We are majority-owned by various investment vehicles that are affiliated with Apollo Management, L.P. (together with its affiliates, “Apollo”). Apollo is a leading private equity investment firm with significant expertise in the satellite sector.

Our Business Strategy

Our business strategy is to continue growing our revenue and cash flow generation capability by capitalizing on the increasing demand for consumer and enterprise satellite broadband solutions, while lowering our costs and utilizing our industry expertise and technology leadership. Our strategy includes the following initiatives:

•	Continue to increase our growth rate through our consumer business in the North America VSAT business and our three service companies in the International VSAT business;

•	Continue to provide high levels of reliable and quality services to the enterprise market characterized by long-term contracts and high renewal rates that provide a stable platform for growth;

•	Lower our transponder leasing costs substantially and thus significantly improve our margins through utilizing SPACEWAY 3 which will also allow us to address a larger enterprise market;

•	Continue our focus on being the technology leader and the low cost provider; and

•	Use our technology strength for growth in the Telecom System segment in both the mobile satellite and telematics areas.

Consistent with our strategy to grow and improve our financial position, we also review our competitive position on an ongoing basis and, from time to time, consider various acquisitions, strategic alliances, and divestitures, which we believe would be beneficial to our business.

Business Segments

We currently operate in four business segments—the North America VSAT segment, the International VSAT segment, the Telecom Systems segment and the Corporate and Other segment. The North America VSAT segment consists of the Consumer group and the Network Equipment and Services group. The International VSAT segment consists of the Network Equipment and Services group. The Telecom Systems segment consists of the Mobile Satellite Systems group, including development services and equipment provided to HTI, and the Terrestrial Microwave group. The Corporate and Other segment consists of various minority investments held by the Company, our corporate offices and assets not specifically related to another business segment. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

See Note 20 to the Company’s audited consolidated financial statements included elsewhere in this prospectus supplement for financial information by operating segment and by geographic location.

The following chart summarizes the key elements of our markets comprising our business segments, excluding our Corporate and Other segment, each of which is discussed in further detail below:

	North America VSAT Segment		International VSAT Segment	Telecom Systems Segment
	Consumer	Network Equipment and Services	Network Equipment and Services	Mobile Satellite Systems	Terrestrial Microwave
Customer Base	• Subscription services	• Enterprises, government and local government agencies in North America	• Enterprises, Telecom carriers and government agencies located outside of North America	• Mobile satellite-based voice and data service operators	• Cellular mobile operators and local exchange carriers
• Telematics service providers

2007 Revenues (in millions)	• $331.1	• $284.6	• $214.8	• $126.3	• $13.2

Products/Service Application(s)	• Internet access	• VSAT equipment	• VSAT equipment	• Turnkey mobile network solutions including gateways/terminals • Telematics development & equipment	• Micro wave-based networking equipment

	• ISP services including e-mail	• Intranet/Internet access	• Intranet/Internet access		• Wireless backhaul for cellular service providers

• IP VPN

•   IP VPN

•   Multicast file delivery/video streaming

•   Customized business solutions

•   Turnkey managed network services

•   Program and Installation Management

•   Maintenance

•   Customer care

•   Inventory management

•   Content distribution

•   Online Learning

•   IP VPN

•   Multicast file delivery/video streaming

•   Customized business solutions

•   Turnkey managed network services

•    Program and Installation Management

•    Maintenance

•    Customer care

•   Inventory management

•   Content distribution

•   Online Learning

•   VoIP

Representative Customers

•   Wal-Mart Stores, Inc., ExxonMobil Corporation, Blockbuster Entertainment Inc., GTECH Corporation, Lowe’s, Wendy’s International, BP, Wyndham Worldwide Corporation, Chevron Corporation, Shell, Walgreens Co., Rite Aid.

•   Volkswagen AG, Tesco, Telefonos de Mexico, VISA International Service Association, Hindustan Unilever Ltd., Telkom South Africa, Ericsson/Telstra Australia, the Ministry of Foreign Affairs of Saudi Arabia

				• Thuraya Satellite Telecommunications Company, Inmarsat Ltd., Mobile Satellite Ventures LP , ICO, TerreStar Networks, Hughes Telematics, Inc.	• Nokia Siemens Networks, Vodafone Italy/ Portugal, Wind Italy, PTC Poland T-Mobile Czech, Crowley Data Poland, XO Nextlink USA, FarEasTone Taiwan, Vodacom South Africa

North America VSAT Segment

Business Overview

Consumer Group

Our Consumer group was launched in 2001. Utilizing our VSAT data networking capabilities, we have developed a consumer service that reaches all 50 states, Puerto Rico and parts of Canada. With the advent of competing low-cost cable modem and Digital Subscriber Line (“DSL”) services, we have focused our marketing and sales efforts on the underserved markets that would be less likely to receive terrestrial broadband service. These markets include rural and suburban areas. We deliver broadband internet service with an accompanying set of internet service provider (“ISP”) services such as e-mail and web hosting and offer various service plans to appeal to particular market segments.

The user terminal for our Consumer customers consists of a 0.74m or 0.98m antenna and radio transceiver located on the roof or side of a home and a satellite modem located indoors near the user’s computer or router. Our third party contractors install the user terminals for our customers and have developed an extensive set of business processes and systems to maintain the quality and timeliness of our installations. We use the hubs in Germantown, Maryland and Las Vegas, Nevada to communicate with the consumer terminals. From these locations, we connect directly to the public internet and host our ISP services. Our network operations center in Germantown, Maryland, manages the delivery of our service and maintains our quality and performance. The network operations center also provides advanced engineering support to our customer call centers.

Our service package consists of a hardware purchase, as well as a non-cancelable long-term service plan with a monthly service fee that varies depending on the level of service selected and includes the following:

•	satellite-based Internet access;

•	live technical support that is available 24 hours per day, seven days per week;

•	multiple e-mail accounts;

•	professional standard installation; and

•	a commercial-grade antenna.

We modify our service offerings from time to time to increase our sales and to provide packages that are attractive to our customers. We also offer a deferred hardware purchase plan that allows our customers to defer the cost of the equipment and installation over a period of up to two years.

Network Equipment and Services Group

A VSAT system uses satellite data communication technology to provide broadband connectivity to one or more fixed locations on the ground. We provide or enable a variety of network equipment and services for uses such as private networking, intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to enterprises. Our Network Equipment and Services group offers complete turnkey solutions to enterprises, including program management, installation, training and support services. We currently serve more than 200 companies, including Fortune 1000 companies, which have numerous widely dispersed operating units. Our enterprise customer base includes industry leaders in the automotive, energy, hospitality, retail and services industries.

We maintain our market leadership position by offering global large enterprises customizable and complete turnkey solutions. Enterprise customers typically enter into non-cancelable contracts with an average duration of two to five years. These contracts typically include commitments for specific levels of service and bandwidth, as well as bundled packages consisting of hardware, services and capacity across our network that are tailored specifically to their needs. In some markets, most notably in North America, we deliver services using not only satellite transport platforms, but also using terrestrial transport platforms such as DSL and frame relay.

Our networking capabilities have attracted a strong franchisee customer base that includes large national chains. We provide these customers with a complete solution to enhance internal sales activities, develop brand-specific IP credit solutions, build secure branded websites and launch successful sales campaigns.

In addition, we successfully launched our SPACEWAY 3 satellite in August 2007. SPACEWAY 3 represents a next generation broadband satellite system, with a unique architecture for broadband data communications. SPACEWAY 3 is presently undergoing system testing with the associated ground network. We plan to introduce service in North America on the SPACEWAY network in the first quarter of 2008. Designed for operational flexibility, the system will greatly enhance data communication and efficiencies for enterprise and consumer customers with the following capabilities:

•	An on-board fast packet switch and processor which enables direct user-to-user communication at broadband speeds;

•	A technologically advanced antenna providing significant frequency re-use with up to 112 uplink spot beams and 784 downlink spot beams;

•	An IP based architecture giving it the capability to integrate seamlessly with terrestrial networks;

•	Up to 10 gigabits per second of gross transmission capacity reducing data transport costs relative to today’s systems; and

•	Operation in the Ka-band, a relatively new band open to satellites, is particularly suited for spot beam, frequency reutilization;

We believe that SPACEWAY 3 will allow us to offer our North American enterprise and Consumer customers faster communication rates, reduce our operating costs in the future, substantially through the reduction of third party transponder capacity expenses as we utilize the additional capacity of SPACEWAY 3 and significantly improve our margins. However, we will incur start-up costs associated with the operation of SPACEWAY 3 until we acquire a sufficient number of customers.

Our approach to the market for SPACEWAY 3 services can be characterized as follows:

•

Significant Expansion in Business from Small and Medium Business (“SMB”) Customers—SPACEWAY 3 will deliver a range of cost effective and high quality services, from Internet access to small private networks for these customers, many of whom are in locations underserved by terrestrial broadband technology.

•	Expansion of Consumer Customer Base—Once service on SPACEWAY 3 has begun, we anticipate that most new consumer customers will operate over the SPACEWAY network.

•

Expansion of Business Offerings with Large Enterprises—Because SPACEWAY will support higher data rates and offer direct user-to-user network connectivity, we will have the opportunity to offer faster speeds and specialized services aimed at expanding our offerings to large enterprises, allowing us to compete more effectively in the enterprise wide area networking market.

Sales, Marketing and Distribution

Our distribution strategy is designed around a core sales team that has developed an extensive knowledge of our customers’ needs. For our Equipment and Services group, the market coverage by our direct sales force is supplemented by additional distribution channels, including resellers, retail, and direct marketing, in order to maximize our potential customer base. For our consumer group, we have an extensive independent nationwide retail distribution network consisting of distributors, dealers, sales agents and major retailers, such as Best Buy, Circuit City and Wal-Mart. Our distribution channels reach across North America. Our distributors recruit and support dealers throughout the territory in their efforts to sell our services and also coordinate installation of the equipment for all our customers. Our Consumer service offerings are also resold through wholesale relationships with third parties such as EarthLink. Our sales and marketing operations are based at our corporate headquarters in Germantown, Maryland. We also maintain other regional sales offices in North America. We will continue to grow our direct and indirect marketing and distribution channels through direct mail, television advertising, dealers, sales agents and value added resellers.

Installation and Technical Support

We rely extensively on a third party installation network covering all 50 U.S. states, Canada and Puerto Rico. Our network of installation teams are trained and certified by us and are required to meet installation guidelines that we monitor. The installation services are managed and tracked on a web-based work order management system that provides the visibility and accountability to manage a customer’s installation and trouble resolution. Our installers and service contractors must complete a certification program and their work is subject to quality control audits.

We provide our customers with comprehensive support services, which may include a sales team that consists of a program manager, engineers and account team members. We also provide our customers with a customer care web portal, which allows them to open trouble tickets and track problems or failures from start to resolution. Our maintenance support services are provided by a third party that has many service sites throughout the U.S., including Alaska and Hawaii, Puerto Rico and Canada. These sites are staffed with technicians trained in accordance with standards that we establish. Additionally, our help desk and network operations center provide 24-hour technical support. The customer service representatives at these call centers are also trained in accordance with standards that we establish. Our call center operations currently utilize both in-house and outsourced support.

We have engaged several companies to provide call center support for our customers. Such companies are organized to handle calls from our retail customers regarding service, billing and installation support, and they provide deep support to our wholesale customers. These centers are supervised by our customer service organization, and they process most customer calls. We have a staff of technical support personnel that assist these centers with difficult or unusual problems.

International VSAT Segment

Network Equipment and Services Group

Business Overview

We provide satellite communication networks and services to customers worldwide. Our products and services are particularly well-suited to many of our international markets because of the geographic dispersion of our customers as well as the lack of local infrastructure. We have also shifted our international focus from providing only hardware to also providing shared-hub services, modeled in part on our North American enterprise business. Shared-hub services are now available both via our own hubs covering Europe, Brazil, Northern Africa, India and the Middle East and through third party and joint venture operations.

We divide our international operations into three separate regions—Europe; South America and the Caribbean; and Africa, Asia and the Middle East. We lease transponder capacity on satellites from multiple providers for our Network Equipment and Services customers. We also maintain three hub facilities, located in Griesheim, Germany, New Delhi, India and Sao Paulo, Brazil that provide ground support to our international enterprise customers.

Our international customers span a wide variety of industries and include state-owned operators as well as private businesses. Our service and product offerings in our International Network Equipment and Services group are substantially similar to those in our North American Network Equipment and Services group. In addition, we have been successful in providing application solutions that are especially well-suited to emerging markets. Examples include satellite based distance learning and education services in Mexico and India, internet access centers available to populations in remote areas in India for e-governance and delivery of digitized cinema to movie theaters.

Sales, Marketing and Distribution

Our equipment sales and marketing activities are performed directly through our sales offices in the United States and other parts of the world. We currently have sales offices in Germantown, Maryland; Miami, Florida; Milton Keynes, United Kingdom; Griesheim, Germany; Rome, Italy; Sao Paulo, Brazil; Mexico City, Mexico; New Delhi, Mumbai and Bangalore in India; Dubai, United Arab Emirates; Moscow, Russia; and Jakarta, Indonesia. In addition, depending on the need, we appoint sales representatives in various countries who are compensated on a commission basis. In other areas, notably Africa, the Middle East, China, Japan, the Russian Federation, Australia, Indonesia and Malaysia, we provide our infrastructure equipment to independent service providers that in turn provide the satellite communications services to enterprise customers using our equipment. We also pursue dedicated systems sales using a combination of our own sales staff and our sales representative channels.

We have established subsidiaries in Europe, India and Brazil that provide end-to-end communication services to their customers in their regions. These subsidiaries are fully staffed with local sales, marketing, support, administrative and management staff. Periodic training is provided to our sales staff and channels through regional seminars and training sessions at our Germantown, Maryland headquarters.

Installation and Technical Support

Our European, Indian and Brazilian operations provide VSAT installation services for our customers through a network of third party installers, similar to our North American installation operations. In certain limited circumstances, we provide installation services ourselves. In regions that are not covered by our services, our customers provide for their own installation services. In all instances, hub equipment installation services are provided by our Germantown, Maryland or India installation teams.

We provide hardware and software maintenance services through annual customer assistance center maintenance agreements. On-site repair of VSATs and maintenance services are provided in Europe, India and Brazil through subcontractors. In other areas, our customers provide their own repair services to their end-users. Our customer assistance center maintenance offerings include a customer assistance center that is operated 24 hours per day, 365 days per year, and that is available to our customers worldwide, as well as assistance through regional support centers in India, Europe and Brazil. In addition, an on-line trouble reporting and tracking system, functionally similar to our North American counterpart, is made available to our customers around the world.

Telecom Systems Segment

Business Overview

The Telecom Systems segment consists of the Mobile Satellite Systems group, including development services and equipment provided to HTI, and the Terrestrial Microwave group. We consider our Mobile Satellite Systems and Terrestrial Microwave groups to be strategic markets that have significant advantages. None of these groups require substantial operating cash or working capital and both are low fixed-cost operations.

Mobile Satellite Systems Group

Our Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators that include Thuraya, MSV, Inmarsat, ICO, TerreStar Networks and HTI. As a part of these system solutions, we provide design and development engineering, terminals, Ground Based Beam Forming (“GBBF”) equipment, Base Station solutions and other subsystems as may be required. These systems provide voice, data and fax services to handheld or transportable terminals. The Mobile Satellite Systems group generally has large, multi-year contracts with its customers.

We will continue to develop and leverage our satellite communication expertise in the Mobile Satellite Systems group on an opportunistic basis. We also have been actively pursuing a number of opportunities in the area of hybrid satellite/terrestrial mobile networks. For example, we are currently under contract with Space Systems/Loral for development and deployment of GBBF equipment for two different satellite systems and with MSV, TerreStar Networks and ICO for development of satellite base stations. In addition, we are under contract with ICO for development of a vehicular terminal that offers entertainment and emergency communication services and under contract with TerreStar Networks for development of a satellite chipset and platform development to enable handheld terminals. We believe that the Ancillary Terrestrial Component (“ATC”) operator business is a growth area of the mobile satellite industry as it allows sharing of bandwidth between terrestrial and satellite applications.

We have also expanded our reach into the automotive telematics market, which we believe offers us the potential for growth not only in our system design services, but also in the design and manufacturing of user terminal equipment. As part of our telematics business, we have entered into an agreement with HTI, pursuant to which we are developing an overall automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, we will serve as the exclusive supplier of TCU’s for some of HTI’s customers.

The Mobile Satellite Systems group has been and will continue to be a complementary part of our core VSAT business. Our VSAT technology and engineering teams support our mobile satellite efforts, which in turn contribute to advancing our technology in the VSAT arena with customer funded programs.

Terrestrial Microwave Group

We have developed a family of broadband products for point-to-multipoint (“PMP”) microwave radio network systems that enable mobile operators to connect their cell sites and fixed operators to provide wireless broadband services quickly, cost-effectively and competitively. Our broadband PMP microwave systems have gained a reputation for technical excellence and have been deployed in North America, Latin America, Europe and Asia by well known operators.

Our current contracts require us to either supply equipment along with support services on a turnkey basis, or simply supply equipment to the end customers or our distributors. Typically, contracts range from one to five years for the supply of equipment with corresponding periods for maintenance services. We do not anticipate significant expansion in the Terrestrial Microwave group; however, we will continue to assess customer opportunities on a project-by-project basis.

Corporate and Other Segment

The Corporate and Other segment consists of Electronic System Products, Inc. (“ESP”), certain minority interest investments held by the Company, including portfolio investments in Hughes Systique Corporation, Mainstream Data, Inc., Data Synapse, Inc. and Edmunds Holdings, Inc. as well as our corporate offices and assets not related to another business segment.

Company History

For a description of our corporate history, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

Competition

The network communications industry is highly competitive. As a provider of data network products and services in the United States and internationally, we compete with a large number of telecommunications service providers. This increasingly competitive environment has put pressure on prices and margins. To compete effectively, we emphasize our network quality, our customization capability, our offering of networks as a turnkey managed service rather than as an equipment sale, our position as a single point of contact for products and services and our competitive prices.

We have encountered competition in our Network Equipment and Services businesses from major established carriers such as AT&T Corp., Verizon, Sprint Corporation, British Telecommunications plc, France Télécom, Deutsche Telekom AG and global consortia of telecom operators and other major carriers, which provide international telephone, private line and private network services using their national telephone networks and those of other carriers.

Our VSAT networks generally have an advantage over terrestrial networks where the network must reach many locations over large distances, where the customer has a “last mile” or congestion problem that cannot be solved easily with terrestrial facilities and where there is a need for transmission to remote locations or emerging markets. By comparison, ground-based facilities (e.g., fiber optic cables) often have an advantage for carrying large amounts of bulk traffic between a small numbers of fixed locations. However, because of a customer’s particular circumstances, the pricing offered by suppliers and the effectiveness of the marketing efforts of the competing suppliers also play a key role in this competitive environment.

Our principal competitors in the supply of VSAT satellite networks are Gilat Satellite Networks Ltd. (“Gilat”), ViaSat, Inc. (“ViaSat”) and iDirect Technologies (“iDirect”). Unlike Gilat, which offers a full line of VSAT products and services, ViaSat and iDirect only offer VSAT products. In competing with Gilat, ViaSat and iDirect, we emphasize particular technological features of our products and services, our ability to customize networks and perform desired development work, the quality of our customer service and our willingness to be flexible in structuring arrangements for the customer. We are aware of other emerging competitors that supply networks, equipment and services. We also face competition from resellers and numerous local companies who purchase equipment and sell services to local customers.

The satellite market currently has two open technology standards for VSAT equipment: (i) Internet Protocol over Satellite (“IPoS”), which is our own standard and is recognized by the European Telecommunications Standards Institute (“ETSI”), in Europe, the Telecommunications Industry Association in the United States and the International Telecommunication Union (“ITU”) and (ii) Digital Video Broadcast-Return Channel by Satellite (“DVB-RCS”), which also is recognized by the ETSI and the ITU. There are several manufacturers providing and supporting DVB-RCS and some manufacturers are considering providing and supporting IPoS.

We face competition for our Consumer markets primarily from telecommunications and other DSL and cable internet service providers. In addition, other satellite broadband companies, such as WildBlue Communications, Inc. and StarBand Communications Inc., have launched consumer satellite Internet access that compete with us in North America.

Government Regulation

The provision of telecommunications is highly regulated. We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with most of the services that we provide. As a provider of communications services in the United States, we are subject to the regulatory authority of the United States, primarily the Federal Communications Commission (“FCC”). We are also subject to the export control laws and regulations and trade and economic sanctions laws and regulations of the United States with respect to the export of telecommunications equipment and services. Certain aspects of our business are subject to state and local regulation. The FCC has preempted many state and local regulations that impair the installation and use of VSATs. However, our business nonetheless may be adversely affected by state and local regulation, including zoning regulations that impair the ability to install VSATs. In addition, we are subject to regulation by the national communications regulatory authorities of other countries in which we, and under certain circumstances our resellers and distributors, provide service.

Regulation by the FCC

All entities that use radio frequencies to provide communications services in the United States are subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended. The Communications Act prohibits the operation of certain satellite earth station facilities, such as those operated by us and certain of our customers, except under licenses issued by the FCC. Changes in our FCC-licensed earth station operations require license modifications that generally must be approved by the FCC in advance. The earth station licenses we hold are granted for ten to fifteen year terms. The FCC also has granted periodic requests by us for special temporary authorizations and experimental authorizations to operate new or modified facilities on a temporary basis. The FCC generally renews satellite earth station licenses routinely.

As a provider of telecommunications in the United States, we are presently required to contribute a percentage of our revenues from telecommunications services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this universal service contribution through to our customers.

The FCC also requires broadband Internet access and Internet telephony service providers to comply with the requirements of the Federal Communications Assistance for Law Enforcement Act (“CALEA”). CALEA requires telecommunications carriers, including satellite-based carriers, to ensure that law enforcement agencies are able to conduct lawfully-authorized surveillance of users of their services.

Licensing of SPACEWAY 3

We currently hold a license issued by the FCC to operate SPACEWAY 3 at 95° West Longitude. We also hold authorizations through the Office of Communications in the United Kingdom to operate satellites at certain locations on the geostationary arc, which we may use for SPACEWAY 3 or any future satellite we acquire.

Our spacecraft operations are subject to the licensing jurisdiction of, and conditions imposed by, the FCC and any other government whose ITU filing we use to operate the satellite. Such conditions may include, for example, that we implement the satellite system in a manner consistent with certain milestones (such as for the satellite design and construction, ground segment procurement, and launch and implementation of service), that the satellite control center be located in national territory, that a license be obtained prior to launching or operating the satellite or that a license be obtained before interconnecting with the local switched telephone network.

ITU Frequency Registration

The orbital location and frequencies used by SPACEWAY 3 and any additional satellites we acquire in the future are subject to the frequency registration and coordination process of the ITU. The ITU Radio Regulations define the international rules and priority rights for a satellite to use specific radio frequencies at a specific orbital location. We have made filings to the ITU for SPACEWAY 3 and other potential satellites, and the coordination process for SPACEWAY 3 is substantially complete.

Export Control Requirements and Sanctions Regulations

In the operation of our business, we must comply with all applicable export control and economic sanctions laws and regulations of the United States and other countries. Applicable United States laws and regulations include the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export

Administration Regulations and the trade sanctions laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

The export of certain hardware, technical data and services relating to satellites to non-United States persons is regulated by the United States Department of State’s Directorate of Defense Trade Controls, under the ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security (“BIS”), under the Export Administration Regulations. For example, BIS regulates our export of equipment for earth stations in ground networks located outside of the United States. In addition, we cannot provide certain equipment or services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. We are also subject to the Foreign Corrupt Practices Act (“FCPA”), that prohibits payment of bribes or giving anything of value to foreign government officials for the purpose of obtaining or retaining business or gaining a competitive advantage.

Following a voluntary disclosure by DIRECTV and DTV Networks in June 2004, DIRECTV and DTV Networks entered into a consent agreement (the “Consent Agreement”) with the U.S. Department of State in January 2005 regarding alleged violations of ITAR relating to exports by us of VSAT technology, primarily to China. As part of the Consent Agreement, which applies to us, one of our subsidiaries was debarred from conducting certain international business, although we may seek reinstatement in the future. In addition, we were required to enhance our export compliance program to avoid future infractions.

International Regulation

We must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which we, or under certain circumstances our resellers, provide services or operate earth stations. The laws and regulatory requirements regulating access to satellite systems vary from country to country. In certain countries, a license is required to provide our services and to operate satellite earth stations. The application procedure can be time-consuming and costly in some countries, and the terms of licenses vary for different countries. In addition, in some countries, there may be restrictions on our ability to interconnect with the local switched telephone network. In certain countries, there are limitations on the fees that can be charged for the services we provide.

Many countries permit competition in the provision of voice, data or video services, the ownership of the equipment needed to provide telecommunications services and the provision of transponder capacity to that country. We believe that this trend should continue due to commitments by many countries to open their satellite markets to competition. In other countries, however, a single entity, often the government-owned telecommunications authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of telecommunications to, from or within the country. In those cases, we may be required to negotiate for access to service or equipment provided by that monopoly entity, and we may not be able to obtain favorable rates or other terms.

Intellectual Property

We currently rely on a combination of patent, trade secret, copyright and trademark law, together with licenses, non-disclosure and confidentiality agreements and technical measures, to establish and protect proprietary rights in our products. HNS holds United States patents covering various aspects of our products and services, including patents covering technologies that we believe will enable the production of lower cost satellite terminals and provide for significant acceleration of communication speeds and enhancement of throughput. By federal statute, the duration of each of our patents is 20 years from the earliest filing date. In connection with the April 2005 Transaction, DIRECTV assigned to HNS a large number of patents and patent applications subject to a royalty-free, perpetual license-back to DIRECTV and previous licenses or other rights granted in the course of business or in connection with prior divestitures by DIRECTV. DIRECTV also had licensed to HNS, on a royalty free, perpetual basis, many of the patents originating from DTV Networks that it retained as a result of the April

2005 Transaction, and covenanted not to assert or bring claims against us based on any intellectual property owned or controlled by DIRECTV and related to our business as of the closing date of the April 2005 Transaction. In addition, HNS has granted licenses to use its trademarks and service-marks to resellers worldwide, and HNS typically retains the right to monitor the use of those marks and impose significant restrictions on their use in efforts to ensure a consistent brand identity. HNS protects its proprietary rights in its software through software licenses that, among other things, require that the software source code be maintained as confidential information and prohibit any reverse-engineering of that code.

We believe that HNS’ patents are important to our business. We also believe that, in some areas, the improvement of existing products and the development of new products, as well as reliance upon trade secrets and unpatented proprietary know-how, are important in establishing and maintaining a competitive advantage. We believe, to a certain extent, that the value of HNS’ products and services are dependent upon its proprietary software, hardware and other technology, remaining “trade secrets” or subject to copyright protection. Generally, we enter into non-disclosure and invention assignment agreements with our employees, subcontractors and certain customers and other business partners.

Research and Development, Engineering and Manufacturing

We have a skilled and multidisciplined engineering organization that develops our products and services. Our in-house technological capability includes the complete set of skills required to develop the hardware, software and firmware required in our products and services. In addition to our product development skills, over the past 30 years, we have pioneered numerous advances in the area of wireless communication techniques and methodologies. This 30-year history has resulted in the grant of over 500 patents to HNS and its predecessors, and the adoption of HNS’ techniques in numerous communication standards in both satellite and terrestrial systems. Of these 500 patents, HNS currently owns over 225 patents. The remaining patents are subject to either a royalty-free perpetual license or a covenant not to assert from DIRECTV.

With respect to hardware development, our skill-set includes complex digital designs, radio frequency and intermediate frequency analog designs, advanced application-specific integrated circuit designs and sophisticated consumer and system level packaging designs. We also have extensive experience in developing products for high-volume, low-cost manufacturing for the consumer industry, including satellite TV set-top receivers and dual mode satellite and cellular hand sets.

As a complement to our hardware development, we have developed extensive experience in designing reliable software systems as part of our telecommunication systems and services offerings. For example, our VSAT product line for the enterprise market supports an extensive range of protocols for data communications. Our software engineers have also developed many large turnkey systems for our customers by designing the overall solution, implementing the various subsystems, deploying the entire network and user terminals, integrating and verifying the operational system and ultimately training the customers’ technicians and operators.

Our products are designed, manufactured and tested primarily at our facilities in Maryland; however, we outsource a significant portion of the manufacturing of our products to third parties. Our manufacturing facilities, together with our third party arrangements, have sufficient capacity to handle current demand. We continuously adjust our capacity based on our production requirements. We also work with third party vendors for the development and manufacture of components that are integrated into our products. We have implemented a multifaceted strategy focused on meeting customer demand for our products and reducing production costs. Our operations group, together with our research and development group, work with our vendors and subcontractors to reduce development costs and to increase production efficiency in order to obtain components at lower prices.

Subsidiaries

We own a number of subsidiaries that provide marketing and sales support to sell our VSAT products or to provide related services. A complete list of our subsidiaries is filed as Exhibit 21.1 to our Annual Report on

Form 10-K filed with the Securities and Exchange Commission on March 10, 2008 and there have been no material changes since that date.

Environmental

We are subject to various federal, state and local laws relating to the protection of the environment, most significantly the Resource Conservation and Recovery Act (“RCRA”) and the Emergency Planning and Community Right-to-Know Act (“EPCRA”). Our Safety, Health and Environmental Affairs department manages our compliance with all applicable federal and state environmental laws and regulations.

Under the RCRA, the Company is considered a small quantity generator. As such, we perform weekly inspections of any waste storage areas to ensure that their integrity has not been breached and to ensure that the waste receptacles are intact. We also label all hazardous waste containers with appropriate signage identifying both the contents and the date the waste was generated, and we use a third party waste hauler to transport and dispose of such waste. Hazardous and other waste is manifested and shipped in accordance with Environmental Protection Agency, Department of Transportation and relevant state regulations.

As required by the EPCRA, we file periodic reports with regulators covering four areas: Emergency Planning, Emergency Release, Hazardous Chemical Storage and Toxic Chemical Release. We maintain small quantities of hazardous materials on our premises and, therefore, have relatively modest reporting requirements under the EPCRA.

Our environmental compliance costs to date have not been material, and we currently have no reason to believe that such costs will become material in the foreseeable future.

Employees and Labor Relations

As of March 31, 2008, we had 1,901 employees. Other than 49 of our employees located in Italy and Brazil, none are represented by a union. We believe that our relations with our employees are good.

Generally, our employees are retained on an at-will basis. However, we have entered into employment and non-competition agreements with our Chief Executive Officer, Chief Financial Officer and each of our Executive Vice Presidents. We require all employees to sign at-will employee agreements which contain a confidentiality agreement and an agreement not to compete with the Company during their employment with us and for a period of two years following the termination of their employment.

Legal Proceedings

The Company is periodically involved in litigation in the ordinary course of its business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

On June 28, 2007, HNS initiated an arbitration proceeding against Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) with the American Arbitration Association seeking a refund of $44.4 million in payments made to Sea Launch under a Launch Services Agreement (“LSA”). This dispute stems from the material failure of a Sea Launch rocket that occurred on January 30, 2007. Sea Launch was scheduled to launch HNS’ SPACEWAY 3 satellite in May 2007; however, following the January 30, 2007 rocket failure, there was substantial uncertainty about when Sea Launch would return to flight. As a result, HNS made alternative arrangements with another launch services provider to launch SPACEWAY 3 in August 2007. In accordance with the LSA, HNS sent a notice of termination to Sea Launch and was entitled to a refund of the $44.4 million in payments made to Sea Launch in anticipation of the SPACEWAY 3 launch. Sea Launch refused to refund HNS’ payments and alleged that HNS breached the LSA by entering into a contract with another launch services provider and that the January 30, 2007 explosion of a Sea Launch rocket constituted an “excusable delay” under the LSA. HNS’ arbitration filing is based on breach of contract and a violation of the California statute prohibiting unlawful and unfair business practices. HNS believes that Sea Launch’s purported justifications for refusing to refund its $44.4 million are without merit and that HNS is contractually entitled to a full refund of its payments under the express terms of the LSA. As a result, HNS intends to vigorously pursue the recovery of its $44.4 million in payments as well as any other relief to which it may be entitled as a consequence of Sea Launch’s wrongful refusal to refund HNS’ payments. HNS has recorded a deposit, included in Other assets in the accompanying Condensed Consolidated Balance Sheets, in anticipation of the refund from Sea Launch.

It is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

MANAGEMENT

Set forth below is certain information concerning our executive officers and members of our Board of Directors. Our Board of Directors is composed of eight members. Each director is elected for a one-year term or until such person’s successor is duly elected or qualified.

Name	Age	Position
Pradman P. Kaul	61	Chief Executive Officer, President and Director
Grant A. Barber	49	Executive Vice President and Chief Financial Officer
Thomas J. McElroy	52	Chief Accounting Officer
Bahram Pourmand	61	Executive Vice President, International Division
T. Paul Gaske	54	Executive Vice President, North American Division
Adrian Morris	53	Executive Vice President, Engineering
Dean A. Manson	41	Senior Vice President, General Counsel and Secretary
Deepak V. Dutt	63	Vice President and Treasurer and Investor Relations officer
Cleo V. Belmonte	30	Assistant Secretary
O. Gene Gabbard	68	Director
Stephen H. Clark	63	Director
Lawrence J. Ruisi	60	Director
Michael D. Weiner	55	Director
Jeffrey A. Leddy	53	Director
Andrew D. Africk	41	Director
Aaron J. Stone	35	Director

Pradman P. Kaul—Chief Executive Officer, President and Director. Mr. Kaul has been our Chief Executive Officer (“CEO”) and President as well as a member of our Board of Directors since February 2006, and has been HNS’ CEO and President since 2000. Mr. Kaul was appointed to, and has served as Chairman of, HNS’ Board of Managers since April 22, 2005. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. Before joining HNS in 1973, Mr. Kaul worked at COMSAT Laboratories in Clarksburg, Maryland. Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications. Mr. Kaul is a member of the National Academy of Engineering and serves on the Board of Directors of Primus Telecom in the United States.

Grant A. Barber—Executive Vice President and Chief Financial Officer. Mr. Barber has been our Executive Vice President and Chief Financial Officer (“CFO”) since February 2006 and has served as the Executive Vice President and CFO of HNS since January 2006. From 2003 to 2006, Mr. Barber served first as Controller and then Executive Vice President and CFO for Acterna, Inc., a global manufacturer of test and measurement equipment for the Telco and Cable markets located in Germantown, Maryland. From 1984 through 2002, Mr. Barber served in various senior financial positions with Nortel Networks in the United States, Canada, France and England. Mr. Barber received his Bachelor degree in Business Administration from Wilfrid Laurier University and is a Canadian chartered accountant.

Thomas J. McElroy—Chief Accounting Officer. Mr. McElroy has been our Chief Accounting Officer since February 2006. In February 2008, he was appointed Chief Accounting Officer in addition to serving as Vice President and Controller of HNS and is responsible for all financial accounting and reporting matters for HNS and its global consolidated operations. Prior to that, he was HNS’ Vice President and Controller since June 1996. Prior to joining HNS in January 1988 as a Director of Finance, Mr. McElroy was a senior manager in the audit group for PriceWaterhouse in Washington, DC from 1977 to 1988. He received his Bachelor of Science degree in Accounting from St. Francis University.

Bahram Pourmand—Executive Vice President, International Division. Mr. Pourmand has been our Executive Vice President, International division since February 2006 and has also served as Executive Vice President, International Division of HNS since 1993. Mr. Pourmand joined HNS in 1979 and is currently responsible for all aspects of HNS’ international operations, including oversight of profit and loss, marketing, product development and strategic direction for HNS’ global activities. He is also a member of HNS’ Executive Committee which oversees the overall management of HNS. Prior to joining HNS, Mr. Pourmand was a director with Rockwell International in Dallas, Texas. Mr. Pourmand has a Bachelor of Science degree in Electrical Engineering from Texas Tech University and a Master of Science degree in Electrical Engineering from Southern Methodist University.

T. Paul Gaske—Executive Vice President, North American Division. Mr. Gaske has been our Executive Vice President, North American Division since February 2006 and has also served as HNS’ Executive Vice President, North American division since 1999. Mr. Gaske joined HNS in 1977. Mr. Gaske has held a variety of engineering, marketing, and business management positions throughout his career. Mr. Gaske holds a Bachelor of Science degree in Electrical Engineering from the University of Maryland and a Master of Science degree in Computer Science from Johns Hopkins University in Baltimore, Maryland. He is a member of the Institute of Electrical and Electronics Engineering (IEEE), a published author on satellite networking technologies and markets and the holder of numerous patents in satellite communications and broadband networking.

Adrian Morris—Executive Vice President, Engineering. Mr. Morris has been our and HNS’ Executive Vice President, Engineering since February 2006. Prior to that, Mr. Morris had been Senior Vice President of Engineering since 1996. His career began with us in 1982 as a hardware design engineer and he has held a variety of technical and management positions throughout his career. Mr. Morris received a Bachelor of Science degree from Trinity College Dublin and a Master of Science degree in Digital Techniques from Heriot Watt University, Edinburgh. Prior to joining HNS, he worked for Ferranti Electronics and Electro Optics Division for 4 1/2 years. Mr. Morris is a co-inventor for a number of patents in digital communications and has authored several published papers. He is also a member of the IEEE.

Dean A. Manson—Senior Vice President, General Counsel and Secretary. Mr. Manson has been our and HNS’ Senior Vice President, General Counsel and Secretary since October 2007, prior to which he was our Vice President, General Counsel and Secretary since February 3, 2006 and HNS’ Vice President, General Counsel and Secretary since November 2004. Mr. Manson also serves as a director or officer for several of our subsidiaries. Mr. Manson joined HNS in June 2000 as Assistant Vice President, Legal and became HNS’ Assistant Vice President and Associate General Counsel in 2001. Prior to joining HNS, Mr. Manson had been an associate at the law firm of Milbank, Tweed, Hadley & McCloy LLP since September 1993. Mr. Manson earned a Bachelor of Science degree in Engineering from Princeton University and a certificate from Princeton’s Woodrow Wilson School of Public and International Affairs. He received a Juris Doctorate degree from Columbia University School of Law.

Deepak V. Dutt—Vice President, Treasurer and Investor Relations Officer. Mr. Dutt has been our Vice President, Treasurer and Investor Relations officer since March 2007. Mr. Dutt has served as Vice President and Treasurer of HNS since January 2001. Mr. Dutt joined HNS in July 1993 and has held various positions in finance since then, including corporate planning, international finance, treasury and an international assignment as Chief Financial Officer of a subsidiary of the Company where he played a lead role in its start-up and in taking it public. Prior to joining our Company, Mr. Dutt served in various positions in the U.S. and overseas at IBM Corporation in sales, marketing and finance. He received a Bachelor of Science degree in Engineering from the University of Poona, India.

Cleo V. Belmonte—Assistant Secretary. Ms. Belmonte has been our Assistant Secretary since March 2007. Ms. Belmonte joined HNS in January 2007 as Senior Counsel, Securities. Prior to joining HNS, from 2002 to 2006, Ms. Belmonte was an associate with the law firms of Pillsbury Winthrop Shaw Pittman LLP and Patton Boggs LLP where she practiced securities and general corporate law. Ms. Belmonte received Bachelor of Science degrees in Multinational Business Operations, Marketing and Business Management from Florida State University. Ms. Belmonte received a Juris Doctorate degree from the Georgetown University Law Center.

O. Gene Gabbard—Director. Mr. Gabbard has been a director since June 2006 and serves on our Audit Committee. He is a private investor who has more than 25 years of general management experience in the telecommunications and technology sectors. Mr. Gabbard is a member of the board of directors of COLT Telecom, SA, Luxembourg, a pan-European provider of business communications services. He is also a member of the Board of Directors of Knology, Inc., West Point, Georgia and Trillion Partners, Austin, Texas. From August 1990 to January 1993, Mr. Gabbard was Executive Vice President and Chief Financial Officer of MCI Communications Corporation.

Stephen H. Clark—Director. Mr. Clark has been a director since March 2006. Mr. Clark is a private investor who has more than 30 years of general management experience in the communications, technology and manufacturing sectors. In 1997, he founded SpectraSite Communications, Inc., a wireless communications tower operator based in Cary, North Carolina with a nationwide portfolio of 8,000 towers. He served as Chief Executive Officer and President and Chairman of the Board of Directors of SpectraSite Communications until August, 2005 when the company was sold to American Tower Corporation. Mr. Clark serves on our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Lawrence J. Ruisi—Director. Mr. Ruisi has been a director since June 2006 and is Chairman of our Audit Committee. He is a private investor/consultant and also serves on the Board of Governors of Sound Shore Medical Center where he was Chairman from 2002 to 2006. He also serves on the boards of directors of UST Inc. (NYSE: UST), a packaged goods company, and Innkeepers USA, a privately held hotel real estate investment trust. Mr. Ruisi has over twenty years of experience in the entertainment industry in which he held various senior executive positions. He was Chief Executive Officer and President of Loews Cineplex Entertainment from 1998 to 2002, Executive Vice President of Sony Pictures Entertainment from 1991 to 1998, Senior Vice President of Columbia Pictures Entertainment from 1987 to 1990 and Senior Vice President Finance and Vice President and Controller of Tri-Star Pictures from 1983 to 1987. Mr. Ruisi started his career in public accounting and worked for Price Waterhouse & Co. from 1970 to 1983.

Michael D. Weiner—Director. Mr. Weiner has been a director since December 2005. Mr. Weiner has been Chief Legal Officer and General Counsel of Ares Management since September 2006. Previously, Mr. Weiner was employed with Apollo Advisors, L.P. and Apollo Real Estate Advisors and served as general counsel of the Apollo organization from 1992 to September 2006. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner also serves on the Board of Directors of and SkyTerra Communications, Inc.

Jeffrey A. Leddy—Director. Mr. Leddy has been a director since our formation in June 2005. Mr. Leddy was our President from our formation in June 2005 until February 2006 and our Chief Executive Officer from November 2005 until February 2006. Mr. Leddy is currently the Chief Executive Officer of Hughes Telematics. He previously served as SkyTerra’s Chief Executive Officer and President from April 2003 through December 2006, having served as its President and Chief Operating Officer since October 2002 and its Senior Vice President of Operations since June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies, most recently as a Vice President. Mr. Leddy also serves on the Board of Directors of Hughes Telematics and Hughes Systique Corporation. Mr. Leddy also serves on HNS’ Board of Managers.

Andrew D. Africk—Director. Mr. Africk has been a director since December 2005. Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. Mr. Africk also serves on the Board of Directors of Hughes Telematics and SOURCECORP, Incorporated.

Mr. Africk also serves on HNS’ Board of Managers. Mr. Africk also serves as the chairman of our Nominating and Corporate Governance Committee and our Compensation Committee.

Aaron J. Stone—Director. Mr. Stone has been a director since December 2005. Mr. Stone is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Mr. Stone also serves on the Board of Directors of AMC Entertainment Inc., Connections Academy, LLC, Mobile Satellite Ventures, LP and SkyTerra Communications, Inc. Mr. Stone also serves on HNS’ Board of Managers. Mr. Stone serves on our Compensation Committee and Nominating and Corporate Governance Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sponsor Investment

As of December 31, 2007, Apollo Management L.P. (together with its affiliates, “Apollo”) owned, directly or indirectly, 23% of Intelsat Holdings Limited (“Intelsat”), which owns 100% of Intelsat, Ltd. HNS leases satellite transponder capacity from Intelsat. In addition, HNS’ Italian subsidiary, Hughes Network Systems, S.r.L., is a party to a cooperation agreement among Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat; therefore, Intelsat is no longer related to us as of that date.

As of March 31, 2008, Apollo owned, directly or indirectly 95.1% of Smart & Final, Inc. HNS provides VSAT products and services to Smart & Final, Inc. For the year ended December 31, 2007, Smart & Final, Inc. paid $2.0 million to HNS for these services.

Agreements with Hughes Systique Corporation

On October 12, 2005, HNS granted a limited license to Hughes Systique Corporation (“Hughes Systique”), allowing Hughes Systique to use the HUGHES trademark. The license is limited in that Hughes Systique may use the HUGHES trademark only in connection with its business of software development and associated consulting, licensing, sales, support, maintenance and hardware, and only in combination with the SYSTIQUE name. The license is non-exclusive, non-transferable, non-sublicensable, worldwide and royalty-free. In addition to other standard termination provisions (i.e., in the event of default or bankruptcy), HNS may terminate the license agreement in its reasonable business discretion, or in the event that we (or any affiliate to which we transfer our ownership interest in Hughes Systique) cease to maintain an ownership interest in Hughes Systique.

On December 22, 2005, HNS entered into a master software development agreement with Hughes Systique, allowing HNS to issue mutually agreed statements of work to Hughes Systique for software development services. For the year ended December 31, 2007, HNS paid $6.7 million to Hughes Systique for its services.

The founders of Hughes Systique include Pradman Kaul, our Chief Executive Officer (“CEO”) and President and certain former employees of the Company, including Pradeep Kaul, who is the CEO and President of Hughes Systique, HNS’ former Executive Vice President and the brother of our CEO and President. At March 31, 2008, on an undiluted basis, the Company owned approximately 32.2% of the outstanding shares of Hughes Systique and our CEO and President and Pradeep Kaul owned an aggregate of approximately 17.5% of the outstanding shares of Hughes Systique. In addition, our CEO and President and Jeffrey Leddy, a member of our Board of Directors and HNS’ Board of Managers serve on the board of directors of Hughes Systique.

On January 9, 2008, we invested an additional $1.5 million in the common equity of Hughes Systique. As a result, on an undiluted basis, we currently own approximately 32.2% of the outstanding shares of Hughes Systique and our CEO and President and his brother, Pradeep Kaul, own an aggregate of approximately 17.5% of the outstanding shares of Hughes Systique on an undiluted basis.

On February 8, 2008, the Company and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility, Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by the Company and the other shareholder. The loan bears interest at 6% per annum, payable annually, and is convertible into shares of Hughes Systique upon non-payment or other event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million and the Company funded its share of the initial draw in the amount of $0.5 million.

Agreement with Intelsat Holdings Limited

The Company and its subsidiaries lease satellite transponder capacity from Intelsat. In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat, and as a result, Intelsat is no longer a related party.

Agreement with 95 West Co. Inc.

In July 2006, HNS entered into an agreement with 95 West Co. Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), pursuant to which 95 West Co. and MHL agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 satellite at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. MLH owns a controlling interest in 95 West Co. MLH is controlled by an affiliate of Apollo, our controlling stockholder. Jeffrey Leddy, a member our Board of Directors and HNS’ Board of Managers, is a director and the general manager of MLH, the CEO and President of 95 West Co., and also owns a small interest in each of 95 West Co. and MLH. Andrew Africk, a member our Board of Directors and HNS’ Board of Managers, is also a director of MLH. As part of the agreement, HNS agreed to pay 95 West Co. $9.3 million in annual installments of $0.3 million in 2006, $0.75 million in each of 2007 through 2010 and $1.0 million in each of 2011 through 2016 for the use of the orbital position, subject to conditions in the agreement, which include HNS’ ability to operate SPACEWAY 3. During 2007, HNS paid 95 West Co. $0.75 million.

Agreement with Hughes Telematics Inc.

In July 2006, HNS granted a limited license to Hughes Telematics Inc. (“HTI”), allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics, and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to commence paying a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms, HNS has commenced providing development services and equipment to HTI.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI under that agreement in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required.

In January 2008, HNS entered into an agreement with HTI, pursuant to which HNS is developing an overall automotive telematics system for HTI, comprising the telematics system hub, and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, HNS shall serve as the exclusive manufacturer and supplier of TCU’s for HTI. The total development phase of the agreement is currently valued at approximately $38.5 million, $20.0 million of which was the subject of authorizations to proceed, previously issued by HTI for such development work through December 31, 2007.

HTI is controlled by an affiliate of Apollo, our controlling stockholder. Jeffrey A. Leddy, a member of our Board of Directors and HNS’ Board of Managers, is the CEO and a director of HTI and owned approximately 1.0% of the equity of HTI as of March 31, 2008. In addition, Andrew Africk, a member of HNS’ Board of Managers and our Board of Directors, is a director of HTI and a senior partner of Apollo.

Agreement with Mobile Satellite Ventures LP

On November 3, 2006, HNS signed a sales contract with Mobile Satellite Ventures LP (“MSV”) to design, develop and supply a satellite base station. SkyTerra Communications, Inc. (“SkyTerra”) owned approximately 99.3% of MSV on an undiluted basis as of March 31, 2008. Apollo owned approximately 15.4% of SkyTerra’s outstanding common equity and controlled approximately 29.9% of SkyTerra’s voting shares as of March 31, 2008. As of April 9, 2008, Apollo divested its ownership interest in SkyTerra. Two individuals affiliated with Apollo currently serve on the six member board of directors of SkyTerra. Aaron Stone is a member of our Board of Directors, HNS’ Board of Managers, and the boards of directors of MSV and SkyTerra. In addition, Michael Weiner, a member of our Board of Directors, served as an officer of Apollo until August 31, 2006 and also serves on the board of directors of SkyTerra.

Policies and Procedures for Reviewing Related Party Transactions

Our Audit Committee reviews and approves proposed transactions or courses of dealings with respect to which our controlling stockholder, and/or our executive officers or directors or members of their immediate families have an interest. Our Code of Ethics for Chief Executive and Senior Financial Officers requires our chief executive and financial executives to avoid actual or apparent conflicts of interest between personal and professional relationships of such officers and the Company. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such officers must make full disclosure of all facts and circumstances to the chair of the Audit Committee and obtain the prior written approval of the Audit Committee and the Board of Directors. Our written Code of Conduct requires all employees, including executive officers, to avoid actual or apparent conflicts of interest between personal and professional relationships of the employees and the Company, including, but not limited to any investment, interest, or association that interferes or potentially could interfere with independent exercise of judgment in the best interest of the Company. In addition, our corporate Secretary distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and reviews the responses to these questionnaires.

Pursuant to the Company’s Bylaws, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of May 9, 2008 before and after this offering by the following persons (after giving effect to the Exchange Rate as defined below): (1) each person known to beneficially own more than 5% of our common stock, (2) each of our named executive officers, (3) each member of our board of directors, (4) all of our executive officers and members of our board of directors as a group and (5) each selling stockholder. As of May 9, 2008, there were 19,189,128 shares of our common stock outstanding.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The beneficial ownership information presented below assumes the issuance of 170,083 shares of our common stock to the selling stockholders prior to the completion of this offering in exchange for their Class B Units of HNS, based on an exchange rate (the “Exchange Rate”) of 171.11 shares of common stock for each Class B Unit based on a price of $52.41 per share, which represents the average closing trading price of our common stock for the 20 days immediately preceding May 21, 2008. For a discussion of the terms of the Class B Units, see Note 16—“Employee Share-Based Payments and Other Benefits” to our audited consolidated financial statements included elsewhere in this prospectus supplement. In addition, the numbers presented under “Shares of Common Stock Being Offered” and “Common Stock Beneficially Owned after this Offering” assume that all of the shares of common stock offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock before the completion of this offering.

For information with respect to the selling stockholders and their relationship with us, see “Management,” and “Certain Relationships and Related Party Transactions” in this prospectus supplement and “Corporate Governance,” “Security Ownership Information,” “Proposal 1. Election of Directors,” “Information Concerning our Executive Officers Executive Compensation,” and “Certain Relationships and Other Transactions” in our Proxy Statement, which is incorporated by reference herein.

	Prior to this Offering			Shares of Common Stock Being Offered	After this Offering
	Common Stock Beneficially Owned		Unvested Shares Not Beneficially Owned		Common Stock Beneficially Owned		Unvested Shares Not Beneficially Owned
Name	Shares	Percentage			Shares	Percentage
Apollo Investment Fund IV, L.P. (1)(2)	12,408,611	64.66%	—	—	12,408,611	58.09%	—
Solus Alternative Asset Management LP (3)	1,750,500	9.12%	—	—	1,750,500	8.20%	—
Harbinger Capital Partners Master Fund I, Ltd. (4)	1,498,200	7.81%	—	—	1,498,200	7.01%	—
Pradman P. Kaul (5)	90,246	*	275,387	73,000	17,246	*	275,387
Grant A. Barber (6)	40,533	*	90,021	22,000	18,533	*	90,021
T. Paul Gaske (7)	44,428	*	101,143	31,600	12,828	*	101,143
Adrian Morris (8)	36,386	*	83,519	24,000	12,386	*	83,519
Bahram Pourmand (9)	36,386	*	83,519	24,000	12,386	*	83,519
Andrew D. Africk (10)	35,000	*	—	—	35,000	*	—
Stephen H. Clark (11)	15,330	*	—	—	15,330	*	—
O. Gene Gabbard (12)	10,000	*	—	—	10,000	*	—
Jeffrey A. Leddy (13)	179,944	*	72,721	65,000	114,944	*	72,721
Lawrence J. Ruisi (12)	10,000	*	—	—	10,000	*	—
Aaron J. Stone (14)	22,500	*	—	—	22,500	*	—
Michael D. Weiner (15)	22,500	*	—	—	22,500	*	—
Members of the board of directors and executive officers as a group (16 persons) (16)	543,255	2.83%	706,314	239,600	303,655	1.42%	706,314

*	Indicates beneficial ownership of less than 1%.

(1)	Consists of 10,164,416 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P., 417,834 shares of common stock beneficially owned by AP/RM Acquisition, LLC, 512,198 shares of stock beneficially owned by Apollo Overseas Partners IV, L.P., 527,730 shares of common stock beneficially owned by ST/RRRR LLC and 786,433 shares of common stock beneficially owned by AIF IV/RRRR LLC. The address of Apollo Investment Fund IV, L.P. is Two Manhattanville Road, Purchase, New York 10577.

(2)	Andrew D. Africk and Aaron J. Stone, members of our Board of Directors and the Board of Managers of Hughes Network Systems, LLC and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo.

(3)	Based on Schedule 13G filed with the SEC on February 14, 2008 by Solus Alternative Asset Management LP. The address of Solus Alternative Asset Management LP is 430 Park Avenue, New York, NY 10022.

(4)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 14, 2008 by Harbinger Capital Partners Master Fund I, Ltd. Consists of 1,498,200 shares of our common stock owned by Harbinger Capital Partners Master Fund I, Ltd., which may be deemed to share beneficial ownership with Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce. The address of Harbinger Capital Partners Master Fund I, Ltd. is c/o International Fund Services, Third Floor Bishop Square, Redmonds Hill, Dublin, Ireland L2.

(5)	With respect to shares of common stock beneficially owned prior to this offering, consists of 8,969 shares of common stock received upon the vesting of restricted stock granted under our 2006 Equity and Incentive Plan (the “Plan”) and 81,277 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 475 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 175,387 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 1,025 Class B Units of HNS which are subject to time or performance vesting requirements as set forth in Mr. Kaul’s employment agreement with us and (ii) options to purchase 100,000 shares of our common stock granted under the Plan and currently not exercisable.

With respect to shares of common stock beneficially owned after this offering, consists of 8,969 shares of common stock received upon the vesting of restricted stock granted under the Plan, 63 shares of common stock, based on the Exchange Rate, received upon the exchange of HNS Class B Units and not offered in this offering, and 8,214 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 48 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 175,387 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 1,025 Class B Units of HNS, which are subject to time or performance vesting requirements as set forth in Mr. Kaul’s employment agreement with us; and (ii) options to purchase 100,000 shares of our common stock granted under the Plan and currently not exercisable.

(6)	With respect to shares of common stock beneficially owned prior to this offering, consists of 20,000 shares of common stock received by Mr. Barber upon the exercise of options granted under the Plan and 20,533 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 120 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 65,021 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 380 Class B Units of HNS which are subject to time or performance vesting requirements as set forth in Mr. Barber’s employment agreement with us; and (ii) options to purchase 25,000 shares of our common stock granted under the Plan and currently not exercisable.

With respect to shares of common stock beneficially owned after this offering, consists of 15,000 shares of common stock received by Mr. Barber upon the exercise of options granted under the Plan, 111 shares of common stock, based on the Exchange Rate, received upon the exchange of HNS Class B Units and not offered in this offering, and 3,422 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 20 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 65,021 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 380 Class B Units of HNS, which are subject to time or performance vesting requirements as set forth in Mr. Barber’s employment agreement with us; and (ii) options to purchase 25,000 shares of our common stock granted under the Plan and currently not exercisable.

(7)	With respect to shares of common stock beneficially owned prior to this offering, consists of 9,351 shares of common stock received upon the vesting of restricted stock granted under the Plan and 35,077 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 205 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 76,143 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 445 Class B Units of HNS which are subject to time or performance vesting requirements as set forth in Mr. Gaske’s employment agreement with us; and (ii) options to purchase 25,000 shares of our common stock granted under the Plan and currently not exercisable.

With respect to shares of common stock beneficially owned after this offering, consists of 9,351 shares of common stock received upon the vesting of restricted stock granted under the Plan, 55 shares of common stock, based on the Exchange Rate, received upon the exchange of HNS Class B Units and not offered in this offering, and 3,422 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 20 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 76,143 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 445 Class B Units of HNS, which are subject to time or performance vesting requirements as set forth in Mr. Gaske’s employment agreement with us; and (ii) options to purchase 25,000 shares of our common stock granted under the Plan and currently not exercisable.

(8)	With respect to shares of common stock beneficially owned prior to this offering, consists of 9,351 shares of common stock received upon the vesting of restricted stock granted under the Plan and 27,035 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 158 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 58,519 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 342 Class B Units of HNS which are subject to time or performance vesting requirements as set forth in Mr. Morris’ employment agreement with us; and (ii) options to purchase 25,000 shares of our common stock granted under the Plan and currently not exercisable.

With respect to shares of common stock beneficially owned after this offering, consists of 9,351 shares of common stock received upon the vesting of restricted stock granted under the Plan, 126 shares of common stock, based on the Exchange Rate, received upon the exchange of HNS Class B Units and not offered in this offering, and 2,909 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 17 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 58,519 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 342 Class B Units of HNS, which are subject to time or performance vesting requirements as set forth in Mr. Morris’ employment agreement with us; and (ii) options to purchase 25,000 shares of our common stock granted under the Plan and currently not exercisable.

(9)	With respect to shares of common stock beneficially owned prior to this offering, consists of 9,351 shares of common stock received upon the vesting of restricted stock granted under the Plan and 27,035 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 158 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 58,519 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 342 Class B Units of HNS which are subject to time or performance vesting requirements as set forth in Mr. Pourmand’s employment agreement with us; and (ii) options to purchase 25,000 shares of our common stock granted under the Plan and currently not exercisable.

With respect to shares of common stock beneficially owned after this offering, consists of 9,351 shares of common stock received upon the vesting of restricted stock granted under the Plan, 126 shares of common stock, based on the Exchange Rate, received upon the exchange of HNS Class B Units and not offered in this offering, and 2,909 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 17 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include (i) 58,519 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 342 Class B Units of HNS, which are subject to time or performance vesting requirements as set forth in Mr. Pourmand’s employment agreement with us; and (ii) options to purchase 25,000 shares of our common stock granted under the Plan and currently not exercisable.

(10)	Andrew Africk is a principal of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Africk disclaims beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo. Includes options to purchase 3,750 shares of our common stock, which are currently exercisable, and 10,000 shares of restricted stock granted under the Plan.

(11)	Includes 10,000 shares of restricted stock granted under the Plan.

(12)	Consists of 10,000 shares of restricted stock granted under the Plan.

(13)	With respect to shares of common stock beneficially owned prior to this offering, includes options to purchase 20,000 shares of our common stock which are currently exercisable and 29,944 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 175 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include 72,721 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 425 Class B Units of HNS which are subject to time or performance vesting as set forth in a restricted unit purchase agreement between Mr. Leddy and HNS.

With respect to shares of common stock beneficially owned after this offering, includes options to purchase 20,000 shares of our common stock which are currently exercisable and 29,944 shares of common stock, based on the Exchange Rate, issuable upon the exchange of 175 Class B Units of HNS which are currently vested or will vest within 60 days. Does not include 72,721 shares of common stock, based on the Exchange Rate, that are issuable upon the exchange of 425 Class B Units of HNS, which are subject to time or performance vesting requirements as set forth in a restricted unit purchase agreement between Mr. Leddy and HNS.

(14)	Aaron Stone is a partner of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Stone disclaims beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo. Includes options to purchase 12,500 shares of our common stock, which are currently exercisable, and 10,000 shares of restricted stock granted under the Plan.

(15)	Includes 10,000 shares of restricted stock granted under the Plan and options to purchase 12,500 shares of our common stock which are currently exercisable.

(16)	Messrs. Africk and Stone, members of our Board of Directors and HNS’ Board of Managers and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo. See footnote numbers 1, 2, 10 and 14 above. Includes options to purchase an aggregate of 48,750 shares of our common stock that are currently exercisable. Does not include shares of common stock that are issuable upon the exchange of bonus units of HNS that are held by certain of our executive officers who are not selling stockholders, a portion of which are expected to vest on July 15, 2008. See Note 16 to our audited consolidated financial statements included elsewhere in this prospectus supplement for a discussion of the terms of the HNS bonus units.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Lehman Brothers Inc. are the representatives of the underwriters and the joint book-running managers for this offering.

Underwriters	Number of Shares
Goldman, Sachs & Co.	822,135
Lehman Brothers Inc.	704,869
Banc of America Securities LLC	203,580
Cowen and Company, LLC	101,812
Morgan Stanley & Co. Incorporated	203,580
UBS Securities LLC	101,812
Wachovia Capital Markets, LLC	101,812

Total	2,239,600

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option initially to buy up to an additional 335,940 shares from us. They may exercise that option at any time, and from time to time, up to 30 days after the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 335,940 additional shares. We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions payable by us in connection with the sale of shares by us, will be approximately $1.3 million.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$2.75	$2.75
Total	$5,500,000	$6,423,835

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$2.75	$2.75
Total	$658,900	$658,900

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.50 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our directors and executive officers, shareholders affiliated with Apollo and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

Each of the lock-up agreements described in the preceding paragraph contain certain exceptions, including the disposition of shares of common stock purchased in open market transactions after the consummation of this offering; provided that such disposition is conditioned upon no filing being required under the Exchange Act in connection with the disposition during the 90-day lock-up period.

The 90-day restricted period described above will be extended if:

(1)	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

(2)	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by Goldman, Sachs & Co.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Under our Revolving Credit Facility, an affiliate of Banc of America Securities LLC, an underwriter in this offering, acts as the letter of credit lender. In connection with this role, affiliates of Banc of America Securities LLC receive customary fees. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt and equity securities or loans, and may do so in the future.

Electronic Distribution

A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors in deciding whether to purchase any shares of common stock.

Stamp Tax

If you purchase shares of common stock in this offering, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus supplement.

Foreign Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter:

(a)	has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission (“ASIC”). It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001 (Act) in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•

the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•

it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

LEGAL MATTERS

The validity of the common stock to be sold in this offering will be passed upon by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Hughes Communications, Inc. included in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Hughes Network Systems, LLC and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in equity, and cash flows for the two years ended December 31, 2007 and for the period from April 23, 2005 to December 31, 2005, and the combined consolidated statements of operations, changes in equity, and cash flows of Hughes Network Systems for the period from January 1, 2005 to April 22, 2005, and the related financial statement schedule included in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report contains an explanatory paragraph relating to the allocation of certain income and expenses), which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Mobile Satellite Ventures LP incorporated by reference in Hughes Communications, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hughes Communications, Inc.

Germantown, Maryland

We have audited the accompanying consolidated balance sheets of Hughes Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule, Schedule II–Valuation and Qualifying Accounts. We also have audited the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits. We did not audit the financial statements of Mobile Satellite Ventures LP (an equity investee), which contributed a loss to income before taxes and discontinued operations of $9,469,000 for the year ended December 31, 2005. Such financial statements were audited by other auditors whose report dated February 22, 2006 expressed an unqualified opinion on those statements (which includes an explanatory paragraph indicating that Mobile Satellite Ventures LP adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities), has been furnished to us, and our opinion, insofar as it relates to such amounts included for Mobile Satellite Ventures LP, is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hughes Communications, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 10, 2008

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$134,092	$106,933
Marketable securities	17,307	107,320
Receivables, net	209,943	180,955
Inventories	65,754	61,280
Prepaid expenses and other	43,720	39,947

Total current assets	470,816	496,435

Property, net	479,976	312,497
Capitalized software costs, net	47,582	41,159
Intangible assets, net	22,513	30,663
Other assets	108,950	50,890

Total assets	$1,129,837	$931,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,440	$59,391
Short-term borrowings and current portion of long-term debt	14,795	27,210
Accrued liabilities	177,932	124,586
Due to affiliates	12,621	13,119

Total current liabilities	277,788	224,306

Long-term debt	577,761	469,190
Other long-term liabilities	6,526	18,079

Total liabilities	862,075	711,575

Commitments and contingencies

Minority interests	5,401	4,680

Stockholders’ Equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, $0.001 par value; 64,000,000 shares authorized; 19,195,972 shares and 19,000,622 shares issued and outstanding as of December 31, 2007 and 2006, respectively	19	19
Additional paid in capital	631,300	626,927
Accumulated deficit	(366,868)	(410,408)
Accumulated other comprehensive loss:
Foreign currency translation adjustments	3,305	(1,147)
Unrealized loss on interest rate swap	(5,482)	—
Unrealized gain (losses) on securities	87	(2)

Total stockholders’ equity	262,361	215,389

Total liabilities and stockholders’ equity	$1,129,837	$931,644

See accompanying Notes to the Consolidated Financial Statements.

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
Revenues:
Services	$537,688	$440,450	$615
Hardware sales	432,960	418,249	—

Total revenues	970,648	858,699	615

Operating costs and expenses:
Cost of services	356,306	309,698	326
Cost of hardware products sold	355,475	327,708	—
Selling, general and administrative	152,051	139,449	9,588
Research and development	17,036	23,058	—
Amortization of intangibles	6,144	6,144	—

Total operating costs and expenses	887,012	806,057	9,914

Operating income (loss)	83,636	52,642	(9,299)
Other income (expense):
Interest expense	(43,775)	(47,791)	—
Interest income	9,527	9,640	1,436
Other income, net	242	2,323	877

Income (loss) before income tax (expense) benefit; minority interests in net (earnings) losses of subsidiaries; equity in earnings (losses) of unconsolidated affiliates; and discontinued operations	49,630	16,814	(6,986)
Income tax (expense) benefit	(5,337)	(54,110)	50,334
Equity in earnings (losses) of unconsolidated affiliates	(640)	(2,132)	13,947
Minority interests in net (earnings) losses of subsidiaries	(113)	118	1,925

Income (loss) from continuing operations	43,540	(39,310)	59,220
Discontinued operations:
Loss from discontinued operations	—	(43)	(956)
Gain on sale of discontinued operations	—	240	1,061

Net income (loss)	43,540	(39,113)	59,325
Cumulative dividends and accretion of convertible preferred stock to liquidation value	—	(1,454)	(9,969)

Net income (loss) attributable to common stockholders	$43,540	$(40,567)	$49,356

Basic net earnings (loss) per common share:
Continuing operations	$2.31	$(2.44)	$5.59
Discontinued operations	—	0.01	0.01

Basic net earnings (loss) per common share	$2.31	$(2.43)	$5.60

Diluted net earnings (loss) per common share:
Continuing operations	$2.26	$(2.44)	$5.33
Discontinued operations	—	0.01	0.01

Diluted net earnings (loss) per common share	$2.26	$(2.43)	$5.34

Basic weighted average common shares outstanding	18,860,517	16,668,591	8,807,237
Diluted weighted average common shares outstanding	19,227,919	16,668,591	9,244,011

See accompanying Notes to the Consolidated Financial Statements.

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)

	Voting Common Stock ($ .001 par value)	Non-Voting Common Stock ($ .01 par value)	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ (Deficit) Equity	Comprehensive Income (Loss)
Balance, January 1, 2005	$84	$90	$475,827	$(3)	$(430,620)	$45,378
Net income					59,325	59,325	$59,325
Issuance of 300,000 shares of common stock in connection with acquisition of Hughes Network Systems, LLC	3	—	5,157		—	5,160
Issuance of 47,167 shares of common stock through exercise of stock options	—	—	140		—	140
Non-cash compensation charge for option repricing	—	—	397		—	397
Non-cash compensation charge for option issued to a consultant	—	—	336		—	336
Non-cash compensation contra-expense for issuance warrants by a consolidated subsidiary	—	—	(151)		—	(151)
Non-cash compensation expense for options issued by Mobile Satellite Ventures LP and Hughes Network Systems, LLC	—	—	1,713		—	1,713
Distribution of TerreStar Networks, Inc. by Mobile Satellite Ventures LP (“MSV”)	—	—	159		—	159
Dividends on and accretion of preferred stock	—	—	(9,969)		—	(9,969)
Other comprehensive income:
Net foreign currency translation adjustments				(4,103)		(4,103)	(4,103)

Balance, December 31, 2005	$87	$90	$473,609	$(4,106)	$(371,295)	$98,385	$55,222

Beginning Balance Adjustments to Equity	(83)	(45)	128	—	—	—

Balance, January 1, 2006	$4	$45	$473,737	$(4,106)	$(371,295)	$98,385

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY—(Continued)

(In thousands)

	Voting Common Stock ($ .001 par value)	Non-Voting Common Stock ($ .01 par value)	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ (Deficit) Equity	Comprehensive Income (Loss)
Balance, January 1, 2006	$4	$45	$473,737	$(4,106)	$(371,295)	$98,385
Net loss					(39,113)	(39,113)	$(39,113)
Issuance of 10,594,978 shares in connection with the Distribution	11	—	(11)		—	—
Issuance of 7,843,141 shares in connection with the Rights Offering	8	—	99,992		—	100,000
Issuance of 405,002 shares of common stock through exercise of stock options	—	—	909		—	909
Issuance of SkyTerra common stock prior to Distribution	—	—	1,300		—	1,300
SkyTerra Stock-Based compensation	—	—	76		—	76
MSV Stock-Based compensation	—	—	633		—	633
Stock-Based compensation	—	—	3,011		—	3,011
Spin-off from SkyTerra Communications, Inc.	(4)	(45)	48,737	106	—	48,794
Dividends on and accretion of preferred stock	—	—	(1,454)	—	—	(1,454)
Repurchase of minority interest in a Company subsidiary	—	—	(3)	—	—	(3)
Other comprehensive loss:
Net foreign currency translation adjustments				2,833		2,833	2,833
Unrealized gain on securities				18		18	18

Balance, December 31, 2006	$19	$—	$626,927	$(1,149)	$(410,408)	$215,389	$(36,262)

Net income					43,540	43,540	$43,540
Issuance of 5,000 shares of common stock through exercise of stock options	—	—	113		—	113
Stock-Based compensation	—	—	4,260		—	4,260
Other comprehensive loss:
Net foreign currency translation adjustments				4,452		4,452	4,452
Gain on interest rate swaps				(252)		(252)	(252)
Unrealized loss on interest rate swaps				(5,230)		(5,230)	(5,230)
Unrealized gain on securities				89		89	89

Balance, December 31, 2007	$19	$—	$631,300	$(2,090)	$(366,868)	$262,361	$42,599

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$43,540	$(39,113)	$59,325

Adjustments to reconcile net income (loss) to cash flows from operating activities:
Loss on discontinued operations	—	43	(105)
Depreciation and amortization	45,860	48,459	27
Amortization of debt issuance costs	906	1,056	—
Equity plan compensation expense	4,260	3,720	965
Equity in earnings of Hughes Network Systems, LLC	—	—	(24,054)
Minority interests	113	(118)	(1,925)
Equity in losses from unconsolidated affiliates	640	2,132	9,469
Gain on receipt of investment by subsidiary	—	(1,788)	—
Other	340	(222)	589

Change in other operating assets and liabilities, net of acquisitions:
Receivables, net	(23,270)	24,599	(18)
Inventories	(3,708)	11,894	—
Prepaid expenses and other assets	(10,442)	56,609	(45,471)
Deferred revenue	—	—	(20)
Accounts payable	14,100	(11,675)	(4,153)
Accrued liabilities and other	21,176	(5,413)	—

Net cash provided by (used in) continuing operations	93,515	90,183	(5,371)
Net cash used in discontinued operations	—	(10)	(1,093)

Net cash provided by (used in) operating activities	93,515	90,173	(6,464)

Cash flows from investing activities:
Acquisition of Hughes Network Systems, LLC, net of cash received	—	12,753	(50,000)
Change in restricted cash	1,168	(2,883)	(3,060)
Purchases of marketable securities	(32,864)	(90,112)	(12,228)
Proceeds from sales of marketable securities	122,690	—	—
Cash paid for investments in affiliates	—	—	(3,562)
Net sales of short-term investments	—	—	65,977
Expenditures for property	(233,952)	(77,191)	(3)
Expenditures for capitalized software	(14,228)	(16,416)	—
Proceeds from sale of property and intangibles	516	521	62
Purchase accounting	—	—	—
Sales of investment in affiliates	—	—	1,923

Net cash used in continuing operations	(156,670)	(173,328)	(891)
Net cash used in discontinued operations	—	—	(63)

Net cash used in investing activities	(156,670)	(173,328)	(954)

See accompanying Notes to the Consolidated Financial Statements.

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from financing activities:
Net increase (decrease) in notes and loans payable	376	(1,609)	—
Debt borrowings from Apollo	—	100,000	—
Debt repayments to Apollo	—	(100,000)	—
Proceeds from rights offering	—	100,000	—
Distribution to SkyTerra	—	(9,314)	—
Payment of dividends on preferred stock	—	(1,394)	(5,575)
Proceeds from exercise of stock options and warrants	113	2,206	140
Repurchase of common stock of consolidated subsidiary	—	—	(4)
Long-term debt borrowings	119,731	455,330	—
Repayment of long-term debt	(24,843)	(364,872)	—
Debt issuance costs	(2,053)	(11,668)	—

Net cash provided by (used in) continuing operations	93,324	168,679	(5,439)
Net cash provided by discontinued operations	—	—	76

Net cash provided by (used in) financing activities	93,324	168,679	(5,363)

Effect of exchange rate changes on cash and cash equivalents	(3,010)	(555)	11

Net (decrease) increase in cash and cash equivalents	27,159	84,969	(12,770)
Cash and cash equivalents at beginning of the period	106,933	21,964	34,734

Cash and cash equivalents at end of the period	$134,092	$106,933	$21,964

Supplemental cash flow information:
Cash paid for interest	$53,594	$41,464	$—
Cash paid for income taxes	$3,567	$6,578	$—

Supplemental disclosure of non-cash financing activities:
Common stock issued in connection with purchase of interest in Hughes Network Systems, LLC	$—	$—	$5,160

Supplemental non-cash disclosure due to acquisition by Hughes Communications, Inc.:
Increase in assets		$51,471
Increase in liabilities		40,118

Increase in net assets		$11,353

See accompanying Notes to the Consolidated Financial Statements.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Organization

Hughes Communications, Inc. (“HCI” and, together with its consolidated subsidiaries, the “Company” or “we”) was formed as a Delaware corporation and a wholly-owned subsidiary of SkyTerra Communications, Inc. (“SkyTerra”) on June 23, 2005. The Company is a publicly-traded company, and its stock trades on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”) Global Selected Market under the symbol “HUGH.” We operate our business primarily through our wholly-owned subsidiary, Hughes Network Systems, LLC (“HNS”), a telecommunications company. Through a series of transactions from 2005 to 2006, we acquired the businesses that we owned as of December 31, 2007. An overview of those transactions is as follows:

•

On April 22, 2005, SkyTerra Communications, Inc. (“SkyTerra”) acquired 50% of HNS’ Class A membership interests (the “April 2005 Transaction”) from DTV Network Inc. (“DTV Networks”), a wholly owned subsidiary of DIRECTV Group, Inc. (“DIRECTV”). The acquisition occurred pursuant to an agreement among SkyTerra, DIRECTV, DTV Networks and HNS, dated December 3, 2004, as amended. On December 31, 2005, pursuant to a separation agreement between us and SkyTerra (the “Separation Agreement”), SkyTerra contributed to us its 50% ownership of HNS’ membership interest, among other things, and we became HNS’ managing member.

•

On October 12, 2005, HCI acquired Series A Preferred Shares from Hughes Systique Corporation (“Hughes Systique”), representing an ownership of approximately 24% on an undiluted basis at December 31, 2007.

•	On December 31, 2005, pursuant to a separation agreement between HCI and SkyTerra (the “Separation Agreement”), SkyTerra contributed to the Company the following:

–	its 50% ownership of HNS’ voting, or Class A, membership interests;

–

its interests in Electronic System Products, Inc. (“ESP”), formerly a product development and engineering services firm, now focused on maximizing the license revenues from its existing intellectual property portfolio;

–	its interests in AfriHUB LLC (“AfriHUB”), a discontinued business;

–

its interests in certain minority investments in , Navigauge, Inc., Miraxis, LLC, a discontinued business, Mainstream Data, Inc. (“Mainstream”), Edmunds Holdings, Inc. (“Edmunds”) and Data Synapse, Inc.(“Data Synapse”); and

–	cash and short-term investments.

•

On January 1, 2006, the Company completed its purchase of the remaining 50% of HNS’ Class A membership interests for $100.0 million in cash (the “January 2006 Transaction”), and HNS’ results from that date forward have been consolidated by the Company. The basis of HNS’ assets and liabilities were adjusted to their fair values. To finance the January 2006 Transaction, the Company obtained $100.0 million of short-term debt financing from Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (together with AIF IV/RRRR LLC, ST/RRRR LLC and AP/RM Acquisition LLC, the “Apollo”). The loan was repaid following the completion of a rights offering conducted by us in March 2006.

•

On February 21, 2006, SkyTerra distributed all of our outstanding common stock to SkyTerra’s common, non-voting common and preferred stockholders and its Series 1-A and 2-A warrant holders (the “Distribution”). As the result, SkyTerra was separated into two publicly traded companies: SkyTerra and HCI. Following the Distribution, SkyTerra no longer owns any of our capital stock; however, SkyTerra’s controlling stockholder at the time of the Distribution, Apollo, became our controlling stockholder. Following the Distribution, SkyTerra retained its interest in Mobile Satellite

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Ventures LP (“MSV”), its stake in TerreStar Networks, Inc. (“TerreStar Networks”), the obligations pursuant to the SkyTerra Series A Preferred Stock and $12.5 million of cash, cash equivalents and marketable securities.

In accordance with Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Non-Monetary Transactions”, the Company distributed these assets at their historical basis on the date of the Distribution. On September 25, 2006, SkyTerra closed a transaction with other limited partners of MSV which triggered a change in control of SkyTerra.

Note 2:    Description of Business

We are a telecommunications company that provides broadband satellite network services and systems to the international and domestic enterprise markets. We also provide satellite Internet access to North American consumers and small and medium sized businesses, such as small office and home office users, which we refer to as Consumer. In addition, we provide managed services to large enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to the specific customer requirements. VSAT networks utilize satellite communications as a means of connecting participants in private and shared data networks and are typically used by enterprises with a large number of geographically dispersed locations to provide reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video.

In addition, we provide hardware and point-to-multipoint networking systems solutions to customers with mobile satellite or telematics voice and data systems or terrestrial microwave radio transmission systems, respectively. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us. With the VSAT systems, we provide ongoing network support services under contracts with our mobile satellite or terrestrial transmission systems customers.

We recently launched our SPACEWAYTM 3 satellite (“SPACEWAY 3”) to support the growth of our Consumer and enterprise business. We plan to introduce service in North America on the SPACEWAY network in the first quarter of 2008. We believe that SPACEWAY 3 will allow us to expand our business by increasing our addressable market in all North American markets and offer North American enterprise and Consumer customers faster communication rates.

Note 3:    Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the assets, liabilities, results of operations, and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by the Company.

The Company’s consolidated financial statements include the results of operations and financial position of the Company, its controlled majority-owned subsidiaries and variable interest entities (“VIEs”), as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), for which the Company is deemed the primary beneficiary, as defined by FIN 46R. As such, the consolidated financial statements of the Company include the accounts of HNS (from January 1, 2006, the date of the January 2006 Transaction) and ESP.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company accounts for affiliates which are VIEs but for which the Company is not the primary beneficiary under the equity method of accounting, whereby the Company records its proportionate share of the subsidiary’s results of operations. As such, the Company accounts for its interest in Hughes Systique and Escort Motors, Ltd. under the equity method. The Company also accounts for minority owned affiliates in which the Company owns greater than 20% of the outstanding voting interests but less than 50% and for which the Company possesses significant influence over their operations under the equity method of accounting.

Notwithstanding the legal form of the Distribution, the Distribution was accounted for as a reverse spin-off in accordance with Emerging Issues Task Force Abstract (“EITF”) No. 02-11, “Accounting for Reverse Spin-offs.” Accordingly, the Company was considered the divesting entity and was treated as the “accounting successor” to SkyTerra for financial reporting purposes, and SkyTerra was treated as if it had been distributed by the Company. This treatment was required because, among other things; (i) the businesses transferred to the Company generated all of SkyTerra’s historical consolidated revenues and constituted a majority of the book value of SkyTerra’s assets immediately preceding the Distribution and (ii) the businesses transferred to the Company included SkyTerra’s discontinued operating subsidiaries and all of the assets and liabilities relating to such subsidiaries. Accordingly, the Company’s historical results through December 31, 2005 are those previously reported by SkyTerra, including the results of the business and assets retained by SkyTerra in accordance with EITF No. 02-11. For the year ended December 31, 2006, the Company’s results include the results of the business and assets retained by SkyTerra through February 21, 2006, the date of the Distribution, and reflect the results of HNS on a consolidated basis effective January 1, 2006, the date on which the Company completed the January 2006 Transaction.

All intercompany balances and transactions with subsidiaries and other consolidated entities have been eliminated.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect amounts reported herein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

Market Concentrations and Credit Risk

The Company provides services and extends credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. The Company monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses. No single customer accounted for more than 4% of total annual revenues in any of the periods presented. Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and short-term investments. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues described below, are recognized when services are rendered or products are installed or shipped to third party installers and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognition purposes. The Company offers a rebate to qualifying new consumer subscribers and records a reduction in revenue in the same period the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

Prior to the third quarter of 2005, the Company leased certain VSAT hardware under operating leases with customers which were funded by third party financial institutions, the terms of which the Company retained a financial obligation to the financial institution (such leases, “VSAT leases”). Under the VSAT leases, the Company received cash from the financial institution for a substantial portion of the aggregate lease rentals at the inception of the operating lease, and the Company recognized a corresponding liability to the financial institution for those transactions. The Company capitalized the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and depreciated those costs over the term of the customer lease agreement. Hardware lease revenues for VSAT leases were recognized over the term of the operating lease.

Subsequent to the third quarter of 2005, the Company amended its arrangements with the financial institutions financing the VSAT leases, and the Company ceased to retain a continuing obligation to the financial institutions for any new transactions. For such leases, hardware revenues are recognized at the inception of the transaction since there is no ongoing performance obligation. In 2007 and 2006, we recognized $22.5 million and $10.2 million, respectively, of hardware sales under the terms of the new arrangement.

Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Income Taxes

Through the date of the Distribution, our results have been included in the consolidated federal income tax return to be filed by SkyTerra. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Under the terms of the agreement entered into in connection with the April 2005 Transaction, DIRECTV retained the tax benefits from the net operating losses generated by DTV Networks and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Networks. We have recorded a liability in the balance sheet for the estimated amount we may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

In July 2006, the Financial Accounting Standard Board (“FASB”) issued Financial Interpretation Number (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized approximately an $8.7 million increase in the liability for unrecognized tax benefits. The Company recognizes interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense in the consolidated statements of operations.

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations, a revision of SFAS No. 141”. SFAS No. 141 (R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141 (R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing GAAP until January 1, 2009. We expect SFAS No. 141 (R) will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. However, for business combinations completed prior to the effective date, we will apply the requirements of SFAS No. 109, as amended by this statement which may result in an adjustment to tax expense in lieu of recording an adjustment for valuation allowance to intangible assets recognized in connection with earlier business combinations. We are still assessing the full impact of this standard on our future consolidated financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less at the date of investment to be cash equivalents.

Restricted Cash

Cash subject to restrictions expiring within one year is included in Prepaid expenses and other in the accompanying Consolidated Balance Sheets. Cash subject to restrictions expiring beyond one year is included in Other assets in the accompanying Consolidated Balance Sheets. At December 31, 2007 and 2006, the Company had $4.8 million and $5.9 million of restricted cash, respectively, which secures certain letters of credit at HNS. Restrictions on the cash relating to letters of credit will be released as the letters of credit expire through July 2015.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Marketable Securities

The Company’s marketable securities consist of investment-grade debt securities. The Company classifies all debt securities with original maturities of more than ninety days as available-for-sale investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Securities classified as available-for-sale securities are carried at fair value with the related unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). Fair value is based on quoted market prices as of the reporting date. The book value of these securities is adjusted for amortization or accretion of premium and discounts method over the contractual lives of the securities, which is included in Interest income in the accompanying Consolidated Statements of Operations.

There were no investments classified as trading or held-to-maturity at December 31, 2007 and 2006.

Property and Depreciation

Property and equipment are carried at cost and depreciated or amortized on a straight-line basis over their estimated useful lives, generally three to thirty years. In conjunction with the January 2006 Transaction, the Company revalued all of its assets held at January 1, 2006 in accordance with SFAS No. 141 “Business Combination”, and the historical bases of those assets were adjusted to their estimated fair market value. Land is carried at cost, and land improvements are depreciated over ten years. Buildings are depreciated over thirty years. Leasehold improvements are amortized over the lesser of their estimated useful lives or lease term.

A significant component of our property and equipment mainly consists of construction in progress related to SPACEWAY 3 satellite costs, including costs associated with the construction of the SPACEWAY, launch services, insurance premiums for the satellite launch and the in-orbit testing period, capitalized interest incurred during the construction of the satellite, and other related miscellaneous costs. We expect to amortize and depreciate the capitalized costs related to SPACEWAY 3 over the estimate useful lives of the satellite or related assets when we introduce service on the SPACEWAY network, which is expected in the first quarter of 2008.

Intangible Assets

The Company accounts for business combinations in accordance with SFAS No. 141, “Business Combinations.” Intangible assets acquired in connection with business combinations which have definite lives are amortized over their estimated useful lives. Intangible assets include backlog, customer relationships, patented technology, and trademarks which were acquired in connection with the January 2006 Transaction. Intangible assets are amortized on a straight-line basis over their estimated useful lives that are as follows:

Life (Years)
Backlog	4
Customer relationships	8
Patented technology	8
Trademarks	10

Debt Issuance Costs

Debt issuance costs are amortized based upon the lives of the associated debt obligations. Debt issuance costs are amortized using the effective interest method with such amortization included in Interest expense in the accompanying Consolidated Statements of Operations. For the years ended December 31, 2007 and 2006, we amortized $0.9 million and $1.1 million, respectively, of debt issuance costs related to the senior notes and term indebtedness. At December 31, 2007 and 2006, the Company had $11.7 million and $9.1 million, respectively, of unamortized debt issuance costs.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Subscriber Acquisition Costs (“SAC”)

SAC is an important component of our costs to acquire new consumer subscribers. SAC consists of dealer and customer service representative commissions on new installations and, in certain cases, the cost of hardware and installation provided to customers at the inception of service. SAC is deferred when a customer commits to a service agreement, and the deferred SAC is amortized over the commitment period as the related service revenue is earned. Prior to 2007, service agreements were 12 to 15 months in duration. Beginning in May 2007, the Company began to offer only 24 months service agreements. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, and/or the ability to charge an early termination fee. At December 31, 2007 and 2006, the Company had $28.6 million and $19.3 million of SAC.

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used annually or when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the carrying value of the asset exceeds the aggregate amount of its separately identifiable undiscounted future cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Changes in estimates of future cash flows could result in a write-down of long-lived assets in a future period.

Software Development Costs

Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews are conducted at least annually, or as events and circumstances warrant such a review, to ensure that capitalized software development costs are not impaired and that costs associated with programs that are no longer generating revenue are expensed. Amortization of software development costs was $8.3 million and $6.2 million for the years ended December 31, 2007 and 2006, respectively.

Foreign Currency

Certain foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using period-end exchange rates while income and expense accounts are translated at the average rates in effect during the period. The resulting translation adjustment is recorded in accumulated other comprehensive income (loss) (“OCI”), a separate component of equity. Translation adjustments for foreign currency denominated equity investments are not material and are recorded as part of OCI.

The Company also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from remeasurement of the foreign currency denominated assets, liabilities and transactions into the U.S. dollar are recognized currently in the statements of operations and were not material in each of the periods presented herein.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investments and Financial Instruments

The Company maintains investments in equity securities of unaffiliated companies, and such investments are included in other assets in the balance sheets. Non-marketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), reported as part of OCI. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” The Company considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and the Company’ intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written down to fair value, and the amount is recognized in the statements of operations in other income (expense) and recorded as a reclassification adjustment from OCI.

Investments in which the Company owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. The carrying value of investments may include a component of goodwill if the cost of our investment exceeds the fair value of the investment, and any such goodwill is subject to an evaluation for impairment pursuant to APB No. 18—“The Equity Method of Accounting for Investments in Common Stock.” Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in the Company recognizing investee earnings or losses in excess of its ownership percentage.

At December 31, 2007, we have equity investments of $9.9 million in Escort Motors Ltd. and Hughes Systique and cost basis investments $2.9 million in Mainstream, Data Synapse, Edmunds and Comat Technologies. At December 31, 2006, our equity investments in Escort Motors Ltd. and Hughes Systique were $10.6 million and our cost basis investments in Mainstream, Data Synapse, Edmunds and Comat Technologies was $1.4 million.

We recognized a net loss of $0.6 million for each of the years ended December 31, 2007, 2006 and 2005 for our proportionate share of Hughes Systique’s results of operations. The net loss recorded in 2005 consisted of approximately $1.3 million relating to the impairment of the short-term promissory notes purchased from Navigauge, $0.4 million relating to our proportionate share of affiliates’ operating losses for those affiliates accounted for under the equity methods and $0.2 million relating to an impairment of the investment in an affiliate, partially offset by a $1.3 million gain relating to the sale of the Company’s interest in two affiliates.

The carrying value of cash and cash equivalents; receivables, net; other assets; accounts payable; and amounts included in accrued liabilities and other liabilities meeting the definition of a financial instrument and debt approximated fair value at December 31, 2007 and 2006.

The Company carries all derivative financial instruments in the balance sheets at fair value based on quoted market prices. The Company uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified, and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified, and effective cash flow hedges are deferred and recorded as a component of OCI until the hedged transactions occur and are recognized in earnings. Changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

change in fair value and the ineffective portion of a hedge is immediately recognized in the statements of operations. Both at the inception of the hedge and on an on-going basis, we assess whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective. During each of the periods presented herein there were no material hedge transactions.

The Company enters into interest rate swaps from time to time to manage its interest rate exposure. These derivatives may be designated as cash flow hedges or fair value hedges depending on the nature of the risk being hedged. Derivatives used to hedge risk associated with changes in the fair value of certain fixed rate debt obligations are designated as fair value hedges. Consequently, changes in the fair value of the hedged debt obligations that are attributable to the hedged risk are recognized in the current period earnings.

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates, and changes in the market value of its equity investments. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet its risk management objectives and do not enter into derivative contracts for speculative purposes.

The Company generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and, therefore, is exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in the value of the related exposures. As of December 31, 2007 and 2006, we had purchased foreign exchange contracts totaling $3.7 million and $1.5 million, respectively, to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at December 31, 2007. All of the forward exchange contracts outstanding at December 31, 2007 expire in 2009.

The Company is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While the Company believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Stock-Based Compensation

The Company adopted the provisions of SFAS No. 123R on January 1, 2006. SFAS No. 123R requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense is recognized over the vesting period of the award. SFAS No. 123R provides entities two transition methods. The Company has elected to use the modified prospective method. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date.

Net Earnings (Loss) Per Common Share

Basic net earnings (loss) per common share is computed by dividing net income (loss) attributable to the common stockholders by the weighted average number of common shares outstanding. Diluted net earnings (loss) per common share reflects the potential dilution from the exercise or conversion of securities into the

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s common stock. However, in accordance with SFAS 128, “Earnings per Share,” potential common shares have been excluded from the computation of any diluted per share amount in periods when a loss from continuing operations exists. The potential dilutive effect of outstanding stock options and warrants is calculated using the “treasury stock” method.

For the purpose of computing weighted average common shares outstanding, SkyTerra’s outstanding shares through the date of the Distribution were converted into equivalent shares of the Company stock by multiplying SkyTerra’s outstanding shares by the exchange ratio used in the Distribution, which was one-half share of Company stock for each share of SkyTerra stock.

The following table provides a reconciliation of the shares used in calculating earnings (loss) per common share:

	Year Ended December 31,
	2007	2006	2005
Basic weighted average common shares outstanding	18,860,517	16,668,591	8,807,237
Effect of dilutive securities:
Restricted stock units	121,344	—	—
Restricted stock awards	178,936	—	—
Options to purchase common stock	67,122	—	436,774

Diluted weighted average common shares outstanding	19,227,919	16,668,591	9,244,011

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51.” The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. This Statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective as of the beginning of an entity’s first fiscal year that starts after December 15, 2008 and prohibits early adoption.

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations, a revision of SFAS No. 141”. SFAS No. 141 (R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141 (R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing GAAP until January 1, 2009. We expect SFAS No. 141 (R) will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. However, for business combinations completed prior to the effective date, we will apply the requirements of SFAS No. 109, as amended by this statement which may result in an adjustment to tax expense in lieu of recording an adjustment for valuation allowance to intangible assets recognized in connection with earlier business combinations. We are still assessing the full impact of this standard on our future consolidated financial statements.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits, but does not require, companies to report at fair value the majority of recognized financial assets, financial liabilities, and firm commitments. Under this standard, unrealized gains and losses on items for which the fair value option is elected are reported in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that starts after November 15, 2007. The Company has evaluated SFAS No. 159 relative to financial statements and determined that the utilization of fair value reporting is not appropriate for the Company’s current financial instruments.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring fair value in accordance with GAAP, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; however, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective as of the beginning of an entity’s first fiscal year that starts after November 15, 2007. SFAS 157 has minimal impact on the Company’s financial position, results of operations or cash flows.

Note 4:    Acquisition of Hughes Network Systems, LLC

In April 2005, SkyTerra completed its acquisition of 50% of the Class A membership interests of HNS from DTV Networks, a wholly owned subsidiary of DIRECTV, for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The acquisition occurred pursuant to an agreement among SkyTerra, DIRECTV, DTV Networks and HNS, dated December 3, 2004, as amended. Immediately prior to the acquisition, DTV Networks contributed substantially all of the assets and certain liabilities of its very small aperture terminal, mobile satellite and terrestrial microwave businesses, as well as certain portions of its SPACEWAY Ka-band satellite communications platform, to HNS, which at the time was a wholly-owned subsidiary of DTV Networks. In consideration for the contribution of assets by DTV Networks, HNS paid DTV Networks approximately $200.7 million of cash. On December 31, 2005, SkyTerra contributed to the Company its 50% Class A membership interest in HNS.

Concurrent with the April 2005 Transaction, HNS incurred $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility. The Company and DTV Networks each pledged their respective membership interests of HNS to secure the obligations of HNS under the term indebtedness. The indebtedness was otherwise non-recourse to the Company or DTV Networks. On April 13, 2006, the term indebtedness was repaid with a portion of the proceeds of HNS’ offering of $450.0 million of 9 1/2% senior notes due in 2014 (see Note 13).

Through December 31, 2005, the Company accounted for its interest in HNS under the equity method in accordance with FIN 46R, as HNS was a variable interest entity as defined in FIN 46R and the Company was not the primary beneficiary as defined in FIN 46R. Accordingly, the Company recorded its proportionate share of the net income of HNS, subject to certain adjustments. These adjustments related primarily to the amortization of the excess of the Company’s proportionate share of HNS’ net assets over the Company’s carrying amount on the date of transaction. This excess was being amortized over the remaining useful life of certain HNS long-lived assets on a straight line basis.

Management determined the fair value considering a number of factors. The excess of the fair value of the net assets acquired over the amount paid of approximately $369.0 million has been reflected as a reduction of fair value, on a pro rata basis, of long lived assets in accordance with SFAS No. 141.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s basis that was allocated to HNS’ net assets was determined as follows (in thousands):

Amount
Cash consideration ($50,000 paid in April 2005, $100,000 paid in January 2006)	$150,000
Equity consideration (300,000 shares of SkyTerra at $17.20 per share)	5,160
Direct acquisition costs	663
HCI equity in earnings of HNS following the April 2005 Transaction through December 31, 2005	20,122

Total	$175,945

The fair values of the assets acquired, less the excess of fair value over acquisition cost, and liabilities assumed as of January 1, 2006, are summarized as follows (in thousands):

	Fair Market Value of Net Assets	Allocation of Negative Goodwill	Adjusted Net Assets
Current assets	$448,710	$—	$448,710
Property, net	565,762	(295,080)	270,682
Other assets	162,566	(73,963)	88,603

Total assets	1,177,038	(369,043)	807,995

Current liabilities	(245,940)	—	(245,940)
Long-term debt and other liabilities	(379,292)	—	(379,292)
Minority interests	(6,818)	—	(6,818)

Total liabilities	(632,050)	—	(632,050)

Net assets acquired	$544,988	$(369,043)	$175,945

The fair value of intangible assets was based, in part, on a valuation using an income approach. Intangible assets, after reduction for the pro-rata allocation of negative goodwill are as follows (in thousands):

Amount
Backlog	$13,385
Patented technology	10,994
Customer relationships	7,170
Trademarks	5,258

Total intangible assets	$36,807

The weighted average amortization period for the intangibles is approximately 6.8 years.

Note 5:    Discontinued Operations

Pursuant to the Separation Agreement, SkyTerra contributed its interests in AfriHUB to the Company in December 2005. Immediately thereafter, the Company decided to discontinue operating AfriHUB and signed a letter of intent to sell its interest in AfriHUB. Effective February 20, 2006, the Company sold its equity and debt interests in AfriHUB and recorded a gain on the sale of $0.2 million in 2006.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6:    Marketable Securities

The amortized cost basis and estimated fair values of available-for-sale marketable securities are summarized as follows (in thousands):

	Cost Basis	Gross Unrealized		Estimated Fair Values
		Gains	Losses
December 31, 2007:
Government agencies	$2,016	$—	$(1)	$2,015
Corporate bonds	10,153	59	—	10,212
Municipal bonds	5,076	4	—	5,080

Total available-for-sale securities	$17,245	$63	$(1)	$17,307

December 31, 2006:
Government agencies	$94,578	$10	$(25)	$94,563
Corporate bonds	12,775	1	(19)	12,757

Total available-for-sale securities	$107,353	$11	$(44)	$107,320

The unrealized gains at December 31, 2007 were attributable to changes in interest rates of investments. The Company has the intent and ability to hold these securities until the market value recovers or the securities mature. The contractual maturities of available-for-sale investment securities at December 31, 2007 were as follows (in thousands):

	Cost Basis	Estimated Fair Values
Due within one year	$16,740	$16,802
Due within two years	505	505

Total available-for-sale securities	$17,245	$17,307

Note 7:    Receivables, Net

Receivables, net consist of the following (in thousands):

	December 31,
	2007	2006
Trade receivables	$177,047	$155,047
Contracts in process	39,656	33,748
Other receivables	2,300	2,318

Total receivables	219,003	191,113
Allowance for doubtful accounts	(9,060)	(10,158)

Total receivables, net	$209,943	$180,955

Trade receivables included $2.7 million and $4.0 million of amounts due from affiliates at December 31, 2007 and 2006, respectively.

Advances and progress billings offset against contracts in process amounted to $27.0 million and $14.6 million at December 31, 2007 and 2006, respectively. The Company expects to collect the $33.3 million, $2.4

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million, $2.2 million and $1.8 million due in 2008, 2009, 2010 and 2011, respectively, of contracts in process recorded at December 31, 2007.

Note 8:    Inventories

Inventories consist of the following (in thousands):

	December 31,
	2007	2006
Production materials and supplies	$10,926	$11,689
Work in process	15,147	11,676
Finished goods	39,681	37,915

Total inventories	$65,754	$61,280

Inventories are carried at the lower of cost or market, principally using standard costs adjusted to reflect actual based on variance analyses performed throughout the year. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

In June 2006, the Company decided to shift its primary focus exclusively to the broadband market. As a result, the Company evaluated the narrowband products in its inventory and recorded a charge of $11.9 million to reduce the net book value of its narrowband products to their net realizable value. Substantially all of these products were disposed of during 2006. This charge was included in cost of hardware products sold during the second quarter of 2006 and primarily related to the North America VSAT segment.

Note 9:    Property, Net

Property, net consists of the following (dollars in thousands):

	Estimated Lives (years)	December 31,
		2007	2006
Land and improvements	10 – 30	$5,909	$5,650
Buildings and leasehold improvements	1 – 30	23,450	22,301
Machinery and equipment	3 – 5	85,807	57,877
VSAT operating lease hardware	2 – 5	43,029	45,311
Furniture, fixtures, and office machines	3 – 7	812	566
Construction in progress - SPACEWAY	—	360,777	208,502
- Other	—	19,270	8,483

Total property		539,054	348,690
Accumulated depreciation		(59,078)	(36,193)

Total property, net		$479,976	$312,497

VSAT operating lease hardware represents VSAT equipment installed at customer facilities that are subject to an operating lease with the customer and against which we have borrowed funds from third party financial institutions. Title to the equipment has passed to the financial institutions and they will own the equipment at the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

end of the term of the customer contract; however, for the certain contracts HNS has retained certain ongoing obligations relating to the equipment. For those contracts, VSAT operating lease hardware costs are depreciated and such depreciation is recorded in cost of hardware products sold over the term of the operating lease.

During 2007 and 2006, depreciation expense for property was $31.5 million and $36.1 million, respectively.

SPACEWAY

In connection with the April 2005 Transaction, we acquired the SPACEWAY 3 satellite, related network operations center facilities, certain other ground facilities and equipment, intellectual property rights and the right to purchase one or more SPACEWAY satellites to be manufactured by Boeing in the future. SPACEWAY 3 is a next generation broadband satellite system, with a unique architecture for broadband data communications. Designed for operational flexibility, the system will greatly enhance data communication capacity and efficiencies. Our SPACEWAY 3 satellite was successfully launched in August 2007, and is presently undergoing system testing with the associated ground network. We plan to introduce service in North America on the SPACEWAY network in the first quarter of 2008. For the years ended December 31, 2007 and 2006, we capitalized $12.1 million and $1.9 million, respectively, of interest related to the construction of the SPACEWAY 3 satellite.

Note 10:    Intangible Assets, Net

Intangible assets, net consist of the following (dollars in thousands):

	Estimated Useful Lives (years)	Cost Basis	Accumulated Amortization	Net Basis
December 31,2007:
Backlog and customer relationships	4–8	$19,567	$(8,488)	$11,079
Patented technology and trademarks	8–10	15,234	(3,800)	11,434

Total intangible assets, net		$34,801	$(12,288)	$22,513

December 31,2006:
Backlog and customer relationships	4–8	$20,555	$(4,244)	$16,311
Patented technology and trademarks	8–10	16,252	(1,900)	14,352

Total intangible assets, net		$36,807	$(6,144)	$30,663

We amortize the recorded values of our intangible assets over their estimated useful lives. We recorded $6.1 million for each of the years ended December 31, 2007 and 2006 of amortization expense related to intangible assets. As of December 31, 2007, we reduced the cost basis of our intangible assets by approximately $2.0 million on a pro-rata basis, as a result of the application of SFAS No. 109, “Accounting for Income Taxes.” This reduction related to the reversal of the German and United Kingdom (“U.K.”) subsidiaries’ valuation allowances associated with the utilization of the net operating losses that were acquired in the HNS acquisition, which reduces the basis of our intangible assets. Intangible assets may be subject to additional reductions to the extent the acquired net operating loss (“NOL”) carryforwards of our German and U.K. subsidiaries are utilized during 2008. Upon the Company’s adoption of SFAS No. 141 (R) on January 1, 2009, any benefit realized from the utilization of the German and U.K. NOL carryforwards will be recorded as a reduction to income tax expense. See “Note 15—Income Taxes” for further discussion.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated future amortization expense at December 31, 2007 will be as follows (in thousands):

Amount
Year ending December 31,
2008	$5,640
2009	5,640
2010	2,568
2011	2,568
2012	2,568
Thereafter	3,529

Total estimated future amortization expense	$22,513

Note 11:    Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2007	2006
Accrued and other liabilities	$62,517	$46,919
Progress billings to customers	53,610	38,272
Payroll and other compensation	31,764	30,370
Amount due to DIRECTV	20,230	—
Accrued interest expense	9,811	9,025

Total accrued liabilities	$177,932	$124,586

Note 12:    Interest in MSV

Prior to the Distribution, the Company owned approximately 23% of the limited partnership interests (on an undiluted basis) of MSV. Through the date of the Distribution, the Company accounted for its interest in MSV under the equity method and, accordingly, recorded its proportionate share of the net loss of MSV, subject to certain adjustments. These adjustments related primarily to the amortization of the excess of the Company’s carrying amount over its proportionate share of MSV’s long-lived assets on a straight line basis. In accordance with APB No. 29, the Company’s investment in MSV was distributed to SkyTerra on the date of the Distribution at its historical basis.

The Company’s statement of operations for the year ended December 31, 2006 includes results of MSV through the date of the Distribution. The net loss of MSV through the date of the Distribution includes a gain of $0.7 million for the cumulative effect of change in accounting principle recognized by MSV upon the adoption of FIN 46R. The Company had no interest in MSV as of December 31, 2006 or 2007. The consolidated statement of operations information for the quarter ended March 31, 2006 in which the Distribution occurred and the year ended December 31, 2005 is as follows (in thousands):

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
	(unaudited)
Consolidated statement of operations information of MSV:
Revenues	$8,142	$29,381
Loss from operations	$(12,245)	$(39,153)
Net loss	$(10,701)	$(40,955)

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13:    Short-Term Borrowings and Long-Term Debt

Short-term borrowings and current portion of long-term debt consist of the following (dollars in thousands):

	Interest Rates	December 31,
		2007	2006
VSAT hardware financing—current portion	8.00% - 12.00%	$10,883	$23,761
Revolving bank borrowings	9.50% - 14.25%	2,897	2,174
Term loans payable to banks—current portion	12.25%	1,015	1,275

Total short term borrowings and current portion of long-term debt		$14,795	$27,210

At December 31, 2007, HNS had outstanding revolving bank borrowings of $2.9 million, which had a weighted average variable interest rate of 10.59%. These borrowings were obtained by HNS’ subsidiary in India under revolving lines of credit with several local banks. There is no requirement for compensating balances for these borrowings. The total amount available for borrowing by the Indian subsidiary under the revolving lines of credit was $2.2 million at December 31, 2007.

Long-term debt consists of the following (dollars in thousands):

	Interest Rates	December 31,
		2007	2006
Senior notes	9.50%	$450,000	$450,000
Term loans payable to banks	7.62% - 12.25%	115,254	1,133
VSAT hardware financing	8.00% - 12.00%	12,507	18,057

Total long-term debt		$577,761	$469,190

On April 13, 2006, HNS completed an offering of $450 million of 9 1/2% senior notes maturing on April 15, 2014 (“Senior Notes”). Interest on the Senior Notes is paid semi-annually in arrears on April 15 and October 15. HNS used a portion of the proceeds of the Senior Notes to repay the outstanding borrowings of the existing first and second lien term loans in full. At December 31, 2007 and 2006, interest accrued on the Senior Notes was $9.0 million.

HNS has a secured $50 million revolving credit facility (“Revolving Credit Facility”), which matures on April 22, 2011. The interest rate with respect to the revolving loans, if any, is based on, at the Company’s option, the ABR rate plus 1.50% or LIBOR plus 2.50%. The Revolving Credit Facility is guaranteed by, subject to certain exceptions, HNS’ direct and indirect wholly-owned domestic subsidiaries and is secured by substantially all of its domestic tangible and intangible assets. For outstanding letters of credit issued under the Revolving Credit Facility, we pay a participation fee of 2.50% per annum and an issuance fee of 0.25% per annum. In addition, the Company is charged a commitment fee of 0.50% per annum for any unused portion of the Revolving Credit Facility.

On April 13, 2006, the issuer of the Revolving Credit Facility was changed from J.P. Morgan Chase (“JPM”) to Bank of America (“BOA”). Letters of credit issued under the JPM Revolving Credit Facility prior to April 13, 2006 remained in place between the parties to the letters of credit and JPM. At that date, JPM was issued a letter of credit under the BOA Revolving Credit Facility for the amount of outstanding letters of credits totaling $13.9 million. As the JPM letters of credit expire, the letter of credit issued to JPM under the BOA Revolving Credit Facility is reduced. New letters of credit and renewals of existing letters of credit are issued

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the BOA Revolving Credit Facility. As of December 31, 2007, $0.1 million remained outstanding on the letter of credit issued to JPM and $12.5 million on other outstanding letters of credit issued under the BOA Revolving Credit Facility. There were no borrowings outstanding with respect to the BOA Revolving Credit Facility. At December 31, 2007, we have issued letters of credit totaling $12.6 million under the Revolving Credit Facility. As a result, the available borrowing capacity under the Revolving Credit Facility as of December 31, 2007 was $37.4 million.

In February 2007, HNS borrowed $115 million from a syndicate of banks (the “Term Loan Facility”). The Term Loan Facility is guaranteed, on a senior unsecured basis, by all of its existing and future subsidiaries that guarantee its existing Senior Notes and existing Revolving Credit Facility. HNS Finance Corp., a wholly owned subsidiary of HNS and co-issuer of the Senior Notes, is a co-borrower under the Term Loan Facility. The interest on the Term Loan Facility is paid quarterly, starting on May 29, 2007, at Adjusted LIBOR (as defined in the Term Loan Facility and existing Revolving Credit Facility) plus 2.50%. The Term Loan Facility is subject to certain mandatory and optional prepayment provisions and contains negative covenants and events of default provisions, in each case, substantially similar to those provisions contained in the indenture governing the Senior Notes. The maturity date of the Term Loan Facility is April 15, 2014.

To mitigate the variable interest rate risk associated with the Term Loan Facility, HNS entered into an agreement with Bear Stearns Capital Markets, Inc. to swap the variable LIBOR based interest for a fixed interest rate of 5.12% plus 2.50% per annum (the “Swap Agreement”). The Swap Agreement is effective February 28, 2007 and has a termination date of April 15, 2014, which is the maturity date of the Term Loan Facility. The security for HNS’ interest obligation to Bear Stearns Capital Markets, Inc. under the Swap Agreement is the same as the security for the Revolving Credit Facility. Interest expense on the Term Loan Facility based on the Swap Agreement was $7.6 million for the year ended December 31, 2007.

The indenture governing the Senior Notes, the agreement governing the amended Revolving Credit Facility and the agreement governing the Term Loan Facility require HNS to comply with certain covenants: (i) in the case of the indenture, for so long as any Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended revolving credit agreement is in effect, and (iii) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on the ability of HNS and/or certain of its subsidiaries to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from HNS’ subsidiaries; sell assets and capital stock of HNS’ subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of HNS’ assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indenture governing the Senior Notes and/or the agreement governing the Term Loan Facility contain affirmative covenants that require HNS to: (i) preserve its businesses and properties; (ii) maintain insurance over its assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent its financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. HNS and its subsidiaries comprise a substantial portion of the Company’s net assets and results of operations since January 1, 2006. There are certain restrictions on the net assets of HNS, the consolidated net assets of HNS at December 31, 2007 and 2006 were $247.5 million and $198.3 million, respectively. HNS was in compliance with all of its debt covenants at December 31, 2007.

In connection with certain commercial VSAT sales, HNS enters into long-term operating leases (generally two to five years) for the use of the VSAT hardware installed at a customer’s facilities. HNS has an arrangement

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with two financial institutions to borrow against the future operating lease revenues at the inception of the operating lease. When amounts are funded under these arrangements, customer credit risk for the operating lease passes to the financial institution. The financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. For a portion of the transactions with the financial institutions, HNS has retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of the HNS system (a “Non-Performance Event”). Since the inception of the borrowing program in 1997, HNS has not been required to make any indemnification payments for a Non-Performance Event; however, HNS incurred nominal costs in a period prior to 2002 to re-establish service for a group of customers who were impacted by the failure of a third party satellite. HNS has not provided a reserve for a Non-Performance Event because it believes that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

Note 14:    Financial Instruments

Interest Rate Swap

To mitigate the variable interest rate risk associated with the Term Loan Facility, the Company entered into the Swap Agreement with Bear Stearns Capital Markets, Inc. to swap the variable LIBOR based interest for a fixed interest rate of 5.12% per annum. The Swap Agreement is effective February 28, 2007 and has a termination date of April 15, 2014, which is the maturity date of the Term Loan Facility. For the year ended December 31, 2007, the Company recorded a loss in other comprehensive loss of approximately $5.5 million associated with the fair market valuation of the interest rate swap. The net interest cost related to the Term Loan Facility and the Swap Agreement is paid quarterly starting on May 29, 2007 and estimated to be approximately $8.8 million for each of the years ended December 31, 2008 through 2013 and $3.3 million for the year ended December 31, 2014. For the year ended December 31, 2007, we recorded $7.6 million interest expense on the Term Loan Facility.

Fair Value

The carrying values of cash and cash equivalents; receivables, net; other assets; accounts payable; debt (except the Senior Notes as described below) and amounts included in Other long-term liabilities in the accompanying Consolidated Balance Sheets that meet the definition of financial instruments approximated fair value at December 31, 2007.

The fair values of the interest rate swap and the Senior Notes are based on market quotes and valuations and represent the net amounts required to terminate the position, taking into consideration market rates and counterparty credit risk. The $5.5 million of liabilities recorded for the interest rate swap at December 31, 2007 are stated at fair value. At December 31, 2007 the carrying value and fair value of the Senior Notes were $450.0 million and $457.9 million, respectively.

Note 15:    Income Taxes

For U.S. Federal income tax purposes, the Company’s results through the date of the Distribution were included in the consolidated returns filed by SkyTerra. Prior to the Distribution, SkyTerra had unused net operating loss (“NOL”) carryforwards of approximately $227.2 million expiring in 2008 through 2025 and capital loss carryforwards of approximately $93.3 million expiring in 2006 through 2010. Following the issuance of a private letter ruling by the Internal Revenue Service with respect to whether an “ownership change” as defined by Section 382 of the Internal Revenue Code occurred during a period from 1999 through 2004,

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SkyTerra expects that its carryforwards will not be subject to such limitation and, therefore, will be available to offset future taxable income unless subject to other limitation. Following the Distribution, a portion of the SkyTerra NOL and capital loss carryforwards belong to the Company. The Company estimates that its share of the NOL carryforwards are approximately $119.0 million and its share of the capital loss carryforwards are approximately $3.3 million at the Distribution Date.

For the year ended December 31, 2007, the Company estimates that its NOL carryforwards are approximately $133.4 million which will expire, if unused, between the years 2020 and 2027 and the capital loss carryforward of approximately $3.3 million will expire, if unused, in 2010.

Prior to the year ended December 31, 2005, due to SkyTerra’s operating losses and the uncertainty surrounding the ability of SkyTerra to realize its deferred tax assets, a full valuation allowance had been established related to the NOLs and capital loss carryforwards. As the Distribution did not qualify as a tax-free spin-off, SkyTerra generated significant taxable income in 2006 for Federal and state income tax purposes. As the Company is the accounting successor to SkyTerra, as described in Note 1, the taxes associated with the Distribution are included in the Company’s results. In addition, due to the tax sharing agreement between SkyTerra and the Company (the “Tax Sharing Agreement”), the Company is responsible for paying all cash taxes associated with the Distribution. The Company expects existing NOL and capital loss carryforwards will be sufficient to offset any federal income taxes payable on the gain from the Distribution, other than alternative minimum taxes.

The Company’s consolidated temporary differences that give rise to the net deferred tax assets at December 31, 2007 and 2006 are as follows (in thousands):

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$57,879	$60,528
Capital loss carryforwards	1,148	1,148
Compensation expense on restricted stock	946	536
Alternative minimum tax credit	500	—
Other assets	3,366	3,704

Total gross deferred tax assets	63,839	65,916

Deferred tax liability:
Investment in Hughes Network Systems, LLC	28,965	20,583
Other deferred tax liability	626	—

Total gross deferred tax liability	29,591	20,583

Net deferred tax assets before valuation allowance	34,248	45,333
Valuation allowance	(30,040)	(41,629)

Net deferred tax assets	$4,208	$3,704

As the Company has not met the more likely than not criteria of SFAS No. 109, “Accounting for Income Taxes”, the Company maintained a full valuation allowance on its deferred tax assets as of December 31, 2007, with the exception of deferred tax assets of $0.5 million associated with our AMT credit, and $3.0 million and $0.7 million reported by the India and Brazil subsidiaries, respectively, both of whom are subsidiaries of HNS. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considered the scheduled

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments. When Company management makes the determination to reverse the valuation allowance, $6.2 million of released valuation allowance from purchase accounting adjustments will be offset to equity and thus, will not create an income tax benefit.

The Company’s German subsidiary has approximately $37.3 million in NOL carryforwards which are available to reduce future taxable income and do not have an expiration. During 2007, $3.5 million of their NOL carryforwards were used to offset taxable income. The Company’s United Kingdom (“U.K.”) subsidiaries have approximately $12.8 million of NOL carryforwards which are included in the U.S. domestic NOL carryforwards of $133.4 million because the U.K. subsidiaries are disregarded entities for U.S. Income tax purposes. These NOL carryforwards are available to reduce future U.S. or U.K. taxable income and do not have an expiration if used to reduce U.K. taxable income. During 2007, $1.4 million of their NOL carryforwards were used to offset U.K. taxable income. The Company’s Brazil subsidiary has approximately $1.8 million in NOL carryforwards which are available to reduce future taxable income and do not have an expiration. During 2007, $0.6 million of their NOL carryforwards were used to offset taxable income.

Neither the German nor U.K. subsidiaries have met the “more likely than not” criteria of SFAS No. 109, and therefore, maintain a full valuation allowance on their NOL carryforwards as of December 31, 2007. As required by SFAS No. 109, paragraph 30, regarding accounting for business combinations, the 2007 reversal of the German and U.K. subsidiaries’ valuation allowances associated with the utilization of the NOL carryforwards reduces the basis of HNS’ intangible assets. Intangible assets may be subject to additional reductions to the extent the acquired NOL carryforwards of our German and U.K. subsidiaries are utilized during 2008. Upon the Company’s adoption of SFAS No. 141 (R) on January 1, 2009, any benefit realized from the utilization of the German and U.K. NOL carryforwards will be recorded as a reduction to income tax expense.

The components of income (loss) from continuing operations before provision for income taxes and the corresponding income tax expense (benefit) reflected on the consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 consist of the following (in thousands):

	Year Ended December 31,
	2007	2006	2005
Components of income (loss) from continuing operations before the provision for income taxes:
Domestic income (loss)	$39,703	$7,927	$(6,986)
Foreign income (loss)	9,927	8,887	—

Total	$49,630	$16,814	$(6,986)

Components of income tax expense (benefit):

Current income tax expense (benefit):
Foreign	$2,850	$3,276	$—
State	21	500	—
Federal	—	—	—

Total current income tax expense (benefit)	2,871	3,776	—

Deferred income tax expense (benefit):
Foreign	2,466	—	—
State	—	—	—
Federal	—	50,334	(50,334)

Total deferred income tax expense (benefit)	2,466	50,334	(50,334)

Total income tax expense (benefit)	$5,337	$54,110	$(50,334)

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005, the Company recognized a $50.3 million income tax benefit, and associated deferred tax asset, related to the reversal of the valuation allowance associated with the loss carryforwards which were utilized to offset the Federal taxable income on the Distribution. For the year ended December 31, 2006, the Company recorded income tax expense of $54.1 million. This amount relates primarily to the gain on the Distribution, and includes the utilization of the deferred tax asset recorded as of December 31, 2005. In addition, income tax expense includes taxes on income earned by the Company’s subsidiaries in India and Brazil and estimated domestic state income taxes. For the year ended December 31, 2007, the Company recorded income tax expense of $5.3 million. This amount related primarily to the income taxes on income earned by the Company’s foreign subsidiaries and estimated domestic state income taxes.

For the tax year ended December 31, 2007, the Company has recorded an alternative minimum tax liability in the amount of $0.5 million. Since current alternative minimum tax liability results in alternative minimum tax credit for future years when the taxpayer is subject to regular tax liability, a corresponding deferred tax asset is recorded for the alternative minimum tax credit. For the year ended December 31, 2006, alternative minimum tax in the amount of $1.3 million was paid by SkyTerra as a result of the gain from the Distribution. In accordance with the Tax Sharing Agreement, the Company will be entitled to reimbursement from SkyTerra at such time as SkyTerra realizes the benefit of the alternative minimum tax credit. This reimbursement has been reflected on the Company’s books as a long-term receivable from SkyTerra.

For the years ended December 31, 2007, 2006 and 2005, income tax expense differs from the amounts computed by applying the statutory rates to the Company’s income from continuing operations before income taxes as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Income (loss) from continuing operations before the provision for income taxes	$49,630	$16,814	$(6,986)

Federal income tax @ 35%	$17,371	$5,885	$(2,445)
Net permanent differences	(189)	—	—
Change in valuation allowance	(13,596)	—	(47,889)
State Taxes, net of federal benefit	21	325	—
Foreign taxes above Federal tax rate	1,730	223	—
Distribution gain net of valuation allowance	—	47,677	—

Total income tax expense (benefit)	$5,337	$54,110	$(50,334)

The difference between the statutory Federal income tax rate and the Company’s effective tax rate for the year ended December 31, 2007 is principally due to the decrease in valuation allowance as a result of the utilization of NOL carryforwards to offset current year income.

The difference between the statutory Federal income tax rate and the Company’s effective tax rate for the year ended December 31, 2006 is principally due to the reversal of deferred tax assets related to loss carryforwards expected to be utilized to offset the taxable income generated as a result of the Distribution. Following the Distribution, the Company, as accounting successor to Skyterra, distributed to Skyterra their share of net deferred tax assets and associated valuation allowance, which did not impact the 2006 Consolidated Statement of Operations.

The difference between the statutory Federal income tax rate and SkyTerra’s effective tax rate for the year ended December 31, 2005 is principally due to the release of valuation of allowance related to loss carryforwards expected to be utilized to offset the taxable income generated as a result of the Distribution.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have not provided for U.S. deferred income taxes or foreign withholding taxes on $11.1 million of our undistributed earnings for certain non-U.S. subsidiaries earnings because these earnings are intended to be permanently reinvested in operations outside the United States.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of SFAS 109, Accounting for Income Taxes.” The interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. FIN 48 requires increased disclosures and also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods. FIN 48 is effective as of the beginning of an entity’s first fiscal year that starts after December 15, 2006.

A tabular reconciliation of a change in unrecognized tax benefits for the twelve months ended December 31, 2007 is as follows (in thousands):

Amount
Opening balance of unrecognized tax benefits—January 1, 2007	$8,708
Gross increases—tax positions in prior periods	—
Gross decrease—tax positions in prior periods	—
Gross increases—tax positions in current period	—
Gross decrease—tax positions in current period	—
Decrease in unrecognized tax benefits related to tax settlements	—
Reduction to unrecognized tax benefits due to lapse of statute of limitations	—

Ending balance of unrecognized tax benefits—December 31, 2007	$8,708

At the adoption of FIN 48 on January 1, 2007, the Company identified an $8.7 million unrecognized tax benefits related to tax positions in prior periods. If recognized, the total unrecognized tax benefits at December 31, 2007 would impact the Company’s effective tax rate. We do not anticipate that uncertain tax positions will increase or decrease significantly within the next twelve months.

The Company recognizes interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense in the consolidated statements of operations. As of December 31, 2007, the Company has not recorded any liability for the payment of interest or penalties associated with uncertain tax positions. Following is a description of the tax years that remain subject to examination by major tax jurisdictions:

United States—Federal	1994 and forward
United States—Various States	1994 and forward
United Kingdom	2005 and forward
Germany	2004 and forward
India	1995 and forward
Brazil	2003 and forward

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16:    Employee Share-Based Payments and Other Benefits

2006 Equity and Incentive Plan

The Company’s 2006 Equity and Incentive Plan (the “Plan”), which was adopted effective January 30, 2006, provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to its directors, officers and other employees, advisors and consultants who are selected by its compensation committee for participation in the Plan. Unless earlier terminated by the Company’s Board of Directors, the Plan will expire on the tenth anniversary of the date of its adoption. Termination of the Plan is not intended to adversely affect any award that is then outstanding without the award holder’s consent. The Company’s Board of Directors may amend the Plan at any time. Plan amendments are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and the Company must obtain stockholder approval of a plan amendment if stockholder approval is required to comply with any applicable law, regulation or stock exchange rule.

The Plan provides for the issuance of up to 2,700,000 shares of our common stock which may be issued in the form of restricted stock, stock options or stock appreciation rights; provided that the maximum number of shares that may be issued pursuant to the exercise of incentive stock options may not exceed 1,350,000 shares. In accordance with the terms of the Plan, in August 2006, the board delegated to the Chief Executive Officer (“CEO”) the authority to award, at the CEO’s discretion, up to 250,000 shares in the aggregate of restricted stock to employees (other than Section 16 reporting persons) up to a maximum award of 4,000 shares per employee. The CEO has issued Restricted Stock Awards and Restricted Stock Units to employees, for which 50% of the shares vest on the second anniversary of the issuance date, and an additional 25% of the shares vest on each of the third and fourth anniversaries of the issuance date. The fair value of the shares is calculated based on the market price on the grant date.

The Company also issues shares under the Plan to its directors, officers and key employees and contractors of the Company and its wholly-owned subsidiaries. These awards are issued at their fair market value on the date of grant. In March 2006, the Company issued Restricted Stock Award of 14,000 shares each to four of its officers and a contractor. These restricted shares vest within two years of the date of issuance. The Company issued 60,000 shares of restricted stock, which vest over a three year period, to members of our Board of Directors during the period from February through May 2006.

The Company and HNS account for shares issued in accordance with the provisions of SFAS No. 123(R), “Share-Based Payments, a revision of SFAS No. 123.” The Company records compensation expense for restricted stock awards and restricted stock units on a straight-line basis over their vesting period. For the years ended December 31, 2007 and 2006, the Company recorded compensation expense related to the restricted stock awards, issued to members of our Board of Directors, our executives, a former HNS executive and HNS’ employees, and restricted stock units, issued only to our international employees, after adjustment for forfeitures, of approximately $4.0 million and $1.9 million, respectively. As of December 31, 2007, the Company had $9.1 million of unrecognized compensation expense related to the restricted stock awards and restricted stock units, which will be recognized over a weighted average life of 2.9 years.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock Awards

The following table summarizes changes in restricted stock awards granted:

	Year Ended December 31,
	2007	2006
Unvested balance at January 1,	287,500	—
Issued	71,300	288,800
Forfeited	(10,950)	(1,300)

Unvested balance at December 31,	347,850	287,500

Restricted Stock Units

The following table summarizes changes in restricted stock units granted only to our international employees:

	Year Ended December 31,
	2007	2006
Unvested balance at January 1,	8,700	—
Issued	3,000	8,700
Forfeited	(1,000)	—

Unvested balance at December 31,	10,700	8,700

HNS’ Bonus Unit Plan

In July 2005, HNS adopted an incentive plan (the “Bonus Unit Plan”) pursuant to which 4.4 million bonus units representing approximately 4% of the increase in the value of HNS, as defined in the Bonus Unit Plan, were granted to certain of its employees. The bonus units provide for time vesting over five years subject to a participant’s continued employment with HNS. Pursuant to the Bonus Unit Plan, if a participant is still employed by HNS on July 14, 2008, the participant’s vested bonus units at such date will be exchanged for shares of HCI’s common stock. A second exchange will take place on July 14, 2010 for participants that are still employed by HNS at such time. The number of HCI’s common stock shares to be issued upon each exchange would be based upon the fair market value of the vested bonus unit divided by the closing trading price of HCI’s common stock for the 20 business days immediately preceding the date of the exchange. Pursuant to SFAS No. 123, the fair value of the bonus units on the grant date was approximately $1.2 million based on the estimate increase in the fair market value of HNS’ net equity at the time of the grant which reflected the pending purchase price in connection with the January 2006 Transaction. HNS has estimated forfeitures of approximately 13% over the life of the Bonus Unit Plan. As of December 31, 2007 there were 168 participants in the Bonus Unit Plan. Pursuant to SFAS No. 123(R), this amount is being amortized over the five year vesting period beginning on the date of grant. HNS recognized compensation expense of $0.2 million for each of the years ended December 31, 2007 and 2006.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes changes in bonus units under the Bonus Unit Plan:

	December 31,
	2007	2006
Unvested balance at January 1,	4,255,000	4,400,000
Forfeited	(80,000)	(145,000)

Unvested balance at December 31,	4,175,000	4,255,000

Class B Membership Interests

Class B membership interests in HNS were issued to certain members of HNS’ senior management and a director. The holders of the Class B membership interests are entitled to receive their pro-rata share of any distributions made by HNS after the holders of Class A equity interests have received distributions equaling their capital contributions. However, holders of the Class B membership interests are not entitled to distributions resulting from appreciation of the HNS’ assets or income earned by the HNS prior to the issuance of the Class B membership interests.

As of December 31, 2007, there were 4,650 Class B membership interests outstanding, representing approximately 4.7% of the combined outstanding Class A and Class B membership interests. These Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% vesting based upon certain performance milestones. One-half of the Class B membership interests subject to performance milestones will vest if, following the earlier of April 22, 2010 (January 24, 2011 with respect to 250 Class B membership interests) or a change of control of HNS, and HCI has received a cumulative total return of at least 3.0 times on its investment in HNS. All Class B membership interests subject to performance milestones will vest if, following the earlier of April 22, 2010 (January 24, 2011 with respect to 250 Class B membership interests) or a change of control of HNS, and HCI has received a cumulative total return of at least 5.0 times on its investment in HNS. In each such case, vesting of Class B membership interests subject to performance milestones requires continued employment of the Class B membership holder through the earlier of April 22, 2010 (January 24, 2011 with respect to 250 Class B membership interests) or a change in control of HNS. At the holders’ election, vested Class B membership interests may be exchanged for common stock of HCI. The number of shares of HCI common stock to be issued upon such exchange will be based upon the fair market value of such vested Class B membership interest tendered for exchange divided by the average closing trading price of our HCI common stock for the 20 business days immediately preceding the date of such exchange. Pursuant to SFAS No. 123, HNS determined that the Class B membership interests had nominal value at the date of grant, and, accordingly, no compensation expense was recorded in connection with the issuance of the Class B membership interests in 2005, and approximately $0.1 million was recorded for each of the years ended December 31, 2007 and 2006.

Stock Options and Other Awards

Pursuant to SkyTerra’s 1998 Long Term Incentive Plan (the “SkyTerra Plan”), the compensation committee of the Board of Directors of SkyTerra is required to make an equitable adjustment to the terms of options issued under the SkyTerra Plan in the event a special, large and nonrecurring dividend or distribution affects SkyTerra’s common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the participants under the SkyTerra Plan. SkyTerra’s compensation committee has discretion to make such an adjustment to any option issued under the SkyTerra Plan by adjusting the number and kind of shares that may be issued in respect of outstanding options or the exercise price relating to such options. Pursuant to this provision, SkyTerra’s compensation committee determined that holders of stock options issued under the SkyTerra Plan

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

who were members of SkyTerra’s management and Board of Directors as of the date of the Distribution, as well as a consultant and former directors who were involved with SkyTerra’s acquisition of HNS, would receive an option to purchase one share of our common stock for each option to purchase two shares of SkyTerra common stock that they held as of the date of the Distribution. The issuance of such options to purchase our common stock was in lieu of a larger adjustment to the exercise price of the SkyTerra options that such holders would have been otherwise entitled had they not received options to purchase our common stock. A reduction in the exercise price (or in some cases, an increase in the number of shares) was the manner in which all other SkyTerra options outstanding under the plan were adjusted. In February 2006, the Company issued options to purchase 435,836 shares of our common stock to holders of SkyTerra options under the Plan.

The exercise price of such options to purchase shares of our common stock that were issued to certain holders of options to purchase SkyTerra common stock was determined by multiplying the exercise price of such SkyTerra option by a fraction, the numerator of which was the closing price of a share of our common stock on the first trading day after the Distribution date multiplied by the exchange ratio of 0.5 and the denominator of which was that price multiplied by the exchange ratio plus the closing price of a share of SkyTerra common stock on the first trading day after the Distribution date and further dividing such result by the exchange ratio.

The fair value of each share or option, as applicable, was determined on the date of grant, except for shares of restricted stock issued to a consultant. In accordance with EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, the fair value of such shares is determined at the end of the reporting period, and accordingly, the fair value as of December 31, 2007 was used for determining compensation expense attributable to such shares.

The following table summarizes stock option activity and related information for the Plan for the years ended December 31, 2007 and 2006:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value*
Options outstanding at January 1, 2006	—	$—	$—
Issued:
Issued to holders of SkyTerra options	435,836	$4.39	$—
Issued to an HCI officer and a former HNS officer	40,000	$10.35	$—
Exercised:
Exercised by holders of SkyTerra options	(365,002)	$1.36	$16,150
Exercised by an HCI officer and a former HNS officer	(40,000)	$10.35	$1,451

Options outstanding & exercisable at December 31, 2006	70,834	$19.99	$1,886
Exercised by holders of SkyTerra options	(5,000)	$22.53	$160

Options outstanding & exercisable at December 31, 2007	65,834	$19.80	$2,292

*	In thousands.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options that are outstanding and exercisable as of December 31, 2007:

	Stock Options Outstanding and Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
$1.48	5,000	$1.48	6.13
$20.23 - $22.53	60,834	$21.30	7.27

	65,834	$19.80	7.19

On March 24, 2006, the Company issued fully vested options to acquire 40,000 shares of our common stock at an exercise price of $10.35/share to two of our executives. The options expired by December 31, 2006 if not exercised. All of these options were exercised in 2006 and are no longer outstanding. The Company recognized $0.8 million of compensation expense in 2006 related to these awards.

SkyTerra Plans

SkyTerra provided incentive and nonqualified stock option plans for directors, officers, and key employees of SkyTerra and others. The number of options to be granted and the option prices were determined by the compensation committee of SkyTerra’s Board of Directors in accordance with the terms of the plans. Options generally expired five to ten years after the date of grant.

During 1998, SkyTerra’s Board of Directors approved the Stock Incentive Plan under which “non-qualified” stock options (“NQSOs”) to acquire shares of SkyTerra common stock could be granted to non-employee directors and consultants of SkyTerra, and “incentive” stock options (“ISOs”) to acquire shares of SkyTerra common stock could be granted to employees. The Stock Incentive Plan also provided for the grant of stock appreciation rights, shares of restricted stock, deferred stock awards, dividend equivalents, and other stock-based awards to SkyTerra’s employees, directors, and consultants. Under the Stock Incentive Plan, the option price of any ISO could not be less than the fair market value of a share of SkyTerra common stock on the date on which the option is granted. The option price of an NQSO could be less than the fair market value on the date the NQSO is granted if the SkyTerra Board of Directors so determined. An ISO could not be granted to a “ten percent stockholder” (as such term is defined in section 422A of the Internal Revenue Code) unless the exercise price was at least 110% of the fair market value of the common stock and the term of the option could not exceed five years from the date of grant. Common stock subject to a restricted stock purchase or a bonus agreement was transferable only as provided in such agreement. The maximum term of each stock option granted to persons other than ten percent stockholders was ten years from the date of grant.

Under the Nonqualified Stock Option Plan, which provided for the issuance of up to 510,000 shares, the option price as determined by the compensation committee was permitted to be greater or less than the fair market value of SkyTerra common stock as of the date of the grant, and the options were generally exercisable for three to five years subsequent to the grant date. The Nonqualified Stock Option Plan expired on July 18, 2000, and thereafter, no new options could be granted under the plan.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005, the Company issued options to purchase 152,500 shares of SkyTerra common stock at a weighted average fair value of $16.82 using the Black-Scholes option pricing model. During the period from January 1, 2006 through the date of the Distribution, the Company received approximately $1.3 million in proceeds from the exercise of SkyTerra stock options.

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value*
Outstanding at December 31, 2004	986,760	$8.40
Granted	152,500	$31.21
Exercised	(47,167)	$2.98

Outstanding at December 31, 2005	1,092,093	$11.81	$—
Exercised	(25,700)	$6.29	$921
Effect of the Distribution	(1,066,393)	$8.30	$14,949

Outstanding and exercisable at December 31, 2006	—	$—	$—

*	Information is in thousands and not available for 2005.

As a result of the Distribution, the Company has no ongoing obligation related to the outstanding options to purchase SkyTerra’s common stock.

Note 17:    Other Benefits

401(k) Plan

The Company has a 401(k) salary deferral program for eligible employees in the United States who have met certain service requirements. Eligible employees may contribute up to 25% (16% for highly compensated employees) of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to $15,500 limit in 2007 per the Internal Revenue Service (“IRS”). Employee contributions are immediately vested. The Company will match 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on up to an additional 6% of eligible compensation. Matching contributions are 100% vested after eligible employees have completed three years of service. During 2007 and 2006, the Company matching contributions were $6.6 million and $6.2 million, respectively.

In addition, set by the IRS, participants who are age 50 or older may make additional contributions (“catch-up contributions”), up to $5,000 in 2007, into the plan. The Company does not match the catch-up contributions. The plan also permits participants to make contributions on an after-tax basis.

Long-Term Cash Incentive Plan

Effective April 22, 2005, HNS established the Long-Term Cash Incentive Plan (the “Cash Plan”), which was designed to compensate a select group of employees chosen by the Company’s senior management. The Cash Plan provides that participants will receive a cash payout equal to each participant’s individual target bonus amount if: (i) the individual remains employed by HNS through April 22, 2009 and (ii) HNS successfully attains its earnings before interest, income tax, depreciation and amortization (“EBITDA”) goal for 2008, which will be determined in March 2008.

As of December 31, 2007, the Plan has 88 participants and a maximum payout (if all remain employed and the EBITDA goal is achieved) of approximately $14.2 million. If HNS successfully attains its EDITDA goal for

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2008, each participant who remains continuously employed by HNS shall be paid in the form of a lump-sum cash award on or about April 22, 2009. If HNS does not achieve its EBITDA goal, no payout will be made.

Note 18:    Stockholders’ Equity

HCI is a publicly-traded company and its common stock is traded on the NASDAQ Global Market under the symbol “HUGH.” The Company’s certificate of incorporation was amended and restated in February 2006 in connection with the Distribution and the Separation Agreement. The Company is authorized to issue 64,000,000 shares of common stock, par value $0.001 per share, of which 19,195,972 shares were issued and outstanding at December 31, 2007. Additionally the Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.001 per share, of which none were outstanding at December 31, 2007. The Preferred Stock can be issued in one or more classes or series, and the Board of Directors has the authority to establish voting rights, preferences, and other rights related to dividends, convertibility, redemptions and other limitations as may be permitted by the General Corporation Law of the State of Delaware. As of December 31, 2007, no class or series of preferred stock had been established by the Company’s Board of Directors.

Note 19:    Redeemable Convertible Preferred Stock

On June 4, 1999, SkyTerra issued and sold Series A and B preferred stock and warrants to Apollo for an aggregate purchase price of $87.0 million. As approved at SkyTerra’s 1999 annual meeting of stockholders, all Series B securities were converted to Series A securities. As part of the Distribution, all outstanding Series A preferred stock and warrants were distributed to SkyTerra.

At the time of issuance, the Company ascribed value to the Series A securities based on their relative fair value. As such, $29.9 million was allocated to Series A preferred stock and the remaining $57.1 million was allocated to the related Series 1-A and Series 2-A warrants. This transaction was accounted for in accordance with EITF Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features.” Dividends have been recorded representing the accrual of the quarterly paid-in-kind dividends, and the accretion of the carrying value up to the face redemption over 13 years. For the years ended December 31, 2006 and 2005, the accretion through the date of the Distribution was $0.6 million and $4.4 million, respectively.

In accordance with APB No. 29, the distribution of the Series A redeemable convertible preferred stock on the date of the Distribution was accounted for as a distribution to SkyTerra at its historical basis. As a result of and subsequent to the Distribution, SkyTerra Series A and B securities are not an authorized class of securities for the Company.

Note 20:    Segment Data and Geographic Data

The Company’s consolidated operations have been classified into four reportable segments: (i) the North America VSAT segment; (ii) the International VSAT segment; (iii) the Telecom Systems segment; and (iv) Corporate and Other segment. The North America VSAT segment consists of the Consumer group and the Network Equipment and Services group. The International VSAT segment consists of the Network Equipment and Services group. The Telecom Systems segment consists of the Mobile Satellite Systems group and the Terrestrial Microwave group. The Corporate and Other includes various minority investments held by the Company, our corporate offices and assets not specifically related to another business segment.

The following tables present certain financial information on the Company’s reportable segments as of and for the years ended December 31, 2007 and 2006. For MSV, unaudited information is provided as of and for the three months ended March 31, 2006, the period in which the Distribution occurred. The Company’s statements of operations for the year ended December 31, 2006 only includes results of MSV through the date of the

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Distribution. As of December 31, 2006, the Company no longer had an investment in MSV. The Company’s 23% share of MSV’s results of the operations through the date of the Distribution is included in the Corporate and Other column.

Selected financial information for the Company’s operating segments is as follows (in thousands):

	North America VSAT Segment	International VSAT Segment	Telecom Systems Segment	Corporate And Other Segment	Eliminations(1)	Consolidated
As of and For the Year Ended December 31, 2007
Revenues	$615,716	$214,833	$139,526	$573	$—	$970,648
Operating income (loss)	$44,259	$19,637	$25,911	$(6,171)	$—	$83,636
Depreciation and amortization	$34,970	$7,947	$2,943	$—	$—	$45,860
Assets	$610,950	$214,231	$66,215	$238,441	$—	$1,129,837
Capital expenditures	$216,943	$14,357	$4,093	$12,787	$—	$248,180
As of and For the Year Ended December 31, 2006
Revenues	$573,867	$193,370	$90,988	$8,616	$(8,142)	$858,699
Operating income (loss)	$35,625	$3,178	$18,871	$(17,277)	$12,245	$52,642
Depreciation and amortization	$39,224	$6,861	$2,374	$—	$—	$48,459
Assets	$450,671	$185,926	$44,774	$250,273	$—	$931,644
Capital expenditures	$75,786	$8,109	$3,075	$6,637	$—	$93,607

(1)	To Eliminate the Company’s 23% share of MSV as it is included in the Corporate and Other columns .

The following table presents certain financial information on the Company’s reportable segments as of or for the year ended December 31, 2005. The HNS column represents 100% of the results of operations for the period April 23, 2005 through December 31, 2005. Since our 50% share of the results of HNS’ operations are already included in the Corporate and Other column, the Eliminations column removes the results of HNS shown in the HNS column.

	Year Ended December 31, 2005
	HNS(1)	MSV(2)	ESP	Corporate and Other	Eliminations(3)	Consolidated
	(in thousands)
Revenues	$583,468	$29,381	$615	$—	$(612,849)	$615
Operating expenses	(516,860)	(68,534)	(592)	(9,322)	585,394	(9,914)

Income (loss) from operations	66,608	(39,153)	23	(9,322)	(27,455)	(9,299)
Interest (expense) income, net	(22,744)	3,345	(59)	1,495	19,399	1,436
Equity in earnings of Hughes Network Systems, LLC	—	—	—	24,054	—	24,054
Equity in loss of Mobile Satellite Ventures LP	—	—	—	(9,469)	—	(9,469)
Loss on investments in affiliates	—	—	—	(638)	—	(638)
Other income (expense), net	2,707	3,682	65	812	(6,389)	877
Minority interest	—	—	—	1,925	—	1,925

Net income (loss) before taxes and discontinued operations	$46,571	$(32,126)	$29	$8,857	$(14,445)	$8,886

Total assets	$756,524	$216,784	$120	$205,217	$(973,308)	$205,337

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Represents the Company’s 50% share of HNS’s results of operations for the period following the April 2005 Transaction.
(2)	Represents the Company’s 23% share of MSV’s results of operations.
(3)	To eliminate the Company’s share of the results of operations of MSV and HNS.

Revenues for the year ended December 31, 2005 are not presented as this information relates to periods prior to the consolidation of HNS in the Company’s consolidated results of operations. Revenues by geographic area are summarized by customers’ location as follows (in thousands):

	Year Ended December 31,
	2007	2006
North America	$726,246	$665,778
Africa, Asia and the Middle East	125,043	104,873
Europe	88,366	66,694
South America and the Caribbean	30,993	21,354

Total revenues	$970,648	$858,699

Revenues for the year ended December 31, 2005 are not presented as this information relates to periods prior to the inclusion of HNS in the Company’s consolidated results of operations. Individual countries with significant revenues for the years ended December 31, 2007 and 2006 are as follows (in thousands):

	Year Ended December 31,
	2007	2006
United States	$717,824	$639,401

Total property, net by geographic area is summarized by customers’ location as follows (in thousands):

	Year Ended December 31,
	2007	2006
North America:
United States	$461,920	$304,967
Mexico	5	3

Total North America	461,925	304,970
Africa, Asia and the Middle East	8,260	2,671
Europe	5,136	2,589
South America and the Caribbean	4,655	2,267

Total property, net	$479,976	$312,497

Note 21:    Transactions with Related Parties

In the ordinary course of its operations, the Company enters into transactions with related parties to purchase and/or sell telecommunications services, equipment and inventory. Subsequent to the April 2005 Transaction, related parties include Apollo Management, L.P. and its affiliates (“Apollo”), which includes SkyTerra, Intelsat and other satellite related companies.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Separation Agreement

On December 30, 2005, in preparation for the Distribution, SkyTerra and the Company entered into a Separation Agreement pursuant to which SkyTerra contributed to the Company, effective December 31, 2005, all of its assets, liabilities and operations other than those associated with MSV and TerreStar Networks and $12.5 million of cash, cash equivalents and short-term investments. SkyTerra retained its interest in each of MSV and TerreStar Networks, $12.5 million of cash, cash equivalents and short-term investments and the obligations pursuant to the Series A Preferred Stock. Upon a change of control of SkyTerra, the remaining balance of the $12.5 million of cash, cash equivalents and short-term investments at such time, if any, would have been transferred to the Company from SkyTerra. SkyTerra has indicated that there are no remaining funds to be transferred to the Company as a result of qualified expenditures as defined in the agreement. The Separation Agreement also provides that the Company was responsible for paying all fees, costs and expenses directly related to the Distribution, except to the extent such fees were paid by SkyTerra. In addition, the Separation Agreement provides for certain indemnifications, tax sharing, consulting services and access to facilities.

Indemnification—The Separation Agreement provides that the Company will indemnify SkyTerra against losses based on, arising out of, or resulting from (i) the ownership or the operation of the assets or properties transferred to the Company under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, the Company, whether in the past or future; (ii) any other activities the Company engages in; (iii) any guaranty or keep well of or by SkyTerra provided to any parties with respect to any of the Company’s actual or contingent obligations; and (iv) certain other matters described in the Separation Agreement. The Separation Agreement provides that SkyTerra will indemnify the Company against losses based on, arising out of, or resulting from the ownership or operation of the assets or properties of MSV or TerreStar Networks, or the operation or conduct of their businesses, including the contracts entered into by them, and certain other matters described in the Separation Agreement.

Tax sharing agreement—The tax sharing agreement governs the allocation between the Company and SkyTerra of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods ended on or before February 21, 2006. The Company will generally be responsible for, and indemnify SkyTerra and its subsidiaries against, all tax liabilities imposed on or attributable to (i) the Company and any of its subsidiaries relating to all taxable periods and (ii) SkyTerra and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of SkyTerra, in each case, after taking into account any tax attributes of SkyTerra or any of its subsidiaries that are available to offset such tax liabilities. Notwithstanding the foregoing, the Company is not responsible for any taxes relating to MSV, TerreStar Networks or a change of control of SkyTerra. Additionally, under the tax sharing agreement, SkyTerra is responsible for, and indemnifies the Company and its subsidiaries against, all tax liabilities imposed on or attributable to MSV and TerreStar Networks relating to all taxable periods, SkyTerra and any of its subsidiaries relating to all taxable periods or portions thereof beginning and ending after a change of control, and any change of control of SkyTerra.

Hughes Systique Corporation

On October 12, 2005, the Company acquired Series A Preferred Shares from Hughes Systique Corporation (“Hughes Systique”) for $3.0 million. HNS has contracted with Hughes Systique for software development services. The founders of Hughes Systique include Pradman Kaul, our CEO and President and HNS’ CEO and President and certain former employees of the Company, including Pradeep Kaul, who is the CEO and President of Hughes Systique, our former Executive Vice President and the brother of our CEO and President. At December 31, 2007, on an undiluted basis, the Company owned approximately 24% of the outstanding shares of Hughes Systique and our CEO and President and his brother owned an aggregate of approximately 20% of the

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

outstanding shares of Hughes Systique. In addition, our CEO and President and a member of our Board of Directors and HNS’ Board of Managers serve on the board of directors of Hughes Systique.

On January 9, 2008, the Company purchased additional Series A Preferred Shares from Hughes Systique. See “Note 23—Subsequent Event” for further discussion. On February 8, 2008, the Company and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by the Company and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million and we funded our share of the initial draw in the amount of $0.5 million.

Intelsat Holdings Limited

At December 31, 2007, Apollo owned, directly or indirectly, approximately 23% of Intelsat Holdings Limited (“Intelsat”), which owns 100% of Intelsat, Ltd. The Company and its subsidiaries lease satellite transponder capacity from Intelsat. In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa.

Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat; therefore, Intelsat is no longer related to us as of that date.

Agreement with 95 West Co. Inc.

In July 2006, HNS entered into an agreement with two related parties, 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 satellite at an orbital position where such parties have higher-priority rights. The related parties are controlled by an affiliate of Apollo. A member of our Board of Directors and HNS’ Board of Managers is the managing director of one of the related parties, the CEO and President of the other related party and also owns a small interest in each. Another member of HNS’ Board of Managers and a member of our Board of Directors is a director of MLH. As part of the agreement, HNS agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million in each year between 2007 and 2010 and $1.0 million in each year between 2011 and 2016 for the use of the orbital position, subject to conditions in the agreement, which include our ability to operate SPACEWAY 3. During 2007, we paid $0.75 million to 95 West Co. pursuant to the agreement.

Agreement with Hughes Telematics, Inc.

In July 2006, HNS granted a limited license to Hughes Telematics, Inc. (“HTI”) allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES mark only in connection with its business of automotive telematics and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to commence paying a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms, HNS has commenced providing development services and equipment to HTI.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI under that agreement in the event that HTI fails to perform

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required. HNS’ management does not believe that this agreement with HTI and HTI’s customer, together with the letter agreement with HTI, will have a significant negative impact, if any, on HNS and its financial position, results of operations or cash flows.

In January 2008, HNS entered into an agreement with HTI, pursuant to which HNS is developing an overall automotive telematics system for HTI, comprising the telematics system hub and Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, HNS shall serve as the exclusive manufacturer and supplier of TCU’s for HTI. The total development phase of the agreement is currently valued at approximately $38.5 million, $20.0 million of which was subject to the authorization to proceed previously issued by HTI for such development work through December 31, 2007.

HTI is controlled by an affiliate of Apollo. Apollo is our controlling stockholder. A member of HNS’ Board of Managers and our Board of Directors is the Chief Executive Officer and a director of HTI and owns approximately 1.0% of HTI’s equity as of December 31, 2007. In addition, a member of HNS’ Board of Managers and our Board of Directors is a director of HTI and a senior partner of Apollo.

Agreement with Mobile Satellite Ventures LP

On November 3, 2006, HNS signed a sales contract with MSV to design, develop and supply a satellite base station. SkyTerra owned a majority of and controlled MSV as of December 31, 2007. Apollo owned approximately 15.3% of SkyTerra’s common equity and controlled approximately 29.8% of SkyTerra’s voting shares as of December 31, 2007. Three individuals affiliated with Apollo currently serve on SkyTerra’s board of directors. In addition, three members of our Board of Directors and HNS’ Board of Managers currently serve on the boards of directors of MSV and SkyTerra. In addition, another member of our Board of Directors served as an officer of Apollo until August 31, 2006 and also serves on the board of directors of SkyTerra.

Other

Certain members of our Board of Directors and officers serve on the board of directors of some of our affiliates, including Hughes Systique, MSV and TerreStar Networks. In some cases, such directors and officers have received stock-based compensation from such affiliates for their service. In those cases, the amount of stock-based compensation received by the directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ board of directors.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Related Party Transactions

Sales and purchase transactions with related parties are as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Sales:
HTI	$22,301	$1,611	$—
MSV	10,093	2,520	—
Apollo and affiliates	1,419	17,861	18

Total	$33,813	$21,992	$18

Purchases:
Intelsat	$119,961	$59,402	$—
Apollo and affiliates	—	15,617	—
Other	5,609	847	—

Total	$125,570	$75,866	$—

Assets and liabilities resulting from transactions with related parties are as follows (in thousands):

	December 31,
	2007	2006
Due from related parties:
HTI	$2,380	$—
Apollo and affiliates	205	1,892
MSV	94	2,152

Total	$2,679	$4,044

Due to related parties:
Intelsat	$12,311	$12,697
Apollo and affiliates	—	307
Other	310	115

Total	$12,621	$13,119

Note 22:    Commitments and Contingencies

Litigation

The Company is periodically involved in litigation in the ordinary course of its business alleging intellectual property infringement claims, product liability claims, property damage claims, personal injury claims, contract claims, employment related claims and worker’s compensation claims. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

Following a voluntary disclosure by DIRECTV and DTV Networks in June 2004, DIRECTV and DTV Networks entered into a consent agreement (the “Consent Agreement”) with the U.S. Department of State in January 2005 regarding alleged violations of the International Traffic in Arms Regulations involving exports of technology related to the International VSAT segment primarily to China. As part of the Consent Agreement,

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which applies to HNS, one of HNS’ subsidiaries was debarred from conducting certain international business, although HNS may seek reinstatement in the future. In addition, HNS was required to enhance its export compliance program to avoid future infractions.

On June 28, 2007, HNS initiated an arbitration proceeding against Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) with the American Arbitration Association seeking a refund of $44.4 million in payments made to Sea Launch under a Launch Services Agreement (“LSA”). This dispute stems from the material failure of a Sea Launch rocket that occurred on January 30, 2007. Sea Launch was scheduled to launch HNS’ SPACEWAY 3 satellite in May 2007; however, following the January 30, 2007 rocket failure, there was substantial uncertainty about when Sea Launch would return to flight. As a result, HNS made alternative arrangements with another launch services provider to launch SPACEWAY 3 in August 2007. In accordance with the LSA, HNS sent a notice of termination to Sea Launch and was entitled to a refund of the $44.4 million in payments made to Sea Launch in anticipation of the SPACEWAY 3 launch. Sea Launch refused to refund HNS’ payments and alleged that HNS breached the LSA by entering into a contract with another launch services provider and that the January 30, 2007 explosion of a Sea Launch rocket constituted an “excusable delay” under the LSA. HNS’ arbitration filing is based on breach of contract and a violation of the California statute prohibiting unlawful and unfair business practices. HNS believes that Sea Launch’s purported justifications for refusing to refund its $44.4 million are without merit and that HNS is contractually entitled to a full refund of its payments under the express terms of the LSA. As a result, HNS intends to vigorously pursue the recovery of its $44.4 million in payments as well as any other relief to which it may be entitled as a consequence of Sea Launch’s wrongful refusal to refund HNS’ payments. HNS has recorded a deposit, included in Other assets in the accompanying Consolidated Balance Sheets, in anticipation of the refund from Sea Launch.

It is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Product Warranties

The Company warrants its hardware products over 12 to 24 months, depending on the products sold, following the date of installation. A large portion of its enterprise customers enter into maintenance agreements under which the Company recognizes revenue for providing maintenance services that prolong the life and effectiveness of the installed hardware, thus minimizing the potential for warranty claims or repairs. Warranty reserves are determined based on historical warranty repair experience and an assessment of the number of units remaining under warranty coverage. Long-term contracts for the sale of wireless communications systems may include contractual provisions relating to warranty coverage for fixed terms generally not exceeding five years. Warranty provisions for these contracts are included in the determination of overall contract costs and earnings, based on management’s estimates of the cost of the related coverage. Accrued contract warranty costs are reviewed and adjusted, as appropriate, over the term of the contractual warranty period.

Changes in accrued warranty costs were as follows (in thousands):

	December 31,
	2007	2006
Balance beginning of period	$2,827	$4,054
Warranty cost accrual	3,881	2,452
Warranty costs incurred	(3,129)	(3,679)

Balance at end of period	$3,579	$2,827

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leases

The Company has non-cancelable operating leases having lease terms in excess of one year, primarily for real property. Future minimum payments under such leases at December 31, 2007 are as follow (in thousands):

Amount
Year ending December 31,
2008	$8,166
2009	4,147
2010	2,406
2011	1,844
2012	1,337
Thereafter	2,453

Total minimum lease payments	$20,353

Rental expenses under operating leases, net of sublease income, were $12.6 million and $11.1 million for the years ended December 31, 2007 and 2006, respectively.

The Company has non-cancelable vendor obligations for acquisition of transponder capacity. Future minimum payments under such obligations at December 31, 2007 are as follow (in thousands):

Amount
Year ending December 31,
2008	$162,785
2009	94,442
2010	49,335
2011	21,819
2012	6,560
Thereafter	4,594

Total minimum lease payments	$339,535

Rental expenses under operating leases for transponder capacity were $188.5 million and $167.9 million for the years ended December 31, 2007 and 2006, respectively.

Other

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $29.4 million that were undrawn at December 31, 2007. Of this amount, $12.6 million were issued under the Revolving Credit Facility, of which $0.8 million was issued to secure a bond to the Federal Communications Commission; $4.3 million was secured by restricted cash; $0.2 million related to an insurance bond; and $12.3 million were secured by letters of credit issued under credit arrangements available to our Indian and Brazilian subsidiaries. Certain of the letters of credit issued by our Indian subsidiaries are secured by those entities’ assets. As of December 31, 2007, these obligations were scheduled to expire as follows: $13.3 million in 2008; $8.1 million in 2009; $1.8 million in 2010; and $6.2 million in 2011 and thereafter.

Pursuant to the terms of the December 2004 Agreement, the Company has limited rights with respect to its investment in the common stock of an unconsolidated affiliate carried in Other assets prior to June 30, 2007. The investment has been reclassified to Prepaid expenses and other in the accompanying Consolidated Balance

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sheets as of December 31, 2007. Among other things, the Company may not pledge or otherwise encumber these shares, and while it may sell the shares to an unaffiliated third party, it must deliver the net proceeds from such sale to DIRECTV. The shares must be returned to DIRECTV within three years of the closing of the April 2005 Transaction unless a qualifying disposition of the shares has occurred. Accordingly, the Company recorded a corresponding liability for this investment, which is included in Accrued liabilities in the accompanying Consolidated Balance Sheets as of December 31, 2007. Prior to June 30, 2007, this commitment was included in Other liabilities in the accompanying Consolidated Balance Sheets.

Upon closing of the April 2005 Transaction, the Company assumed responsibility for a satellite manufacturing contract with Boeing to complete construction of the SPACEWAY 3 satellite. The remaining obligation at that time was $49.0 million. Of this amount, $39.0 million was paid through December 31, 2007 and the remaining balance is due in the first half of 2008. In February 2007, the Company signed a contract with a launch services provider to launch the SPACEWAY 3 satellite, which was successfully launched on August 14, 2007. At December 31, 2007, the estimated cost of completing the satellite construction and other miscellaneous expense was expected to total approximately $11.3 million.

In July 2006, HNS entered into an agreement with 95 West Co. Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC. (“MLH”) pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements allowing HNS to operate its SPACEWAY 3 satellite at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. As part of the agreement, HNS agreed to pay 95 West Co. an annual installments of $0.3 million in 2006, $0.75 million for each of the year ended December 31, 2007 through 2010 and $1.0 million for each of the year ended December 31, 2011 through 2016.

Note 23:    Subsequent Events

Helius, Inc. (“Helius”)

On February 4, 2008, the Company completed the acquisition of Helius for up to $30.5 million as the result of the merger agreement HCI entered into on December 21, 2007 (the “Merger Agreement”) with Helius, Utah Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”) and The Canopy Group, Inc. and Canopy Ventures I, L.P., the primary shareholders of Helius (the “Canopy Entities”). At the closing of the acquisition, we paid $10.5 million after certain adjustments pursuant to the Merger Agreement. We are contingently obligated to pay up to an additional $20.0 million, if any, to be payable in April 2010 by the Company or Helius, as the surviving corporation, as additional purchase price, subject to Helius achieving the post-closing performance goals as set forth in the Merger Agreement.

The Company will begin to consolidate Helius’ financial statements as of the closing date and the basis of Helius’ assets and liabilities will be adjusted to their fair values. Helius’ net assets at the closing were approximately $0.6 million. In connection with the acquisition, the Company had incurred approximately $0.2 million of transaction costs, including legal, accounting and other costs directly related to the acquisition of Helius. These costs are included in Prepaid expenses and other in the accompanying Consolidated Balance Sheets.

Helius was founded in 1995 and provides broadcasting solutions focused on the data broadcasting and IP-over-satellite markets for nearly a decade. Helius offers a comprehensive portfolio of digital signage, training, distance learning, and content distribution network solutions. Helius is a privately held firm with funding from The Canopy Group. We believe that the acquisition of Helius will combine Helius’ customer base and skills as a recognized leader in providing business in internet protocol television solutions with the extensive broadband networking experience and customer base of HNS.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2008, subsequent to the acquisition, the Company transferred its ownership of Helius to HNS. Helius will operate within our North America VSAT segment, due to the nature of its business activities, its customer base and similarities with the North America enterprise business.

Hughes Systique

On January 9, 2008, we invested an additional $1.5 million Series A Preferred Shares from Hughes Systique. As a result, on an undiluted basis, we now own approximately 32% of the outstanding shares of Hughes Systique and our CEO and President and his brother own an aggregate of approximately 18% of the outstanding shares of Hughes Systique.

On February 8, 2008, the Company and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by the Company and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million, and we funded its share of the initial draw in the amount of $0.5 million.

Note 24:    Supplemental Guarantor and Non-Guarantor Financial Information

On August 8, 2007, the Company filed a shelf registration statement on Form S-3, as amended on November 15, 2007, to register shares of our common stock, preferred stock, and warrants and debt securities and non-convertible debt securities of HNS and HNS Finance Corp., as co issuers. In connection with any future issuance of debt securities of HNS and HNS Finance Corp., we will, and one or more of our other subsidiaries may, on a joint and several basis, offer full and unconditional guarantees of the obligations of HNS and HNS Finance Corp. under such debt securities. The registration statement was declared effective by the SEC on November 19, 2007. To date, no securities have been issued under the registration statement.

In lieu of providing separate unaudited financial statements of HNS and HNS Finance Corp., as co-issuers and the HNS guarantor subsidiaries, condensed financial statements prepared in accordance with Rule 3-10 and Rule 5-04 of Regulation S-X are presented below. The column marked “Parent” represents the Company’s results. The column marked “Subsidiary Issuer” represents the results of HNS. The column marked “Guarantor Subsidiaries” includes the results of the HNS guarantor subsidiaries and the results of HNS Finance Corp, a finance subsidiary which is 100% owned by the Company and which had no assets, operations, revenues or cash flows for the periods presented, HNS and HNS Finance Corp., a co-issuers. The column marked “Subsidiaries Non-Guarantor” includes the results of the Company’s and HNS, non-guarantor subsidiaries. Eliminations necessary to arrive at the information for the Company on a consolidated basis for the periods presented are included in the column so labeled. Separate financial statements and other disclosures concerning the HNS Finance Corp. and the HNS guarantor subsidiaries are not presented because management has determined that they are not material to investors.

The following represents the supplemental condensed financial statements of the Company, HNS and the guarantor and non-guarantor subsidiaries. These condensed financial statements should be read in conjunction with our consolidated financial statements and notes thereto.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheet as of December 31, 2007

(In thousands)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets:
Cash and cash equivalents	$4,790	$113,530	$150	$15,622	$—	$134,092
Marketable securities	6,083	11,224	—	—	—	17,307
Receivables, net	964	158,540	15	69,019	(18,595)	209,943
Inventories	—	59,164	—	6,590	—	65,754
Prepaid expenses and other	1,589	26,638	83	15,410	—	43,720

Total current assets	13,426	369,096	248	106,641	(18,595)	470,816
Property, net	—	436,116	25,941	17,919	—	479,976
Investment in subsidiaries	246,568	76,557	—	—	(323,125)	—
Other assets	5,080	168,084	5,881	—	—	179,045

Total assets	$265,074	$1,049,853	$32,070	$124,560	$(341,720)	$1,129,837

Liabilities and equity:
Accounts payable	$1,899	$56,638	$11	$31,635	$(17,743)	$72,440
Short term borrowings	—	9,636	—	5,159	—	14,795
Accrued expenses and due to affiliates	763	156,460	—	34,182	(852)	190,553

Total current liabilities	2,662	222,734	11	70,976	(18,595)	277,788
Long-term debt	—	573,836	—	3,925	—	577,761
Other liabilities	—	5,813	—	713	—	6,526
Minority interests	51	—	5,350	—	—	5,401
Total equity	262,361	247,470	26,709	48,946	(323,125)	262,361

Total liabilities and equity	$265,074	$1,049,853	$32,070	$124,560	$(341,720)	$1,129,837

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheet as of December 31, 2006

(In thousands)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets:
Cash and cash equivalents	$7,742	$92,988	$80	$6,123	$—	$106,933
Marketable securities	3,854	103,466	—	—	—	107,320
Receivables, net	637	137,223	28	59,921	(16,854)	180,955
Inventories	—	51,788	—	9,492	—	61,280
Prepaid expenses and other	772	26,381	81	12,713	—	39,947

Total current assets	13,005	411,846	189	88,249	(16,854)	496,435
Property, net	—	278,989	26,001	7,507	—	312,497
Investment in subsidiaries	197,424	68,365	—	—	(265,789)	—
Other assets	6,532	104,768	7,106	4,306	—	122,712

Total assets	$216,961	$863,968	$33,296	$100,062	$(282,643)	$931,644

Liabilities and equity:
Accounts payable	$566	$45,555	$7	$29,644	$(16,381)	$59,391
Short term borrowings	—	22,988	—	4,222		27,210
Accrued expenses and due to affiliates	985	112,766	—	24,427	(473)	137,705

Total current liabilities	1,551	181,309	7	58,293	(16,854)	224,306
Long-term debt	—	466,990	—	2,200	—	469,190
Other liabilities	—	17,366	—	713	—	18,079
Minority interests	21	—	4,139	520	—	4,680
Total equity	215,389	198,303	29,150	38,336	(265,789)	215,389

Total liabilities and equity	$216,961	$863,968	$33,296	$100,062	$(282,643)	$931,644

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2007

(In thousands)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$—	$845,501	$1,140	$148,701	$(24,694)	$970,648

Operating costs and expenses:
Costs of revenues	—	627,684	—	104,700	(20,603)	711,781
Selling, general and administrative	6,609	116,134	3,295	30,104	(4,091)	152,051
Research and development	—	17,036	—	—	—	17,036
Amortization of intangibles	—	6,144	—	—	—	6,144

Total operating costs and expenses	6,609	766,998	3,295	134,804	(24,694)	887,012

Operating income (loss)	(6,609)	78,503	(2,155)	13,897	—	83,636
Other income (expense):
Interest expense	(3)	(41,962)	—	(1,810)	—	(43,775)
Other income (expense), net	(52)	8,690	(286)	664	—	9,016
Equity in earnings of subsidiaries	50,204	4,670	—	—	(54,874)	—

Income (loss) before income taxes	43,540	49,901	(2,441)	12,751	(54,874)	48,877
Income tax expense	—	(100)	—	(5,237)	—	(5,337)

Net income (loss)	$43,540	$49,801	$(2,441)	$7,514	$(54,874)	$43,540

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2006

(In thousands)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$—	$763,675	$969	$115,188	$(21,133)	$858,699

Operating costs and expenses:
Costs of revenues	—	568,040	—	87,656	(18,290)	637,406
Selling, general and administrative	5,008	108,621	2,157	27,496	(3,833)	139,449
Research and development	—	23,058	—	—	—	23,058
Amortization of intangibles	—	6,144	—	—	—	6,144

Total operating costs and expenses	5,008	705,863	2,157	115,152	(22,123)	806,057

Operating income (loss)	(5,008)	57,812	(1,188)	36	990	52,642
Other income (expense):
Interest expense	(1,709)	(44,973)	—	(1,265)	156	(47,791)
Other income (expense), net	1,037	8,561	(334)	1,841	(1,156)	9,949
Equity in earnings of subsidiaries	17,204	(2,298)	—		(14,906)	—

Income (loss) from continuing operations before income taxes	11,524	19,102	(1,522)	612	(14,916)	14,800
Income tax expense	(50,834)			(3,276)		(54,110)

Income (loss) from continuing operations	(39,310)	19,102	(1,522)	(2,664)	(14,916)	(39,310)
Income from discontinued operations	197	—	—	—	—	197

Net income (loss)	$(39,113)	$19,102	$(1,522)	$(2,664)	$(14,916)	$(39,113)

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2005

(In thousands)

	Parent	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$—	$615	$—	$615

Operating costs and expenses:
Costs of revenues	—	326	—	326
Selling, general and administrative	9,093	495	—	9,588

Total operating costs and expenses	9,093	821	—	9,914

Operating loss	(9,093)	(206)	—	(9,299)
Other income (expense):
Interest expense	—	—	—
Other income, net	2,406	1,832	—	4,238
Equity in earnings (loss) of unconsolidated affiliates	23,416	(9,469)	—	13,947
Equity in loss of subsidiaries	(7,738)	—	7,738	—

Income (loss) from continuing operations before income taxes	8,991	(7,843)	7,738	8,886
Income tax benefit	50,334	—	—	50,334

Income (loss) from continuing operations	59,325	(7,843)	7,738	59,220
Income from discontinued operations	—	105	—	105

Net Income (loss)	$59,325	$(7,738)	$7,738	$59,325

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2007

(In thousands)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$43,540	$49,801	$(2,441)	$7,514	$(54,874)	$43,540
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(45,211)	21,375	3,706	15,231	54,874	49,975

Net cash provided by (used in) operating activities	(1,671)	71,176	1,265	22,745	—	93,515

Cash flows from investing activities:
Change in restricted cash	789	284	—	95	—	1,168
Purchases of marketable securities	(10,768)	(22,096)	—	—	—	(32,864)
Proceeds from sales of marketable securities	8,585	114,105	—	—	—	122,690
Expenditures for property and intangibles	—	(220,451)	(1,195)	(12,306)	—	(233,952)
Expenditures for capitalized software	—	(14,228)	—	—	—	(14,228)
Proceeds from sale of property	—	382	—	134	—	516

Net cash (used in) provided by investing activities	(1,394)	(142,004)	(1,195)	(12,077)	—	(156,670)

Cash flows from financing activities:
Net increase in notes and loans payable	—	—	—	376	—	376
Proceeds from exercise of stock options and warrants	113	—	—	—	—	113
Long-term debt borrowings	—	115,000	—	4,731	—	119,731
Repayment of long-term debt	—	(21,577)	—	(3,266)	—	(24,843)
Debt issuance cost	—	(2,053)	—	—	—	(2,053)

Net cash provided by (used in) financing activities	113	91,370	—	1,841	—	93,324

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(3,010)	—	(3,010)

Net (decrease) increase in cash and cash equivalents	(2,952)	20,542	70	9,499	—	27,159
Cash and cash equivalents at beginning of period	7,742	92,988	80	6,123	—	106,933

Cash and cash equivalents at end of period	$4,790	$113,530	$150	$15,622	$—	$134,092

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2006

(In thousands)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(39,113)	$19,102	$(1,522)	$(2,663)	$(14,917)	$(39,113)
Adjustments to reconcile net income (loss) to net cash flows from operating activities	37,571	71,568	2,077	3,163	14,917	129,296

Net Cash (used in) continuing operations	(1,542)	90,670	555	500	—	90,183
Net Cash (used in) discontinued operations	—	—	—	(10)	—	(10)

Net cash provided by (used in) operating activities	(1,542)	90,670	555	490	—	90,173

Cash flows from investing activities:
Change in restricted cash	(2,737)	(124)	—	(22)	—	(2,883)
Purchases of marketable securities	(858)	(89,254)	—	—	—	(90,112)
Expenditures for property and intangibles	—	(71,844)	(552)	(4,795)	—	(77,191)
Expenditures for capitalized software	—	(16,416)	—	—	—	(16,416)
Proceeds from sale of property	—	—	—	521	—	521
Acquisition of HNS, net of cash received	(100,514)	—	—	—	113,267	12,753

Net cash (used in) provided by investing activities	(104,109)	(177,638)	(552)	(4,296)	113,267	(173,328)

Cash flows from financing activities:
Net decrease in notes and loans payable	—	—	—	(1,609)	—	(1,609)
Debt borrowing from Apollo	100,000	—	—	—	—	100,000
Debt repayment to Apollo	(100,000)	—	—	—	—	(100,000)
Proceeds from rights offering	100,000	—	—	—	—	100,000
Distribution to SkyTerra	(9,314)	—	—	—	—	(9,314)
Payment of dividends on preferred stock	(1,394)	—	—	—	—	(1,394)
Proceeds from exercise of stock options and warrants	2,206	—	—	—	—	2,206
Long-term debt borrowings	—	450,000	—	5,330	—	455,330
Repayment of long-term debt	—	(360,924)	—	(3,948)	—	(364,872)
Debt issuance cost	—	(11,668)	—	—	—	(11,668)

Net cash provided by (used in) financing activities	91,498	77,408	—	(227)	—	168,679

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(555)	—	(555)

Net (decrease) increase in cash and cash equivalents	(14,153)	(9,560)	3	(4,588)	113,267	84,969
Cash and cash equivalents at beginning of period	21,895	102,548	77	10,711	(113,267)	21,964

Cash and cash equivalents at end of period	$7,742	$92,988	$80	$6,123	$—	$106,933

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2005

(In thousands)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$59,325	$—	$—	$(7,737)	$7,737	$59,325
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(69,973)	—	—	13,014	(7,737)	(64,696)

Net Cash (used in) continuing operations	(10,648)	—	—	5,277	—	(5,371)
Net cash used in discontinued operations	—	—	—	(1,093)	—	(1,093)

Net cash provided by (used in) operating activities	(10,648)	—	—	4,184	—	(6,464)

Cash flows from investing activities:
Cash paid for investments in affiliates	—	—	—	(3,562)	—	(3,562)
Cash received from sale of investments in affiliates	—	—	—	1,923	—	1,923
Purchase interest in HNS	(50,000)	—	—	—	—	(50,000)
Change in restricted cash	—	—	—	(3,060)	—	(3,060)
Purchases of marketable securities	(12,228)	—	—	—	—	(12,228)
Sale of short term cash securities, net	65,977	—	—	—	—	65,977
Expenditures for property	(3)	—	—	—	—	(3)
Proceeds from sale of property	—	—	—	62	—	62

Net Cash (used in) continuing operations	3,746	—	—	(4,637)	—	(891)
Net cash used in discontinued operations	—	—	—	(63)	—	(63)

Net cash (used in) provided by investing activities	3,746	—	—	(4,700)	—	(954)

Cash flows from financing activities:
Repurchase shares of consolidated subsidiary	—	—	—	(4)	—	(4)
Preferred dividend	(5,575)	—	—	—	—	(5,575)
Proceeds from issuance of stock in connection with exercise of options	140	—	—	—	—	140

Net Cash used in continuing operations	(5,435)	—	—	(4)	—	(5,439)
Net cash provided by discontinued operations	—	—	—	76	—	76

Net cash (used in) provided by financing activities	(5,435)	—	—	72	—	(5,363)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	11	—	11

Net decrease in cash and cash equivalents	(12,337)	—	—	(433)	—	(12,770)
Cash and cash equivalents at beginning of period	34,232	—	—	502	—	34,734

Cash and cash equivalents at end of period	$21,895	$—	$—	$69	$—	$21,964

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 25:    Supplementary Unaudited Quarterly Financial Information

The following table sets forth selected unaudited quarterly financial data, which included all adjustments that are necessary, in the opinion of our management, for a fair presentation of its results of operations for the interim periods (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2007:
Revenue	$222,882	$234,358	$233,703	$279,705
Gross margin	$55,482	$62,066	$60,906	$80,413
Net income	$2,940	$9,632	$11,037	$19,931
Net income attributable to common stockholders	$2,940	$9,632	$11,037	$19,931
Basic earnings per share	$0.16	$0.51	$0.58	$1.06
Diluted earnings per share	$0.15	$0.50	$0.57	$1.04
2006:
Revenue	$196,874	$208,661	$209,761	$243,403
Gross margin	$50,733	$44,431	$55,564	$70,565
Net income (loss)	$(55,544)	$(4,396)	$11,369	$9,458
Net income (loss) attributable to common stockholders	$(56,998)	$(4,396)	$11,369	$9,458
Basic earnings (loss) per share	$(5.63)	$(0.23)	$0.60	$0.50
Diluted earnings (loss) per share	$(5.63)	$(0.23)	$0.60	$0.49

HUGHES COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$110,136	$134,092
Marketable securities	18,650	17,307
Receivables, net	187,490	209,943
Inventories	76,099	65,754
Prepaid expenses and other	36,215	43,720

Total current assets	428,590	470,816
Property, net	489,949	479,976
Capitalized software costs, net	49,185	47,582
Intangible assets, net	29,543	22,513
Goodwill	1,362	—
Other assets	115,393	108,950

Total assets	$1,114,022	$1,129,837

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable	$73,166	$72,440
Short-term debt	12,730	14,795
Accrued liabilities	165,258	177,932
Due to affiliates	1,077	12,621

Total current liabilities	252,231	277,788
Long-term debt	577,431	577,761
Other liabilities	20,692	6,526

Total liabilities	850,354	862,075

Commitments and contingencies

Minority interests	5,446	5,401

Stockholders’ Equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value; 64,000,000 shares authorized; 19,185,794 shares and 19,195,972 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	19	19
Additional paid in capital	631,456	631,300
Accumulated deficit	(366,212)	(366,868)
Accumulated other comprehensive loss:
Foreign currency translation adjustments	3,492	3,305
Unrealized loss on interest rate swap	(10,699)	(5,482)
Unrealized gains on securities	166	87

Total stockholders’ equity	258,222	262,361

Total liabilities and stockholders’ equity	$1,114,022	$1,129,837

See accompanying Notes to the Condensed Consolidated Financial Statements.

HUGHES COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Services	$148,897	$119,774
Hardware sales	88,263	103,108

Total revenues	237,160	222,882

Operating costs and expenses:
Cost of services	94,217	80,234
Cost of hardware products sold	76,798	87,166
Selling, general and administrative	49,155	38,266
Research and development	6,076	4,124
Amortization of intangibles	1,608	1,536

Total operating costs and expenses	227,854	211,326

Operating income	9,306	11,556
Other income (expense):
Interest expense	(9,308)	(11,438)
Interest income	1,463	3,078
Other income, net	31	101

Income before income tax expense; minority interests in net (gains) losses of subsidiaries; and equity in losses of unconsolidated affiliates	1,492	3,297
Income tax expense	(640)	(520)
Minority interests in net (gains) losses of subsidiaries	(45)	283
Equity in losses of unconsolidated affiliates	(151)	(120)

Net income	$656	$2,940

Earnings per share:
Basic	$0.03	$0.16
Diluted	$0.03	$0.15
Shares used in computation of per share data:
Basic	18,867,630	18,843,122
Diluted	19,275,233	19,212,462

See accompanying Notes to the Condensed Consolidated Financial Statements.

HUGHES COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$656	$2,940
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	11,053	11,467
Equity plan compensation expense	1,071	1,017
Minority interests	45	(283)
Equity in losses from unconsolidated affiliates	151	120
Other	(3)	(250)
Change in other operating assets and liabilities, net of acquisitions:
Receivables, net	23,857	(2,469)
Inventories	(10,194)	(1,996)
Prepaid expenses and other	(3,927)	(641)
Accounts payable	905	(4,470)
Accrued liabilities and other	(6,197)	(3,051)

Net cash provided by operating activities	17,417	2,384

Cash flows from investing activities:
Change in restricted cash	7	508
Purchases of marketable securities	(2,071)	(1,742)
Proceeds from sales of marketable securities	1,005	15,000
Expenditures for property	(22,948)	(62,245)
Expenditures for capitalized software	(3,382)	(3,288)
Proceeds from sale of property	25	313
Additional investment in Hughes Systique Corporation	(1,500)	—
Acquisition of Helius	(10,812)	—
Long-term loan to Hughes Systique Corporation	(500)	—

Net cash used in investing activities	(40,176)	(51,454)

Cash flows from financing activities:
Net increase in notes and loans payable	689	303
Long-term debt borrowings	1,654	115,296
Repayment of long-term debt	(4,620)	(6,902)
Debt issuance costs	—	(1,987)

Net cash (used in) provided by financing activities	(2,277)	106,710

Effect of exchange rate changes on cash and cash equivalents	1,080	(384)

Net(decrease) increase in cash and cash equivalents	(23,956)	57,256
Cash and cash equivalents at beginning of the period	134,092	106,933

Cash and cash equivalents at end of the period	$110,136	$164,189

Supplemental cash flow information:
Cash paid for interest	$2,832	$1,168
Cash paid for income taxes	$952	$1,565

See accompanying Notes to the Condensed Consolidated Financial Statements.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Organization, Basis of Presentation and Summary of Significant Accounting Policies

Hughes Communications, Inc. (“HCI” and, together with its consolidated subsidiaries, the “Company” or “we”) was formed as a Delaware corporation on June 23, 2005. The Company is a publicly-traded company, and its stock trades on the National Association of Securities Dealers Automated Quotations System—Global Select Market under the symbol “HUGH.” We operate our business primarily through our wholly-owned subsidiary, Hughes Network Systems, LLC (“HNS”), a telecommunications company.

We are a provider of satellite based communications services and equipment that utilize very small aperture terminals (“VSAT”) to distribute signals via satellite as a means of connecting participants in private and shared data networks. VSAT networks are typically used by enterprises with a large number of geographically dispersed locations to provide reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control and broadcast video. Our broadband satellite network services and systems are provided to the international and domestic enterprise markets, and our satellite Internet access is provided to North American consumers which we refer to as the Consumer market. We also provide managed services to enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to the specific customer requirements.

In addition, we provide networking systems solutions to customers for mobile satellite, telematics and wireless backhaul systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

In August 2007, we launched our SPACEWAY™ 3 satellite (“SPACEWAY 3”) to support the growth of our North American Consumer and Enterprise businesses and introduced service in North America on the SPACEWAY system in April 2008. The launch of service on the SPACEWAY system will enable us to expand our business by increasing our addressable markets in North America.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with: (i) generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information; (ii) the instructions to Form 10-Q; and (iii) the guidance of Rule 10-01 of Regulation S-X under the Securities and Exchange Act of 1934, as amended, for financial statements required to be filed with the Securities and Exchange Commission (“SEC”). They include the assets, liabilities, results of operations and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by the Company. As permitted under such rules, certain notes and other financial information normally required by GAAP have been condensed or omitted. Management believes the accompanying condensed consolidated financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows as of and for the periods presented herein. Our results of operations for the three months ended March 31, 2008 may not be indicative of our future results. These condensed consolidated financial statements are unaudited and should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007.

All intercompany balances and transactions with subsidiaries and other consolidated entities have been eliminated.

Use of Estimates in the Preparation of the Condensed Consolidated Financial Statements

The preparation of the condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect amounts reported herein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

Goodwill

Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. Goodwill is accounted for under the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Under the provisions of this statement, the Company’s goodwill is tested for impairment on an annual basis during the fourth quarter and whenever events and circumstances occur indicating that goodwill might be impaired.

New Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133.” The objective of this Statement is to enhance disclosure requirements in the current disclosure framework of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of: (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. As of March 31, 2008, the Company has not determined the impact of SFAS No. 161 on its financial position, results of operations or cash flows.

Note 2:    Acquisition of Helius, Inc.

On February 4, 2008, we completed the acquisition of Helius, Inc. (“Helius”) pursuant to the merger agreement that we entered into on December 21, 2007 (the “Merger Agreement”). Pursuant to the Merger Agreement, we paid $10.5 million, after certain adjustments, at the closing of the acquisition. Immediately after the acquisition of Helius, we transferred our ownership of Helius to HNS, along with the remaining contractual obligation for contingent consideration of up to $20.0 million (the “Contingent Payment”) as additional purchase price, if any, to be payable in April 2010 by us or Helius, as the surviving corporation, subject to Helius achieving the post-closing performance goals (the “Performance Goals”). Since it is not certain that Helius will achieve the Performance Goals, we have not recognized the liability on the Contingent Payment according to SFAS No. 141, “Business Combinations.” However, when it is probable that Helius will achieve the Performance Goals set pursuant to the Merger Agreement, we will recognize the Contingent Payment as additional goodwill.

We believe that the goodwill resulting from the Helius acquisition reflects the expected synergies that will generate long-term revenue growth, expansion of customer services and improvement of customer retention rates as we combine Helius’ customer base and skills as a recognized leader in the internet protocol television solutions business with our extensive broadband networking experience and customer base. Due to the nature of Helius’ business activities, its customer base and other similarities with our North America enterprise business, Helius operates within our North America VSAT segment. For financial statements for periods beginning on or after the closing date of the acquisition, Helius’ results have been consolidated into our results of operations, and the basis of Helius’ acquired assets and assumed liabilities were adjusted to their preliminary estimated fair values in accordance with SFAS No. 141. Management determined the estimated fair value after considering a number of factors. The excess of the total acquisition costs of $10.8 million over the estimated fair value of the net assets acquired has been reflected as goodwill and intangible assets in accordance with SFAS No. 141.

The estimated fair value is preliminary and subject to revision, including the finalization of the valuation of property and equipment and intangible assets and evaluation of the Company’s other long lived assets and non-current liabilities, which is expected to be completed in the second half of 2008. The final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date and management’s determination of fair value. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to the Company. The following table summarizes the estimated fair values of the assets acquired, less the excess of fair value over acquisition cost, and liabilities assumed as of February 4, 2008; however the allocation is subject to refinement. Based on the preliminary valuation, the purchase price has been estimated as follows (in thousands):

Amount
Cash consideration	$10,500
Direct acquisition costs	312

Total acquisition costs	$10,812

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. The Company is in the process of determining the fair value of certain intangible assets, thus the allocation of the purchase price is subject to refinement (in thousands):

Amount
Current assets	$1,059
Property, net	118
Intangible assets	8,850
Goodwill	1,362
Other assets	540

Total assets	11,929

Current liabilities	(1,117)

Total liabilities	(1,117)

Net assets acquired	$10,812

Based on the preliminary valuation of Helius’ intangible assets, using an income approach, the fair values of the intangible assets are as follows (in thousands):

Amount
Customer relationships	$4,260
Patented technology	2,870
Trademarks	1,720

Total	$8,850

The weighted average amortization period for the intangible assets is approximately 10.1 years. The total amount of goodwill is expected to be deductible for tax purposes.

Pro forma financial statements are not presented for Helius because the Company believes that the pro forma amount will be immaterial to the financial statements.

Note 3:    Marketable Securities

The amortized cost basis and estimated fair values of available-for-sale marketable securities are summarized as follows (in thousands):

	Cost Basis	Gross Unrealized		Estimated Fair Values
		Gains	Losses
March 31, 2008:
Municipal bonds	$10,283	$82	$—	$10,365
Government agencies	6,709	49	—	6,758
Corporate bonds	1,525	2	—	1,527

Total available-for-sale securities	$18,517	$133	$—	$18,650

December 31, 2007:
Municipal bonds	5,076	4	—	5,080
Government agencies	$2,016	$—	$(1)	$2,015
Corporate bonds	10,153	59	—	10,212

Total available-for-sale securities	$17,245	$63	$(1)	$17,307

The unrealized gains at March 31, 2008 were attributable to changes in interest rates of these investments. The Company has the intent and ability to hold these securities until the securities mature.

Note 4:    Receivables, Net

Receivables, net consisted of the following (in thousands):

	March 31, 2008	December 31, 2007
Trade receivables	$156,024	$177,047
Contracts in process	38,238	39,656
Other receivables	2,040	2,300

Total receivables	196,302	219,003
Allowance for doubtful accounts	(8,812)	(9,060)

Total receivables, net	$187,490	$209,943

Trade receivables included $4.1 million and $2.7 million of amounts due from affiliates at March 31, 2008 and December 31, 2007, respectively.

Advances and progress billings offset against contracts in process amounted to $23.6 million and $27.0 million at March 31, 2008 and December 31, 2007, respectively. The Company expects to collect the $31.3 million, $2.6 million, $2.3 million and $2.0 million in 2008, 2009, 2010 and 2011, respectively, of contracts in process recorded at March 31, 2008.

Note 5:    Inventories

Inventories consisted of the following (in thousands):

	March 31, 2008	December 31, 2007
Production materials and supplies	$12,932	$10,926
Work in process	15,830	15,147
Finished goods	47,337	39,681

Total inventories	$76,099	$65,754

Inventories are carried at the lower of cost or market, principally using standard costs adjusted to reflect actual based on variance analyses performed throughout the year. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

Note 6:    Property, Net

Property, net consisted of the following (dollars in thousands):

	Estimated Useful Lives (years)	March 31, 2008	December 31, 2007
Land and improvements	10 - 30	$5,906	$5,909
Buildings and leasehold improvements	1 - 30	23,508	23,450
Machinery and equipment	3 - 5	90,984	85,807
VSAT operating lease hardware	2 - 5	44,689	43,029
Furniture, fixtures, and office machines	3 - 7	1,000	812
Construction in progress—SPACEWAY		369,044	360,777
—Other		21,887	19,270

Total property		557,018	539,054
Accumulated depreciation		(67,069)	(59,078)

Total property, net		$489,949	$479,976

SPACEWAY

SPACEWAY 3 is a next generation broadband satellite system, with a unique architecture for broadband data communications. Designed for operational flexibility, the system will greatly enhance data communication capacity and efficiencies. In August 2007, we launched our SPACEWAY 3 satellite and introduced service in North America on the SPACEWAY system in April 2008. For the three months ended March 31, 2008 and 2007, we capitalized $4.8 million and $1.3 million, respectively, of interest related to the construction of the SPACEWAY 3 satellite.

Note 7:    Intangible Assets, Net

Intangible assets, net consisted of the following (dollars in thousands):

	Estimated Useful Lives (years)	Cost Basis	Accumulated Amortization	Net Basis
March 31, 2008:
Backlog and customer relationships	4 - 13	$23,725	$(9,514)	$14,211
Patented technology and trademarks	3 - 10	19,712	(4,380)	15,332

Total intangible assets, net		$43,437	$(13,894)	$29,543

December 31, 2007:
Backlog and customer relationships	4 - 8	$19,567	$(8,488)	$11,079
Patented technology and trademarks	8 - 10	15,234	(3,800)	11,434

Total intangible assets, net		$34,801	$(12,288)	$22,513

We amortize the recorded values of our intangible assets over their estimated useful lives. As a result of the application of SFAS No. 109, “Accounting for Income Taxes,” we reduced the cost basis of our intangible assets at March 31, 2008 by approximately $0.2 million, on a pro-rata basis. This reduction relates to the reversal of our German subsidiary’s valuation allowance associated with the utilization of the net operating loss (“NOL”) carry-forwards acquired in the acquisition of HNS which reduces the basis of our intangible assets. Intangible assets may be subject to additional reductions to the extent the acquired NOL carry-forwards of our German and United Kingdom (“U.K.”) subsidiaries are utilized during 2008. See Note 11—Income Taxes for further detail.

In addition, our intangible assets at March 31, 2008 included $8.9 million related to the preliminary estimate of intangible assets as a result of the Helius acquisition. See Note 2—Acquisition of Helius, Inc. for further detail.

For the three months ended March 31, 2008 and 2007, we recorded $1.6 million and $1.5 million, respectively, of amortization expense related to intangible assets. Estimated future amortization expense at March 31, 2008 was as follows (in thousands):

Amount
Remaining nine months ending December 31, 2008	$5,078
Year ending December 31,
2009	6,771
2010	3,729
2011	3,204
2012	3,156
2013	3,156
Thereafter	4,449

Total estimated future amortization expense	$29,543

Note 8:     Short-Term Borrowings and Long-Term Debt

Short-term borrowings and current portion of long-term debt consisted of the following (dollars in thousands):

	Interest Rates	March 31, 2008	December 31, 2007
VSAT hardware financing—current portion	8.00% - 12.00%	$8,197	$10,883
Revolving bank borrowings	9.50% -14.25%	3,534	2,897
Term loans payable to banks—current portion	12.25%	999	1,015

Total short term borrowings and current portion of long-term debt		$12,730	$14,795

At March 31, 2008, HNS had outstanding revolving bank borrowings of $3.5 million, which had a weighted average variable interest rate of 11.46%. These borrowings were obtained by HNS’ subsidiary in India under revolving lines of credit with several local banks. There is no requirement for compensating balances for these borrowings. The total amount available for borrowing by the Indian subsidiary under the revolving lines of credit was $1.5 million at March 31, 2008.

Long-term debt consisted of the following (dollars in thousands):

	Interest Rates	March 31, 2008	December 31, 2007
Senior notes	9.50%	$450,000	$450,000
Term loans payable to banks	7.62% - 12.25%	115,000	115,254
VSAT hardware financing	8.00% - 12.00%	12,431	12,507

Total long-term debt		$577,431	$577,761

HNS’ $450 million of 9 1/2% senior notes (the “Senior Notes”) mature on April 15, 2014. Interest on the Senior Notes is paid semi-annually in arrears on April 15 and October 15. At March 31, 2008 and 2007, interest accrued on the Senior Notes was $19.7 million.

HNS has a secured $50 million revolving credit facility (the “Revolving Credit Facility”), which matures on April 22, 2011. As of March 31, 2008, the total outstanding letters of credit under the Revolving Credit Facility was $11.5 million. As a result, the available borrowing capacity under the Revolving Credit Facility as of March 31, 2008 was $38.5 million.

In February 2007, HNS borrowed $115 million from a syndicate of banks (the “Term Loan Facility”). The interest on the Term Loan Facility is paid quarterly at Adjusted LIBOR (as defined in the Term Loan Facility and existing Revolving Credit Facility) plus 2.50%. To mitigate the variable interest rate risk associated with the Term Loan Facility, HNS entered into a swap agreement to swap the variable LIBOR based interest for a fixed interest rate of 5.12% per annum (the “Swap Agreement”). At March 31, 2008 and 2007, interest accrued based on the Swap Agreement and the Term Loan Facility was $0.8 million.

The indenture governing the Senior Notes, the agreement governing the amended Revolving Credit Facility and the agreement governing the Term Loan Facility require HNS to comply with certain covenants: (i) in the case of the indenture, for so long as any Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended revolving credit agreement is in effect, and (iii) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on the ability of HNS and/or certain of its subsidiaries to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from HNS’ subsidiaries; sell assets and capital stock of HNS’ subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of HNS’ assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indenture governing the Senior Notes and/or the agreement governing the Term Loan Facility contain affirmative covenants that require HNS to: (i) preserve its businesses and properties; (ii) maintain insurance over its assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent its financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported; and as to matters, including but not limited to, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. HNS and its subsidiaries comprise a substantial portion of the Company’s net assets and results of operations since January 1, 2006. There are certain restrictions on the net assets of HNS. At March 31, 2008 and December 31, 2007, HNS’ consolidated net assets were $244.0 million and $247.5 million, respectively. HNS was in compliance with all of its debt covenants at March 31, 2008.

Note 9:    Financial Instruments

Interest Rate Swap

To mitigate the variable interest rate risk associated with the Term Loan Facility, HNS entered into the Swap Agreement to swap the variable LIBOR based interest for a fixed interest rate of 5.12% per annum. During the three months ended March 31, 2008, HNS recorded an increase in other comprehensive loss of $5.3 million associated with the fair market valuation of the interest rate swap. The net interest payments based on the Swap Agreement and the Term Loan Facility are paid quarterly starting on May 29, 2007 and estimated to be approximately $8.8 million for each of the years ended December 31, 2008 through 2013 and $3.3 million for the year ended December 31, 2014.

Note 10:    Fair Value

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The principal market, as prescribed by SFAS No. 157, is the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability. If there is no principal market, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received for the asset or minimizes the amount that would be paid to transfer the liability. SFAS No. 157 clarifies that fair value should be based on assumptions market participants would make in pricing the asset or liability. Where available, fair value is based on observable quoted market prices or derived from observable market data. Where observable prices or inputs are not available, valuation models are used (i.e. Black-Scholes or a binomial model).

Effective January 1, 2008, financial assets and liabilities recorded at fair value on a recurring basis on our condensed consolidated balance sheet were categorized based on the priority of the inputs used in the valuation technique to measure fair value. SFAS No.157 established a three level fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

As of March 31, 2008, our financial assets consist of marketable securities. These are all valued based on observable quoted market prices. HNS has revolving bank facilities at its subsidiary in India, which bear interest at observable interest rates. HNS also has a revolving credit facility which is subject to variable interest rates based on observable interest rates; however, there were no borrowings under this facility as of March 31, 2008. HNS’ Term Loan Facility is a variable interest rate loan based on observable interest rates; however, HNS entered into the Swap Agreement to swap the variable LIBOR based interest for a fixed interest rate of 5.12% per annum. HNS adjusts the value of the interest rate swap on a quarterly basis.

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2008 and the level they fall within the fair value hierarchy (in thousands):

	Amount	March 31, 2008
Marketable securities	Level 1	$18,650
Senior Notes	Level 1	$447,750
Revolving bank facilities	Level 2	$3,534
Interest rate swap	Level 2	$10,747

On February 12, 2008, the FASB issued FASB Staff Position No. 157-2, which delays the effective date of SFAS No. 157 for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008. With this deferral, we have not applied the provisions of SFAS No. 157 to goodwill and intangible assets. We are still assessing the impact the adoption of SFAS No. 157 for non-financial assets and liabilities will have on our consolidated financial statements.

Note 11:    Income Taxes

On February 21, 2006, SkyTerra distributed (the “Distribution”) all of our outstanding shares of common stock to the common, non-voting common and preferred stockholders and Series 1-A and 2-A warrant holders of SkyTerra Communications, Inc. (“SkyTerra”), which separated SkyTerra into two publicly traded companies. For U.S. federal income tax purposes, the Company’s results through the date of the Distribution were included in the consolidated returns filed by SkyTerra. Prior to the Distribution, SkyTerra had unused NOL carry-forwards of approximately $227.2 million expiring in 2008 through 2025 and capital loss carry-forwards of approximately $93.3 million expiring in 2006 through 2010. Following the issuance of a private letter ruling by the Internal Revenue Service with respect to whether an “ownership change” as defined by Section 382 of the Internal Revenue Code (the “Code”) occurred during a period from 1999 through 2004, SkyTerra expects that its carry-forwards will not be subject to such limitation, as included in Section 382 of the Code, and, therefore, will be available to offset future taxable income unless subject to other limitations.

Following the Distribution, a portion of the unused SkyTerra NOL and capital loss carry-forwards were retained by the Company. The Company estimates that its share of the NOL carry-forwards was approximately $119.3 million and its share of the capital loss carry-forwards was approximately $3.3 million at the date of the Distribution. As of March 31, 2008, the Company estimates that its NOL carry-forwards are approximately $129.7 million and will expire, if unused, between the years 2020 and 2027 and its capital loss carry-forwards of approximately $3.3 million will expire, if unused, in 2010.

Prior to the year ended December 31, 2005, due to SkyTerra’s operating losses and the uncertainty surrounding the ability of SkyTerra to realize its deferred tax assets, a full valuation allowance was established related to the NOL and capital loss carry-forwards. As the Distribution did not qualify as a tax-free spin-off, SkyTerra generated significant taxable income in 2006 for income tax purposes. As the Company is the accounting successor to SkyTerra, the taxes associated with the Distribution were included in the Company’s results. In addition, due to the tax sharing agreement between SkyTerra and the Company (the “Tax Sharing Agreement”), the Company will be responsible for all tax liabilities associated with the Distribution. According to Skyterra’s 2006 income tax returns, the existing NOL and capital loss carry-forwards were sufficient to offset any income taxes payable on the gain from the Distribution, other than alternative minimum taxes (“AMT”) of $1.1 million.

The Company had previously estimated that AMT, in the amount of $1.4 million, would be payable by SkyTerra as a result of the gain from the Distribution. In accordance with the Tax Sharing Agreement, the Company is currently entitled to the amount paid to SkyTerra in excess of SkyTerra’s AMT liability and will be entitled to the remaining $1.1 million reimbursement from SkyTerra at such time as SkyTerra realizes the benefit of the alternative minimum tax credit. This estimated reimbursement has been reflected on the Company’s books as a non-current receivable from SkyTerra.

For the three months ended March 31, 2008, the Company’s German subsidiary utilized $0.7 million of its NOL carry-forwards. Since it has not met the “more likely than not” criteria of SFAS No. 109, it maintains a full valuation allowance on its deferred tax assets as of March 31, 2008. As required by SFAS No. 109, paragraph 30, regarding accounting for business combinations, the 2008 reversal of the German valuation allowance associated with the utilization of its NOL carry-forwards reduces the basis of our intangible assets by approximately $0.2 million, on a pro-rata basis. Intangible assets may be subject to additional reductions to the extent the acquired NOL carry-forwards of our German and U.K. subsidiaries are utilized during 2008. Upon the Company’s adoption of SFAS No. 141(R), a revision of SFAS No. 141, on January 1, 2009, any benefit realized from the utilization of the German and U.K. NOL carry-forwards will be recorded as a reduction to income tax expense.

For the three months ended March 31, 2008 and 2007, the Company recorded income tax expense of $0.6 million and $0.5 million, respectively, which was attributable primarily to HNS’ foreign subsidiaries and the Company’s state income taxes.

The Company has identified $8.7 million in unrecognized tax benefits related to tax positions in prior periods. If recognized, the total unrecognized tax benefits would impact the Company’s effective tax rate. The company does not anticipate that unrecognized tax benefits will increase or decrease significantly within the next twelve months.

The Company recognizes interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense in the Condensed Consolidated Statements of Operations. As of March 31, 2008, the Company had not recorded any liability for the payment of interest or penalties associated with uncertain tax positions. The following is a description of the tax years that remain subject to examination by major tax jurisdictions:

United States—Federal	1994 and forward
United States—Various States	1994 and forward
United Kingdom	2005 and forward
Germany	2004 and forward
India	1995 and forward
Brazil	2003 and forward

Note 12:    Employee Share-Based Payments and Other Benefits

2006 Equity and Incentive Plan

In January 2006, we adopted and our Board of Directors approved the 2006 Equity and Incentive Plan (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to directors, officers, other employees, advisors and consultants of the Company and its subsidiaries who are selected by our Compensation Committee for participation in the Plan. For the three months ended March 31, 2008 and 2007, the Company recorded compensation expense related to the restricted stock awards, issued to members of our Board of Directors, our executives, a contractor and HNS’ employees, and restricted stock units, issued only to our international employees, after adjustment for forfeitures, of approximately $1.0 million and $0.9 million, respectively. As of March 31, 2008, the Company had $8.5 million of unrecognized compensation expense related to the restricted stock awards and restricted stock units, which will be recognized over a weighted average life of 2.8 years.

Summaries of non-vested restricted stock awards and restricted units are as follows:

Restricted Stock Awards

	Three Months Ended March 31,
	2008	2007
Unvested balance at December 31,	347,850	287,500
Issued	11,000	2,700
Forfeited	(2,200)	(600)
Vested	(103,336)	—

Unvested balance at March 31,	253,314	289,600

Restricted Stock Units

	Three Months Ended March 31,
	2008	2007
Unvested balance at December 31,	10,700	8,700
Issued	—	—
Forfeited	—	—

Unvested balance at March 31,	10,700	8,700

HNS’ Bonus Unit Plan

In July 2005, HNS adopted an incentive plan (the “Bonus Unit Plan”) for certain of its employees. HNS recognized minimal compensation expense for each of the three months ended March 31, 2008 and 2007. The following table summarizes changes in the bonus units under the Bonus Unit Plan:

	Three Months Ended, March 31,
	2008	2007
Unvested balance at December 31,	4,175,000	4,255,000
Forfeited	(55,000)	—

Unvested balance at March 31,	4,120,000	4,255,000

Class B Membership Interests

Class B membership interests in HNS were issued in April 2005 to certain members of HNS’ senior management, two of HNS’ former senior management and a director. Pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation”, HNS determined that the Class B membership interests had nominal value at the date of grant and minimal compensation expense was recorded for each of the three months ended March 31, 2008 and 2007.

Note 13:    Other Benefits

Long-Term Cash Incentive Plan

In connection with the April 22, 2005 transaction between DIRECTV Group (“DIRECTV”) and SkyTerra established the Long-Term Cash Incentive Plan, (the “Retention Plan”), a one-time employee retention program, which was designed to retain a select group of employees chosen by HNS’ senior management. The Retention Plan provides that participants will receive a cash payout equal to each participant’s individual target bonus amount if (i) the individual remains employed by HNS on the vesting date of April 22, 2009 and (ii) HNS successfully attains its earnings goal for 2008.

In accordance with the Retention Plan, HNS established the earnings goal in March 2008, which is equivalent to HNS’ planned 2008 Adjusted EBITDA. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain adjustments consistent with the definition used in calculating HNS’ covenant compliance under its credit agreements and the indenture governing the Senior Notes. EBITDA is defined as earnings (losses) before interest, income taxes, depreciation, amortization and equity incentive compensation. As of March 31, 2008, the Retention Plan had 88 participants and a maximum payout (if all participants remain employed and the Adjusted EBITDA goal is achieved) of approximately $14.2 million. If HNS successfully attains 100% of its Adjusted EBITDA goal for 2008, each participant who remains continuously employed by HNS will be paid in the form of a lump-sum cash award on or about April 22, 2009. If HNS misses the goal by up to 15%, a pro-rated portion of a participant’s bonus would still be paid. If HNS misses its goal by more than

15%, no payout will be made. On the basis that a goal had been established for 2008, management assessed the probability of achieving the Adjusted EBITDA goal and recorded an accrued liability of $8.5 million at March 31, 2008, related to the estimated payout for the Retention Plan after giving effect for the vesting period for the Retention Plan. The liability is based on management’s current assessment of the probability of achieving a profitability goal and continued employment by the participants through April 22, 2009 after giving effect to the vesting period. Management will continue to assess this liability and will accrue the balance as appropriate through the vesting period. Management currently estimates that the payout will be $11.4 million.

Note 14:    Transactions with Related Parties

In the ordinary course of its operations, the Company enters into transactions with related parties to purchase and/or sell telecommunications services, equipment and inventory. Our related parties include Apollo Management, L.P. and its affiliates (collectively “Apollo”).

Hughes Systique Corporation (“Hughes Systique”)

HNS has contracted with Hughes Systique for software development services. The founders of Hughes Systique include Pradman Kaul, our CEO and President, and certain former employees of the Company, including Pradeep Kaul, who is the CEO and President of Hughes Systique, our former Executive Vice President and the brother of our CEO and President. On January 9, 2008, HCI invested an additional $1.5 million in the common equity of Hughes Systique. At March 31, 2008, on an undiluted basis, the Company owned approximately 32.2% of the outstanding shares of Hughes Systique and our CEO and President and his brother owned an aggregate of approximately 17.5% of the outstanding shares of Hughes Systique. In addition, our CEO and President and a member of our Board of Directors and HNS’ Board of Managers serve on the board of directors of Hughes Systique.

On February 8, 2008, the Company and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility, Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by the Company and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million, and we funded $0.5 million for our share of the initial draw.

Intelsat Holdings Limited

The Company and its subsidiaries lease satellite transponder capacity from Intelsat. In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat, and as a result, Intelsat is no longer a related party.

Agreement with 95 West Co., Inc.

In July 2006, HNS entered into an agreement with 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 satellite at an orbital position where such parties have higher-priority rights. The related parties are controlled by an affiliate of Apollo. A member of our Board of Directors and HNS’ Board of Managers is the managing director of one of the related parties, the CEO and President of the other related party and also owns a small interest in each. Another member of HNS’ Board of Managers and a member of our Board of Directors is also a director of MLH. As part of the agreement, HNS agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million in each year between 2007 and 2010 and $1.0 million in each year between 2011 and 2016 for the use of the orbital position, subject to conditions in the agreement, which include our ability to operate SPACEWAY 3.

Agreement with Hughes Telematics, Inc.

In July 2006, HNS granted a limited license to Hughes Telematics, Inc. (“HTI”) allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES mark only in connection with its business of automotive telematics and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to commence paying a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms, HNS has commenced providing development services and equipment to HTI.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI under that agreement in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required. HNS’ management does not believe that this agreement with HTI and HTI’s customer, together with the letter agreement with HTI, will have a significant negative impact, if any, on HNS and its financial position, results of operations or cash flows.

In January 2008, HNS entered into an agreement with HTI, pursuant to which HNS is developing an overall automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, HNS will serve as the exclusive manufacturer and supplier of TCU’s for HTI. The total development phase of the agreement is currently valued at approximately $38.5 million, $20.0 million of which was subject to the authorization to proceed previously issued by HTI for such development work through December 31, 2007.

HTI is controlled by an affiliate of Apollo. Apollo is our controlling stockholder. A member of HNS’ Board of Managers and our Board of Directors is the CEO and a director of HTI and owns approximately 1.0% of HTI’s equity as of March 31, 2008. In addition, a member of HNS’ Board of Managers and our Board of Directors is a director of HTI and a senior partner of Apollo.

Other

Certain members of our Board of Directors and officers serve on the board of directors of some of our affiliates, including Hughes Systique. In some cases, such directors and officers have received stock-based compensation from such affiliates for their service. In those cases, the amount of stock-based compensation received by the directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ board of directors.

Related Party Transactions

Sales and purchase transactions with related parties are as follows (in thousands):

	Three Months Ended March 31,
	2008	2007
Sales:
HTI	$6,107	$1,806
Apollo and affiliates	207	8,050

Total sales	$6,314	$9,856

Purchases:
Intelsat*	$10,074	$28,219
Hughes Systique	2,031	941

Total purchases	$12,105	$29,160

*	For the first quarter of 2008, purchases represented activities only for the month of January 2008.

Assets and liabilities resulting from transactions with related parties are as follows (in thousands):

	March 31, 2008	December 31, 2007
Due from related parties:
HTI	$3,996	$2,380
Apollo and affiliates	76	299

Total due from related party	$4,072	$2,679

Due to related parties:
Hughes Systique	$1,077	$310
Intelsat	—	12,311

Total due to related party	$1,077	$12,621

Note 15:    Segment Data

Our operations have been classified into four business segments: (i) the North America VSAT segment; (ii) the International VSAT segment; (iii) the Telecom Systems segment; and (iv) the Corporate and Other segment. The North America VSAT segment consists of the Consumer group and the Network Equipment and Services group. The International VSAT segment consists of the Network Equipment and Services group. The Telecom Systems segment consists of the Mobile Satellite Systems group, including development services and equipment provided to a related party, Hughes Telematics, Inc., and the Terrestrial Microwave group. The Corporate and Other includes various minority investments held by the Company, our corporate offices and assets not specifically related to another business segment.

Selected financial information for our operating segments is as follows (in thousands):

	North America VSAT	International VSAT	Telecom System	Corporate And Other	Consolidated
As of and For the Three Months Ended March 31, 2008
Revenues	$156,790	$44,596	$35,634	$140	$237,160
Operating income (loss)	$5,022	$433	$4,589	$(738)	$9,306
Depreciation and amortization	$7,677	$2,143	$890	$—	$10,710
Assets	$624,023	$202,899	$66,308	$220,792	$1,114,022
Capital expenditures	$20,146	$3,173	$567	$2,444	$26,330
As of and For the Three Months Ended March 31, 2007
Revenues	$151,565	$43,496	$27,670	$151	$222,882
Operating income (loss)	$8,501	$958	$3,541	$(1,444)	$11,556
Depreciation and amortization	$9,688	$860	$995	$—	$11,543
Assets	$498,065	$183,802	$52,536	$315,380	$1,049,783
Capital expenditures	$56,139	$2,897	$886	$5,611	$65,533

Note 16:    Comprehensive Income (Loss)

Comprehensive income (loss) is as follows (in thousands):

	Three Months Ended March 31,
	2008	2007
Net income	$656	$2,940

Other comprehensive income (loss):
Foreign currency translation adjustments	187	658
Realized loss on interest rate swaps	19	—
Unrealized gains on securities	79	14
Unrealized loss on interest rate swap	(5,236)	(1,048)

Total other comprehensive loss	(4,951)	(376)

Total comprehensive income (loss)	$(4,295)	$2,564

Note 17:    Commitments and Contingencies

Litigation

The Company is periodically involved in litigation in the ordinary course of its business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

On June 28, 2007, HNS initiated an arbitration proceeding against Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) with the American Arbitration Association seeking a refund of $44.4 million in payments made to Sea Launch under a Launch Services Agreement (“LSA”). This dispute stems from the material failure of a Sea Launch rocket that occurred on January 30, 2007. Sea Launch was scheduled to launch HNS’ SPACEWAY 3 satellite in May 2007; however, following the January 30, 2007 rocket failure, there was substantial uncertainty about when Sea Launch would return to flight. As a result, HNS made alternative arrangements with another launch services provider to launch SPACEWAY 3 in August 2007. In accordance with the LSA, HNS sent a notice of termination to Sea Launch and was entitled to a refund of the $44.4 million in payments made to Sea Launch in anticipation of the SPACEWAY 3 launch. Sea Launch refused to refund HNS’ payments and alleged that HNS breached the LSA by entering into a contract with another launch services provider and that the January 30, 2007 explosion of a Sea Launch rocket constituted an “excusable delay” under the LSA. HNS’ arbitration filing is based on breach of contract and a violation of the California statute prohibiting unlawful and unfair business practices. HNS believes that Sea Launch’s purported justifications for refusing to refund its $44.4 million are without merit and that HNS is contractually entitled to a full refund of its payments under the express terms of the LSA. As a result, HNS intends to vigorously pursue the recovery of its $44.4 million in payments as well as any other relief to which it may be entitled as a consequence of Sea Launch’s wrongful refusal to refund HNS’ payments. HNS has recorded a deposit, included in Other assets in the accompanying Condensed Consolidated Balance Sheets, in anticipation of the refund from Sea Launch.

It is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Other

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $31.6 million that were undrawn at March 31, 2008. Of this amount, $11.5 million were issued under the Revolving Credit Facility; $4.3 million was secured by restricted cash; $0.2 million related to an insurance bond; and $15.6 million were secured by letters of credit issued under credit arrangements available to our Indian and Brazilian subsidiaries. Certain of the letters of credit issued by our Indian subsidiaries are secured by those entities’ assets. As of March 31, 2008, these obligations were scheduled to expire as follows: $9.5 million in 2008; $15.1 million in 2009; $0.8 million in 2010; minimal amount in 2011; and $6.2 million in 2012 and thereafter.

Pursuant to the terms of a contribution agreement among HNS, SkyTerra, DIRECTV and DTV Networks, Inc. entered into in December 2004, HNS has limited rights with respect to its investment in the common stock of an unconsolidated affiliate carried in Other assets prior to June 30, 2007. The investment is included in Prepaid expenses and other in the accompanying Condensed Consolidated Balance Sheets as of March 31, 2008. Among other things, the Company may not pledge or otherwise encumber these shares, and while it may sell the shares to an unaffiliated third party, it must deliver the net proceeds from such sale to DIRECTV. Accordingly, the Company recorded a corresponding liability for this investment, which is included in Accrued liabilities in the accompanying Condensed Consolidated Balance Sheets as of March 31, 2008. Prior to June 30, 2007, this commitment was included in Other liabilities in the accompanying Condensed Consolidated Balance Sheets. The Company expects to return the investment to DIRECTV in the second quarter of 2008.

In August 2007, we launched our SPACEWAY 3 satellite and introduced service in North America on the SPACEWAY system in April 2008. At March 31, 2008, the remaining purchase commitments relating to the satellite was approximately $10.3 million.

In July 2006, HNS entered into an agreement with 95 West Co. and its parent, MLH, pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements allowing HNS to operate its SPACEWAY 3 satellite at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. Pursuant to the agreement, our remaining obligation with 95 West Co. at March 31, 2008 is a payment of $0.75 million for each of the year ended December 31, 2008 through 2010 and $1.0 million for each of the year ended December 31, 2011 through 2016.

Note 18:    Subsequent Events

On April 24, 2008, the Company adopted and the Compensation Committee approved the Employee Stock Option Program (the “Stock Option Program”), which provides for the issuance of non-qualified stock options for grant to employees of the Company and its subsidiaries. A total of 700,000 options (the “Option Pool”) have been authorized under the Stock Option Program for awards during the period of April 24, 2008 to December 31, 2009. The grant price and strike price will be the closing price for the Company’s stock on the date of the grant. Any forfeited or cancelled options before exercise will be deposited back into the Option Pool and will become available for award under the Stock Option Program. In accordance with the terms of the Stock Option Program, the Compensation Committee delegated to our CEO and President the authority to award options, at his discretion, to current and future employees of the Company and its subsidiaries. The option awards vest 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date and expire within ten years from the date of grant. The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model.

On April 24, 2008, the Company granted 557,400 options, with an exercise and fair value price of $54 to its employees. The total unrecognized compensation expense related to this award will be recognized on a straight-line basis over the four year vesting periods beginning in the second quarter of 2008.

Note 19:    Supplemental Guarantor and Non-Guarantor Financial Information

On August 8, 2007, the Company filed a shelf registration statement on Form S-3, as amended on November 15, 2007, to register shares of our common stock, preferred stock, and warrants and debt securities and non-convertible debt securities of HNS and HNS Finance Corp., as co issuers. In connection with any future issuance of debt securities of HNS and HNS Finance Corp., we will, and one or more of our other subsidiaries may, on a joint and several basis, offer full and unconditional guarantees of the obligations of HNS and HNS Finance Corp. under such debt securities. The registration statement was declared effective by the SEC on November 19, 2007. To date, no securities have been issued under the registration statement.

In lieu of providing separate unaudited financial statements of HNS and HNS Finance Corp., as co-issuers and HNS’ guarantor subsidiaries, condensed financial statements prepared in accordance with Rule 3-10 and Rule 5-04 of Regulation S-X are presented below. The column marked “Parent” represents the Company’s results. The column marked “Subsidiary Issuer” represents the results of HNS. The column marked “Guarantor Subsidiaries” includes the results of HNS’ guarantor subsidiaries and the results of HNS Finance Corp, a finance subsidiary which is 100% owned by the Company and which had no assets, operations, revenues or cash flows for the periods presented, HNS and HNS Finance Corp., a co-issuer of HNS’ Senior Notes. The column marked “Non-Guarantor Subsidiaries” includes the results of the Company’s and HNS, non-guarantor subsidiaries. Eliminations necessary to arrive at the information for the Company on a consolidated basis for the periods presented are included in the column so labeled. Separate financial statements and other disclosures concerning HNS Finance Corp. and HNS’ guarantor subsidiaries are not presented because management has determined that they are not material to investors.

The following represents the supplemental condensed financial statements of the Company, HNS and the guarantor and non-guarantor subsidiaries. These condensed financial statements should be read in conjunction with our consolidated financial statements and notes thereto.

Condensed Consolidating Balance Sheet as of March 31, 2008

(In thousands)

Unaudited

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$202	$96,486	$419	$13,029	$—	$110,136
Marketable securities	7,250	11,400	—	—	—	18,650
Receivables, net	425	137,942	1,243	66,015	(18,135)	187,490
Inventories	—	65,499	224	10,376	—	76,099
Prepaid expenses and other	1,187	19,857	93	15,078	—	36,215

Total current assets	9,064	331,184	1,979	104,498	(18,135)	428,590
Property, net	—	444,932	25,850	19,167	—	489,949
Investment in subsidiaries	243,218	77,413	—	—	(320,631)	—
Goodwill	—	—	1,362	—	—	1,362
Other assets	6,951	183,259	3,278	633	—	194,121

Total assets	$259,233	$1,036,788	$32,469	$124,298	$(338,766)	$1,114,022

Liabilities and equity
Accounts payable	$361	$57,515	$703	$32,300	$(17,713)	$73,166
Short-term debt	—	6,768	—	5,962	—	12,730
Accrued liabilities and due to affiliates	590	135,796	271	30,100	(422)	166,335

Total current liabilities	951	200,079	974	68,362	(18,135)	252,231
Long-term debt	—	572,863	—	4,568	—	577,431
Other liabilities	—	19,833	148	711	—	20,692
Minority interests	60	—	5,386	—	—	5,446
Total equity	258,222	244,013	25,961	50,657	(320,631)	258,222

Total liabilities and equity	$259,233	$1,036,788	$32,469	$124,298	$(338,766)	$1,114,022

Condensed Consolidating Balance Sheet as of December 31, 2007

(In thousands)

Unaudited

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$4,790	$113,530	$150	$15,622	$—	$134,092
Marketable securities	6,083	11,224	—	—	—	17,307
Receivables, net	964	158,540	15	69,019	(18,595)	209,943
Inventories	—	59,164	—	6,590	—	65,754
Prepaid expenses and other	1,589	26,638	83	15,410	—	43,720

Total current assets	13,426	369,096	248	106,641	(18,595)	470,816
Property, net	—	436,116	25,941	17,919	—	479,976
Investment in subsidiaries	246,568	76,557	—	—	(323,125)	—
Other assets	5,080	168,084	5,881	—	—	179,045

Total assets	$265,074	$1,049,853	$32,070	$124,560	$(341,720)	$1,129,837

Liabilities and equity
Accounts payable	$1,899	$56,638	$11	$31,635	$(17,743)	$72,440
Short-term debt	—	9,636	—	5,159	—	14,795
Accrued liabilities and due to affiliates	763	156,460	—	34,182	(852)	190,553

Total current liabilities	2,662	222,734	11	70,976	(18,595)	277,788
Long-term debt	—	573,836	—	3,925	—	577,761
Other liabilities	—	5,813	—	713	—	6,526
Minority interests	51	—	5,350	—	—	5,401
Total equity	262,361	247,470	26,709	48,946	(323,125)	262,361

Total liabilities and equity	$265,074	$1,049,853	$32,070	$124,560	$(341,720)	$1,129,837

Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2008

(In thousands)

Unaudited

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$—	$209,430	$1,830	$34,639	$(8,739)	$237,160

Operating costs and expenses:
Costs of revenues	—	153,835	653	24,105	(7,578)	171,015
Selling, general and administrative	855	40,117	1,160	8,184	(1,161)	49,155
Research and development	—	5,559	517	—	—	6,076
Amortization of intangibles	—	1,410	198	—	—	1,608

Total operating costs and expenses	855	200,921	2,528	32,289	(8,739)	227,854

Operating income (loss)	(855)	8,509	(698)	2,350	—	9,306
Other income (expense):
Interest expense	—	(8,935)	—	(373)	—	(9,308)
Other income (expense), net	(53)	1,237	(50)	164	—	1,298
Equity in earnings of subsidiaries	1,565	669	—	—	(2,234)	—

Income before income taxes expense	657	1,480	(748)	2,141	(2,234)	1,296
Income tax expense	(1)	(22)	—	(617)	—	(640)

Net income (loss)	$656	$1,458	$(748)	$1,524	$(2,234)	656

Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2007

(In thousands)

Unaudited

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$—	$196,840	$336	$30,050	$(4,344)	$222,882

Operating costs and expenses:
Costs of revenues	—	150,121	—	20,406	(3,127)	167,400
Selling, general and administrative	1,556	28,813	645	8,469	(1,217)	38,266
Research and development	—	4,124	—	—	—	4,124
Amortization of intangibles	—	1,536	—	—	—	1,536

Total operating costs and expenses	1,556	184,594	645	28,875	(4,344)	211,326

Operating income (loss)	(1,556)	12,246	(309)	1,175	—	11,556
Other income (expense):
Interest expense	—	(11,060)	—	(378)	—	(11,438)
Other income (expense), net	53	2,923	285	81	—	3,342
Equity in earnings of subsidiaries	4,443	203	—	—	(4,646)	—

Income before income taxes expense	2,940	4,312	(24)	878	(4,646)	3,460
Income tax expense	—	(4)	—	(516)	—	(520)

Net income (loss)	$2,940	$4,308	$(24)	$362	$(4,646)	2,940

Condensed Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2008

(In thousands)

Unaudited

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$656	$1,458	$(748)	$1,524	$(2,234)	$656
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(2,178)	20,246	1,083	(4,624)	2,234	16,761

Net cash provided by (used in) operating activities	(1,522)	21,704	335	(3,100)	—	17,417

Cash flows from investing activities:
Change in restricted cash	—	21	—	(14)	—	7
Purchases of marketable securities	(2,071)	—	—	—	—	(2,071)
Proceeds from sales of marketable securities	1,005	—	—	—	—	1,005
Expenditures for property	—	(20,750)	(66)	(2,132)	—	(22,948)
Expenditures for capitalized software	—	(3,382)	—	—	—	(3,382)
Proceeds from sale of property	—	14	—	11	—	25
Additional investment in Hughes Systique Corp.	(1,500)	—	—	—	—	(1,500)
Acquisition of Helius, net	—	(10,812)	—	—	—	(10,812)
Long-term loan to Hughes Systique Corp.	(500)	—	—	—	—	(500)

Net cash used in investing activities	(3,066)	(34,909)	(66)	(2,135)	—	(40,176)

Cash flows from financing activities:
Net increase in notes and loans payable	—	—	—	689	—	689
Long-term debt borrowings	—		—	1,654	—	1,654
Repayment of long-term debt	—	(3,839)	—	(781)	—	(4,620)

Net cash provided by (used in) financing activities	—	(3,839)	—	1,562	—	(2,277)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	1,080	—	1,080

Net increase (decrease) in cash and cash equivalents	(4,588)	(17,044)	269	(2,593)	—	(23,956)
Cash and cash equivalents at beginning of period	4,790	113,530	150	15,622	—	134,092

Cash and cash equivalents at end of period	$202	$96,486	$419	$13,029	$—	$110,136

Condensed Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2007

(In thousands)

Unaudited

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$2,940	$4,308	$(24)	$362	$(4,646)	$2,940
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(3,087)	(3,847)	453	1,279	4,646	(556)

Net cash provided by (used in) operating activities	(147)	461	429	1,641	—	2,384

Cash flows from investing activities:
Change in restricted cash	789	(56)	—	(225)	—	508
Purchases of marketable securities	(1,742)	—	—	—	—	(1,742)
Proceeds from sales of marketable securities	205	14,795	—	—	—	15,000
Expenditures for property	—	(60,056)	(337)	(1,852)	—	(62,245)
Expenditures for capitalized software	—	(3,288)	—	—	—	(3,288)
Proceeds from sale of property	—	—	—	313	—	313

Net cash used in investing activities	(748)	(48,605)	(337)	(1,764)	—	(51,454)

Cash flows from financing activities:
Net increase in notes and loans payable	—	—	—	303	—	303
Long-term debt borrowings	—	115,000	—	296	—	115,296
Repayment of long-term debt	—	(5,813)	—	(1,089)	—	(6,902)
Debt issuance costs	—	(1,987)	—	—	—	(1,987)

Net cash provided by (used in) financing activities	—	107,200	—	(490)	—	106,710

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(384)	—	(384)

Net increase (decrease) in cash and cash equivalents	(895)	59,056	92	(997)	—	57,256
Cash and cash equivalents at beginning of period	7,742	92,988	80	6,123	—	106,933

Cash and cash equivalents at end of period	$6,847	$152,044	$172	$5,126	$—	$164,189

PROSPECTUS

HUGHES COMMUNICATIONS, INC.

Common Stock, Preferred Stock, Warrants and Debt Securities

HUGHES NETWORK SYSTEMS, LLC

HNS FINANCE CORP.

Non-Convertible Debt Securities Fully and Unconditionally Guaranteed by Hughes Communications, Inc. and by other Subsidiary Guarantors, if any

The following securities may be offered from time to time by Hughes Communications, Inc. and certain of its subsidiaries:

(1) Shares of Common Stock;

(2) Shares of Preferred Stock;

(3) Debt and Equity Warrants; and

(4) Debt Securities which may be guaranteed.

Hughes Communications, Inc., or HCI, may issue any of the securities listed above. Hughes Network Systems, LLC, or HNS, and HNS Finance Corp., or HNS Finance, as co-issuers, may only issue debt securities and guarantees and will not issue common stock, preferred stock or warrants. In connection with the debt securities of HNS and HNS Finance, HCI will, and one or more of its other subsidiaries may, on a joint and several basis, offer full and unconditional guarantees of the obligations of HNS and HNS Finance under the debt securities.

In addition, certain of the stockholders of Hughes Communications, Inc. may, from time to time in one or more offerings, offer to sell shares of our common stock. The prospectus supplement relating to any sales by the selling stockholders will, among other things, identify each selling stockholder and the number of shares of our common stock that each selling stockholder will be selling. We will not receive any proceeds from sales of shares of our common stock by the selling stockholders.

This prospectus describes the general terms of the securities offered. When there is an offer to sell securities, we will provide the specific terms of such securities where required in supplements to this prospectus. The securities offered by this prospectus may be offered directly to investors or to or through underwriters, dealers or agents. If any underwriters are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our principal executive offices are located at 11717 Exploration Lane, Germantown, Maryland 20876, and our telephone number is (301) 428-5500.

Our common stock is listed on the NASDAQ Global Market under the symbol “HUGH.” This prospectus may not be used to offer or sell our common stock unless accompanied by a prospectus supplement.

Investing in our securities involves various risks. Before you invest, you should read carefully this prospectus and any prospectus supplement, including the section entitled “ Risk Factors” which begins on page 5 of this prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus or any prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is November 19, 2007.

ABOUT THIS PROSPECTUS

Unless otherwise indicated in this prospectus, the terms the “Company,” “we,” “us,” and “our” refer to Hughes Communications, Inc. and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities in this prospectus in one or more offerings. In addition, certain of our stockholders may offer shares of our common stock from time to time in one or more offerings. We will not receive any proceeds from sales of common stock by the selling stockholders. This prospectus provides you with a general description of the securities that we may offer. Each time we or any selling stockholders offer the securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we or any selling stockholders may offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, including the Risk Factors which begin on page 5 of this prospectus, together with the additional information described below under the section “Incorporation by Reference.”

This prospectus does not contain all the information provided in the registration statement that we filed with the SEC. For further information about the Company or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the section “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell the securities, and it is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We or any selling stockholders may sell the securities directly to purchasers, to or through underwriters, dealers or agents. We or any selling stockholders and our respective agents reserve the sole right to accept or reject in whole or in part any proposed purchase of our securities. The prospectus supplement, which we will provide to you each time we or any selling stockholders offer the securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fees, commissions or discount arrangements with them. See “Plan of Distribution.”

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words.

You should not place undue reliance on forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based upon our current expectations and various assumptions as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we can give no assurance that management’s expectations, beliefs and projections will be achieved. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and any supplements to this prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

ABOUT HUGHES COMMUNICATIONS, INC.

We were incorporated in Delaware on June 23, 2005. We operate our business primarily through our wholly-owned subsidiary, Hughes Network Systems, LLC, or HNS, a telecommunications company. According to the VSAT Report 2005 by Communications System Limited, we are the world’s leading provider of satellite based communications services and equipment based on the total number of terminals shipped. We also provide managed services to large enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to specific customer requirements. We currently operate in three business segments–the very small aperture terminal, or VSAT, segment (including SPACEWAYTM); the Telecom Systems segment; and the Parent and Other segment. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

VSAT Segment

A VSAT system uses satellite data communication technology to provide broadband connectivity to one or more fixed locations on the ground. Through our VSAT segment, we provide or enable a variety of network equipment and services for uses such as private networking, intranet and internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to large enterprise customers worldwide and North American consumers. Our VSAT segment consists of the North American Network Equipment and Services business, the International Network Equipment and Services business and the consumers and small and medium sized businesses, or Consumer/SMB business.

North American Network Equipment and Services Business. Our North American Network Equipment and Services business offers complete turnkey solutions to large enterprises, including program management, installation, training and support services. We currently serve more than 200 large companies, including Fortune 1000 companies, which have numerous widely dispersed operating units. Our enterprise customer base includes industry leaders in the automotive, energy, hospitality, retail and services industries. Over the past 20 years, we have shipped more than 1.2 million satellite terminals to customers in over 100 countries, either directly or through our subsidiaries and international joint ventures.

International Network Equipment and Services Business. We provide satellite communication networks and services to customers worldwide. We divide our international operations into three separate regions – Europe; South America and the Caribbean; and Africa, Asia and the Middle East. Our products and services are particularly well-suited to many of our international markets because of the geographic dispersion of our customers as well as the lack of local infrastructure. We have also shifted our international focus from providing only hardware to also providing shared-hub services as well, modeled in part on our North American enterprise business. Shared-hub services are now available both via our own hubs covering Europe, Brazil, Northern Africa, India and the Middle East and through third-party and joint venture operations. Our international customers span a wide variety of industries and include state-owned operators as well as private businesses. Our service and product offerings in the international network equipment and services markets are substantially similar to those in the North American network equipment and services market.

Consumer/SMB Business. Our North American Consumer/SMB business was launched in 2001. Utilizing our VSAT data networking capabilities, we have developed a consumer service that reaches all 50 states, Puerto Rico and parts of Canada. With the advent of competing low-cost cable modem and DSL services, we have focused our marketing and sales efforts on the underserved markets that would be less likely to receive terrestrial broadband service. These markets include rural and suburban areas. We deliver broadband internet service with an accompanying set of internet service provider services such as e-mail and web hosting and offer various service plans to appeal to particular market segments. We leverage our experience with enterprise customers and adapt our technologies to expand our presence in the Consumer/SMB market. We are the largest satellite broadband internet access provider to the Consumer/SMB market in North America. Our focus is on expanding our Consumer/SMB market, by packaging access, network and hosted services, normally reserved for large enterprises, into a comprehensive solution suited for the Consumer/SMB market.

SPACEWAY. SPACEWAY represents the next generation broadband satellite system, with a unique architecture for broadband data communications. Designed for maximum operational flexibility, the system will use advanced architecture and technologies to achieve enhanced data communication capabilities and efficiencies. We believe the launch of the SPACEWAY 3 satellite, which occurred on August 14, 2007, and the rollout of the SPACEWAY system in the first quarter of 2008, will allow us to offer our customers faster communication rates, reduce our operating costs substantially through the reduction of third-party transponder capacity expenses and thus significantly improve margins in our North American Network Equipment and Services and our Consumer/SMB businesses. However, we will incur startup costs associated with the launch and operation of SPACEWAY 3 until we acquire a sufficient number of customers. We anticipate that SPACEWAY 3 will enable us to expand our business significantly by increasing our addressable market in the enterprise and Consumer/SMB markets. In addition to the SPACEWAY 3 satellite, the SPACEWAY system consists of a Network Operation and Control Center, Satellite Control Facilities and multiple end-user terminals.

Telecom Systems Segment

Our Telecom Systems segment consists of the Mobile Satellite Systems business and the Terrestrial Microwave business. We consider both of our Mobile Satellite Systems and Terrestrial Microwave businesses to be strategic markets that have significant advantages. Neither business requires substantial operating cash or further investments and both are low fixed-cost operations.

Mobile Satellite Systems Business. The Mobile Satellite Systems business provides turnkey satellite ground segment systems to mobile system operators that include Thuraya, Mobile Satellite Ventures, Inmarsat, ICO and TerreStar. As a part of these system solutions, we provide design and development engineering, user device equipment, RF terminals, Ground Based Beam Forming equipment, Base Station solutions and other subsystems as may be required. These systems provide voice, data and fax services to handheld or transportable terminals. In addition, this business also includes development engineering services in connection with Hughes Telematics, Inc.

Terrestrial Microwave Business. We have developed a family of broadband products for point-to-multipoint microwave radio network systems, or PMP, that enable operators to enter the local telecommunications exchange business market quickly, cost-effectively and competitively. Operators employing our system can offer bundled multimedia services that include voice and high-speed data for both local access and/or cellular cell site backhaul links to the mobile switching centers. Our broadband PMP microwave systems have been deployed in North America, Latin America, Europe and Asia.

Parent and Other Segment

The Parent and Other segment consists of Electronic System Products, Inc. and other miscellaneous investments held by the Company. Other miscellaneous investments include portfolio investments in Hughes Systique Corporation, Mainstream Data, Inc., DataSynapse, Inc. and Edmunds Holdings, Inc.

RISK FACTORS

Investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus (as updated by our subsequent filings under the Exchange Act), or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing the Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. Our ability to service our indebtedness and the trading price of our common stock and any other listed securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and any prospectus supplement will be used for working capital, acquisitions, capital expenditures (including acquisition of one or more satellites) and other general corporate purposes. Pending expenditure of the net proceeds, we intend to invest the net proceeds of the offering of the securities received by us in investment-grade and interest-bearing securities.

With respect to sales of common stock offered by selling stockholders pursuant to this prospectus and any applicable prospectus supplement, the selling stockholders will receive all of the net proceeds from such sales. We will not receive any proceeds from sales by the selling stockholders of such common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we currently do not have any preferred stock outstanding.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
Ratio of earnings to fixed charges	—	—	507.6	—	1.3	1.1	1.4

For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, cumulative effect of accounting change, minority interests’ share of subsidiary earnings and equity in earnings/losses of affiliates plus fixed charges. Fixed charges include interest expense, before capitalization of interest and one-third of rent expense, which is deemed to be representative of interest. Earnings were insufficient to cover fixed charges by $15.6 million, $0.4 million and $7.0 million for the years ended December 31, 2002, 2003 and 2005, respectively.

DESCRIPTION OF COMMON STOCK

We have the authority under our Amended and Restated Certificate of Incorporation (“certificate of incorporation”), as amended, to issue up to 64,000,000 shares of our common stock, par value $0.001 per share. As of November 5, 2007, there were 19,197,472 shares of our common stock issued and outstanding. The following summary of certain provisions of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and by the provisions of applicable law. See “Where You Can Find Additional Information.”

General

Subject to the rights and preferences of the holders of any shares of our preferred stock, which may at the time be outstanding, holders of our common stock are entitled to such dividends as the board of directors may declare out of funds legally available. The holders of common stock possess exclusive voting rights in the Company, except to the extent the board of directors specifies voting power with respect to any preferred stock issued. Except as described below, holders of common stock are entitled to one vote for each share of common stock, but will not have any right to cumulate votes in the election of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock. Any shares of common stock sold under this document will be fully paid and non-assessable upon issuance against full payment of the purchase price for such shares.

Certain Provisions

Provisions of our certificate of incorporation, by-laws and Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Newly Created Directorship and Other Vacancies. Newly created directorships resulting from any increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present. Any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill any vacancy shall hold office until the next annual meeting of stockholders and until such director’s successor shall have become elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Special Meetings of Stockholders. A special meeting of stockholders may be called only by the chairman of the board of directors, the president, the board of directors pursuant to a resolution approved by a majority of the entire board of directors or by a holder of a majority of the outstanding voting stock entitled to vote on the matters for which such meeting is intended.

Advance Notice of Stockholder-Proposed Business at Annual Meetings. Our by-laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after the anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was first given to stockholders. A stockholder’s notice to the secretary must set forth certain information, as detailed in our by-laws, as to each matter the stockholder proposes to bring before the annual meeting.

In addition, our by-laws provide that for a stockholder entitled to vote in the election of directors generally to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our secretary as provided in our by-laws. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than:

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in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of our stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was first given to stockholders; and

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in the case of a special meeting of stockholders called for the purpose of electing directors, no later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

Amendments to By-laws. Our certificate of incorporation provides that the majority of our board of directors or a majority vote of the voting power of all of the shares of our capital stock entitled to vote at an election of directors, have the power to alter, amend or repeal our by-laws.

Amendments to Certificate of Incorporation. Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation, except as may be provided in the terms of any preferred stock created by resolution of our board of directors and which relate to such series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (referred to as an “Interested Stockholder”) but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (a) prior to such time the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder; or (b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) the business combination is approved by the corporation’s board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Our certificate of incorporation contains a provision in which the Company elects not to be governed by Section 203.

Dividends

Subject to the preferences, if any, of any series of preferred stock, holders of record of shares of common stock are entitled to receive dividends when, if and as may be declared by the board of directors out of funds legally available for such purposes. In the case of a stock dividend or distribution, holders of common stock are entitled to receive the same percentage dividend or distribution as holders of each other classes of stock, except that stock dividends and distributions shall be made only in shares of common stock to the holders of common stock.

DESCRIPTION OF PREFERRED STOCK

The material terms of any series of preferred stock that we offer through a prospectus supplement, as well as any material United States federal income tax considerations, will be described in that prospectus supplement.

The board of directors, without further action by the holders of common stock, may issue up to 1,000,000 shares of preferred stock. The board of directors is vested with authority to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any series of shares of preferred stock, and to fix the number of shares constituting any such series.

The authority possessed by the board of directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the corporation through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult to achieve or more costly. The board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings for the issuance of preferred stock and the board of directors has no present intention to issue any shares of preferred stock.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities, securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement for any offering of warrants will describe the following terms of the warrants:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, in which the price of the warrants will be payable;

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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	anti-dilution provisions of the warrants, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may use this prospectus of offer debt securities. If we offer debt securities, we will prepare and distribute a prospectus supplement that describes the specific terms of the debt securities. Any debt securities of HCI offered under a prospectus supplement will be direct, unsecured general obligations of HCI. The debt securities will be either senior debt securities or subordinated debt securities of HCI. Debt securities issued by HCI may be guaranteed pursuant to guarantees issued by one or more of its subsidiaries, and will be issued under one or more separate indentures between HCI and a banking or financial institution, as trustee. Senior debt securities of HCI will be issued under a senior indenture, and subordinated debt securities of HCI will be issued under a subordinated indenture. Together, the HCI senior indenture and the HCI subordinated indenture are called the “HCI indentures.”

HNS and HNS Finance, as co-issuers, will only issue debt securities and will not issue common stock, preferred stock or warrants. Any debt securities of HNS and HNS Finance offered under a prospectus supplement will be direct, unsecured general obligations of HNS and HNS Finance, as co-issuers. Debt securities issued by HNS and HNS Finance will be guaranteed pursuant to a guarantee issued by HCI and may be guaranteed pursuant to guarantees issued by one or more of HCI’s other subsidiaries. The debt securities of HNS and HNS Finance will be issued under one or more separate indentures among HNS and HNS Finance, as co-issuers, HCI, as a guarantor, any additional guarantors named therein and a banking or financial institution, as trustee. Senior debt securities of HNS and HNS Finance, as co-issuers, will be issued under a senior indenture, and subordinated debt securities of HNS and HNS Finance, as co-issuers, will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture of HNS and HNS Finance, as co-issuers, are called the “HNS indentures.” The HCI indentures and the HNS indentures are collectively called “the indentures.”

The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the word “issuer” refers to the issuer or co-issuer of the debt securities issued under the applicable indenture.

We have summarized some of the material provisions of the indentures below. This summary does not restate the indentures in their entirety. Forms of each of the HCI senior indenture and HCI senior subordinated indenture, and each of the senior indenture and senior subordinated indenture of HNS and HNS Finance, as co-issuers, have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the form indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under each of the indentures will be the issuer’s direct, unsecured general obligations. The senior debt securities will rank equally with all of the issuer’s other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of the issuer’s senior debt.

A substantial portion of HCI’s assets are held by its operating subsidiaries. With respect to these assets, holders of HCI’s senior debt securities that are not guaranteed by HCI’s operating subsidiaries and holders of HCI’s subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that HCI may itself be a creditor with recognized claims against any subsidiary. HCI’s ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to HCI by its subsidiaries of dividends, debt principal and interest or other charges.

The following description sets forth the general terms and provisions that could apply to debt securities that HCI or HNS and HNS Finance, as co-issuers, may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities; any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate the issuer to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by the issuer and may be in any currency or currency unit designated by the issuer.

Debt securities of a series may be issued in registered, coupon or global form.

HCI Guarantee

If the applicable prospectus supplement relating to a series of senior debt securities issued provides that those senior debt securities will have the benefit of a guarantee by HCI, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by HCI. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of HCI.

If the applicable prospectus supplement relating to a series of subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by HCI, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on a unsecured, subordinated basis by HCI. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of HCI’s existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to the senior indebtedness of the issuer (as defined in the related prospectus supplement). See“— Subordination” below.

The obligations of HCI under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subsidiary Guarantees

If the applicable prospectus supplement relating to a series of senior debt securities issued provides that those senior debt securities will have the benefit of a guarantee by any or all of the domestic operating subsidiaries of the issuer, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of the domestic operating subsidiaries of the issuer, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to the senior indebtedness of the issuer (as defined in the related prospectus supplement). See “—Subordination” below.

The obligations of the operating subsidiaries of the issuer under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenants

Under each of the indentures, the issuer:

•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee at the end of each fiscal year reviewing the issuer’s obligations under each of the indentures;

•	will preserve the issuer’s corporate existence; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Mergers and Sale of Assets

Each of the indentures will provide that the issuer may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of its properties and assets (on a consolidated basis) to another person, unless:

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either: (a) the issuer is the surviving corporation; or (b) the person or entity formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than the issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

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the person or entity formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than the issuer) or the person or entity to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of the issuer under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such person or entity is a corporation, a corporate co-issuer of such debt securities will be added to the applicable indenture by agreements reasonably satisfactory to the trustee;

•	the issuer or the successor will not immediately be in default under such indenture; and

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the issuer delivers an officer’s certificate and opinion of counsel to the trustee stating that such consolidation or merger complies with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of the issuer’s obligations under each indenture by a successor, the issuer will be discharged from all obligations under such indenture.

Events of Default

“Event of default,” when used in the indentures, with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the issuer by the trustee or to the issuer and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to the issuer by the trustee or to the issuer and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) the issuer, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against the issuer in an involuntary case, (ii) appoints a custodian of the issuer or for all or substantially all of its property, or (iii) orders the liquidation of the issuer; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If the holders provide reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the sections related to matters addressed in items (1) through (15) of this caption, “—Amendments and Waivers,” immediately below, (ii) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (iii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this section of such indenture, or the deletion of this proviso in such indenture, in accordance with the requirements of such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as supplemented by any supplemental indenture); or

(6) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of debt securities, the issuer, as applicable, the guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another person or entity to the issuer and the assumption by any such successor of the covenants of the issuer therein and, to the extent applicable, to the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any person or entity to become a guarantor, and/or to evidence the succession of another person or entity to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to the covenants of the issuer such further covenants, restrictions, conditions or provisions as the issuer shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon the issuer and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision was intended to be a verbatim recreation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, the issuer is required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that the issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

(2) the issuer’s obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the issuer’s and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, the issuer may, at its option and at any time, elect to have its obligations released with respect to certain provisions of each indenture, including certain provisions set forth in any supplemental indenture thereto (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default. In the event Covenant Defeasance occurs in accordance with the applicable indenture, the events of default described under clauses (3) and (4) under the caption “—Events of Default”, in each case, will no longer constitute an event of default thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the issuer must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the issuer has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the issuer has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuer or any guarantor is a party or by which the issuer or any guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which the issuer or any of its subsidiaries is a party or by which the issuer or any of its subsidiaries is bound;

(7) the issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by the issuer with the intent of preferring the holders of debt securities over the other creditors of the issuer with the intent of defeating, hindering, delaying or defrauding creditors of the issuer or others;

(8) the issuer must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9) the issuer must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by the issuer and thereafter repaid to the issuer or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the issuer, and the issuer or the guarantors have irrevocably deposited or caused to be deposited with the trustee funds or U.S. government obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, on and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from the issuer irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the issuer or the guarantors have paid all other sums then due and payable under such indenture by the issuer; and

(3) the issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Officers, Employees, Partners and Stockholders

No director, officer, employee, incorporator, member, partner or stockholder of the issuer or any guarantor, as such, shall have any liability for any obligations of the issuer or the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, upon the issuer’s issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. The issuer may change the paying agent or registrar without prior notice to the holders of the debt securities, and the issuer may act as paying agent or registrar.

Payment, Transfer and Exchange

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by the issuer and specified in a prospectus supplement.

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the issuer may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. The issuer is not required to transfer or exchange any debt security selected for redemption. In addition, the issuer is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Fully registered debt securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by the issuer for such purposes, without the payment of any service charge except for any tax or governmental charge.

Subordination

The payment of principal of, premium, if any, and interest on, subordinated debt securities and any other payment obligations of the issuer in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

The issuer also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from the trust described under “—Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any senior debt (“payment default”) occurs, or

•

any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “Payment Blockage Notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any designated senior debt has been accelerated or a bankruptcy event of default has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

The subordinated indenture also requires that the issuer promptly notify holders of senior debt if payment of subordinated debt securities is accelerated because of an event of default.

Upon any payment or distribution of assets or securities of the issuer, in connection with any dissolution or winding up or total or partial liquidation or reorganization of the issuer, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by the issuer on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, the issuer on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture), in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities for the issuer, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled shall be made by the issuer or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person or entity making such payment or distribution or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the issuer or a marshalling of assets or liabilities of the issuer, holders of subordinated debt securities may receive ratably less than other creditors.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that the issuer will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When the issuer issues a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by the issuer if those debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the issuer’s ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither the issuer, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

The issuer expects that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. The issuer also expects that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and the issuer does not appoint a successor depositary within 90 days, the issuer will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, the issuer may at any time in its sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, the issuer will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if the issuer specifies, an owner of a beneficial interest in a global security may, on terms acceptable to the issuer, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

Information Concerning the Trustee

A banking or financial institution will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of the issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

HCI or its subsidiaries may issue guarantees of debt securities that are offered in any prospectus supplement. A copy of the guarantee will be filed with the SEC in connection with the offering of guarantees. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

SELLING STOCKHOLDERS

The selling stockholders may sell from time to time shares of our common stock under this prospectus and any applicable prospectus supplement. The selling stockholders, including investment funds affiliated with Apollo Management, L.P. (“Apollo”) and certain management and director stockholders, received their shares of our common stock or securities convertible into shares of our common stock in connection with (1) the distribution by our former parent, SkyTerra Communications, Inc., in a registered spin-off transaction consummated in early 2006, (2) equity-based awards granted under the HCI 2006 Equity and Incentive Plan and (3) the issuance by HNS of its Class B Units to certain of its senior management and directors in 2005 and 2006. The applicable prospectus supplement for any offering of our common stock by the selling stockholders will include the following information:

•	the names of the selling stockholders;

•	the nature of any position, office or other material relationship that each selling stockholder has had within the last three years with us or any of our affiliates;

•	the number of shares held by each of the selling stockholders before and after the offering; and

•	the number of shares of our common stock offered by each of the selling stockholders.

PLAN OF DISTRIBUTION

We may sell our securities through underwriters or dealers, agents, or directly to one or more purchasers or through a combination of these methods. In addition, the selling stockholders may sell shares of common stock in any of these ways. The selling stockholders may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under any prospectus supplement. The term “selling stockholders” includes donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, stockholder distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The prospectus supplement relating to any offering of our securities will describe the terms of the offering, including:

•	the names of any underwriters, and if required, any dealers or agents;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements; and

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

We or any selling stockholders may distribute our securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Sales through Underwriters or Dealers

If we or any selling stockholders use underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. We or any selling stockholders may offer the securities to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters without a syndicate. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of the securities. The underwriters may change from time to time and any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we or any selling stockholders use dealers in the sale of the securities being offered pursuant to this prospectus, we or such selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct Sales and Sales through Agents

We or any selling stockholders may sell the securities directly. In this case, no underwriters or agents would be involved. We or any selling stockholders may sell the securities directly or through agents we or any selling stockholders designate from time to time. We will name any agent involved in the offering and sale of the securities, and we will describe any commissions we or any selling stockholders will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent, or any agent of any selling stockholder, will act on a best-efforts basis for the period of its appointment.

We or any selling stockholders may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us or such selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we or any selling stockholders must pay for solicitation of these contracts in the prospectus supplement.

Derivative Transactions

We or any selling stockholders may enter into derivative transactions with third parties (including the writing of options) or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or any selling stockholders or others to settle such sales and may use securities received from us or any selling stockholders to close out any related short positions. We or any selling stockholders may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We or any selling stockholders may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Underwriters may also cover an over-allotment or short position by exercising their over-allotment option, if any. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is met.

The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of shares by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by us pursuant to this prospectus will be passed upon by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Certain legal matters in connection with the common stock offered by the selling stockholders will be passed upon by Dean A. Manson, Senior Vice President, General Counsel and Secretary of Hughes Communications, Inc. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Hughes Communications, Inc. incorporated in this prospectus by reference from Hughes Communications, Inc.’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Hughes Network Systems, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2006 and for the period from April 23, 2005 to December 31, 2005, and the combined consolidated statements of operations, changes in equity, and cash flows of Hughes Network Systems for the period from January 1, 2005 to April 22, 2005, and the year ended December 31, 2004, and the related financial statement schedule incorporated in this prospectus by reference from Hughes Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report contains an explanatory paragraph relating to the allocation of certain income and expenses), which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Mobile Satellite Ventures LP incorporated by reference in Hughes Communications, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-part sources, including The VSAT Report 2005 by Communication System Limited nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3, as amended, with the SEC relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available through the Internet web site maintained by the SEC at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. The following documents filed with the SEC (in each case, Commission File No. 001-33040) are incorporated by reference in this prospectus (except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the SEC on March 26, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and filed with the SEC on May 10, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and filed with the SEC on August 10, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and filed with the SEC on November 7, 2007;

•	Current Report on Form 8-K dated February 7, 2007 and filed with the SEC on February 8, 2007;

•	Current Report on Form 8-K dated February 23, 2007 and filed with the SEC on February 27, 2007;

•	Current Report on Form 8-K dated February 28, 2007 and filed with the SEC on March 1, 2007;

•	Current Report on Form 8-K dated April 6, 2007 and filed with the SEC on April 12, 2007; and

•	Definitive Proxy Statement dated April 18, 2007, filed with the SEC on April 18, 2007 in connection with our 2007 Annual Meeting of Stockholders.

We also are incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete, including those made between the date of the filing of the initial registration statement and prior to effectiveness of the registration statement, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

You may request a copy of these filings at no cost, by writing or calling us at Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876, telephone number (301) 428-7010, Attention: Investor Relations Officer.

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